Exhibit 99.a

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

PART II

Item 6.	Selected Financial Data

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in millions except per share amounts)
Total net sales and revenue (a)	$148,979	$179,984	$204,467	$192,143	$192,196

Income (loss) from continuing operations (b)(i)	$(31,051)	$(42,685)	$(2,155)	$(10,625)	$2,446
Income from discontinued operations (c)	—	256	445	313	286
Gain from sale of discontinued operations (c)	—	4,293	—	—	—
Cumulative effect of a change in accounting principle (d)	—	—	—	(109)	—

Net income (loss)	(31,051)	(38,136)	(1,710)	(10,421)	2,732
Less: Net (income) loss attributable to noncontrolling interests	108	(406)	(324)	(48)	(81)

Net income (loss) attributable to GM Common Stockholders	$(30,943)	$(38,542)	$(2,034)	$(10,469)	$2,651

$1 2/3 par value common stock
Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to GM Common Stockholders before cumulative effect of change in accounting principle	$(53.47)	$(76.16)	$(4.39)	$(18.87)	$4.19
Discontinued operations attributable to GM Common Stockholders (c)	—	8.04	0.79	0.55	0.51
Loss per share from cumulative effect of a change in accounting principle (d)	—	—	—	(0.19)	—

Basic earnings (loss) per share attributable to GM Common Stockholders	$(53.47)	$(68.12)	$(3.60)	$(18.51)	$4.70

Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to GM Common Stockholders before cumulative effect of change in accounting principle	$(53.47)	$(76.16)	$(4.39)	$(18.87)	$4.17
Discontinued operations attributable to GM Common Stockholders (c)	—	8.04	0.79	0.55	0.51
Loss per share from cumulative effect of a change in accounting principle attributable to GM Common Stockholders (d)	—	—	—	(0.19)	—

Diluted earnings (loss) per share attributable to GM Common Stockholders	$(53.47)	$(68.12)	$(3.60)	$(18.51)	$4.68

Cash dividends declared per share	$0.50	$1.00	$1.00	$2.00	$2.00
Total assets (a)(b)(e)	$91,039	$148,846	$185,995	$473,938	$480,421
Notes and loans payable (a)(g)	$45,938	$43,578	$47,476	$286,943	$301,120
Equity (deficit) (b)(d)(f)(h)	$(85,076)	$(35,152)	$(4,076)	$15,931	$28,560

Certain prior period amounts have been reclassified in the consolidated statements of operations to conform to the current year presentation.

(a)	In November 2006, we sold a 51% controlling ownership interest in GMAC, resulting in a significant decrease in total consolidated net sales and revenue, assets and notes and loans payable.
(b)	In September 2007, we recorded full valuation allowances of $39.0 billion against our net deferred tax assets in Canada, Germany and the United States.
(c)	In August 2007, we completed the sale of the commercial and military operations of our Allison business. The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

(d)	At December 31, 2005, we recorded an asset retirement obligation of $181 million in accordance with the requirements of FIN No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143.” The cumulative effect on net loss, net of related income tax effects, of recording the asset retirement obligations was $109 million, or $0.19 per share on a diluted basis.
(e)	At December 31, 2006, we recognized the funded status of our benefit plans on our consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive loss of $16.9 billion in accordance with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).”
(f)	At January 1, 2007, we recorded a decrease to Retained earnings of $425 million and a decrease of $1.2 billion to Accumulated other comprehensive loss in accordance with the early adoption of the measurement provisions of SFAS No. 158.
(g)	In December 2008, we entered into the UST Loan Agreement, pursuant to which the UST agreed to provide us with a $13.4 billion UST Loan Facility. At December 31, 2008, we had borrowed $4.0 billion under the UST Loan Facility.
(h)	At January 1, 2007, we recorded an increase to Retained earnings of $137 million with a corresponding decrease to our liability for uncertain tax positions in accordance with FIN No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”
(i)	In accordance with the adoption of FSP No. APB 14-1, interest expense has been updated to reflect the retrospective application for all periods presented. Refer to Note 3 to the Consolidated Financial Statements for a discussion on the impact of this change.

* * * * * * *

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are primarily engaged in the worldwide production and marketing of cars and trucks. Our automotive operations, which we also refer to as Automotive, GM Automotive or GMA, includes our four reportable segments consisting of GMNA, GME, GMLAAM and GMAP. We also own an equity interest in GMAC LLC. GMAC was a fully consolidated subsidiary through November 2006. On November 30, 2006, we sold a 51% controlling ownership interest in GMAC to a consortium of investors. After the sale, we have accounted for our 49% ownership interest in GMAC under the equity method. GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage.

Automotive Industry

In 2008, the global automotive industry has been severely affected by the deepening global credit crisis, volatile oil prices and the recession in North America and Western Europe, decreases in the employment rate and lack of consumer confidence. The industry continued to show growth in Eastern Europe, the LAAM region and in Asia Pacific, although the growth in these areas moderated from previous levels and is beginning to show the effects of the credit market crisis which began in the United States and has since spread to Western Europe and the rest of the world. Global industry vehicle sales to retail and fleet customers were 67.1 million units in 2008, representing a 5.1% decrease compared to 2007. We expect industry sales to be approximately 57.5 million units in 2009.

Our global vehicle sales for 2008 were 8.4 million units compared to 9.4 million units in 2007. Vehicle sales increased for GMLAAM and GMAP and declined for GMNA and GME. Our global market share in 2008 was 12.4% compared to 13.3% in 2007. Market share increased in 2008 compared to 2007 from 17.0% to 17.1% for GMLAAM and from 6.9% to 7.0% for GMAP, and declined over the same period from 23.1% to 21.5% for GMNA and from 9.4% to 9.3% for GME.

Competition and factors such as commodity and energy prices and foreign currency exchange imbalances continued to exert pricing pressure in the global automotive market in 2008. We expect global competition to increase over the next few years due primarily to aggressive investment by manufacturers in established markets in the United States and Western Europe and the presence of local manufacturers in key emerging markets such as China and India.

Commodity price increases, particularly for steel, aluminum, copper and precious metals have historically contributed to substantial cost pressures in the industry for vehicle manufacturers as well as suppliers. During the second half of 2008, the prices of these commodities decreased significantly reflecting the drop in global demand brought about by the tightening of the credit markets, recession in the U.S. and Western Europe and volatile oil prices. In addition, the historically low value of the Japanese Yen against the U.S. Dollar has benefited Japanese manufacturers exporting vehicles or components to the United States. Due in part to these pressures, industry pricing for comparably equipped products has continued to decline in most major markets. In the United States, actual prices for vehicles with similar content have declined at an accelerating pace over the last decade. We expect that this challenging pricing environment will continue for the foreseeable future.

Recent Developments

Reflecting a dramatic deterioration in economic and market conditions in the three months ended December 31, 2008, new vehicle sales in the United States declined rapidly, falling to their lowest per-capita levels in 50 years. Our revenues fell precipitously due to the deteriorating market conditions and in part reflecting escalating public speculation about a potential bankruptcy, consuming liquidity that one year prior was considered adequate to fund our operations including then contemplated restructuring efforts. We determined that despite far reaching actions to restructure our U.S. business, our liquidity would fall to levels below that needed to operate, and we were compelled to turn to the U.S. Government for financial assistance. On December 2, 2008, we submitted a

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Restructuring Plan for Long-Term Viability to the Senate Banking Committee and the House of Representatives Financial Services Committee (Restructuring Plan). Key elements of the Restructuring Plan included:

•	A dramatic shift in our U.S. product portfolio, with 22 of 24 new vehicle launches in 2009-2012 being fuel efficient cars and crossovers;

•	Full compliance with EISA and extensive investment in a wide array of advanced propulsion technologies;

•	Reduction in brands, nameplates and dealerships to focus available resources and growth strategies on our profitable operations;

•	Full labor cost competitiveness with foreign manufacturers in the U.S. by no later than 2012;

•	Further manufacturing and structural cost reductions through increased productivity and employment reductions; and

•	Balance sheet restructuring and supplemented liquidity through temporary federal assistance.

To bridge to more normal market conditions, we requested temporary federal assistance of $18.0 billion, comprised of a $12.0 billion term loan and a $6.0 billion line of credit to sustain operations and accelerate implementation of our restructuring. The $12.0 billion term loan was intended to provide adequate liquidity in our baseline liquidity scenario, with the $6.0 billion line of credit intended to provide supplemental liquidity we anticipated requiring in our downside scenario, as submitted on December 2, 2008. Our baseline industry sales volume and market share assumptions in the United States for 2009, as of December 2, 2008 was 12.0 million units and a 22.5% market share. Our baseline industry global sales volume assumption was 63.8 million units. Our downside industry sales volume assumption in the United States for 2009, as of December 2, 2008, was 10.5 million units. Our downside industry global sales volume assumption was 60.3 million units.

On December 31, 2008, we entered into the UST Loan Agreement pursuant to which the UST agreed to provide us with a $13.4 billion UST Loan Facility to sustain our operations through March 31, 2009. We borrowed $4.0 billion under the UST Loan Facility on December 31, 2008, an additional $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. As a condition to obtaining the UST Loan Facility, we agreed to achieve certain restructuring targets within designated time frames as more fully described below.

Pursuant to the UST Loan Agreement, on February 17, 2009, we submitted to the UST a Viability Plan to achieve and sustain our long-term viability, international competitiveness and energy efficiency. The Viability Plan included a description of specific actions intended to result in the following:

•	Repayment of all UST Loans, over a period extending beyond the current maturity date of December 30, 2011;

•	Our ability to comply with federal fuel efficiency and emissions requirements and commence domestic manufacturing of advanced technology vehicles;

•	Our achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	Rationalization of costs, capitalization and capacity with respect to our manufacturing workforce, suppliers and dealerships; and

•	A product mix and cost structure that is competitive in the U.S. marketplace.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

The Viability Plan addresses the requirements set forth in the UST Loan Agreement. Specifically, we agreed to use our best efforts to achieve the following restructuring targets:

•	Reduction of outstanding unsecured public debt by not less than two-thirds through conversion of existing public debt into equity, debt and/or cash or by other appropriate means;

•

Reduction of the total amount of compensation, including wages and benefits, paid to our U.S. employees so that, by no later than December 31, 2009, the average of such total amount, per hour and per person, is an amount that is competitive with the average total amount of such compensation, as certified by the Secretary of the United States Department of Labor, paid per hour and per person to employees of Nissan, Toyota or Honda whose site of employment is in the U.S;

•	Elimination of the payment of any compensation or benefits to our or our subsidiaries’ U.S. employees who have been fired, laid-off, furloughed or idled, other than customary severance pay;

•

Application, by December 31, 2009, of work rules for our and our subsidiaries’ U.S. employees, in a manner that is competitive with the work rules for employees of Nissan, Toyota or Honda whose site of employment is in the U.S.; and

•

Not less than one-half of the value of each future payment or contribution made by us and our subsidiaries to a VEBA account (or similar account) shall be made in the form of our common stock, and the value of any such payment or contribution shall not exceed the amount that was required for such period under the settlement agreement, dated February 21, 2008, among us, certain unions and class representatives, as in place as of December 31, 2008.

On February 17, 2009, the UST Loan Agreement was amended to waive the requirement that we provide term sheets relative to the conversion of at least two-thirds of our public unsecured debt and of at least one-half the value of our outstanding VEBA obligation to equity.

A summary of each of the significant elements of the Viability Plan is included below.

U.S. Brands and Nameplates – We will focus our resources in the U.S. primarily on our core brands: Chevrolet, Cadillac, Buick and GMC. Of the remaining brands, Pontiac — which is part of the Buick-Pontiac-GMC retail channel — will be a highly focused niche brand. HUMMER is subject to strategic review including its potential sale. A HUMMER sale or phase out decision will be made in the three months ended March 31, 2009, with final resolution expected no later than 2010. Saturn will remain in operation through the end of the planned lifecycle for all Saturn products (2010-2011). In the interim, should Saturn retailers as a group or other investors present a plan that would allow a spin off or sale of Saturn Distribution Corporation, an indirect wholly owned subsidiary, we would be open to any such possibility. If a spin-off or sale does not occur, we intend to phase out the Saturn brand at the end of the current product lifecycle. On February 20, 2009, Saab Automobile AB filed for protection under the reorganization laws in Sweden so that it could reorganize itself into a stand-alone entity independent from us.

Our product plan calls for a 25% reduction in the number of vehicle nameplates from 48 in 2008 to 36 by 2012. We anticipate that this will lead to higher per vehicle profit as we will be able to provide additional marketing support and concentrate engineering and capital spending on higher volume vehicles.

Dealers – Due to our long operating history and legacy locations, many dealerships now operate from outdated facilities that are also no longer in the prime locations required to succeed. As a result, our broad dealer network in major markets has become a disadvantage for both the dealerships and us. We intend to reduce our dealers from 6,246 in 2008 to 4,700 in 2012, a 25% reduction and a further reduction to 4,100 by 2014. Most of this reduction will take place in metro and suburban markets where dealership overcapacity is most prevalent.

Manufacturing Operations – We will reduce the total number of powertrain, stamping and assembly plants in the U.S. from 47 in 2008 to 33 in 2012. In addition to these consolidations, we have been implementing an integrated global manufacturing strategy, based on common lean manufacturing principles and processes. Implementation of this strategy provides the infrastructure for flexible production in our assembly facilities where multiple body styles from different architectures can be built in a given plant. Flexible manufacturing enables us to respond to changing market conditions more quickly and contributes to higher overall capacity utilization, resulting in lower fixed costs per vehicle sold, and lower and more efficient capital investment.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Labor Cost – We intend to reduce our hourly and salaried employment levels by 47,000 on a global basis. We will reduce salaried employment levels by 10,000 employees during 2009; reduce U.S. salaries from 3% to 10% depending on the employees level; reduce salaried retiree benefits; and we have negotiated the suspension of the JOBS Bank program with the UAW. Refer to Note 21 to the consolidated financial statements.

Since execution of the UST Loan Agreement, we have been in intense discussions with the UAW relative to competitive improvements. Agreements concerning two items have been completed and are now being implemented. First, a special attrition program has been negotiated to assist restructuring efforts by reducing excess employment costs through voluntary incentivized attrition of the current hourly workforce. Second, we and the UAW have agreed to suspend the JOBS Bank program, which provided full income and benefit protection in lieu of layoff for an indefinite period of time.

In addition to the above, we have reached a tentative agreement with the UAW regarding modification to the GM/UAW labor agreement. This tentative agreement is subject to ratification by the UAW membership.

These competitive improvements will further substantially reduce our labor costs and represent a major move to close the competitive gap with U.S. transplant competitors. In addition, we and the UAW have agreed to improve competitive work rules, which are also anticipated to significantly reduce labor costs.

While these changes materially improve our competitiveness and help us realize a substantial portion of the labor cost savings targeted in the Viability Plan, further progress will be required to achieve the full targeted savings.

Capitalization – We are currently engaged in negotiations with the UAW and counsel for the class of GM retirees and their respective advisors to pursue modifications to the Settlement Agreement in accordance with the requirements of the UST Loan Agreement. Consistent with the terms of the UST Loan Agreement, we are seeking to convert at least half the value of our future payments to the VEBA to our common stock rather than cash, with the total value of our VEBA payments not to exceed the amount provided under the VEBA Settlement Agreement. Extensive due diligence regarding our current situation and future prospects and plans is now underway by the parties to the relevant agreements. While the UAW, class counsel and their advisors understand that the restructuring of our VEBA obligations is a necessary component of the Viability Plan and have agreed to work toward executing an agreement to modify the VEBA Settlement Agreement by March 31, 2009, we have not yet reached any agreement to restructure the VEBA payments.

We are also currently engaged in negotiations with advisors to the unofficial committee of the unsecured bondholders to reduce our public unsecured debt by not less than two-thirds through an exchange of the bonds for equity and other appropriate consideration in accordance with the requirements of the UST Loan Agreement. These negotiations are ongoing, and we are committed to commencing an exchange offer by March 31, 2009 as required by the UST Loan Agreement.

In connection with the warrant provided to the UST in connection with the UST Loan Agreement and the debt to equity conversion of at least two-thirds of our unsecured debt and the conversion of at least one-half the value of our outstanding VEBA obligation to equity, we anticipate new equity issued pursuant to the UST warrant, in the Bond Exchange and to the VEBA would represent substantially all of our pro forma common stock outstanding.

Pursuant to the terms of the UST Loan Facility, we submitted to the UST on February 17, 2009 our plan to return to profitability and to continue to operate as a going concern (Viability Plan). In developing the Viability Plan we considered two scenarios, baseline and downside. The baseline scenario is generally more conservative than third parties’ forecasts. Both sets of forecasts assume an increase in oil prices to $130 per barrel by 2014, which is a more rapid rise in prices than the consensus of third-party commentators. We believe that rising oil prices will drive a segment shift away from trucks and toward cars and crossover vehicles between 2009 and 2014.

	2009	2010	2011	2014
	(units in millions)
U.S. industry sales
Baseline	10.5	12.5	14.3	16.8
Downside	9.5	11.5	12.8	15.3
Global industry sales
Baseline	57.5	62.3	68.3	82.5
Downside	52.3	57.2	60.6	74.8

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

In order to execute the Viability Plan, we have requested U.S. Government funding totaling $22.5 billion to cover our baseline liquidity requirements, the initial $18.0 billion requested in our December 2, 2008 downside scenario plus an additional $4.5 billion to cover our downside liquidity requirements to reflect changes in various assumptions subsequent to the December 2, 2008 submission. We have proposed, as an alternative to debt funding, that the funding could be met through a combination of a secured term loan of $6.0 billion and preferred equity of $16.5 billion under a Viability Plan baseline scenario representing an increase of $4.5 billion over our December request and $9.1 billion incremental to the $13.4 billion outstanding at February 28, 2009. We have suggested to the UST that the current amount outstanding under the UST Loan Facility of $13.4 billion plus the additional $3.1 billion requested in 2009 could be provided in the form of preferred stock. We believe this structure would provide the necessary medium-term funding we need and provide a higher return to the UST, commensurate with the higher returns the UST receives on its other preferred stock investments in financial institutions. Under the Viability Plan downside scenario, an additional $7.5 billion of funding would be required, which we have requested in the form of a secured revolving credit facility. The collateral used to secure the current $13.4 billion UST Loan Facility would be used to secure the proposed $7.5 billion secured revolving credit facility and the $6.0 billion term loan. Our Viability Plan also assumes loans of $7.7 billion under the provisions of EISA (DOE Loans) from the DOE. Our baseline industry vehicle sales forecast for 2009 is 10.5 million total vehicles in the United States and 57.5 million vehicles globally. Our market share forecast for 2009 is 22% in the United States and 12% globally. In 2009, our baseline liquidity forecast reflects $2.0 billion of funding from the UST in March 2009 and an additional $2.6 billion in April 2009 in addition to the $13.4 billion received to date; a net $2.3 billion from other non-U.S. governmental entities; $2.0 billion in DOE Loans; and the sale of certain assets for net proceeds of $1.5 billion. We currently have approximately $1 billion of outstanding Series D convertible debentures that mature on June 1, 2009. Our funding plan described above does not include the payment at maturity of the principal amount of these debentures. If we are unable to restructure the Series D convertible debentures prior to June 1, 2009, or otherwise satisfactorily address the payment due on June 1, 2009, a default would arise with respect to payment of these obligations, which could also trigger cross defaults in other outstanding debt, which would potentially require us to seek relief through a filing under the U.S. Bankruptcy Code. Refer to “Liquidity Overview” for additional information.

Basis of Presentation

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with the accompanying consolidated financial statements which have been prepared assuming that we will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, our recurring losses from operations, accumulated deficit, and inability to generate sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Due to the restructuring efforts associated with our plan to achieve and sustain our long-term viability, international competitiveness and energy efficiency (Viability Plan), the resulting focus on our core automotive business, and significant changes in our ownership interests in and ability to influence the operations of GMAC (as more fully described in Note 9 to the consolidated financial statements), our consolidated financial statements no longer present our FIO operations as a separate segment, which resulted in the following changes: (1) Financial services and insurance revenue was reclassified to Other Revenue; (2) Financial services and insurance expense was reclassified to Other expense; and (3) separate FIO balance sheet line items are no longer presented. This MD&A also reflects the retrospective application of the January 1, 2009 adoption of SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” and FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That may Be Settled in Cash Upon Conversion (including Partial Cash Settlement)”. Financial information presented for the years ended December 31, 2008, 2007 and 2006 has been retrospectively adjusted to reflect these changes in presentation. Certain other reclassifications have been made to the 2007 and 2006 financial information to conform to the current period presentation.

The results of operations and cash flows of Allison have been reported as discontinued operations for all periods presented. Historically, Allison was included in GMNA.

Consistent with industry practice, our market share information includes estimates of industry sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Results of Operations

	Years Ended December 31,			2008 vs. 2007 Change			2007 vs. 2006 Change
	2008	2007	2006	Amount		Percentage	Amount		Percentage
	(Dollars in millions)
Net sales and revenue
Automotive sales	$147,732	$177,594	$170,651	$(29,862)		(16.8)%	$6,943		4.1%
Other revenue	1,247	2,390	33,816	(1,143)		(47.8)%	(31,426)		(92.9)%

Total net sales and revenue	148,979	179,984	204,467	(31,005)		(17.2)%	(24,483)		(12.0)%

Costs and expenses
Cost of sales	149,311	165,573	163,214	(16,262)		(9.8)%	2,359		1.4%
Selling, general and administrative expense	14,253	14,412	13,650	(159)		(1.1)%	762		5.6%
Other expense	6,699	4,308	33,426	2,391		55.5%	(29,118)		(87.1)%

Operating loss	(21,284)	(4,309)	(5,823)	(16,975)		n.m.	1,514		26.0%
Equity in loss of GMAC LLC	(6,183)	(1,245)	(5)	(4,938)		n.m.	(1,240)		n.m.
Interest (expense), net	(2,428)	(3,076)	(2,727)	648		21.1%	(349)		(12.8)%
Interest income and other non-operating income, net	424	2,284	2,812	(1,860)		(81.4)%	(528)		(18.8)%

Loss from continuing operations before income taxes and equity income	(29,471)	(6,346)	(5,743)	(23,125)		n.m.	(603)		(10.5)%
Income tax expense (benefit)	1,766	36,863	(3,075)	(35,097)		(95.2)%	39,938		n.m.
Equity income, net of tax	186	524	513	(338)		(64.5)%	11		2.1%

Loss from continuing operations	(31,051)	(42,685)	(2,155)	(11,634)		(27.3)%	(40,530)		n.m.
Net income from discontinued operations	—	256	445	(256)		100.0%	(189)		(42.5)%
Gain on sale of discontinued operations	—	4,293	—	(4,293)		100.0%	4,293		n.m.

Income from discontinued operations	—	4,549	445	(4,549)		(100.0)%	4,104		n.m.

Net loss	(31,051)	(38,136)	(1,710)	(7,085)		18.6%	(36,426)		n.m.
Less: Net (income) loss attributable to noncontrolling interests	108	(406)	(324)	514		126.6%	(82)		(25.3)%

Net loss attributable to GM Common Stockholders	$(30,943)	$(38,542)	$(2,034)	$7,599		19.7%	$(36,508)		n.m.

Cost of sales rate	100.2%	92.0%	79.8%	8.2.	pts.	n.m.	12.2	pts.	n.m.
Net margin from continuing operations before interest, taxes, equity income and noncontrolling interests	(18.6)%	(2.5)%	(1.8)%	(16.1	)pts.	n.m.	(0.7	) pts.	n.m.

n.m.	= not meaningful

2008 Compared to 2007

Total net sales and revenue decreased in the year ended 2008 by $31.0 billion (or 17.2%) due to declining Automotive sales of $29.9 billion. This decrease reflects the decline in the global automotive industry that resulted from tightening credit markets, a recession in the U.S. and Western Europe, volatile oil prices and declining consumer confidence around the world. These factors first affected the U.S. economy in late 2007 and continued to deteriorate and spread during 2008 to Western Europe and most recently to the emerging markets in Asia and South America. Automotive sales decreased by $26.3 billion at GMNA due to declining volumes

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

and unfavorable mix of $23.1 billion and an increase in the accrual for residual support programs for leased vehicles of $1.8 billion, primarily due to the decline in residual values of fullsize pick-up trucks and sport utility vehicles in the middle of 2008. Automotive sales also decreased at GME by $3.1 billion and at GMAP by $2.5 billion, partially offset by an increase at GMLAAM of $1.4 billion. We expect vehicle net volume to decline in 2009 as the result of a challenging global economy.

Operating loss increased in the year ended 2008 by $17.0 billion to $21.3 billion due to: (1) changes in vehicle net volume and mix of $11.0 billion; (2) charges of $5.8 billion related to GMNA restructuring, special attrition programs and facility idling; (3) increased charges of $2.8 billion related to Delphi; (4) expenses of $1.7 billion related to salaried post-65 healthcare settlement; (5) increased asset impairment charges of $1.3 billion; and (6) charges of $0.3 billion related to our Salaried Window Program, a voluntary early retirement program extended to certain of our U.S. salaried employees in 2008. The effect of these items was mitigated by a $4.9 billion curtailment gain related to the UAW hourly medical plan and a nonrecurring charge of $1.6 billion in 2007 related to pension prior service cost.

Our loss from continuing operations decreased in the year ended 2008 by $11.6 billion (or 27.3%) due to: (1) a decrease in Income tax expense of $35.1 billion resulting from the $39.0 billion valuation allowance established against deferred tax assets in the U.S., Canada and Germany in 2007; and (2) a $2.1 billion improvement in our proportionate share of GMAC’s results of operations, which was a prior year loss of $1.2 billion that improved to current year income of $0.9 billion, primarily as the result of GMAC recording a gain due to the extinguishment of debt. These improvements were partially offset by: (1) the items mentioned above related to the increase in our Operating loss of $17.0 billion; (2) impairment charges of $7.1 billion related to our GMAC Common Membership Interests; and (3) an impairment charge of $1.0 billion related to our GMAC Preferred Membership Interests.

The execution of our Viability Plan calls for a reduction in the total number of our powertrain, stamping and assembly plants and the elimination of certain brands and nameplates. As a result of this reduction it is reasonably possible that we may be required to record impairment charges related to these facilities, the tooling related to certain brands or nameplates or accelerate the depreciation on these assets as they will be utilized over a shorter period of time than their current estimated useful life, and the impairment charges or increases in depreciation may be significant. Based on the currently anticipated restructuring actions in the Viability Plan, this will result in the acceleration of over $1.6 billion of depreciation or impairment expense in 2009, which previously would have been recognized in future periods.

Further details on the results of our businesses and segments are presented later in this MD&A.

2007 Compared to 2006

Total net sales and revenue decreased in the year ended 2007 by $24.5 billion (or 12.0%) primarily due to the deconsolidation of GMAC in November 2006 following the GMAC Transaction. This deconsolidation resulted in a $33.6 billion decrease in Total net sales and revenue in 2007, which was offset by: (1) increased Automotive sales of $7.0 billion in 2007, resulting from growth outside of North America reduced by declining sales at GMNA; and (2) additional Other revenue in 2007 of $2.1 billion from two special purpose entities holding outstanding leases previously owned by GMAC, which were included in GMAC’s net income for the first 11 months of 2006.

Operating loss decreased in the year ended 2007 by $1.5 billion (or 26.0%) due to special attrition program related charges in 2006 of $6.4 billion that did not recur in 2007 and improved results in Corporate and Other in 2007 of $0.9 billion from two special purpose entities holding leases previously owned by GMAC, which were included in GMAC’s net income for the first eleven months of 2006. These improvements were offset by: (1) the effect of the GMAC deconsolidation where in 2006 GMAC contributed $1.8 billion of operating profit but in 2007 GMAC’s results were recorded as Equity in loss of GMAC LLC; (2) the accelerated recognition of previously unamortized pension prior service cost of $1.6 billion in 2007; (3) increased net charges in 2007 of $1.6 billion related to Delphi; and (4) increased restructuring and asset impairment related charges in 2007 of $0.7 billion.

Our loss from continuing operations increased in the year ended 2007 by $40.5 billion as a result of the $39.0 billion valuation allowance established in the three months ended September 30, 2007 against our net deferred tax assets in the United States, Canada and Germany and our proportionate share of losses from our equity investment in GMAC of $1.2 billion.

In addition to the items identified in the previous paragraphs, our Net loss attributable to GM Common Stockholders for the year ended 2007 of $38.5 billion also included our gain on sale of Allison of $4.3 billion.

In August 2007, we completed the sale of the commercial and military operations of Allison, formerly a division of our Powertrain Operations. The negotiated purchase price of $5.6 billion in cash plus assumed liabilities was paid at closing. The purchase price was subject to adjustment based on the amount of Allison’s net working capital and debt on the closing date, which resulted in an adjusted purchase price of $5.4 billion. A gain on the sale of Allison in the amount of $5.3 billion, $4.3 billion after-tax, inclusive of the final purchase price adjustments, was recognized in 2007. Allison designs and manufactures commercial and military automatic

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

transmissions and is a global provider of commercial vehicle automatic transmissions for on-highway vehicles, including trucks, specialty vehicles, buses and recreational vehicles, off-highway and military vehicles, as well as hybrid propulsion systems for transit buses. We retained our Powertrain Operations’ facility near Baltimore, Maryland which manufactures automatic transmissions primarily for our trucks and hybrid propulsion systems. The results of operations and cash flows of Allison have been reported in the consolidated financial statements as discontinued operations for all periods presented. Historically, Allison had been reported in GMNA.

Further information on each of our businesses and segments is presented below.

Changes in Consolidated Financial Condition

Accounts and Notes Receivable, Net

Accounts and notes receivable, net decreased by $2.2 billion (or 21.4%) to $7.9 billion at December 31, 2008 from $10.1 billion at December 31, 2007. The decrease was primarily due to lower sales volumes at the end of 2008 of $1.3 billion, including $0.7 billion at GMNA, $0.5 billion at GME and $0.1 billion at GMAP, and Foreign Currency Translation of $0.7 billion, primarily at GME of $0.3 billion and GMAP of $0.2 billion. In addition, dividends receivable decreased by $0.1 billion at GMAP.

Inventories

Inventories decreased by $2.0 billion (or 13.2%) to $13.2 billion at December 31, 2008 from $15.2 billion at December 31, 2007. This decrease is due to closing facilities, down-time and inventory reduction efforts at GMNA of $1.3 billion and at GME of $0.3 billion, offset by increases of $0.5 billion at GMAP and $0.3 billion at GMLAAM. Foreign Currency Translation contributed to the decrease by $0.8 billion at GMAP, $0.6 billion at GME and $0.3 billion at GMLAAM. These decreases were offset by the deferral of vehicle sales to high risk dealers in the U.S. and Canada of $0.8 billion.

Equipment on Operating Leases, Net

The current portion of equipment on operating leases, net decreased by $3.5 billion (or 40.7%) to $5.1 billion at December 31, 2008 from $8.6 billion at December 31, 2007 due to reductions in daily rental volumes at GMNA of $1.5 billion, a reduction in the rental fleet and lower residual values at GME of $0.4 billion, and a decrease of $1.6 billion due to the planned reduction of the portfolio of operating leases we retained as part of the GMAC Transaction. The noncurrent portion decreased by $3.0 billion (or 88.2%) from $3.4 billion at December 31, 2007 to $0.4 billion at December 31, 2008 due to the planned reduction of the portfolio of operating leases we retained as part of the GMAC transaction.

Equity in Net Assets of Nonconsolidated Affiliates

Equity in net assets of nonconsolidated affiliates decreased $6.9 billion (or 76.2%) to $2.1 billion at December 31, 2008 from $9.0 billion at December 31, 2007. The decrease is primarily due to impairment charges of $7.1 billion related to our Common Membership Interests in GMAC, offset by our proportionate share of GMAC’s income of $0.9 billion.

Property, net

Property, net decreased by $3.4 billion (or 7.8%) to $39.7 billion at December 31, 2008 from $43.0 billion at December 31, 2007. This decrease is due to: (1) Foreign Currency Translation of $1.0 billion at GMAP, $0.4 billion at GME and $0.2 billion at GMNA; (2) property disposals and write-downs of $0.9 billion at GMNA; and (3) impairments of $0.5 billion at GME and $0.5 billion at GMNA.

Goodwill and Intangible Assets, net

Goodwill and intangible assets, net decreased by $801 million (or 72.8%) to $265 million at December 31, 2008 from $1.1 billion at December 31, 2007 due to the impairment of our remaining goodwill of $610 million at GME and GMNA.

Noncurrent Deferred Income Tax Assets

Noncurrent deferred income tax assets decreased $1.2 billion (or 92.7%) to $0.1 billion at December 31, 2008 from $1.3 billion at December 31, 2007 primarily due to establishing valuation allowances against deferred tax assets.

Prepaid Pension

Prepaid pension decreased $20.1 billion (or 99.5%) to $0.1 billion at December 31, 2008 from $20.2 billion at December 31, 2007. This decrease is primarily due to a combination of actual losses on plan assets, the transfer of the Delphi pension liability and other curtailments and amendments. These factors also resulted in a significant increase in the Noncurrent Pension liability.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Short-term Borrowings and Current Portion of Long-term Debt

Short-term borrowings and current portion of long-term debt increased by $7.3 billion (or 75.3%) to $16.9 billion at December 31, 2008 from $9.7 billion at December 31, 2007. This increase is due to borrowings on secured revolving credit facilities of $4.5 billion, borrowings from the UST of $4.0 billion, and the reclassification of $4.2 billion of debt from non-current to current. These increases were offset by payments at maturity of $1.2 billion, the exchange of $0.5 billion of convertible debt for our common equity and the $3.6 billion decrease due to the planned repayment of debt secured by equipment on operating leases, which we retained after selling 51% of our equity interest in GMAC.

Long-term Debt

Long-term debt decreased $4.9 billion (or 14.5%) to $29.0 billion at December 31, 2008 from $33.9 billion at December 31, 2007. The decrease is due primarily to the reclassification of $4.2 billion of debt from non-current to current, net and a $0.3 billion decrease in British Pound denominated debt obligation due to the British Pound weakening against the U.S. Dollar.

Noncurrent Postretirement Benefits Other Than Pensions

Noncurrent postretirement benefits other than pensions decreased $18.5 billion (or 39.0%) to $28.9 billion at December 31, 2008 from $47.4 billion at December 31, 2007. The decrease in the liability for Postretirement benefits other than pensions was primarily driven by the reduction in accumulated postretirement benefit obligation (APBO) resulting from the UAW Settlement Agreement and the elimination of salaried post-65 retiree healthcare benefits.

Noncurrent Pensions Liability

Noncurrent pensions liability increased $13.8 billion (or 121.1%) at December 31, 2008 to $25.2 billion from $11.4 billion at December 31, 2007. The increase in the Noncurrent Pensions liability is primarily due to a combination of actual losses on plan assets, the transfer of the Delphi pension liability and other curtailments and amendments. These factors also resulted in the decrease of the Prepaid pension described above.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Further information on each of our businesses and geographic segments is discussed below.

GM Automotive Results of Operations

	Years Ended December 31,			2008 vs. 2007 Change			2007 vs. 2006 Change
	2008	2007	2006	Amount		Percentage	Amount		Percentage
	(Dollars in millions)
Total net sales and revenue	$147,732	$177,594	$170,907	$(29,862)		(16.8)%	$6,687		3.9%

Cost of sales	149,723	164,946	163,579	(15,223)		(9.2)%	1,367		0.8%
Selling, general and administrative expense	13,147	13,590	12,965	(443)		(3.3)%	625		4.8%
Other expense	610	—	—	610		—%	—		—%

Operating loss	(15,748)	(942)	(5,637)	(14,806)		n.m.	4,695		83.3%

Other non-operating income, net	584	747	1,536	(163)		(21.8)%	(789)		(51.4)%

Loss from continuing operations before interest, income taxes and equity income	(15,164)	(195)	(4,101)	(14,969)		n.m.	3,906		95.2%
Equity income, net of tax	184	522	521	(338)		(64.8)%	1		0.2%

Income (loss) from continuing operations before interest and income taxes	(14,980)	327	(3,580)	(15,307)		n.m.	3,907		109.1%
(Income) loss attributable to noncontrolling interests before interest and income taxes	103	(406)	(334)	509		125.4%	(72)		(21.6)%

Net loss from continuing operations attributable to GM Common Stockholders before interest and income taxes	(14,877)	(79)	(3,914)	(14,798)		n.m.	3,835		98.0%
Net income from discontinued operations	—	256	445	(256)		(100.0)%	(189)		(42.5)%
Gain on sale of discontinued operations	—	4,293	—	(4,293)		(100.0)%	4,293		n.m.

Net income (loss) attributable to GM Common Stockholders before interest and income taxes	$(14,877)	$4,470	$(3,469)	$(19,347)		n.m.	$7,939		n.m.

Cost of sales rate	101.3%	92.9%	95.7%	8.4	pts.	n.m.	(2.8	) pts.	n.m.

Net margin from continuing operations before interest, income taxes and equity income	(10.3)%	(0.1)%	(2.4)%	(10.2	) pts.	n.m.	2.3	pts.	n.m.

	(Volume in thousands)
Production Volume (a)	8,144	9,286	9,181	(1,142)		(12.3)%	105		1.1%
Vehicle Sales (b)(c)
Industry	67,120	70,708	67,595	(3,588)		(5.1)%	3,113		4.6%
GM	8,356	9,370	9,095	(1,014)		(10.8)%	275		3.0%
GM market share — Worldwide	12.4%	13.3%	13.5%	(0.9	) pts.	n.m.	(0.2	) pts.	n.m.

n.m. = not meaningful

(a)	Production volume represents the number of vehicles manufactured by our assembly facilities and also includes vehicles produced by certain joint ventures.
(b)	Vehicle sales primarily represent sales to the ultimate customer.
(c)	Vehicle sales data may include rounding differences.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

The following discussion highlights key changes in operating results by Automotive region. The drivers of these changes are discussed in the regional analysis that follows this section.

2008 Compared to 2007

Industry Global Vehicle Sales

Industry vehicle sales decreased in the year ended 2008 by 3.6 million vehicles (or 5.1%) to 67.1 million vehicles. This decline started in North America and extended into the other regions, especially during the second half of 2008, reflecting the effect of slowing economies, tightening credit markets, volatile oil prices and declining consumer confidence around the world. North America decreased by 3.0 million vehicles (or 15.5%) to 16.6 million vehicles and Europe decreased by 1.2 million vehicles (or 5.0%) to 22.0 million vehicles. These decreases were offset by industry sales increases in the Asia Pacific region by 388,000 vehicles (or 1.9%) to 21.1 million vehicles and the LAAM region by 210,000 vehicles (or 2.9%) to 7.5 million vehicles.

GM Global Vehicle Sales

Our global vehicle sales decreased in the year ended 2008 by 1.0 million vehicles (or 10.8%) to 8.4 million vehicles. Sales decreased at GMNA by 952,000 vehicles and at GME by 142,000 vehicles, offset by increases of 40,000 vehicles at GMLAAM and 39,000 vehicles at GMAP, consistent with the sales volume changes that occurred within the industry.

GM Global Production Volume

Our global production volume decreased in the year ended 2008 by 1.1 million vehicles (or 12.3%) to 8.1 million vehicles. Production volume decreased at GMNA by 818,000 vehicles, at GME by 278,000 vehicles, and at GMAP by 47,000 vehicles, offset by an increase at GMLAAM of 1,000 vehicles.

Total Net Sales and Revenue

Total net sales and revenue decreased in the year ended 2008 by $29.9 billion (or 16.8%). This decrease was driven by a decline in Total net sales and revenue of $26.3 billion at GMNA, $3.1 billion at GME and $2.5 billion at GMAP. The decrease was offset by an increase of $1.4 billion at GMLAAM.

Cost of Sales

Cost of sales decreased in the year ended 2008 by $15.2 billion (or 9.2%). This decrease resulted from declines in Cost of sales of $14.7 billion at GMNA, $1.4 billion at GME and $1.0 billion at GMAP, offset by an increase of $1.4 billion at GMLAAM.

Selling, General and Administrative Expense

Selling, general and administrative expense decreased in the year ended 2008 by $443 million (or 3.3%). This decrease was the result of a decrease of $683 million at GMNA offset by increases of $150 million at GMAP, $48 million at GMLAAM and $35 million at GME.

Other Expense

Other expense increased by $610 million due to the impairment of Goodwill of $456 million at GME and $154 million at GMNA.

Other Non-operating Income, Net

Other non-operating income, net decreased in the year ended 2008 by $163 million (or 21.8%). This decrease resulted from higher other income at GMNA of $38 million offset by lower other income of $123 million and $75 million at GME and GMAP, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Equity Income, Net of Tax

Equity income, net of tax, decreased in the year ended 2008 by $338 million (or 64.8%) primarily as a result of decreased equity earnings from investments of $223 million at GMNA, $117 million at GMAP, and $10 million at GMLAAM offset by an increase of $12 million at GME.

Discontinued Operations

In August 2007, we completed the sale of the commercial and military operations of Allison, resulting in a Gain on sale of discontinued operations, net of tax of $4.3 billion. Exclusive of the gain on sale, Income from discontinued operations, net of tax was $0.3 billion in 2007.

(Income) Loss Attributable to Noncontrolling Interests Before Interest and Income Taxes

(Income) loss attributable to noncontrolling interests before interest and income taxes decreased in the year ended 2008 by $509 million (or 125.4%) as the result of decreased earnings of consolidated affiliates of $386 million at GMAP, $74 million at GMNA and $49 million at GME.

Restructuring Activities

The execution of our Viability Plan calls for a reduction in the total number of our powertrain, stamping and assembly plants and the elimination of certain brands and nameplates. As a result of this reduction it is reasonably possible that we may be required to record impairment charges related to these facilities, the tooling related to certain brands or nameplates or accelerate the depreciation on these assets as they will be utilized over a shorter period of time than their current estimated useful life, and the impairment charges or increases in depreciation may be significant. Based on the currently anticipated restructuring actions in the Viability Plan, this will result in the acceleration of depreciation or impairment expense in 2009 of $0.9 billion at GME and $0.7 billion at GMNA which previously would have been recognized in future periods.

2007 Compared to 2006

Industry Global Vehicle Sales

Industry vehicle sales grew strongly in all regions outside North America in the year ended 2007, increasing by 3.1 million vehicles (or 4.6%) to 70.7 million vehicles. Industry vehicle sales increased in the Asia Pacific region by 1.5 million vehicles (or 7.7%) to 20.7 million vehicles; Europe increased by 1.2 million vehicles (or 5.7%) to 23.1 million vehicles; and the LAAM region increased by 1.0 million vehicles (or 15.9%) to 7.3 million vehicles. Industry vehicle sales decreased in North America by 613,000 vehicles (or 3.0%), to 19.6 million vehicles.

GM Global Vehicle Sales

Our global vehicle sales increased in the year ended 2007 by 275,000 vehicles (or 3.0%) to 9.4 million vehicles, which was the third consecutive year that we sold more than 9.0 million vehicles. Vehicle sales increased by 201,000 vehicles at GMLAAM, 188,000 vehicles at GMAP and 178,000 vehicles at GME, offset by a decline in vehicle sales at GMNA of 291,000 vehicles.

GM Global Production Volume

Our global production volume increased in the year ended 2007 by 105,000 vehicles (or 1.1%). Production volume increased in all regions outside North America, including increased volumes at GMAP of 335,000 vehicles, at GMLAAM of 130,000 vehicles, and at GME of 22,000 vehicles, whereas GMNA declined by 382,000 vehicles.

Total Net Sales and Revenue

Total net sales and revenue increased in the year ended 2007 by $6.7 billion (or 3.9%). The increase in Total net sales and revenue was due to increases of $5.3 billion at GMAP, $4.3 billion at GMLAAM and $4.2 billion at GME, offset by a decline in Total net sales and revenue of $4.2 billion at GMNA as well as a $2.9 billion increase in intercompany sales between segments that are eliminated in consolidations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Cost of Sales

Cost of sales increased in the year ended 2007 by $1.4 billion (or 0.8%). The increase in Cost of sales resulted from increases of $4.7 billion at GMAP, $4.4 billion at GME and $3.5 billion at GMLAAM, offset by a decline in Cost of sales of $8.3 billion at GMNA as well as a $2.9 billion increase related to intercompany sales between segments that are eliminated in consolidations.

Selling, General and Administrative Expense

Selling, general and administrative expense increased in the year ended 2007 by $0.6 billion (or 4.8%). The increase in Selling, general and administrative expense was driven by increases of $0.3 billion at GMAP, $0.2 billion at each of GME and GMLAAM, and was offset by a decrease of $0.1 billion at GMNA.

Other Non-operating Income, Net

Other non-operating income, net decreased in the year ended 2007 by $0.8 billion (or 51.4%). The decrease in Other non-operating income (expense), net was due to a $0.9 billion decrease in other income at GMAP and a $97 million decrease in other income at GMNA offset by increases in other income of $121 million and $32 million at GME and GMLAAM, respectively.

Equity Income, Net of Tax

Equity income, net of tax increased in the year ended 2007 by $1 million (or 0.2%). This change was the result of increased equity earnings from investments of $60 million at GMAP due to improved performance at Shanghai GM that was offset by decreased equity income due to the sale of part of our equity stake in Suzuki during 2006, $15 million at GMLAAM, and $8 million at GME, offset by a decrease of $82 million at GMNA.

Discontinued Operations

In August 2007, we completed the sale of the commercial and military operations of Allison, resulting in a Gain on sale of discontinued operations, net of tax of $4.3 billion. Exclusive of the gain on sale, Income from discontinued operations, net of tax was $0.3 billion and $0.4 billion in 2007 and 2006, respectively.

(Income) Loss Attributable to Noncontrolling Interests Before Interest and Income Taxes

(Income) loss attributable to noncontrolling interests before interest and income taxes increased in the year ended 2007 by $72 million (or 21.6%). The increase results from increased earnings of consolidated affiliates, primarily $76 million at GMAP in 2007.

Supplemental Categories for Expenses

We evaluate GMA and make certain decisions using supplemental categories for variable expenses and non-variable expenses. We believe these categories provide us with useful information and that investors would also find it beneficial to view the business in a similar manner.

We believe contribution costs, structural costs and impairment, restructuring and other charges provide meaningful supplemental information regarding our expenses because they place GMA expenses into categories that allow us to assess the cost performance of GMA. We use these categories to evaluate our expenses, and believe that these categories allow us to readily view operating trends, perform analytical comparisons, benchmark expenses among geographic segments and assess whether the North American turnaround plan and globalization strategy for reducing costs are on target. We use these categories for forecasting purposes, evaluating management and determining our future capital investment allocations. Accordingly, we believe these categories are useful to investors in allowing for greater transparency of the supplemental information that we use in our financial and operational decision- making.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

These categories of expenses do not include the results of hedging activities with respect to certain commodity prices and foreign currency exchange rates and the effect of foreign currency gains and losses on financial assets and liabilities, which are included in Cost of sales but are analyzed separately.

While we believe that contribution costs, structural costs and impairment, restructuring and other charges provide useful information, there are limitations associated with the use of these categories. Contribution costs, structural costs, impairment, restructuring and other charges may not be completely comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, these categories have limitations and should not be considered in isolation from, or as a substitute for, other measures such as Cost of sales and Selling, general and administrative expense. We compensate for these limitations by using these categories as supplements to Cost of sales and Selling, general and administrative expense.

The total of contribution costs, structural costs, impairment, restructuring and other charges equals the total of Cost of sales and Selling, general and administrative expense for GMA as summarized below:

	Years Ended December 31,			2008 vs. 2007 Change		2007 vs. 2006 Change
	2008	2007	2006	Amount	%	Amount	%
	(Dollars in billions)
Contribution costs (a)	$108.4	$123.2	$118.3	$(14.8)	(12.0)%	$4.9	4.1%
Structural costs (b)	50.1	52.4	51.8	(2.3)	(4.4)%	0.6	1.2%
Impairment, restructuring and other charges (c)	5.4	2.4	6.9	3.0	125.0%	(4.5)	(65.2)%
Derivative and certain foreign currency related items (d)	(1.0)	0.5	(0.5)	(1.5)	n.m.	1.0	n.m.

Total GMA	$162.9	$178.5	$176.5	$(15.6)	(8.7)%	$2.0	1.1%

Cost of sales	$149.7	$164.9	$163.5	$(15.2)	(9.2)%	$1.4	0.9%
Selling, general and administrative expense	13.2	13.6	13.0	(0.4)	(2.9)%	0.6	4.6%

Total GMA	$162.9	$178.5	$176.5	$(15.6)	(8.7)%	$2.0	1.1%

n.m. = not meaningful

(a)	Contribution costs are expenses that we consider to be variable with production. The amount of contribution costs included in Cost of sales was $107.5 billion, $122.2 billion and $117.2 billion in the years ended 2008, 2007 and 2006, respectively, and those costs were comprised of material cost, freight and policy and warranty expenses. The amount of contribution costs classified in Selling, general and administrative expenses was $0.9 billion, $1.0 billion and $1.1 billion in the years ended for 2008, 2007 and 2006, respectively. These costs were incurred primarily in connection with our dealer advertising programs.
(b)	Structural costs are expenses that do not generally vary with production and are recorded in both Cost of sales and Selling, general and administrative expense. Such costs include manufacturing labor, pension and OPEB costs, engineering expense and marketing related costs. Certain costs related to restructuring and impairments that are included in Cost of sales are also excluded from structural costs. The amount of structural costs included in Cost of sales was $38.1 billion, $39.9 billion and $39.9 billion in the years ended 2008, 2007 and 2006, respectively, and the amount of structural costs included in Selling, general and administrative expense was $12.0 billion, $12.5 billion and $11.9 billion in the years ended 2008, 2007 and 2006, respectively.
(c)	Impairment, restructuring and other charges are primarily included in Cost of sales. In 2008, $0.2 billion related to the Salaried Window Program was included in Selling, general and administrative expense.
(d)	Foreign currency and certain derivative related items are included in Cost of sales.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Contribution Costs

Contribution costs decreased in the year ended 2008 by $14.8 billion (or 12.0%). Lower global wholesale deliveries to dealers, primarily in North America and Europe, resulted in decreased contribution costs of $17.7 billion. Foreign Currency Translation, increased transportation costs, and other factors, net of favorable material performance, increased contribution costs by $2.9 billion.

Contribution costs increased in the year ended 2007 by $4.9 billion (or 4.1%) as a result of Foreign Currency Translation of $3.7 billion, richer product mix and increased policy and warranty costs. Overall material performance was flat year-over-year as improvements realized from supplier productivity, global sourcing and optimizing supplier footprints offset higher raw material costs and product enhancements on new vehicles. Increased global prices for steel, aluminum, copper and precious metals increased contribution costs by $1.3 billion in 2007 compared to 2006.

Structural Costs

Structural costs decreased in the year ended 2008 by $2.3 billion (or 4.4%) due to: (1) manufacturing savings of $1.4 billion at GMNA from lower manufacturing costs and hourly headcount levels resulting from attrition programs and productivity improvements; (2) reductions in incentive compensation and profit sharing costs of $0.6 billion, primarily at GMNA; (3) and lower manufacturing costs at GME of $0.3 billion.

Structural costs increased in the year ended 2007 by $0.6 billion (or 1.2%). Global engineering and product development costs increased in 2007 due to increased global vehicle development and advanced technology spending. Total structural cost expenditures increased at GMAP and GMLAAM due to higher production costs and new product launches associated with volume growth. The effect of Foreign Currency Translation also increased structural costs. OPEB costs decreased in 2007 at GMNA primarily due to the 2005 UAW Health Care Settlement Agreement reached with the UAW to mitigate hourly retiree healthcare costs and manufacturing labor costs declined as production related headcount levels were reduced by the 2006 UAW Attrition Program.

Impairment, Restructuring and Other Charges

We recorded certain charges and gains related primarily to restructuring and other initiatives at GMA, which are included in Cost of sales. Additional details regarding these charges and gains are included in Notes 16, 21 and 22 to the consolidated financial statements. The following table summarizes these charges and gains:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Special attrition programs	$3,500	$—	$6,385
Restructuring initiatives	2,654	918	(412)
Asset impairments	974	279	686
Change in amortization period for pension prior service costs	—	1,310	—
Net curtailment gains	(3,941)	—	—
Salaried post-65 healthcare settlement	1,172	—	—
Other	757	(85)	188

Total restructuring and other charges	$5,116	$2,422	$6,847

The 2008 amounts are related to the following:

•	Charges of $3.5 billion for restructuring initiatives at GMNA related to special attrition programs;

•	Charges of $2.7 billion for restructuring initiatives primarily related to headcount reductions as follows: GMNA, $2.3 billion; GME, $263 million; GMAP, $98 million;

•	Charges of $974 million for product specific asset impairments as follows: GMNA, $412 million; GME, $497 million; GMLAAM, $27 million; GMAP, $38 million;

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

•

$3.7 billion net curtailment gain related to the accelerated recognition of unamortized net prior service credits due to the Settlement Agreement for the UAW hourly medical plan and a $257 million net curtailment gain related to the accelerated recognition of unamortized net prior service credits related to the IUE-CWA agreement;

•	Charges of $1.2 billion at GMNA for a settlement loss associated with the elimination of healthcare coverage for U.S. salaried retirees over age 65 beginning January 1, 2009; and

•

Charges of $340 million related to our agreement with the Canadian Auto Workers Union (CAW), charges of $170 million related to pension plan enhancements for both current and future IUE-CWA retirees, charges of $197 million at GMNA related to support we provided to American Axle & Manufacturing Holdings, Inc. and charges of $50 million related to the Salaried Window Program.

The 2007 amounts are related to the following:

•	Charges of $918 million for restructuring initiatives as follows: GMNA, $290 million; GME, $579 million; GMAP, $49 million;

•	Charges of $265 million and $14 million for product-specific asset impairments at GMNA and GMAP, respectively;

•	Charges of $1.3 billion for additional pension charges at GMNA related to the accelerated recognition of unamortized prior service cost; and

•	$85 million favorable adjustment in conjunction with cessation of production at a previously divested business.

The 2006 amounts are related to the following:

•	Net charges of $6.4 billion for restructuring initiatives at GMNA related to special attrition programs;

•

$412 million net reduction for various restructuring and other matters including favorable revisions of $1.1 billion to the reserves recorded in 2005 related to facility capacity actions, as a result of the favorable effects of the 2006 UAW Attrition Program and to the reserve for postemployment benefits, primarily due to higher than anticipated headcount reductions associated with facility idling activities partially offset by restructuring charges of $642 million as follows: GMNA, $146 million; GME, $437 million; GMLAAM, $43 million; GMAP, $16 million;

•

Charges for product-specific asset impairments as follows: GMNA, $405 million; GME, $60 million; GMAP, $61 million as well as additional impairment charges of $70 million and $89 million resulting from write-downs of facilities at GMNA and GME, respectively; and

•

Charges of $224 million recorded in conjunction with cessation of production at a previously divested business, partially offset by a $36 million gain related to the sale of the majority of our investment in Suzuki.

Derivative and Foreign Currency Related Items

Results of hedging activities with respect to certain foreign currency and commodity price risks, as well as the effect of foreign currency gains and losses on financial assets and liabilities are included in Cost of sales, but are excluded from structural and contribution costs. Such costs decreased $1.5 billion in the year ended 2008, compared to 2007, and increased $1.0 billion in the year ended 2007, compared to 2006. The decrease in 2008 was primarily due to foreign currency gains at GMNA driven by the appreciation of the U.S. Dollar against the Canadian Dollar. The increase in 2007 was primarily due to lower derivative mark-to-market gains in 2007 compared to 2006 as a result of less significant commodity price increases in 2007.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GM Automotive Segment Results of Operations

GM North America

	Years Ended December 31,			2008 vs. 2007 Change			2007 vs. 2006 Change
	2008	2007	2006	Amount		Percentage	Amount		Percentage
	(Dollars in millions)
Total net sales and revenue	$86,187	$112,448	$116,653	$(26,261)		(23.4)%	$(4,205)		(3.6)%
Cost of sales	91,441	106,097	114,373	(14,656)		(13.8)%	(8,276)		(7.2)%
Selling, general and administrative expense	7,633	8,316	8,456	(683)		(8.2)%	(140)		(1.7)%
Other expense	154	—	—	154		n.m.	—		n.m.

Operating loss	(13,041)	(1,965)	(6,176)	(11,076)		n.m.	4,211		68.2%
Other non-operating income, net	475	437	534	38		8.7%	(97)		(18.2)%

Loss from continuing operations before interest, income taxes and equity income (loss)	(12,566)	(1,528)	(5,642)	(11,038)		n.m.	4,114		72.9%
Equity income (loss), net of tax	(201)	22	104	(223)		n.m.	(82)		(78.8)%
Loss from continuing operations before interest and income taxes	(12,767)	(1,506)	(5,538)	(11,261)		n.m	4,032		72.8%
(Income) loss attributable to noncontrolling interests before interest and income taxes	28	(46)	(63)	74		160.9%	17		27.0%

Loss from continuing operations attributable to GM Common Stockholders before interest and income taxes	(12,739)	(1,552)	(5,601)	(11,187)		n.m.	4,049		72.3%
Net income from discontinued operations	—	256	445	(256)		(100.0)%	(189)		(42.5)%
Gain on sale of discontinued operations	—	4,293	—	(4,293)		(100.0)%	4,293		n.m.

Loss attributable to GM Common Stockholders before interest and income taxes	$(12,739)	$2,997	$(5,156)	$(15,736)		n.m.	$8,153		158.1%

Cost of sales rate	106.1%	94.4%	98.0%	11.7	pts.	n.m.	(3.6	) pts.	n.m.
Net margin from continuing operations before interest, income taxes and equity income	(14.6)%	(1.4)%	(4.8)%	(13.2	) pts.	n.m.	3.4	pts.	n.m.

	(Volume in thousands)
Production Volume (a)
Cars	1,543	1,526	1,821	17		1.1%	(295)		(16.2)%
Trucks	1,906	2,741	2,828	(835)		(30.5)%	(87)		(3.1)%

Total	3,449	4,267	4,649	(818)		(19.2)%	(382)		(8.2)%

Vehicle Sales (b) (c)
Industry — North America	16,557	19,588	20,201	(3,030)		(15.5)%	(613)		(3.0)%
GMNA	3,564	4,516	4,807	(952)		(21.1)%	(291)		(6.1)%
GM market share — North America	21.5%	23.1%	23.8%	(1.6	) pts.	n.m.	(0.7	) pts.	n.m.
Industry — U.S.	13,501	16,473	17,060	(2,972)		(18.0)%	(587)		(3.4)%
GM market share — U.S. industry	22.1%	23.5%	24.2%	(1.4	) pts.	n.m.	(0.7	) pts.	n.m.
GM cars market share — U.S. industry	18.6%	19.7%	20.7%	(1.1	) pts.	n.m.	(1.0	) pts.	n.m.
GM trucks market share — U.S. industry	25.6%	26.7%	27.1%	(1.1	) pts.	n.m.	(0.4	) pts.	n.m.

n.m.	= not meaningful
(a)	Production volume represents the number of vehicles manufactured by our assembly facilities and also includes vehicles produced by certain joint ventures.
(b)	Vehicle sales primarily represent sales to the ultimate customer.
(c)	Vehicle sales data may include rounding differences.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

2008 Compared to 2007

Industry Vehicle Sales

In the year ended 2008 industry vehicle sales in North America decreased by 3.0 million vehicles (or 15.5%). Industry vehicle sales decreased in the first three quarters of 2008 with a sharp decline in the fourth quarter. Industry vehicle sales decreased by 324,000 vehicles (or 6.9%), decreased by 510,000 vehicles (or 9.6%) and decreased by 766,000 vehicles (or 15.5%) in the first, second and third quarters of 2008, respectively. The sharp fourth quarter decline resulted in decreased vehicle sales of 1.4 million vehicles (or 30.8%). The decrease in industry vehicle sales is directly attributable to the recession in the United States brought about by the tightening of the credit markets, turmoil in the mortgage markets, reductions in housing values and volatile oil prices, all of which contributed to declining consumer confidence. In the short-term, we anticipate quarterly industry vehicle sales to remain below levels reported in the prior 24 months due to the economic factors mentioned above.

Total Net Sales and Revenue

The economic factors, mentioned above, and the resulting recession in the United States, caused a similar effect on our North American vehicle sales in 2008. Our vehicle sales decreased by 952,000 vehicles (or 21.1%) to 3.6 million vehicles in 2008, with 379,000 (or 36.0%) of the decrease occurring in the fourth quarter. Our actual vehicle sales were 947,000 vehicles, 964,000 vehicles, 978,000 vehicles and 675,000 vehicles in the first, second, third and fourth quarters of 2008, respectively. Our United States vehicle sales in 2008 followed the industry trend with steady decreases in the first three quarters with a sharp decline in the fourth quarter. Our United States vehicle sales decreased by 103,000 vehicles (or 11.4%), decreased by 214,000 vehicles (or 21.2%) and decreased by 218,000 vehicles (or 20.9%) in the first, second, and third quarters of 2008, respectively. The sharp fourth quarter decline resulted in decreased vehicle sales of 350,000 vehicles (or 39.0%). As a result of the decreasing trend in vehicle sales we anticipate, in the short-term, our vehicle sales to remain at or below levels reported in the fourth quarter of 2008.

In the year ended 2008 Total net sales and revenue decreased by $26.3 billion (or 23.4%) due primarily to: (1) a decline in volumes and unfavorable mix of $23.1 billion resulting from continuing market challenges; (2) a $1.8 billion increase in the accrual for residual support programs for leased vehicles, primarily due to the decline in residual values of fullsize pick-up trucks and sport utility vehicles in the middle of 2008; (3) unfavorable pricing of $0.7 billion; (4) a decrease in sales of components, parts and accessories of $0.6 billion; partially offset by (5) Foreign Currency Translation of $0.3 billion due to a strengthening of the U.S. Dollar in relation to the Canadian Dollar. Contributing to the volume decline is $0.8 billion that was deferred in the fourth quarter of 2008 related to deliveries to dealers that did not meet the criteria for revenue recognition, either because collectability was not reasonably assured or the risks and rewards of ownership were not transferred at the time of delivery.

Cost of Sales

In the year ended 2008, Cost of sales decreased $14.7 billion (or 13.8%) primarily due to: (1) decreased costs related to lower production volumes of $14.0 billion; (2) net curtailment gain of $3.8 billion related to the Settlement Agreement; (3) manufacturing savings of $1.4 billion from lower manufacturing costs and hourly headcount levels resulting from attrition programs and productivity improvements; (4) favorable Foreign Currency Translation gains of $1.4 billion due primarily to the appreciation of the U.S. Dollar against the Canadian Dollar; (5) pension prior service costs of $1.3 billion recorded in 2007; and (6) a favorable adjustment of $0.9 billion related to the fair value of commodity, foreign exchange and currency derivatives. These decreases were partially offset by: (1) charges related to restructuring and other costs associated with our special attrition programs, certain Canadian facility idlings and finalization of our negotiations with the CAW of $5.8 billion; (2) expenses of $1.2 billion related to the salaried post-65 healthcare settlement; (3) unfavorable commodity derivative fair value adjustments of $0.8 billion; (4) increased Delphi related charges of $0.6 billion related to certain cost subsidies reimbursed during the year; and (5) increased warranty expenses of $0.5 billion.

Selling, General and Administrative Expense

In the year ended 2008 Selling, general and administrative expense decreased by $683 million (or 8.2%) due to: (1) reductions in incentive compensation and profit sharing costs of $398 million; (2) decreased advertising, selling and sales promotion expenses of $332 million; and (3) decreased administrative expenses of $252 million including the receipt of a $100 million insurance settlement. These decreases were partially offset by $236 million related to the Salaried Window Program and increased bad debt expense of $44 million.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Other Expense

In the year ended 2008 Other expense increased $154 million due to an impairment charge related to goodwill.

Other Non-operating Income, Net

In the year ended 2008 Other non-operating income, net increased by $38 million (or 8.7%) primarily due to the $48 million gain on sale of the Oklahoma City facility offset by reduction in royalties received.

Equity Income (Loss), Net of Tax

In the year ended 2008 Equity income (loss), net of tax decreased by $223 million due to impairment charges and lower income from our investments in NUMMI and CAMI. Our equity income related to NUMMI decreased $113 million primarily due to an impairment charge of $94 million and decreased income of $43 million primarily due to lower volume and increases in material and freight costs. Our equity income related to CAMI decreased $104 million due to lower income of $79 million related to lower volume and an unfavorable adjustment for a tax claim liability and an impairment charge of $25 million.

Restructuring Activities

The execution of our Viability Plan calls for a reduction in the total number of our powertrain, stamping and assembly plants and the elimination of certain brands and nameplates. As a result of this reduction we expect to accelerate the depreciation on these assets to be utilized over a shorter period of time than their current useful life. Based on the currently anticipated restructuring actions in the Viability Plan, this will result in accelerated depreciation of $0.7 billion in 2009, which previously would have been recognized in future periods.

2007 Compared to 2006

Industry Vehicle Sales

In the year ended 2007 industry vehicle sales in North America decreased by 613,000 vehicles (or 3.0%) due to weakness in the economy resulting from a decline in the housing market and volatile oil prices.

Total Net Sales and Revenue

In the year ended 2007 Total net sales and revenue decreased by $4.2 billion (or 3.6%) due to a decline in volumes, net of favorable mix, of $4.6 billion, which was partially offset by the effect of favorable pricing on vehicles sold of $0.4 billion related to fullsize pick-up trucks launched in 2007. The decrease in volume was driven by a reduction in year end dealer inventories of 160,000 vehicles from 2006 year end levels as a result of lower U.S. industry sales volumes and the effect of our declining market share in the United States and a reduction in daily rental volume of 108,000 vehicles.

Cost of Sales

In the year ended 2007 Cost of sales decreased by $8.3 billion (or 7.2%) due to restructuring and impairment charges of $0.5 billion in 2007, compared to $6.2 billion in 2006. In 2006, we recorded restructuring charges related to the 2006 UAW Attrition Program which were not incurred in 2007. Also contributing to the decrease in 2007 were: (1) lower production volumes, partially offset by mix which had a favorable net effect of $3.8 billion; (2) savings on retiree pension/OPEB costs of $1.8 billion, primarily due to the 2005 UAW Health Care Settlement Agreement; and (3) manufacturing savings of $1.0 billion from lower hourly headcount levels driven by the 2006 UAW Attrition Program and productivity improvements.

These cost reductions were partially offset by: (1) additional expense of $1.3 billion due to the accelerated recognition of pension unamortized prior service costs ; (2) material and freight costs of $0.8 billion; (3) engineering costs of $0.6 billion related to increased investment in future products; (4) warranty related costs of $0.5 billion primarily as a result of favorable adjustments to warranty reserves in 2006 which did not occur in 2007; (5) a decrease of $0.5 billion on gains from commodity derivative contracts used to hedge forecasted purchases of raw materials; and (6) increased Foreign Currency Translation losses of $0.3 billion due to the appreciation of the Canadian Dollar against the U.S. Dollar.

Selling, General and Administrative Expense

In the year ended 2007 Selling, general and administrative expense decreased by $0.1 billion (or 1.7%) due to ongoing cost reduction initiatives as well as a reduction in dealerships we own.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Other Non-operating Income, Net

In the year ended 2007 Other non-operating income, net decreased by $97 million (or 18.2%) due to decreases in other income of $270 million primarily relating to the non-recurring income from the sale of the Mesa Proving grounds in 2006 which were offset by increases in GMAC exclusivity fees of $96 million, increases in marking of GM intellectual property of $43 million and $20 million increase relating to royalty income.

Equity Income (Loss), Net of Tax

In the year ended 2007 Equity income (loss), net of tax decreased by $82 million (or 78.8%) due to decreased income from GMNA’s investment in NUMMI as a result of increased project spending and pre-production expenses due to the launch of the Pontiac Vibe and increases in material, freight and labor costs.

Income from Discontinued Operations, Net of Tax

In August 2007, we completed the sale of the commercial and military operations of Allison, resulting in a gain of $4.3 billion. Income and the gain on sale from this business have been reported as discontinued operations for all periods presented.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GM Europe

	Years Ended December 31,			2008 vs. 2007 Change			2007 vs. 2006 Change
	2008	2007	2006	Amount		Percentage	Amount		Percentage
	(Dollars in millions)
Total net sales and revenue	$34,388	$37,478	$33,278	$(3,090)		(8.2)%	$4,200		12.6%

Cost of sales	33,838	35,254	30,868	(1,416)		(4.0)%	4,386		14.2%
Selling, general and administrative expense	2,816	2,781	2,600	35		1.3%	181		7.0%
Other expense	456	—	—	456		n.m.	—		n.m.

Operating loss	(2,722)	(557)	(190)	(2,165)		n.m.	(367)		(193.2)%
Other non-operating income, net	7	130	9	(123)		(94.6)%	121		n.m.

Loss from continuing operations before interest, income taxes and equity income	(2,715)	(427)	(181)	(2,288)		n.m.	(246)		(135.9)%
Equity income, net of tax	56	44	36	12		27.3%	8		22.2%

Loss from continuing operations before interest and income taxes	(2,659)	(383)	(145)	(2,276)		n.m	(238)		(164.1)%
(Income) loss attributable to noncontrolling interests before interest and income taxes	22	(27)	(21)	49		181.5%	(6)		(28.6)%

Income (loss) attributable to GM Common Stockholders before interest and income taxes	$(2,637)	$(410)	$(166)	$(2,227)		n.m.	$(244)		(147.0%)

Cost of sales rate	98.4%	94.1%	92.8%	4.3	pts.	n.m.	1.3	pts.	n.m.
Net margin from continuing operations before interest, income taxes and equity income	(7.9)%	(1.1)%	(0.5)%	(6.8	) pts.	n.m.	(0.6	) pts.	n.m.

	(Volume in thousands)
Production Volume (a)	1,550	1,828	1,806	(278)		(15.2)%	22		1.2%
Vehicle Sales (b) (c)
Industry — Europe	21,981	23,136	21,895	(1,156)		(5.0)%	1,241		5.7%
GM Europe	2,041	2,183	2,005	(142)		(6.5)%	178		8.9%
GM market share — Europe	9.3%	9.4%	9.2%	(0.1	) pts.	n.m.	0.2	pts.	n.m.
GM market share — Germany	8.8%	9.5%	10.1%	(0.7	) pts.	n.m.	(0.6	) pts.	n.m.
GM market share — United Kingdom	15.4%	15.2%	14.3%	0.2	pts.	n.m.	0.9	pts.	n.m.
GM market share — Russia	11.1%	9.6%	6.5%	1.5	pts.	n.m.	3.1	pts.	n.m.

n.m.	= not meaningful
(a)	Production volume represents the number of vehicles manufactured by our assembly facilities and also includes vehicles produced by certain joint ventures.
(b)	Vehicle sales primarily represent sales to the ultimate customer, including unit sales of Chevrolet brand products in the region. The financial results from sales of Chevrolet brand products produced by GM Daewoo are reported as part of GMAP.
(c)	Vehicle sales data may include rounding differences.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

2008 Compared to 2007

Industry Vehicle Sales

In the year ended 2008, industry vehicle sales began to decline in the second quarter followed by a sharp decline in the third and fourth quarters. Industry vehicle sales increased by 232,000 vehicles (or 4.1%) and by 132,000 vehicles (or 2.2%) in the first and second quarters of 2008, respectively. Industry vehicle sales decreased by 356,000 vehicles (or 6.4%) and by 1.2 million vehicles (or 20.2%) in the third and fourth quarters of 2008, respectively. The decline of industry vehicle sales reflects the direct effect of the recession in Western Europe and the indirect effect of the tightening of credit markets, volatile oil prices, slowdown of economic growth and declining consumer confidence around the world. In the short-term, we anticipate quarterly industry vehicle sales to remain below levels reported in the prior 24 months due to the economic factors mentioned above.

In the year ended 2008 industry vehicle sales decreased by 1.2 million vehicles (or 5.0%). The decline in industry vehicle sales primarily resulted from a decrease of 577,000 vehicles (or 29.7%) in Spain; a decrease of 360,000 vehicles (or 13.0%) in Italy; a decrease in the United Kingdom of 314,000 vehicles (or 11.2%), a net decrease in various other markets in Western Europe of 230,000 vehicles (or 2.4%); and a decrease in Turkey of 109,000 vehicles (or 17.2%). These decreases were partially offset by an increase of 343,000 vehicles (or 12.7%) in Russia and an increase of 103,000 vehicles (or 17.3%) in Ukraine.

Total Net Sales and Revenue

The trend in our vehicle sales mirrored that of the industry trend mentioned above. Our vehicle sales increased by 17,000 vehicles (or 3.1%) and by 15,000 vehicles (or 2.6%) in the first and second quarters of 2008, respectively. Our vehicle sales decreased by 65,000 vehicles (or 12.4%) and by 109,000 vehicles (or 20.6%) in the third and fourth quarters of 2008, respectively. The decline with each quarter in our vehicle sales is attributable to the same economic factors affecting the industry mentioned above. We anticipate, in the short-term, our vehicle sales will remain at levels below that of the first three quarters of 2008.

In the year ended 2008 Total net sales and revenue decreased by $3.1 billion (or 8.2%) due to: (1) a decrease of $4.4 billion due to lower wholesale sales volume outside of Russia; (2) a decrease of $0.6 billion for unfavorable vehicle mix; offset by (3) a net favorable effect of $2.0 billion in Foreign Currency Translation, driven mainly by the strengthening of the Euro and Swedish Krona, offset partially by the weakening of the British Pound versus the U.S. Dollar.

In line with the industry trends noted above, GME’s revenue, which excludes sales of Chevrolet brand products, decreased most significantly in Spain, where wholesale volumes decreased by 67,000 vehicles (or 46.9%), followed by the United Kingdom, where wholesale volumes decreased by 43,000 vehicles (or 10.5%), and Italy, where wholesale volumes decreased by 41,000 vehicles (or 21.3%). These decreases were partially offset as wholesale volumes in Russia increased by 22,000 vehicles (or 29.6%).

Cost of Sales

In the year ended 2008 Cost of sales decreased by $1.4 billion (or 4.0%) due to: (1) a decrease of $3.5 billion related to lower wholesale sales volume; (2) a decrease of $0.3 billion for unfavorable vehicle mix; (3) a decrease of $0.3 billion related to lower manufacturing costs; offset by (4) an unfavorable effect of $2.4 billion in Foreign Currency Translation; and (5) an increase of $0.5 billion related to impairment charges related to special tooling and product related machinery and equipment for the Saab 9-3 and 9-5 product lines.

Selling, General and Administrative Expense

In the year ended 2008 Selling, general and administrative expense increased by $35 million (or 1.3%) due to: (1) an unfavorable effect of $87 million in Foreign Currency Translation; offset by (2) a decrease of $35 million in administrative and other expenses; and (3) a decrease of $17 million in sales and marketing expenses.

Other Expense

In the year ended 2008 Other expense increased by $0.5 billion due to an impairment charge related to goodwill.

Other Non-operating Income, Net

In the year ended 2008 Other non-operating income, net decreased by $123 million primarily as a result of a $115 million favorable settlement of VAT claims with the United Kingdom tax authorities in 2007.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

(Income) Loss Attributable to Noncontrolling Interests Before Interest and Income Taxes

In the year ended 2008 (Income) loss attributable to noncontrolling interests before interest and income taxes increased by $49 million due to declines in profits at our 60% owned Isuzu Motors Polska.

Restructuring Activities

If we are able to implement all aspects our Viability Plan, we would expect to record accelerated depreciation or impairments in 2009 of $0.9 billion, which previously would have been recognized in future periods. Additionally, we have conducted a strategic review of our global Saab business and have offered it for sale. Given the urgency of stemming sizeable outflows associated with Saab operations, Saab filed for reorganization protection under the laws of Sweden on February 20, 2009. We anticipate that we will no longer consolidate Saab beginning in the three months ending March 31, 2009 and anticipate recording a significant loss which could exceed $1.0 billion on de-consolidation.

2007 Compared to 2006

Industry Vehicle Sales

In the year ended 2007 industry vehicle sales increased by 1.2 million vehicles (or 5.7%). The growth in industry vehicle sales primarily resulted from an increase of 674,000 vehicles (or 33.2%) in Russia; increases in various other markets in central and southeastern Europe of 188,000 vehicles (or 9.2%); increases in Italy of 171,000 vehicles (or 6.6%); increases in the Ukraine of 163,000 vehicles (or 37.8%); increases in France of 85,000 vehicles (or 3.4%); increases in Poland of 77,000 vehicles (or 26.2%); and increases in the United Kingdom of 65,000 vehicles (or 2.4%). These increases were partially offset by a decrease of 290,000 vehicles (or 7.7%) in Germany.

Total Net Sales and Revenue

In the year ended 2007 Total net sales and revenue increased by $4.2 billion (or 12.6%) due to: (1) a favorable effect of $2.9 billion in Foreign Currency Translation, driven mainly by the strengthening of the Euro, British Pound and Swedish Krona versus the U.S. Dollar; (2) an increase of $1.6 billion due to higher wholesale sales volume outside of Germany; and (3) an increase of $0.4 billion due to improvements in pricing outside of Germany, primarily on the Opel/Vauxhall Corsa. Offsetting these increases was a decrease of $1.3 billion related to lower wholesale volumes and unfavorable pricing in Germany.

In line with the industry trends noted above, GME’s revenue, which excludes sales of Chevrolet brand products, increased most significantly in Russia, where wholesale volumes increased by 51,000 vehicles (or 215.0%), followed by the United Kingdom, where wholesale volumes increased 35,000 vehicles (or 9.2%). Wholesale volumes in Germany decreased by 68,000 vehicles (or 18.9%).

Cost of Sales

In the year ended 2007 Cost of sales increased by $4.4 billion (or 14.2%) due to: (1) an unfavorable effect of $2.9 billion as a result of Foreign Currency Translation; (2) an increase of $0.5 billion for unfavorable vehicle and country mix, primarily as a result of higher freight and duties associated with vehicles imported into Russia and from Korea; and (3) an increase of $0.4 billion related to higher wholesale sales volume.

Cost of sales rate deteriorated in 2007 primarily due to the unfavorable effect of vehicle and country mix in Cost of sales, partially offset by the favorable effect of price in Total net sales and revenue.

Selling, General and Administrative Expense

In the year ended 2007 Selling, general and administrative expense increased by $0.2 billion (or 7.0%) primarily due to Foreign Currency Translation.

Other Non-operating Income, Net

In the year ended 2007 Other non-operating income, net increased by $121 million primarily as a result of a $115 million favorable settlement of VAT claims with the United Kingdom tax authorities.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GM Latin America/Africa/Mid-East

	Years Ended December 31,			2008 vs. 2007 Change		2007 vs. 2006 Change
	2008	2007	2006	Amount	Percentage	Amount	Percentage
	(Dollars in millions)
Total net sales and revenue	$20,260	$18,894	$14,627	$1,366	7.2%	$4,267	29.2%

Cost of sales	18,143	16,776	13,305	1,367	8.1%	3,471	26.1%
Selling, general and administrative expense	1,057	1,009	764	48	4.8%	245	32.1%

Operating income	1,060	1,109	558	(49)	(4.4)%	551	98.7%
Other non-operating income, net	72	72	40	—	—%	32	80.0%

Income from continuing operations before interest, income taxes and equity income	1,132	1,181	598	(49)	(4.1)%	583	97.5%
Equity income, net of tax	21	31	16	(10)	(32.3)%	15	93.8%
Income from continuing operations before interest and income taxes	1,153	1,212	614	(59)	(4.9)%	598	97.4%
Income attributable to noncontrolling interests before interest and income taxes	(32)	(32)	(25)	—	—%	(7)	(28.0)%

Income from continuing operations attributable to GM Common Stockholders before interest and income taxes	$1,121	$1,180	$589	$(59)	(5.0%)	$591	100.3%

Cost of sales rate	89.6%	88.8%	91.0%	0.8 pts.	n.m.	(2.2) pts.	n.m.
Net margin from continuing operations before interest, income taxes and equity income	5.6%	6.3%	4.1%	(0.7) pts.		2.2 pts.

	(Volume in thousands)
Production Volume (a)	961	960	830	1	0.1%	130	15.7%
Vehicle Sales (b) (c)
Industry — LAAM	7,477	7,267	6,269	210	2.9%	998	15.9%
GMLAAM	1,276	1,236	1,036	40	3.2%	201	19.3%
GM market share — LAAM	17.1%	17.0%	16.5%	0.1 pts.	n.m.	0.5 pts.	n.m.
GM market share — Brazil	19.5%	20.3%	21.3%	(0.8) pts.	n.m.	(1.0) pts.	n.m.

n.m.	= not meaningful
(a)	Production volume represents the number of vehicles manufactured by our assembly facilities and also includes vehicles produced by certain joint ventures.
(b)	Vehicle sales primarily represent sales to the ultimate customer.
(c)	Vehicle sales data may include rounding differences.

2008 Compared to 2007

Industry Vehicle Sales

In the year ended 2008, industry vehicle sales began to moderate in the third quarter with a sharp decline in the fourth quarter. Industry vehicle sales increased by 199,000 vehicles (or 12.1%), increased by 237,000 vehicles (or 13.5%) and increased by 101,000 vehicles (or 5.3%) in the first, second and third quarters of 2008, respectively. Industry vehicle sales decreased by 328,000 vehicles (or 16.6%) in the fourth quarter of 2008. The decline in vehicle sales, in the second half of 2008, is attributable to the negative global economic effect of the tightening of the credit markets, volatile oil prices, slowdown of economic growth and declining consumer confidence. We expect this trend in the vehicle sales to continue into 2009 due to the economic factors mentioned above.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

In the year ended 2008, industry vehicle sales in the LAAM region increased by 210,000 vehicles (or 2.9%) primarily due to increases in Brazil of 358,000 vehicles (or 14.5%), Argentina of 43,000 vehicles (or 7.4%), Peru of 41,000 vehicles (or 81.2%), Egypt of 35,000 vehicles (or 15.4%), Chile of 28,000 vehicles (or 12.1%), Ecuador of 24,000 vehicles (or 27.7%), and other Northern African units of 17,000 vehicles (or 4.1%), offset by declines in Venezuela of 220,000 vehicles (or 44.7%), and South Africa of 124,000 vehicles (or 20.2%).

Total Net Sales and Revenue

The trend in our vehicle sales was similar to the industry trend as vehicle sales began to moderate in the third quarter and fell sharply during the fourth quarter of 2008. Our vehicle sales increased by 54,000 vehicles (or 19.8%), increased by 52,000 vehicles (or 17.8%) and increased by 9,000 vehicles (or 2.9%) in the first, second and third quarters of 2008, respectively. Our vehicle sales decreased by 75,000 vehicles (or 22.1%) in the fourth quarter of 2008. The decline in our vehicle sales during the second half of 2008 is attributable to the same economic factors mentioned above. We anticipate this trend in our vehicle sales to continue into 2009.

In the year ended 2008 Total net sales and revenue increased by $1.4 billion (or 7.2%) primarily due to: (1) favorable vehicle pricing of $1.0 billion primarily at GM Venezolana driven by high inflation and at GM do Brasil as a result of industry growth and high demand in the first half of 2008; (2) favorable effect of Foreign Currency Translation of $0.5 billion, mainly related to the Brazilian Real; and (3) favorable product mix of $0.5 billion; offset by (4) $0.6 billion in decreased wholesale volumes across GMLAAM business units, including wholesale volume declines at GM Venezolana of 81,000 vehicles, GM Colmotores of 24,000 vehicles and GM South Africa of 14,000 vehicles, partially offset by increased wholesale volumes at GM do Brasil of 33,000 vehicles and GM Ecuador of 13,000 vehicles.

Cost of Sales

In the year ended 2008 Cost of sales increased by $1.4 billion (or 8.1%) due to: (1) increased content cost of $0.7 billion driven by an increase in imported material costs at GM Venezolana and high inflation across the region primarily at GM Venezolana, GM Argentina and GM South Africa; (2) unfavorable Foreign Currency Translation of $0.5 billion; (3) unfavorable product mix of $0.3 billion; and (4) foreign exchange transaction losses on purchases of Treasury bills in the region of $0.2 billion; offset by (5) decreased volume in the region of $0.5 billion.

Cost of sales rate deteriorated due to increased volumes in lower margin business units.

Selling, General and Administrative Expense

In the year ended 2008 Selling, general and administrative expense increased by $48 million (or 4.8%) due to high inflation primarily at GM Venezolana and GM Argentina of $31 million and unfavorable Foreign Currency Translation effects of $16 million.

2007 Compared to 2006

Industry Vehicle Sales

In the year ended 2007 industry vehicle sales in the LAAM region increased by 1.0 million vehicles (or 15.9%) due to strong growth throughout the region. This included increases in Brazil of 535,000 vehicles (or 27.7%), Venezuela of 149,000 vehicles (or 43.3%), Argentina of 119,000 vehicles (or 26.3%), Egypt of 70,000 vehicles (or 44.9%), Colombia of 60,000 vehicles (or 31.1%), and Israel of 44,000 vehicles (or 28.7%). These increases were partially offset as industry vehicle sales in South Africa decreased by 34,000 vehicles (or 5.2%).

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total Net Sales and Revenue

In the year ended 2007 Total net sales and revenue increased by $4.3 billion (or 29.2%) due to: (1) $2.9 billion in higher wholesale volumes across most GMLAAM business units, including increases at GM do Brasil of 67,000 vehicles, GM Venezolana of 63,000 vehicles and GM Argentina of 63,000 vehicles, which more than offset a small decrease at GM Ecuador of 6,000 vehicles; (2) favorable effect of Foreign Currency Translation of $0.7 billion, primarily related to the Brazilian Real and Colombian Peso; (3) favorable vehicle pricing of $0.5 billion; and (4) favorable vehicle mix of $0.2 billion.

Cost of Sales

In the year ended 2007 Cost of sales increased by $3.5 billion (or 26.1%) due to: (1) increased volume in the region of $2.3 billion; (2) unfavorable Foreign Currency Translation of $0.7 billion; (3) higher content cost of $0.3 billion; and (4) unfavorable product mix of $0.1 billion.

Cost of sales rate improved due to higher pricing and favorable product mix.

Selling, General and Administrative Expense

In the year ended 2007 Selling, general and administrative expense increased by $245 million (or 32.1%) due to: (1) increased administrative, marketing and other expenses of $105 million throughout the region in support of the higher volume levels; (2) a $66 million charge recorded at GM do Brasil for additional retirement benefits under a government sponsored pension plan; (3) unfavorable Foreign Currency Translation effects of $40 million and; (4) an increase in the cost of these expenses compared to 2006 of $29 million.

Other Non-operating Income, Net

In the year ended 2007 Other non-operating income, net improved by $32 million primarily due to income of $25 million at GM South Africa relating to increased export incentives due to increases in volume of exports.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GM Asia Pacific

	Years Ended December 31,			2008 vs. 2007 Change		2007 vs. 2006 Change
	2008	2007	2006	Amount	Percentage	Amount	Percentage
	(Dollars in millions)
Total net sales and revenue	$17,828	$20,317	$15,004	$(2,489)	(12.3)%	$5,313	35.4%

Cost of sales	17,334	18,318	13,654	(984)	(5.4)%	4,664	34.2%
Selling, general and administrative expense	1,623	1,473	1,145	150	10.2%	328	28.6%

Operating income (loss)	(1,129)	526	205	(1,655)	n.m.	321	156.6%
Other non-operating income, net	29	104	954	(75)	(72.1)%	(850)	(89.1)%

Income (loss) from continuing operations before interest, income taxes and equity income	(1,100)	630	1,159	(1,730)	n.m.	(529)	(45.6)%
Equity income, net of tax	308	425	365	(117)	(27.5)%	60	16.4%

Income (loss) from continuing operations before interest and income taxes	(792)	1,055	1,524	(1,847)	(175.1)%	(469)	(30.8)%
(Income) loss attributable to noncontrolling interests before interest and income taxes	85	(301)	(225)	386	128.2%	(76)	(33.8)%

Income (loss) attributable to GM Common Stockholders before interest and income taxes	$(707)	$754	$1,299	$(1,461)	(193.8)%	$(545)	(42.0)%

Cost of sales rate	97.2%	90.2	91.0%	7.0 pts.	n.m.	(0.8) pts.	n.m.
Net margin from continuing operations before interest, income taxes and equity income	(6.2)%	3.1%	7.7%	(9.3) pts.		(4.6) pts.

	(Volume in thousands)
Production Volume (a) (b)	2,184	2,231	1,896	(47)	(2.1)%	335	17.7%
Vehicle Sales (a) (c) (d)
Industry — Asia Pacific	21,105	20,717	19,230	388	1.9%	1,487	7.7%
GMAP	1,475	1,436	1,248	39	2.7%	188	15.1%
GM market share — Asia Pacific (e)	7.0%	6.9%	6.5%	0.1 pts	n.m.	0.4 pts.	n.m.
GM market share — Australia	13.1%	14.2%	15.4%	(1.1) pts.	n.m.	(1.2) pts.	n.m.
GM market share — China (e)	12.0%	12.2%	12.3%	(0.2) pts.	n.m.	(0.1) pts.	n.m.

n.m.	= not meaningful
(a)	Includes GM Daewoo, Shanghai GM and SGMW joint venture production/sales. We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW China sales as part of our global market share.
(b)	Production volume represents the number of vehicles manufactured by our assembly facilities and also includes vehicles produced by certain joint ventures.
(c)	Vehicle sales primarily represent sales to the ultimate customer.
(d)	Vehicle sales data may include rounding differences.
(e)	Includes SGMW joint venture sales.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

2008 Compared to 2007

Industry Vehicle Sales

Industry vehicle sales increased in the Asia Pacific region in the first half of 2008 by 1.0 million vehicles (or 9.7%). As the global financial crisis, brought about by the tightening of the credit markets, volatile oil prices, slowdown of economic growth and declining consumer confidence, spread to the region, industry vehicle sales declined by 630,000 vehicles (or 6.1%) in the second half of 2008. Industry vehicle sales in China also declined in the second half of 2008 by 62,000 vehicles (or 1.5%) compared to an increase of 736,000 vehicles (or 17.3%) in the first half of 2008, due to the same economic factors mentioned above. We believe the global economic slowdown will continue into 2009 until benefits of economic stimulus packages announced by governments in various countries start to show a positive effect.

In the year ended 2008 industry vehicle sales in the Asia Pacific region increased by 388,000 vehicles (or 1.9%) due to growth in China, Indonesia and Malaysia. In 2008, industry sales increased by 674,000 vehicles (or 8.0%) in China, increased by 169,000 vehicles (or 38.8%) in Indonesia and increased by 58,000 vehicles (or 11.9%) in Malaysia. The growth from these markets more than offset the decline of 270,000 vehicles (or 5.0%) in Japan and the net decline of 243,000 vehicles in other countries. China’s vehicle sales increased to 9.1 million vehicles (or 8.0%) during 2008, compared to 8.5 million vehicles in 2007.

Total Net Sales and Revenue

Our vehicle sales were similar to the industry vehicle sales as our vehicle sales began to moderate in the third quarter and fell sharply during the fourth quarter of 2008. Our vehicle sales increased by 22,000 vehicles (or 5.8%), increased by 49,000 vehicles (or 14.5%) and increased by 8,000 vehicles (or 2.5%) in the first, second and third quarters of 2008, respectively. Our vehicle sales decreased by 40,000 vehicles (or 10.6%) in the fourth quarter of 2008. The effect on our China vehicle sales was similar as vehicle sales increased by 22,000 vehicles (or 7.4%), increased by 45,000 vehicles (or 19.3%) and increased by 10,000 vehicles (or 4.4%) in the first, second and third quarters of 2008, respectively. Our vehicle sales in China decreased by 14,000 vehicles (or 5.1%) in the fourth quarter of 2008. The decline in our vehicle sales and vehicle sales in China, in the second half of 2008, is attributable to the same global economic factors affecting the Asia Pacific region in 2008 mentioned above. Despite the downturn in our vehicle sales in the second half of 2008 we continued to capitalize on the demand in the China passenger and light commercial vehicle markets. We increased our vehicle sales in the Asia Pacific region in 2008, in part due to strong sales in China where volumes exceeded 1.0 million vehicles for the second consecutive year. We anticipate, however, that the global economic slowdown will continue to affect our vehicle sales into 2009 and in the short-term we anticipate our vehicle sales to remain at or below levels reported in the first half of 2008.

Our market share increased by 0.1 percentage points to 7.0% due to increased market share in India driven by increased volume related to the Chevrolet Spark. Although our market share in Japan did not change, our overall regional market share was favorably affected by the decline in the Japanese market. Our market share in China declined due to weak performance of the Buick line and more intense competition. Our market share in Australia decreased because of an industry shift to smaller vehicles, away from GM Holden’s traditional strength. This change was attributable to relatively less expensive vehicle imports from Japan and Korea and the shift by major fleet buyers to smaller vehicles. Our market share in Thailand declined due to customer demand shift from pickups to smaller vehicles and political uncertainties on the industry, which had a greater adverse effect on those manufacturers with smaller market share. Our market share in South Korea also declined due to competitive pressure.

In the year ended 2008 Total net sales and revenue decreased by $2.5 billion (or 12.3%) due to: (1) a $2.1 billion unfavorable derivative effect related to our determination that certain of our cash flow hedging instruments were no longer effective, which resulted in the termination of hedge accounting treatment of our previously designated cash flow hedge instruments, which includes a $0.9 billion unfavorable mark-to-market adjustment, an $0.8 billion charge related to the release of hedge losses from Other comprehensive loss that were associated with depreciation of the Korean Won and a $0.4 billion unfavorable adjustment for over hedged derivatives and termination of hedge accounting treatment for certain cash flow hedge instruments; (2) a $0.6 billion decrease in overall GM Daewoo sales as volume declined driven by the global financial crisis; (3) a $0.4 billion net price decrease primarily due to unfavorable pricing related to Opel Antara exports at GM Daewoo; offset by (4) a $0.6 billion favorable effect of Foreign Currency Translation, primarily related to the Euro and Australian Dollar.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Cost of Sales

In the year ended 2008 Cost of sales decreased by $1.0 billion (or 5.4%) due to a $0.5 billion decrease in GM Daewoo overall volumes and a $0.5 billion net favorable effect of Foreign Currency Translation, which includes a $0.7 billion favorable effect from Korean Won depreciation, partially offset by a $0.2 billion unfavorable effect from Australian Dollar appreciation.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Cost of sales rate increased due to the reduction in structural costs included in Cost of sales not fully offsetting the decline in revenue.

Selling, General and Administrative Expense

In the year ended 2008 Selling, general and administrative expense increased by $150 million (or 10.2%) primarily due to GM Daewoo expansion in Russia and other European markets, which resulted in higher administrative and other expenses of $81 million and marketing and selling expenses of $69 million.

Other Non-operating Income, Net

In the year ended 2008 Other non-operating income, net decreased by $75 million due to a $12 million non-recurring loss in 2008 for the sale of our equity stake in Suzuki, which fully disposed of our remaining 3.7% ownership.

Equity Income, Net of Tax

In the year ended 2008 Equity income, net of tax decreased by $0.1 billion (or 27.5%) due to lower earnings at SGM driven by a volume decrease, mix deterioration and higher sales promotion expenses. This was partially offset by higher earnings at SGMW driven by a volume increase.

(Income) Loss Attributable to Noncontrolling Interests, Net of Tax

In the year ended 2008 (Income) loss attributable to noncontrolling interests, net of tax increased by $0.4 billion (or 128.2%) due to lower income at GM Daewoo.

2007 Compared to 2006

Industry Vehicle Sales

In the year ended 2007 industry vehicle sales in the Asia Pacific region increased by 1.5 million vehicles (or 7.7%) due to strong growth in China and India. In 2007, industry sales increased by 1.4 million vehicles (or 19.5%) in China, increased by 240,000 vehicles (or 13.7%) in India and increased by 87,000 vehicles (or 9.1%) in Australia. The growth from these markets more than offset a decline of 385,000 vehicles (or 6.7%) in Japan. China’s vehicle market remained strong in 2007 and increased to 8.5 million vehicles in 2007, compared to 7.1 million vehicles in 2006. GMAP continued to capitalize on the demand in the China passenger and light commercial vehicle markets. GMAP increased its vehicle sales in the Asia Pacific region in part due to strong sales in China where volumes exceeded 1.0 million vehicles in 2007.

GMAP market share increased by 0.4 percentage points to 6.9% due to increased market share in India driven by the launch of the Chevrolet Spark and the performance of other new models in the portfolio. Although our market share in Japan did not change, our overall regional market share was favorably affected by the decline in the Japanese market. Our market share in China declined due to continued robust industry growth at a faster pace than our volume growth and more intense competition. Our market share in Australia decreased because of an industry shift to smaller vehicles, away from GM Holden’s traditional strength. This change was attributable to relatively less expensive imports from Japan and Korea and the shift by major fleet buyers to smaller vehicles. Our market share in Thailand declined due to relatively aged models then in production and the effect of political uncertainties on the industry, which had a greater adverse effect on those manufacturers with smaller market share. Our market share in South Korea also declined due to competitive pressure and product cycle, with several vehicles leaving our lineup and which were expected to be replaced in 2008 and beyond.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total Net Sales and Revenue

In the year ended 2007 Total net sales and revenue increased by $5.3 billion (or 35.4%) due to: (1) a $3.5 billion increase in GM Daewoo export sales to a diverse global customer base, which was driven by the GM Holden Captiva/GM Daewoo Winstrom launch; (2) a $1.2 billion favorable effect of Foreign Currency Translation, primarily related to the Australian Dollar and Euro; and (3) an increase in domestic vehicle sales in the remainder of the region.

Cost of Sales

In the year ended 2007 Cost of sales increased by $4.7 billion (or 34.2%) due to: (1) a 30.0% increase in GM Daewoo export volumes of $2.9 billion; (2) effect of Foreign Currency Translation primarily related to the Australian Dollar and Korean Won of $0.8 billion; and (3) higher product engineering expenses at GM Daewoo of $0.2 billion and at GM Holden of $0.1 billion.

Cost of sales rate decreased due to material cost performance and efficiencies primarily in GM Daewoo.

Selling, General and Administrative Expense

In the year ended 2007 Selling, general and administrative expense increased by $0.3 billion (or 28.6%) due to higher consumer influence, sales promotion and selling expense of $0.2 billion and increased administrative and other expenses of $0.1 billion in line with the growth in business across various operations in the region.

Other Non-operating Income, Net

In the year ended 2007 Other non-operating income, net decreased by $0.9 billion (or 89.1%) due to: (1) a non-recurring gain of $0.7 billion in 2006 for the sale of our equity stake in Suzuki, which reduced our ownership from 20.4% to 3.7%; and (2) the non-recurring gain of $0.3 billion in 2006 for the sale of our remaining investment in Isuzu.

Equity Income, Net of Tax

In the year ended 2007 Equity income, net of tax increased by $60 million (or 16.4%) due to improved performance at Shanghai GM, offset by decreased equity income due to the sale of part of our equity stake in Suzuki in 2006.

(Income) Loss Attributable to Noncontrolling Interests, Net of Tax

(Income) loss attributable to noncontrolling interests, net of tax decreased by $76 million (or 33.8%) due to the growth of income at GM Daewoo.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Corporate and Other Results of Operations

	Years Ended December 31,			2008 vs. 2007 Change		2007 vs. 2006 Change
	2008	2007	2006	Amount	Percentage	Amount	Percentage
	(Dollars in millions)
Total net sales and revenue	$1,247	$2,390	$33,560	$(1,143)	(47.8)%	$(31,170)	(92.9)%

Cost of sales	(412)	627	(365)	(1,039)	(165.7)%	992	(271.8)%
Selling, general and administrative expense	1,106	822	685	284	34.5%	137	20.0%
Other expense	6,089	4,308	33,426	1,781	41.3%	(29,118)	(87.1)%

Operating loss	(5,536)	(3,367)	(186)	(2,169)	(64.4)%	(3,181)	n.m.
Equity in loss of GMAC LLC	(6,183)	(1,245)	(5)	(4,938)	n.m.	(1,240)	n.m,
Other non-operating income (expense), net	(813)	311	550	(1,124)	n.m.	(239)	(43.5)%
Loss attributable to noncontrolling interests	5	—	10	5	n.m.	10	(100.0)%

Income (loss) from continuing operations attributable to GM Common Stockholders before interest and income taxes	(12,527)	(4,301)	369	(8,226)	(191.3)%	(4,670)	n.m.
Interest income	655	1,228	718	(573)	(46.7)%	510	71.0%
Interest expense	2,428	3,076	2,727	(648)	(21.1)%	349	12.8%
Income tax expense (benefit)	1,766	36,863	(3,075)	(35,097)	(95.2)%	(39,938)	n.m.

Net income (loss) attributable to GM Common Stockholders	$(16,066)	$(43,012)	$1,435	$26,946	62.7%	$(44,447)	n.m.

n.m.	= not meaningful

2008 compared to 2007

In addition to our share of GMAC’s operating results and the results of two special purpose entities holding automotive leases previously owned by GMAC and its affiliates that we retained, Corporate and Other includes certain centrally recorded income and costs, such as interest and income taxes, corporate expenditures and costs related to pension and OPEB for Delphi retirees and retirees of other divested businesses for which we have retained responsibility.

Total net sales and revenue decreased in the year ending 2008 by $1.1 billion (or 47.8%) due to reduced lease financing revenue related to the continued liquidation of the portfolio of automotive leases retained in connection with the divestiture of GMAC.

Cost of sales decreased in the year ended 2008 by $1.0 billion (or 165.7%) due to a net curtailment gain of $1.2 billion associated with the finalization of the Settlement Agreement and a nonrecurring charge of $0.3 billion in 2007 for additional pension expense related to the accelerated recognition of unamortized prior service cost. The effect of these items was partially offset by a charge of $0.5 billion associated with the salaried post-65 healthcare settlement.

Selling, general and administrative expense increased in the year ended 2008 by $0.3 billion (or 34.5%) primarily due to net charges of $0.2 billion for settlement of legal issues.

Other expense increased in the year ended 2008 by $1.8 billion (or 41.3%) due to increased charges of $3.3 billion related to the Delphi Benefit Guarantee Agreements partially offset by a 2007 nonrecurring charge of $0.6 billion for increased Delphi pension expense as a result of the 2007 National Agreement, described in “Key Factors Affecting Current and Future Results” and $0.5 billion reduction in depreciation and amortization relating to the continued liquidation of the portfolio of automotive leases acquired from GMAC.

Equity in loss of GMAC LLC increased $4.9 billion, primarily due to impairment charges related to our investment in GMAC Common Membership Interests of $7.1 billion, partially offset by our proportionate share of GMAC’s income of $0.9 billion.

Other non-operating income (expense), net decreased in the year ended 2008 by $1.1 billion primarily due to the impairment of GM’s preferred interest in GMAC of $1.0 billion.

Interest income decreased in the year ended 2008 by $0.6 billion (or 46.7%) due to a $0.3 billion reduction in interest earned on cash balances due to lower market interest rates and lower cash balances on hand to invest and nonrecurring favorable interest of $0.2 billion recorded in 2007 resulting from various tax related items.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Interest expense decreased in the year ended 2008 by $0.6 billion (or 21.1%) due to a $0.3 billion decrease in interest expense relating to the de-designation of swaps as hedges, a $0.2 billion adjustment of capitalized interest, a $0.1 billion decrease due to retirement of outside debt and decreases in LIBOR rates, a $0.1 billion decrease in wholesale settlement advance interest payment to dealers due to lower vehicle sales offset by a $0.1 billion increase in interest expense stemming from the favorable resolution of prior GM do Brasil tax cases.

Income tax expense (benefit) improved in the year ended 2008 by $35.1 billion (or 95.2%) due to the effect of recording valuation allowances of $39.0 billion against our net deferred tax assets in the United States, Canada and Germany in 2007, offset by the recording of additional valuation allowances in 2008 of $1.9 billion against our net deferred tax assets in South Korea, the United Kingdom, Spain, Australia, India, China and other jurisdictions.

In the year ended 2007, we concluded that it was more likely than not that we would not generate sufficient taxable income to realize our net deferred tax assets in the United States, Canada and Germany, either in whole or in part, and, accordingly, recorded full valuation allowances of $39.0 billion against these net deferred tax assets. This change was primarily due to a decline in actual results from our previous forecast and a significant downward revision in our near-term (2008 and 2009) financial outlook.

A full valuation allowance had historically been recorded for GM Daewoo, but several positive events occurred in 2006 that lead us to conclude that a valuation allowance was no longer necessary. Accordingly, we reversed our full valuation allowance against the net deferred tax assets in 2006. However, in 2008 we determined that it was more likely than not that we would not realize our net deferred tax assets, in whole or in part, at GM Daewoo and recorded full valuation allowances of $725 million against our net deferred tax assets at GM Daewoo.

In the year ended 2008, we determined that it was more likely than not that we would not realize our net deferred tax assets, in whole or in part, in Spain and the United Kingdom and recorded full valuation allowances totaling $379 million against our net deferred tax assets in these tax jurisdictions. Our outlook deteriorated based on our projections of the combined effects of the challenging foreigncurrency exchange environment, unfavorable commodity prices, and our estimate of the potential costs that may arise from the regulatory and tax environment relating to CO2 emissions in the European Union, including legislation enacted or announced in 2008.

In the year ended 2008, we also determined that it was more likely than not that we would not realize our net deferred tax assets, in whole or in part, in Australia due to the effects of the current economic downturn and our near-term and mid-term financial outlooks for these countries. As a result, we recorded full valuation allowances of $284 million against our net deferred tax assets in these tax jurisdictions. Significant additional negative evidence arose in the year ended 2008 in the form of a corporate going concern environment and a significant decline in worldwide revenues and profits in this period and in the mid-term forecast period. As a result, we determined that it was more likely than not that we would not realize our net deferred tax assets in most jurisdictions with net deferred tax assets, even though these entities were not in a three-year adjusted cumulative loss. We established additional valuation allowances of $481 million against deferred tax assets of entities in Argentina, Austria, Belgium, Brazil (separate legal entity from that described above), Chile, Colombia, Ecuador, Finland, Germany (separate legal entities from that described above), Hungary, Indonesia, Ireland, Italy, Kenya, Korea (separate legal entity from that described above), Netherlands, New Zealand, Norway, Peru, Philippines, Poland, Portugal, Russia, South Africa, Switzerland, Taiwan, Turkey, Uruguay, U.S. state jurisdiction (Texas), and Venezuela.

2007 compared to 2006

Total sales and net revenue decreased in the year ended 2007 by $31.2 billion primarily due to the $31.8 billion reduction in our proportionate share of GMAC’s revenues as a result of the de-consolidation of GMAC in November 2006 when our ownership interest was reduced to 49%, and the decrease in lease financing revenue on the continued planned reduction of automotive leases acquired from GMAC.

Cost of sales increased in the year ended 2007 by $1.0 billion. The increase is due to: (1) decreased expenses in 2006 resulting from a curtailment gain of $0.6 billion associated with pension and OPEB expense related to the GMAC Transaction; (2) increased pension expense of $0.3 billion in 2007 as the result of the accelerated recognition of unamortized prior service cost; and (3) $0.3 billion related to the elimination of intercompany transactions with GMAC in 2006 that are no longer eliminated in 2007 since we no longer consolidated GMAC. These increases were offset as ongoing legacy costs, consisting primarily of pension and OPEB expenses for GM and Delphi employees and retirees, decreased in 2007 by $0.1 billion due to changes in U.S. salaried pension and OPEB plans and the 2005 UAW Health Care Settlement Agreement.

Selling, general and administrative expenses increased in the year ended 2007 by $0.1 billion (or 20.0%) due to increased administrative expenses.

Other expense decreased in the year ended 2007 by $29.1 billion due primarily to the $31.7 billion reduction in our proportionate share of GMAC’s expenses as a result of the deconsolidation of GMAC in November 2006. This was offset by increased Delphi Benefit Guarantee Agreement related charges of $1.0 billion and a charge to pension expense of $0.6 billion for the Delphi portion of the 2007 National Agreement (described in “Key Factors Affecting Current and Future Results”).

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Equity in loss of GMAC LLC increased in the year ended 2007 by $1.2 billion due to our proportionate share of GMAC’s losses as a result of the deconsolidation of GMAC in November 2006 as equity income was recorded for only one month of 2006.

Other non-operating income (expense), net decreased in the year ended 2007 by $0.2 billion (or 43.5%) primarily due to a $0.4 billion nonrecurring gain on the 2006 sale of a regional homebuilder by GMAC offset by a $0.1 billion increase in preferred dividends received from GMAC in 2007.

Interest income increased in the year ended 2007 by $0.5 billion (or 71.0%) primarily due to $0.3 billion relating to 2007 interest income earned on GMAC proceeds, $0.1 billion due to an adjustment in US/Canada transfer pricing and $0.2 billion due to increase interest bearing balances deposited at GME and GMLAAM partially offset by decreases in interest bearing balances at GMNA.

Interest expense increased in the year ended 2007 by $0.3 billion (or 12.8%) primarily due to $0.5 billion relating to interest paid to GMAC that is no longer eliminated due to the deconsolidation of our ownership interest in GMAC in November 2006. This increase was offset by $0.3 billion in interest expense relating to reductions in loans outstanding and related fees at GMNA and GM’s Adam Opel AG subsidiaries.

Income tax expense (benefit) increased in the year ended 2007 by $39.9 billion primarily due to the valuation allowance of $39.0 billion we recorded in 2007 against our net deferred tax assets in the U.S., Canada and Germany as described above.

Key Factors Affecting Current and Future Results

The following discussion identifies the key factors, known events and trends that have affected our current results and could affect our future results. Refer to “Liquidity and Capital Resources — Liquidity Overview” for a further discussion of our Viability Plan and the UST Loan Agreement.

GMAC — Conversion to Bank Holding Company and Related Transactions

As previously disclosed, and further described in “GMAC — Sale of 51% Controlling Interest,” in November 2006 we sold a 51% controlling interest in GMAC and retained a 49% interest, which we account for under the equity method.

The adverse domestic and international market conditions in 2008 resulted in significant losses at GMAC’s mortgage lending subsidiary, ResCap, while GMAC’s automotive finance operation experienced pressure from lower used vehicle prices and weaker consumer and dealer credit performance. As a result of the market conditions, GMAC tightened their credit standards and exited several markets, and it was difficult for ResCap to maintain adequate capital and liquidity levels.

GMAC, on behalf of their wholly-owned subsidiary GMC Financial Services, took several actions to address its liquidity issues, which included submitting an application to the Board of Governors of the Federal Reserve for approval to become a BHC under the Bank Holding Company Act of 1956, as amended. As a BHC, GMAC would have expanded opportunities for funding and access to capital, which would provide increased flexibility and stability.

The Board of Governors of the Federal Reserve informed GMAC that it would require GMAC to implement certain actions prior to becoming a BHC, including:

•

Achieving a minimum amount of outstanding total regulatory capital (a significant portion of which would be obtained as a result of the private exchange and cash tender offers described below), including $2.0 billion of new capital from third parties or existing equity holders that will qualify as Tier 1 capital;

•	Modifying GMAC’s capital, shareholder and governance structure to be consistent with the regulatory requirements applicable to BHCs;

•	Obtaining all necessary banking regulatory approvals;

•	Modifying GMAC’s capital funding plan; and

•	Certain other actions.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

In order to obtain approval to convert to BHC status, the Board of Governors of the Federal Reserve required that we and GMAC undertake certain actions or agree to certain conditions, which are described in more detail below.

GMAC Private Exchange and Cash Tender Offers

GMAC had previously initiated private exchange and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ outstanding notes. The private exchange and cash tender offers were concurrent with and predicated upon receiving approval of conversion to BHC status. Subsequent to receiving approval to become a BHC, GMAC consummated its private exchange and cash tender offers. Previously outstanding notes of $21.2 billion were validly tendered in the private exchange and cash tender offers, and GMAC subsequently issued new notes of $13.1 billion and 9% Cumulative Perpetual Preferred Stock of $2.6 billion.

GMAC Issuance of Preferred Membership Interests to the UST

In December 2008, as part of the Automotive Industry Financing Program created under the Troubled Asset Relief Program established by the UST under the Emergency Economic Stabilization Act of 2008, GMAC entered into an agreement with the UST pursuant to which GMAC issued and sold to the UST 5,000,000 units of Series D-1 Fixed Rate Cumulative Perpetual Preferred Membership Interests, having a capital amount of $1,000 per share, and a ten year warrant to purchase up to 250,000 units of Series D-2 Fixed Rate Cumulative Perpetual Preferred Membership Interests at an initial exercise price of $0.01 per unit, for an aggregate purchase price of $5.0 billion in cash. The UST subsequently exercised the warrant for 250,000 Series D-2 Fixed Rate Cumulative Perpetual Preferred Membership Interests for an aggregate exercise price of $2,500. All of the proceeds from the sale of the Series D-1 Fixed Rate Cumulative Perpetual Preferred Membership Interests are treated as Tier 1 capital for BHC regulatory purposes.

Conversion of our Participation Agreement to Common Membership Interests

In June 2008, we, along with Cerberus ResCap Financing LLC (Cerberus Fund) entered into a Participation Agreement with GMAC. The Participation Agreement provided that we would fund up to $368 million in loans made by GMAC to ResCap through a $3.5 billion secured loan facility GMAC provided to ResCap (ResCap Facility), and that the Cerberus Fund would fund up to $382 million. The ResCap Facility was to expire on May 1, 2010, and all funding pursuant to the Participation Agreement was to be done on a pro-rata basis between us and the Cerberus Fund. Through December 2008, we had funded our maximum obligation under the ResCap Facility of $368 million.

In December 2008, we and FIM Holdings, as assignee of Cerberus Fund, entered into an Exchange Agreement with GMAC. Pursuant to the Exchange Agreement, we and FIM Holdings exchanged our respective amounts funded under the Participation Agreement for 79,368 Class B Common Membership Interests and 82,608 Class A Common Membership Interests, respectively.

Purchase of Additional Common Membership Interests

In December 2008 we and FIM Holdings entered into a subscription agreement with GMAC under which we agreed to purchase additional Common Membership Interests in GMAC. The UST had committed to provide us with additional funding in order to purchase the additional Common Membership Interests in GMAC. In January 2009, we borrowed $884 million from the UST and utilized those funds to purchase 190,921 Class B Common Membership Interests of GMAC. These borrowings are secured by our Common and Preferred Membership Interests in GMAC. As part of this loan agreement, the UST has the option to convert outstanding amounts under this loan agreement into Class B Common Membership Interests on a pro-rata basis. As a result of this purchase, our interest in GMAC’s Common Membership Interests increased from 49% to 60%. Refer to Note 15 to the consolidated financial statements.

Additional Commitments to Further GMAC’s Conversion to BHC Status, Including Future Divestitures

In furtherance of GMAC’s effort to become a BHC, we have committed to the following:

•

The 190,921 Class B Common Membership Interests purchased with proceeds from the UST GMAC loan will be placed into one or more trusts (Treasury Trust), no later than March 24, 2009, of which we will be the beneficiary. The UST will have the right to appoint the trustee of the Treasury Trust, who will be independent of us and who will have the authority to vote and dispose of the Class B Common Membership Interests in the Treasury Trust;

•

We will hold 9.9% of our remaining economic interests directly, which currently consist of our Common and Preferred Membership Interests, and any excess Common Membership Interests will be placed into a trust we establish (GM Trust) no later than March 24, 2009, of which we will be the beneficiary. We will appoint the trustee of the GM Trust, who will be independent of us and subject to the approval of the Federal Reserve. The trustee of the GM Trust will have the sole authority to vote and dispose of the Common Membership Interests in the GM Trust;

•	We will reduce our ownership in GMAC, including those Common Membership Interests in the Treasury and GM Trusts, to less than 10% of the voting and total equity of GMAC by December 24, 2011; and

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

•

We will not exercise a controlling influence on GMAC, including agreeing not to have or seek representation on GMAC’s Board of Managers, other than for one non-voting observer, and that our blocking rights under the GMAC LLC agreement will be terminated. Additionally, we have agreed not to use our current 60% ownership of GMAC to exercise any controlling influence on GMAC, including its Board of Managers or its business activities.

Approval of Bank Holding Company Status

The application of GMAC Financial Services to become a BHC under the Bank Holding Company Act of 1956, as amended, was approved by the Board of Governors of the Federal Reserve in December 2008.

Address Healthcare/Legacy Cost Burden

Under the UST Loan Agreement, we have a limited opportunity to implement a restructuring plan to restore our long term viability. One of the conditions contained in the UST Loan Agreement is the requirement to modify the Settlement Agreement such that not less than one half of the value of each future payment to the New VEBA shall be made in the form of our common stock. As such, we have begun discussions with the UAW concerning the restructuring of the existing New VEBA’s funding to comply with the UST Loan Agreement.

2007 National Agreement

In October 2007, the 2007 National Agreement between us and the UAW and the related Retiree Memorandum of Understanding (Retiree MOU) were ratified. The 2007 National Agreement covers the wages, hours and terms and conditions of employment for UAW-represented GM and covered Delphi employees. The Retiree MOU has been superseded by the Settlement Agreement executed in February 2008. The Settlement Agreement provides that responsibility for providing retiree health care will permanently shift from us to a new retiree plan funded by the New VEBA as described below. Following are the key terms and provisions of the 2007 National Agreement and the Settlement Agreement.

The 2007 National Agreement established a new wage and benefit package for new hires (Tier II Wage) in certain non-core positions including but not limited to material movement, kitting, sequencing, certain stampings and certain sub-assemblies. New hires in Tier II Wage positions will receive base wages of approximately $15 per hour versus approximately $28 per hour for existing employees.

Additionally, Tier II Wage new hires will have higher cost sharing arrangements for active healthcare coverage, a cash balance pension plan and receive a $1 per hour 401(k) contribution in lieu of a defined benefit postretirement medical benefit plan.

In addition, the agreement provides lump sum payments of $3,000 in 2007 and 3.0%, 4.0% and 3.0% of wages in 2008, 2009 and 2010, respectively, for traditional employees. We will amortize each of these lump sum payments over the 12-month period following the payment.

Settlement Agreement

In February 2008, we entered into the Settlement Agreement with the UAW and Class Counsel representing the class of UAW retirees regarding postretirement healthcare coverage. The Settlement Agreement provides that responsibility for providing retiree healthcare for UAW retirees, their spouses and dependents will permanently shift from us to the New Plan funded by the New VEBA. In July 2008, the U.S. District Court for the Eastern District of Michigan approved the Settlement Agreement. The terms of the Settlement Agreement stipulated that it would not become effective until all appeals of the July 2008 approval had been exhausted and we had completed discussions with the staff of the SEC regarding the accounting treatment for the transactions contemplated in the Settlement Agreement on a basis we believe to be reasonably satisfactory.

On September 2, 2008, which became the Final Effective Date, the judgment became final as the period to file appeals related to the U.S. District Court for the Eastern District of Michigan’s order expired, with no appeals filed. In September 2008, we determined that discussions between us and the staff of the SEC regarding the accounting treatment for the transaction contemplated by the Settlement Agreement were completed on a basis we believe to be reasonably satisfactory. Therefore, the Settlement Agreement became effective in September 2008 with an Implementation Date of January 1, 2010. As a result of the Settlement Agreement our obligation to provide retiree healthcare coverage for UAW retirees and beneficiaries will terminate as of the Implementation Date. The obligation for all retiree medical claims incurred on or after such date will be the responsibility of the New Plan and New VEBA. At that time, we will account for the establishment and funding of the New VEBA as a termination of our UAW hourly medical plan and Mitigation Plan.

As allowed by the Settlement Agreement and consented to by the Class Counsel, we are deferring $1.9 billion of payments contractually required under the Settlement Agreement to the New VEBA comprised of interest on the $4.4 billion principal amount of our 6.75% Series U Convertible Senior Debentures due December 31, 2012 (Convertible Note), annual wage payments, annual base

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

payment and the Shortfall Payments of $165 million, one each due in 2008 and 2009 resulting from the projected insolvency of the New VEBA, as further described below. Such payments were originally required to be contributed in 2008 and 2009, and have been deferred until the Implementation Date plus an annual interest rate factor of 9.0%.

The following table summarizes our contractual contributions to the New VEBA as required by the Settlement Agreement assuming the buyout options are not utilized and the Convertible Note is held to maturity:

	Years Ended December 31,						Total
	2009	2010	2011	2012	2013	Thereafter
	(Dollars in millions)
Cash	$—	$1,531	$1,442	$454	$466	$9,074	$12,967
Cash settlement of Short-Term Note	—	4,770	—	—	—	—	4,770
Cash payment of Convertible Note	—	926	295	4,668	—	—	5,889
Cash payment of Shortfall Payments	—	533	165	165	165	2,310	3,338

Total contractual contributions (a)	$—	$7,760	$1,902	$5,287	$631	$11,384	$26,964

(a)	Total contractual contributions include Shortfall Payments, as described below. We are contractually obligated to pay the 2008 and 2009 Shortfall Payments, with interest which have been deferred until 2010. The Shortfall Payments for 2010 and thereafter are contingent upon future annual reviews of the solvency of the New VEBA. This table does not take into consideration the $450 million payment we committed to pay directly to the New VEBA to settle a UAW claim asserted against Delphi which is contingent upon substantial consummation of Delphi’s POR.

The terms of the Settlement Agreement require us to make contributions to the New VEBA as described below:

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We are obligated to either contribute $5.6 billion on the Implementation Date or make annual payments in varying amounts between $436 million and $3.3 billion through 2020 at our election. At any time after the Implementation Date, we will have the option to prepay all remaining payments;

•

In February 2008 we issued the $4.0 billion Short-Term Note to LBK, LLC (LBK), a Delaware limited liability company of which we are the sole member. The Short-Term Note pays interest at a rate of 9.0% and matures on or before the 20th business day after the Implementation Date. LBK will hold the Short-Term Note until maturity at which point the proceeds will be transferred to the New VEBA;

•

In February 2008 we issued the $4.4 billion Convertible Note to LBK. LBK will hold the Convertible Note until it is transferred to the New VEBA. The Convertible Note is convertible into 109 million shares of our common stock. Interest on the Convertible Note is payable semi-annually. We have deferred the payment of interest for 2008 and 2009 into 2010. Interest payments of $295 million due in 2010, 2011 and 2012, in addition to the deferred interest payments, after the Convertible Note is contributed to the New VEBA, will be made directly to the New VEBA or any other holder of the Convertible Note;

•	A remaining contribution, originally payable to the Mitigation Plan VEBA, of $1.0 billion due in 2011 to the New VEBA;

•	Other payments of $285 million to be made on the Implementation Date;

•

We may be required to contribute Shortfall Payments of $165 million per year, limited to a maximum of 20 payments, to the New VEBA if annual cash flow projections show that the New VEBA will become insolvent on a rolling 25-year basis. At any time after the Implementation Date we will have the option to prepay all remaining payments at a discount rate of 9.0%; and

•

Effective January 1, 2008, we divided the amount in the existing internal VEBA into separate bookkeeping accounts related to UAW represented employees and retirees, their eligible spouses, surviving spouses and dependents (UAW Related Account) and non-UAW represented employees and retirees, their eligible spouses, surviving spouses and dependents (Non-UAW Related Account). No amounts will be withdrawn from the UAW Related Account, including its investment returns, until the transfer of assets to the New VEBA on the Implementation Date. The UAW Related Account had a balance of $10.0 billion and the Mitigation Plan VEBA had a balance of $1.2 billion at December 31, 2008.

The minimum amount of contractual obligations that we are required to pay under the terms of the Settlement Agreement is $17.9 billion considering possible buyout options, with the maximum undiscounted amount of potential payments being $27.0 billion if all potential Shortfall Payments are made.

Refer to Note 16 to the consolidated financial statements for more details of the Settlement Agreement and related accounting and to Note 18 for additional information regarding Delphi.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

2008 Special Attrition Programs and U.S. and Canada Facility Idlings

In February 2008, we entered into agreements with the UAW and the IUE-CWA regarding special attrition programs which were intended to further reduce the number of hourly employees. The 2008 UAW Special Attrition Program offered to our 74,000 UAW-represented employees consisted of wage and benefit packages for normal and voluntary retirements and buyouts for pre-retirement employees with 26 to 29 years of service. In addition to their vested pension benefits, those employees that were retirement eligible received a lump sum payment, the amount of which depended upon their job classification, that was funded from our U.S. hourly pension plan. For those employees not retirement eligible, other buyout options were offered. The terms of the 2008 IUE-CWA Special Attrition Program offered to the 2,300 IUE-CWA represented employees are similar to those offered through the 2008 UAW Special Attrition Program. As a result of the 2008 Special Attrition Programs, we recognized curtailment losses and charges for other special termination benefits in 2008 of $3.2 billion, which were recorded in Cost of sales. Refer to Note 16 to the consolidated financial statements for additional details on the financial statement effects of the 2008 Special Attrition Programs.

Approximately 18,700 hourly employees elected to participate in the 2008 Special Attrition Programs, and most employees left active employment on or before July 1, 2008. The cash expenditure for the 2008 Special Attrition Programs was $0.3 billion in 2008, and we expect additional cash payments of $0.1 billion in 2009 and $0.1 billion thereafter.

IUE-CWA Agreements

In October 2008, members of the IUE-CWA ratified the closure agreement for our Moraine, Ohio facility, which is our only IUE-CWA represented facility. The agreement is contingent upon the establishment of a new healthcare plan for IUE-CWA retirees funded entirely by the IUE-CWA VEBA that would assume responsibility for providing retiree medical benefits to IUE-CWA retirees. In October 2008 we and the IUE-CWA agreed in principle to a framework for establishing such a VEBA which included incremental cash payments from us as well as a non-escalating increase in pension benefits to IUE-CWA retirees to partially offset increased costs for the receipt of healthcare benefits in retirement. The proposed framework included, among other things, requirements that the IUE-CWA and we reach a settlement agreement with a class of IUE-CWA retirees and that any such settlement agreement receive court approval. Due to unprecedented declining economic circumstances leading to our obtaining the UST Loan Facility, however, we were unable to formally consummate an agreement with the IUE-CWA that would have permitted the parties to proceed with class-wide settlement negotiations. Included among the terms of the UST Loan Agreement is a prohibition against increasing any pension benefits that were not in effect under the terms of a pension plan on December 31, 2008, which appears to restrain us from including pension increases as part of our negotiations. Other terms of the UST Loan Agreement call into question the composition of the incremental payments we would pay. We are continuing to work with the IUE-CWA toward reaching an agreement within the parameters established by the UST.

In light of these contingencies, no recognition to the effect of the IUE-CWA VEBA agreement has been made in our consolidated financial statements.

Under the terms of the agreement our obligation to provide retiree healthcare coverage for IUE-CWA retirees and beneficiaries will terminate on January 1, 2012. The obligation for retiree medical claims incurred thereafter will be the responsibility of the IUE-CWA VEBA. Funding for the IUE-CWA VEBA will begin after the final effective date of January 1, 2012.

As part of the closure agreement that we reached with the IUE-CWA in October 2008, we agreed to certain pension benefit enhancements, patterned off of the 2008 UAW Settlement Agreement, for both current and future IUE-CWA retirees. The cost associated with the pension benefit enhancement is $255 million. This amount was recorded as expense in the three months ended December 31, 2008 which is consistent with the period of future economic benefit due to the closure of the Moraine, Ohio facility during the three months ending December 31, 2008.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

As a result of the closure of the Moraine facility, we accelerated substantially all of the IUE-CWA retiree healthcare plan’s negative prior service cost resulting in a $257 million curtailment gain during the three months ended December 31, 2008.

Salaried Retiree Benefit Plan Changes

In July 2008, we amended our U.S. salaried retiree medical and pension plans, effective January 1, 2009, to eliminate healthcare coverage for U.S. salaried retirees over age 65. Upon reaching age 65, affected retirees and surviving spouses will receive a pension increase of $300 per month to partially offset the retiree’s increased cost of Medicare and supplemental healthcare coverage.

Salaried Workforce Reductions and Other Salaried Benefit Program Modifications

In September 2008, we extended voluntary early retirement offers under our Salaried Window Program to certain of our U.S. salaried employees as part of our July 15, 2008 plan to reduce salary related costs. At December 31, 2008, 3,700 employees had irrevocably accepted the Salaried Window Program.

In October 2008, we announced that we would initiate involuntary separations in some areas of the business to achieve the targeted personnel reduction levels. We are still in the process of assessing the size and effect of these reductions, and, at December 31, 2008, involuntary terminations had not been initiated, and no amount has been accrued for these terminations.

In October 2008, we announced changes to certain U.S. and Canadian salaried employee benefit programs including, most significantly, the suspension of the Matching Contribution for the Savings Stock Purchase Plan effective November 1, 2008 and other reimbursements such as contributions for tuition assistance and other reimbursement programs effective January 1, 2009. We estimate these actions will reduce annual cash spending and expense by $131 million per year.

Delphi Bankruptcy

Background

In October 2005, Delphi filed a petition for Chapter 11 proceedings under the U.S. Bankruptcy Code for itself and many of its U.S. subsidiaries. Delphi’s financial distress and Chapter 11 filing posed significant risks to us for two principal reasons: (1) our production operations rely on systems, components and parts provided by Delphi, our largest supplier, and could be substantially disrupted if Delphi rejected its supply agreements with us or its labor agreements and thereby affected the availability or price of the required systems, components or parts; and (2) in connection with our 1999 spin-off of Delphi, we provided limited guarantees of pension and OPEB benefits for hourly employees represented by the UAW, the IUE-CWA, and the USW who were transferred to Delphi pursuant to the Benefit Guarantee Agreements, which could have been triggered in connection with the Chapter 11 proceedings.

Since the filing, we have continued to work with Delphi, its unions and other interested parties to negotiate a satisfactory resolution to Delphi’s Chapter 11 restructuring process, including several interim agreements and the labor and settlement agreements discussed below.

Labor Settlements

In June 2007, we entered into a memorandum of understanding with Delphi and the UAW (Delphi UAW MOU) which included terms relating to the consensual triggering of the UAW Benefit Guarantee Agreement as well as additional terms relating to Delphi’s restructuring. Under the Delphi UAW MOU we also agreed to pay for certain healthcare costs of Delphi retirees and their beneficiaries in order to provide a level of benefits consistent with those provided to our retirees and their beneficiaries from the Mitigation Plan VEBA, which was formed pursuant to the Delphi UAW MOU. We also committed to pay $450 million to settle a UAW claim asserted against Delphi, which the UAW has directed us to pay directly to the Mitigation Plan VEBA or New VEBA, depending upon the timing of the payment. This amount is to be paid upon substantial consummation of a Delphi POR consistent with the Delphi UAW MOU and which incorporates, approves, and is consistent with the comprehensive settlement agreement between Delphi and us.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

In August 2007, we also entered into memorandums of understanding with Delphi and the IUE-CWA (Delphi IUE-CWA MOU) and with Delphi and the USW (USW MOU). The terms of the Delphi IUE-CWA MOU and the USW MOUs are similar to the Delphi UAW MOU with regard to the consensual triggering of the Benefit Guarantee Agreements.

Delphi-GM Settlement Agreements

In September 2007, as amended in October and December 2007, we entered into the Delphi-GM Settlement Agreements consisting of the Global Settlement Agreement, as amended (GSA) and the Master Restructuring Agreement, as amended (MRA). The GSA was intended to resolve outstanding issues between Delphi and us that have arisen or may arise before Delphi’s emergence from Chapter 11. The MRA was intended to govern certain aspects of our ongoing commercial relationship with Delphi. The memoranda of understandings discussed in the preceding paragraphs were incorporated into these agreements.

In September 2008 we amended the terms of the GSA (Amended GSA) and MRA (Amended MRA) (collectively, Amended Delphi-GM Settlement Agreement). As a part of the negotiations with Delphi regarding the Amended Delphi-GM Settlement Agreements we also entered Implementation Agreements with the UAW, IUE-CWA and the USW. These Implementation Agreements addressed the transfer of pension assets and liabilities under 414(1) of the IRS Code, and the triggering on the basis set forth in the Implementation Agreements of the “Term Sheet — Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee” negotiated with the respective unions in 2007, and the release by the unions, their members and their retirees of Delphi and us from claims related to such matters. In September 2008, the Bankruptcy Court entered an order approving the Amended Delphi-GM Settlement Agreements and the Implementation Agreements, which then became effective on September 29, 2008.

In addition, the more significant items contained in the Amended Delphi-GM Settlement Agreements included our commitment to:

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Reimburse Delphi for its costs to provide OPEB to certain of Delphi’s hourly retirees from December 31, 2006 through the date that Delphi ceases to provide such benefits and we will assume responsibility for OPEB going forward;

•	Reimburse Delphi for the normal cost of credited service in Delphi’s pension plan between January 1, 2007 and the date its pension plans are frozen;

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First Hourly Pension Transfer — Transfer, under IRS Code Section 414(l), net liabilities of $2.1 billion from the Delphi hourly rate employee pension plan (Delphi HRP) to our U.S. hourly pension plan on September 29, 2008;

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Second Hourly Pension Transfer — Transfer the remaining Delphi HRP net liabilities, which are estimated to be $3.2 billion at December 31, 2008, upon Delphi’s substantial consummation of its POR that provides for the consideration to be received by us (as described below) and is consistent with other terms of the Amended Delphi-GM Settlement Agreements. Actual amounts of the Second Hourly Pension Transfer will depend on, among other factors, the valuation of the pension liability at the transfer date, the proportion of the obligation assumed by the PBGC and performance of pension plan assets;

•

Reimburse Delphi for all retirement incentives and half of the buyout payments made pursuant to the various attrition program provisions and to reimburse certain U.S. hourly buydown payments made to certain hourly employees of Delphi;

•

Award certain future product programs to Delphi, provide Delphi with ongoing preferential sourcing for other product programs, eliminate certain previously agreed upon price reductions, and restrict our ability to re-source certain production to alternative suppliers;

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Labor Cost Subsidy — Reimburse certain U.S. hourly labor costs incurred to produce systems, components and parts for us from October 1, 2006 through September 14, 2015 at certain U.S. facilities owned or to be divested by Delphi;

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Production Cash Burn Support — Reimburse Delphi’s cash flow deficiency attributable to production at certain U.S. facilities that continue to produce systems, components and parts for us until the facilities are either closed or sold by Delphi;

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

•	Facilitation Support — Pay Delphi $110 million in both 2009 and 2010 in quarterly installments in connection with certain U.S. facilities owned by Delphi;

•	Temporarily accelerate payment terms for Delphi’s North American sales to us upon substantial consummation of its POR, until 2012;

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Reimburse Delphi beginning January 1, 2009, for actual cash payments related to workers compensation, disability, supplemental employment benefits and severance obligations for all current and former UAW-represented hourly active and inactive employees; and

•	Guarantee a minimum recovery of the net working capital that Delphi has invested in certain businesses held for sale.

Delphi agreed to provide us or our designee with an option to purchase all or any of certain Delphi businesses for one dollar if such businesses have not been sold by certain specified deadlines. If such a business is not sold either to a third party or to us or any affiliate pursuant to the option by the applicable deadline, we (or at our option, an affiliate) will be deemed to have exercised the purchase option, and the unsold business, including materially all of its assets and liabilities, will automatically transfer to the GM buyer. Similarly, under the Delphi UAW MOU if such a transfer has not occurred by the applicable deadline, responsibility for the affected UAW hourly employees of such an unsold business would automatically transfer to us or our designated affiliate.

The Amended GSA also resolves all claims in existence as of the effective date of the Amended Delphi-GM Settlement Agreements (with certain limited exceptions) that either Delphi or we have or may have against the other, including Delphi’s motion in March 2006 under the U.S. Bankruptcy Code to reject certain supply contracts with us. The Amended GSA and related agreements with Delphi’s unions release us and our related parties, as defined, from any claims of Delphi and its related parties, as defined, as well as any employee benefit related claims of Delphi’s unions and hourly employees. Also pursuant to the Amended GSA, we have released Delphi and its related parties, as defined, from claims by us or our related parties, as defined.

Additionally, the Amended GSA provides that we will receive:

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An administrative claim regarding the First Hourly Pension Transfer of $1.6 billion, of which we will share equally with the general unsecured creditors up to only the first $600 million in recoveries in the event Delphi does not emerge from bankruptcy;

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An administrative claim for $2.1 billion for the total Delphi HRP transfer (inclusive of the administrative claim for the First Hourly Pension Transfer) to be paid in preferred stock upon substantial consummation of Delphi’s POR in which Delphi emerges with: (1) its principal core businesses; (2) exit financing that does not exceed $3.0 billion (plus a revolving credit facility); and (3) equity securities that are not senior to or pari passu with the preferred stock issued to us; and

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A general unsecured claim in the amount of $2.5 billion that is subordinated until general unsecured creditors receive recoveries equal to 20% of their general unsecured claims after which we will receive 20% of our general unsecured claim in preferred stock, with any further recovery shared ratably between us and general unsecured creditors.

The ultimate value of any consideration that we may receive is contingent on the fair value of Delphi’s assets in the event Delphi fails to emerge from bankruptcy or upon the fair market value of Delphi’s securities if Delphi emerges from bankruptcy.

Delphi POR

The Bankruptcy Court entered an order in January 2008 confirming Delphi’s POR. In April 2008, Delphi announced that although it had met the conditions required to substantially consummate its POR, including obtaining $6.1 billion in exit financing, Delphi’s plan investors refused to participate in the closing of the transaction contemplated by the POR, which was commenced but not completed because of the plan investors’ position. We continued to work with Delphi and its stakeholders on Delphi’s efforts to emerge from bankruptcy, including the implementation of the Amended Delphi-GM Settlement Agreements. In October 2008 Delphi filed a modified POR, which contemplated Delphi obtaining $3.8 billion in exit financing to consummate its modified POR.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Delphi Advance Agreement

In May 2008, we agreed to advance up to $650 million to Delphi in 2008, which was within the amounts we would have owed under the Delphi-GM Settlement Agreements had Delphi emerged from bankruptcy in April 2008. In August 2008 we entered into a new agreement to advance up to an additional $300 million. This increased the amount we agreed to advance to $950 million in 2008, which was within the amounts we would owe under the Delphi-GM Settlement Agreements if Delphi was to emerge from bankruptcy in December 2008. Upon the effectiveness of the Amended Delphi-GM Settlement Agreements, the original $650 million advance agreement matured, leaving a $300 million advance agreement. Further, in October 2008, subject to Delphi obtaining an extension or other accommodation of its debtor-in-possession financing through June 30, 2009, we agreed to extend the $300 million advance agreement through June 30, 2009 and to temporarily accelerate our North American payables to Delphi in the three months ended June 30, 2009, which is expected to result in additional liquidity to Delphi of $100 million in each of April, May and June of 2009. In December 2008, Delphi reached an accommodation with its lender through June 30, 2009 and we agreed to change the commencement date of the temporary acceleration of our North American payables to Delphi from April 2009 to March 2009. The temporary acceleration of payment terms, which was to occur upon substantial consummation of Delphi’s POR under the Amended Delphi-GM Settlement Agreements, was also subject to Delphi’s actual liquidity requirement. In January 2009, we agreed to immediately accelerate $50 million in advances towards the temporary acceleration of our North American payables. In February 2009, we agreed to increase the advance agreement commitment from $300 million to $350 million, to become effective on March 24, 2009, subject to approval by the UST under the terms of our UST Loan Agreement. In March 2009, we agreed to the increase in the advance agreement commitment from $350 million to $450 million, to become effective on March 24, 2009, subject to; (1) our Board approval; (2) UST approval under the terms of the UST Loan Agreement; (3) Bankruptcy Court approval of increase in advance agreement; and (4) the achievement of certain milestones in the Steering Option Exercise Agreement (described below), including, but not limited to, Bankruptcy Court approval of the Steering Option Exercise Agreement and execution of definitive agreements for the sale of the Global Steering business to us. Through March 4, 2009, we have advanced $245 million under this agreement. There are no assurances that Delphi will be able to repay the amounts advanced.

Steering Option Exercise Agreement

In March 2009, we reached preliminary agreement with Delphi on terms for us to acquire Delphi’s Global Steering Business as provided for in the Amended Delphi-GM Settlement Agreements. The Option Exercise Agreement is subject to our Board approval, UST approval and Bankruptcy Court approval.

We continue to work with Delphi and its stakeholders on Delphi’s efforts to emerge from bankruptcy.

Risks if Delphi Cannot Emerge From Bankruptcy

If Delphi is not successful in emerging from bankruptcy, we could be subject to some of the risks that we have reported since Delphi’s 2005 bankruptcy filing. For example, we may not be able to obtain the systems, components and parts that Delphi currently supplies to us. This could materially disrupt our operations including production of certain of our vehicles. In addition, although we would still receive an administrative claim for the First Hourly Pension Transfer, we may not receive any recovery on this claim and we would not receive any preferred stock as set forth in the Amended GSA.

GMAC — Sale of 51% Controlling Interest

In November 2006, we completed the GMAC Transaction, which was the sale of a 51% controlling interest in GMAC for a purchase price of $7.4 billion to FIM Holdings. We retained a 49% interest in GMAC’s Common Membership Interests. In addition, FIM Holdings purchased 555,000 of GMAC’s Preferred Membership Interests for a cash purchase price of $500 million and we purchased 1,555,000 Preferred Membership Interests for a cash purchase price of $1.4 billion. In November 2007, FIM Holdings converted 555,000 of its Preferred Membership Interests into Common Membership Interests and we converted 533,236 of our

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Preferred Membership Interests into Common Membership Interests, so that our percentage ownership of the Common Membership Interests remained unchanged, although subsequent to these conversions we are the sole holders of this series of Preferred Membership Interests.

GMAC may be required to make certain quarterly cash distributions to us based upon the Preferred Membership Interests we hold. These Preferred Membership Interests are issued in units of $1,000 and accrue a yield at a rate of 10% per annum and are non-cumulative. The GMAC Board of Managers may reduce any distribution to the extent required to avoid a reduction of the equity capital of GMAC below a minimum amount of equity capital equal to the net book value of GMAC at November 30, 2006, and may reduce or suspend any distribution under certain circumstances.

As part of the GMAC Transaction, we retained an option, for ten years after the closing date, to repurchase from GMAC certain assets related to the automotive finance business of the North American Operations and International Operations of GMAC. As part of GMAC’s conversion to BHC status, the call option was terminated.

Liquidity and Capital Resources

Liquidity Overview

We have incurred significant losses from 2005 through 2008, attributable to operations and to restructurings and other charges such as support for Delphi, our share of GMAC’s losses, impairments of our investments in GMAC and charges related to future cost cutting measures. We have managed our liquidity during this time through a series of cost reduction initiatives, capital markets transactions and sales of assets. However, the global credit market crisis has had a dramatic effect on our industry. In the second half of 2008, the increased turmoil in the mortgage and overall credit markets (particularly the lack of financing to buyers or lessees of vehicles), the continued reductions in U.S. housing values, the volatility in the price of oil, the recession in the United States and Western Europe and the slowdown of economic growth in the rest of the world created a substantially more difficult business environment. The ability to execute capital markets transactions or sales of assets was extremely limited, and vehicle sales in North America and Western Europe contracted severely as the pace of vehicle sales in the rest of the world slowed. Our liquidity position, as well as our operating performance, was negatively affected by these economic and industry conditions and by other financial and business factors, many of which are beyond our control. These conditions have not improved through January 2009, with sales of light vehicles for the U.S. industry falling to 657,000 units, or a seasonally adjusted rate of 9.9 million units, which was the lowest level for January since 1982. We do not believe it is likely that these adverse economic conditions, and their effect on the automotive industry, will improve significantly in 2009, notwithstanding the unprecedented intervention by governments in the United States and other countries in the global banking and financial systems.

In the year ended 2008, we had consolidated negative operating cash flow of $12.1 billion compared with positive operating cash flow of $7.7 billion in the year ended 2007, and our available liquidity decreased to $14.2 billion at December 31, 2008 from $27.8 billion at December 31, 2007. Operating cash flow was unfavorably affected primarily by losses in GMNA and GME due to a significant working capital deterioration as a result of lower sales volumes. Our available liquidity deteriorated by $13.6 billion primarily due to negative operating cash flow and other items such as payments to Delphi of $1.4 billion in connection with the GSA and the MRA and cash restructuring expenditures of $1.2 billion partially offset by borrowings on our secured revolver and proceeds from our U.S. government loan as described below.

We have taken far reaching actions to restructure our U.S. business, but the effects of current global economic and credit market conditions on the automotive industry require that we obtain additional near-term liquidity support. Based on our estimated cash requirements through December 31, 2009, we do not expect our current operations to generate sufficient cash flow to fund our obligations as they come due, and we do not currently have other traditional sources of liquidity available to fund these obligations.

In 2008, we announced a plan for a combination of operating and related initiatives (2008 Cash Initiatives), as well as asset sales and capital market activities, both to conserve cash and to generate incremental cash flows in a total amount of up to $20.0 billion. Certain of the 2008 Cash Initiatives, particularly asset sales and capital market activities, will be very challenging given the current business and credit market environments. Moreover, the full effect of many of these actions will not be realized until the second half of 2009 or later, even if they are implemented successfully.

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Due to the sudden and rapid decline of our industry and sales, we determined in the three months ended December 31, 2008 that, despite the far reaching actions initiated to restructure our U.S. business, we would be unable to pay our obligations in the normal course of business in 2009 or service our debt in a timely fashion, which required the development of a new plan that depended on financial assistance from the U.S. Government. On December 31, 2008, we entered into the UST Loan Agreement with the UST pursuant to which the UST agreed to provide us with a $13.4 billion UST Loan Facility. We borrowed $4.0 billion under the UST Loan Facility on December 31, 2008, an additional $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. As a condition to obtaining the UST Loan Facility, we agreed to achieve certain restructuring targets within designated time frames as more fully described in “Recent Developments.”

Pursuant to the terms of the UST Loan Facility and as described more fully in “Recent Developments,” we submitted to the UST on February 17, 2009 our Viability Plan. In order to execute the Viability Plan, we have requested U.S. Government funding of $22.5 billion to cover our baseline liquidity debt funding requirements comprised of the initial $18.0 billion requested in our December 2, 2008 downside scenario plus an additional $4.5 billion to reflect changes in various assumptions subsequent to the December 2, 2008 submission and $30.0 billion to cover our downside sensitivity liquidity requirements. We have proposed, as an alternative to debt funding that the funding could be met through a combination of a secured term loan of $6.0 billion and preferred equity of $16.5 billion under a Viability Plan baseline scenario representing an increase of $4.5 billion over our December request and $9.1 billion incremental to the $13.4 billion outstanding at February 28, 2009. We have suggested to the UST that the current amount outstanding under the UST Loan Facility of $13.4 billion plus an additional $3.1 billion of the amount to be requested in 2009 could be provided in the form of preferred stock. We believe this structure would provide the necessary medium-term funding we need and provide a higher return to the UST, commensurate with the higher returns the UST receives on other preferred stock investments in financial institutions. Under a Viability Plan downside sensitivity scenario, an additional $7.5 billion of funding would be required, which we have requested in the form of a secured revolving credit facility. The collateral used to support the current $13.4 billion UST Loan Facility would be used to support the proposed $7.5 billion secured revolving credit facility and the $6.0 billion term loan. Our Viability Plan also assumes loans of $7.7 billion of DOE Loans from the DOE. Our baseline industry vehicle sales forecast for 2009 is 10.5 million total vehicles in the United States and 57.5 million vehicles globally. Our market share forecast for 2009 is 22% in the United States and 12% globally. In 2009, our baseline liquidity forecast reflects $2.0 billion of funding from the UST in March 2009 and an additional $2.6 billion in April 2009 in addition to the $13.4 billion received to date; a net $2.3 billion from other non-U.S. governmental entities; the receipt of $2.0 billion in DOE Loans; and the sale of certain assets for net proceeds of $1.5 billion. This funding and additional amounts described above is required to provide the necessary working capital to operate our business until the global economy recovers and consumers have available credit and begin purchasing automobiles at more historical volume levels. In addition, the Viability Plan is dependent on our ability to execute the bond exchange and VEBA modifications contemplated in our submissions to UST and our ability to achieve the revenue targets and execute the cost reduction and other restructuring plans. We currently have approximately $1 billion of outstanding Series D convertible debentures that mature on June 1, 2009. Our funding plan described above does not include the payment at maturity of the principal amount of these debentures. If we are unable to restructure the Series D convertible debentures prior to June 1, 2009, or otherwise satisfactorily address the payment due on June 1, 2009, a default would arise with respect to payment of these obligations, which could also trigger cross defaults in other outstanding debt, thereby potentially requiring us to seek relief under the U.S. Bankruptcy Code.

In addition to the request for additional funding from the UST included in our Viability Plan, we have requested financial support from the following governments outside the United States, among others, to provide the necessary funding to operate our business in 2009:

Australia — Continued local production has become more challenging due to changes in market preferences. Together with the Australian government, we have developed a plan to bring to market a new, more fuel efficient vehicle, with project funding provided by the Australian Government in the form of permanent grants of $118 million.

Canada — The Canadian market as well as our Canadian subsidiary GM Canada are highly integrated into our overall North American strategy and operations. Approximately 90% of GM Canada’s production in 2008 was exported outside of Canada, primarily to the U.S. Approximately 88% of GM Canada’s domestic sales were imports from our U.S. operations. The recent unprecedented industry volume downturn in North America, coupled with a gap in cost competitiveness related to both active employees and retirees, have accelerated the need to restructure our Canadian operations in order to achieve long-term viability. We

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are in discussions with the Canadian Federal and Ontario Provincial Governments to secure long-term financial assistance to execute the necessary restructuring actions for long-term viability. In addition, we are in discussion with the CAW union to reduce labor costs to competitive levels, and the CAW has committed to achieving an hourly cost structure that is consistent with what we ultimately negotiate with the UAW. Our discussions with the Canadian Federal and Ontario Provincial Governments have been based on the principle of maintaining proportionate levels of manufacturing in Canada and GM Canada receiving long-term financial assistance proportional to the total support provided to us by the U.S. Government.

Sweden — We have conducted a strategic review of our global Saab business and have offered it for sale. Given the urgency of stemming sizeable outflows associated with Saab operations, Saab Automobile AB filed for reorganization protection under the laws of Sweden on February 20, 2009. Because we anticipate losing our controlling interest in Saab, we anticipate that we will no longer consolidate Saab beginning in the three months ending March 31, 2009 and anticipate recording a significant loss, which may be in excess of $1.0 billion on de-consolidation.

Europe — Europe is a highly competitive automotive market, is currently unprofitable for many vehicle manufacturers and has a relatively costly restructuring environment. We have engaged our European labor unions to achieve cost reductions of $1.2 billion, which include several possible closures or spin-offs of manufacturing facilities in high cost locations. In addition, we are restructuring our sales organization to become more brand focused and better optimize our advertising expenses. We are also in discussions with the German government for liquidity support to fund our operations and certain liabilities and our German subsidiary has submitted a proposed viability plan in connection with these discussions. A sustainable strategy for our European operations may include partnerships with the German government and/or other European governments.

Asia-Pacific — Lower GDP and industry volume outlooks have prompted reconsideration of the pace of our capacity expansion plans in India, which had been planned to be self-funded. In addition, two sizeable manufacturing expansion projects in Thailand — for tooling and assembly of a new midsized pickup model, and for a diesel engine facility — are no longer feasible without support from the Government of Thailand and local banks, or other partners, and are suspended indefinitely.

We are currently engaged in negotiations with the UAW and counsel for the class of GM retirees and their respective advisors to pursue modifications to the Settlement Agreement in accordance with the requirements of the UST Loan Agreement. Consistent with the terms of the UST Loan Agreement, we are seeking to convert at least half the value of our future payments to the VEBA to our common stock rather than cash, with the total value of our VEBA payments to not exceed the amount provided under the VEBA Settlement Agreement. Extensive due diligence regarding our current situation and future prospects and plans is now underway by the UAW, class counsel and their advisors. These parties understand that the restructuring of our VEBA obligations is a necessary component of the Viability Plan and have agreed to work toward executing an agreement to modify the VEBA Settlement Agreement by March 31, 2009. We have not yet reached any agreement to restructure the VEBA payments.

We are also currently engaged in negotiations with advisors to the unofficial committee of the unsecured bondholders to reduce our public unsecured debt through an exchange of the bonds into our equity or other appropriate means in accordance with the requirements of the UST Loan Agreement. These negotiations are ongoing, and we are committed to commencing an exchange offer by March 31, 2009 as required by the UST Loan Agreement.

In connection with the warrant provided to the UST in connection with the UST Loan Agreement and the debt to equity conversion of not less than two-thirds of our unsecured debt and the conversion of at least one-half of the value of our outstanding VEBA obligation to equity, we anticipate that new equity issued pursuant to the UST warrant, in the Bond Exchange and to the VEBA would represent substantially all of our pro forma common stock outstanding.

In addition to the 2008 Cash Initiatives, we have taken numerous actions to conserve cash and improve our liquidity. Such actions include reducing the number of salaried employees by 10,000 during 2009; reducing U.S. salaries by a range of 3% to 10% depending of their level of management; reducing benefits for salaried retirees; negotiating the suspension of the JOBS Bank program with the UAW (refer to Note 21 to the consolidated financial statements); reducing working capital requirements in our operations through reduction of inventories and other measures; and reducing capital and engineering spending through the delay or cancellation of certain product programs. We have also begun negotiations with the unions which represent certain of our employees in the United

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

States, Canada and Western Europe to further reduce our hourly labor costs. While these discussions are ongoing, we have reached a tentative agreement with the UAW, which is subject to ratification by its members, to obtain additional U.S. hourly labor cost reductions in the United States.

We also continue to actively market certain assets for sale including our HUMMER brand, our AC Delco business and a transmission facility in Strasbourg, France. However, current global economic conditions and the lack of available credit are making it difficult to complete these transactions and it is possible that we will not receive the net proceeds as contemplated in the Viability Plan.

Successful completion of the Viability Plan will require significant cash payments related to restructuring, dealer and brand rationalization and employee headcount and capacity rationalization. We currently estimate that those cash requirements are $3.5 billion in 2009 and an additional $2.3 billion through 2014. Successful completion of the Viability Plan is also dependent on our ability to continue to procure parts from Delphi and that GMAC continues to provide financing to our dealers and customers.

If we are not successful in obtaining the additional funding necessary to execute our restructuring plan as provided for in the Viability Plan, we would be required to take additional actions to continue operations. However, there can be no assurance that these actions, such as further reductions in productive capacity, hourly and salaried headcount, employee compensation and benefits, or capital expenditures and engineering spending would be sufficient to prevent the need for us to potentially seek relief through a filing under the bankruptcy laws in the United States and other jurisdictions.

Our liquidity plans are subject to a number of risks and uncertainties, including those described in “Risk Factors,” some of which are outside our control. If the UST should not approve our Viability Plan, outstanding amounts under the UST Loan Agreement, currently $13.4 billion (plus an additional UST note of $0.7 billion and a UST GMAC Loan of $0.9 million), would become due and payable within 30 days. If that were to occur, we would be unable to repay amounts outstanding under the UST Loan Facility or other indebtedness as they come due, which would cause us to default. We would then be forced to seek waivers of any defaults or covenant breaches on our indebtedness or obligations or arrange for substitute financing, or potentially to seek relief through a filing under the U.S. bankruptcy code. Even then, there can be no assurances that we would be able to procure financing to continue operations in bankruptcy. We believe that only the U.S. government could provide such financing, directly or indirectly through guarantees. There is no assurance that we could secure a waiver in such circumstances or that we would not incur significant costs in doing so. Additionally, we have significant obligations that include cross-default provisions that could be triggered by a failure to comply with certain significant credit agreements.

Our $4.5 billion secured revolving credit facility, $1.5 billion U.S. term loan and a $125 million inventory financing facility contain covenants making the debt thereunder callable by the lenders in the event that our independent auditors include a paragraph in their report expressing substantial doubt about our ability to continue as a going concern. We have obtained waivers from the lenders, waiving their right to call the loans in connection with the report by our auditors dated March 4, 2009 containing such a paragraph. However, the waivers provide that the loans would be callable in the event that the UST does not approve the Viability Plan and the UST Loan becomes due and payable.

We are confident in our ability to execute those operating actions that are substantially within our control, including reductions in productive capacity, hourly and salaried headcount, brands, nameplates, dealers, and other spending and working capital improvements. The success of our Viability Plan, however, necessarily depends on global economic conditions and the level of automotive sales, particularly in the United States and Western Europe. Our Viability Plan also assumes that we will not be required to provide additional financial support to Delphi or GMAC beyond the levels included in the Viability Plan and that our trade suppliers will continue to conduct business with us on terms consistent with historical practice. Our suppliers might respond to an apparent weakening of our liquidity position and to address their own liquidity needs by requesting faster payment of invoices or other assurances. If this were to happen, our need for cash would be intensified and we might be unable to make payments to our suppliers as they become due. We believe supplier liquidity issues could potentially arise as soon as March 2009, as suppliers restart operations after a period of limited production in January and February 2009. These suppliers may also experience difficulties renewing their credit lines and facilities due to the tightened credit markets and their exposure to the automotive industry, including us. These suppliers may also receive going concern opinions from their auditors, which could put them in default of their own credit facilities. To address the risk that suppliers may not be able to obtain adequate liquidity to continue to supply parts to us, we have proposed that

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

the UST create a credit insurance program, or a government sponsored factoring program for our and other automotive manufacturers’ receivables. We estimate that our direct material and logistics suppliers could be eligible for up to $4.5 billion in receivables insurance through 2011 for such a program.

Even if we successfully implement the planned operating actions in the Viability Plan that are substantially within our control, our estimated liquidity will be inadequate unless we receive significant additional government funding, economic and automotive industry conditions significantly improve, we receive substantial proceeds from asset sales, we gain access to capital markets and other private sources of funding, or we take more aggressive working capital initiatives, or some combination of the foregoing. We are actively pursuing all of these possible sources of funding, but there can be no assurance that they will supply funds in amounts and timing sufficient to meet our liquidity requirements through 2009 and later periods.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is substantially dependent on the successful execution of many of the actions referred to above, on the timeline contemplated by our plans. The uncertainty of successful execution of our Viability Plan, among other factors, raises substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Investors or potential investors in our securities consider cash flows of the Automotive and Other business, which consists of our four regional automotive segments and Corporate and Other, and FIO business to be relevant measures in the analysis of our various securities that trade in public markets. Accordingly, we provide supplemental statements of cash flows to aid users of our consolidated financial statements in the analysis of performance and liquidity and capital resources.

Available Liquidity

Available liquidity includes cash balances, marketable securities, and readily-available assets of our VEBAs. At December 31, 2008, available liquidity was $14.2 billion compared with $27.8 billion at December 31, 2007 and $26.9 billion at December 31, 2006. The amount of consolidated cash and marketable securities is subject to intra-month and seasonal fluctuations and includes balances held by various business units and subsidiaries worldwide that are needed to fund their operations.

Although our cost reduction initiatives have reduced our ongoing need for cash compared to prior periods, we still expect to have substantial cash requirements going forward. Our future uses of cash will include, among other possible demands:

•	Costs to implement long-term cost savings and restructuring plans such as potential capacity reduction programs;

•	Continuing capital expenditures;

•	Scheduled cash contributions of $7.8 billion in 2010 for the benefit of the New VEBA for postretirement health care established pursuant to the Settlement Agreement; and

•	Continuing use of cash in our operations as a result of lower global industry sales.

As discussed previously, we are experiencing a decline in vehicle sales in the North American and Western European markets that results in an unfavorable effect on working capital. In the United States, we generally recognize revenue and collect the associated receivable shortly after production, but pay our suppliers approximately 47 days later. Accordingly, we consistently have negative working capital. During periods of declining sales and production this results in outflows of cash greater than collections of accounts receivable, as we pay suppliers for materials on which we have previously recognized revenue and collected the associated receivable. When production and sales stabilize, this effect reverses and we return to a more regular pattern of working capital changes. If the volume of our sales declines further, there will continue to be an associated negative operating cash flow effect due to working capital changes, and it could be significant. However, if the downward trend of sales were to reverse, we would experience positive operating cash flow effects attributable to a reduction in working capital.

We continue to manage our global liquidity centrally within two primary liquidity pools, specifically the U.S. cash pool and the international cash pool. This allows us to optimize funding of our global operations. At December 31, 2008, approximately 48% of our available liquidity was held in the U.S. In the year ended 2008, our U.S. liquidity position deteriorated mainly due to negative operating cash flow, payments to Delphi in connection to the Amended GSA and the Amended MRA, and restructuring charges, partially offset by borrowings on our secured U.S. credit facility and proceeds from the UST Loan Facility and withdrawals from our VEBA assets. This deterioration was particularly pronounced in 2008, due to unusually high sales allowance reserves in North America related to our switch to emphasizing cash rather than financing incentives for vehicle sales. While our U.S. operations have access to much of our overseas liquidity through intercompany arrangements, certain restrictions apply to the use of U.S. liquidity to fund our international operations under the UST Loan Agreement. The following table summarizes our global liquidity:

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

	December 31,
	2008	2007	2006
	(Dollars in millions)
Cash and cash equivalents	$14,053	$24,817	$24,123
Marketable securities	141	2,354	326
Readily-available VEBA assets	—	640	2,500

Available liquidity	14,194	27,811	26,949
Available under credit facilities	649	7,891	6,954

Total liquidity	$14,843	$35,702	$33,903

Available liquidity decreased to $14.2 billion at December 31, 2008 from $27.8 billion at December 31, 2007 primarily as a result of negative operating cash flow driven by reduced production in North America and Western Europe, working capital unwind, postretirement benefit payments and cash restructuring costs, and payments to Delphi in connection with the Amended GSA and the Amended MRA, partially offset by draws on our secured revolver and proceeds from our UST Loan Facility.

Available liquidity increased to $27.8 billion at December 31, 2007 from $26.9 billion at December 31, 2006 primarily as a result of positive operating cash flow, net of a $1.0 billion contribution to the Mitigation Plan VEBA, $5.4 billion in proceeds from the sale of Allison, and cash flows received in connection with portfolios of automotive operating leases retained by us in the GMAC transaction. This increase was partially offset by a $1.0 billion capital contribution to GMAC and a decrease in readily-available VEBA assets of $1.9 billion primarily as a result of the Settlement Agreement.

The following table summarizes our VEBA assets:

	December 31,
	2008	2007	2006
	(Dollars in millions)
Total VEBA assets	$9,969	$16,303	$17,813
Readily-available VEBA assets	$—	$640	$2,500

Total VEBA assets decreased to $10.0 billion at December 31, 2008 from $16.3 billion at December 31, 2007 due to negative asset returns and a $1.4 billion withdrawal of VEBA assets in the year ended 2008. In connection with the Settlement Agreement a significant portion of the VEBA assets have been allocated to the UAW Related Account, which will also hold the proportional investment returns on that percentage of the trust. No amounts will be withdrawn from the UAW Related Account including its investment returns from January 1, 2008 until transfer to the New VEBA. Because of this treatment, we are excluding any portion of the UAW Related Account from our available liquidity at and subsequent to December 31, 2007.

At the Implementation Date, we will be required to transfer $6.9 billion, including the deferred amounts discussed below, subject to adjustment, to the New VEBA. Further, we may either transfer an additional $5.6 billion, subject to adjustment, to the New VEBA at that time, or we may instead opt to make annual payments of varying amounts between $436 million and $3.3 billion through 2020. At any time after the Implementation Date we will have the option to prepay all remaining payments.

Total VEBA assets decreased to $16.3 billion at December 31, 2007 from $17.8 billion at December 31, 2006. The decline in VEBA assets was primarily driven by $2.7 billion of withdrawals partially offset by favorable asset returns in the year ended 2007. In connection with the Settlement Agreement, as described above, we have excluded any portion of the UAW Related Account from our available liquidity at December 31, 2007.

Credit Facilities

At December 31, 2008, we had unused credit capacity of $0.6 billion, of which $32 million was available in the U.S., $0.1 billion was available in other countries where we do business and $0.5 billion was available in our joint ventures. The components of our available credit and unused credit capacity are discussed in the following paragraphs.

We have a $4.5 billion standby revolving credit facility with a syndicate of banks, which terminates in July 2011. At December 31, 2008, $4.5 billion was outstanding under the credit revolver. In addition to the outstanding amount at December 31, 2008, there were $10 million of letters of credit issued under the credit facility. Under the $4.5 billion secured facility, borrowings are limited to an amount based on the value of the underlying collateral. In addition to the $4.5 billion secured line of credit, the collateral also

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

secures certain lines of credit, automated clearinghouse and overdraft arrangements, and letters of credit provided by the same secured lenders, of $0.2 billion. In the event of work stoppages that result in the loss of a certain level of production, the secured facility would be temporarily reduced to $3.5 billion. At December 31, 2008, we had $5 million available under this facility.

In August 2007, we entered into a revolving credit agreement expiring in August 2009 that provides for borrowings of up to $1.0 billion at December 31, 2008, limited to an amount based on the value of the underlying collateral. This agreement provides additional available liquidity that we could use for general corporate purposes, including working capital needs. The underlying collateral supported a borrowing base of $0.3 billion and $1.3 billion at December 31, 2008 and 2007, respectively. At December 31, 2008, $0.3 billion was outstanding under this agreement, leaving $13 million available.

In November 2007 we renewed a revolving secured credit facility that would provide borrowings of up to $0.3 billion. Under the facility, borrowings are limited to an amount based on the value of underlying collateral, which consists of a portion of our company vehicle fleet. At December 31, 2008 the underlying collateral supported a borrowing base of $0.1 billion. The amount borrowed under this program was $0.1 billion, leaving $3 million available at December 31, 2008.

In September 2008, we entered into a one-year revolving on-balance sheet securitization borrowing program that provides financing of up to $0.2 billion. The program replaced an off-balance sheet trade receivable securitization facility that expired in September 2008. This new facility is in addition to an existing on-balance sheet securitization borrowing program that provides financing of up to $0.5 billion. As a part of these programs certain trade accounts receivables related to vehicle sales are isolated in wholly-owned bankruptcy-remote special purpose entities, which in turn pledge the receivables to the lending institutions. The receivables pledged are not reported separately from other trade accounts receivables. The amount of receivables pledged and amounts borrowed under these programs were $0.6 billion and $0.5 billion, respectively. The pledged receivables are reported in Accounts and notes receivable, net and borrowings are reported as Short-term borrowings.

In addition, our consolidated affiliates with non-GM minority shareholders, primarily GM Daewoo, have a combined $0.5 billion in undrawn committed facilities.

Cash Flow

Operating Activities

For the year ended 2008, we had negative cash flow from continuing operating activities of $12.1 billion on a net loss from continuing operations of $31.1 billion. That result compares with positive cash flow from continuing operating activities of $7.5 billion and net loss from continuing operations of $42.7 billion in 2007. Operating cash flow was unfavorably affected primarily by lower volumes and the resulting losses in North America and Western Europe, the resulting effect that these lower production volumes had on working capital balances, and postretirement benefit payments. Due to continued deterioration in economic conditions, we anticipate substantial negative cash flow from operations in the first quarter of 2009.

For the year ended 2007, we had positive cash flow from continuing operating activities of $7.5 billion on a net loss from continuing operations of $42.7 billion. That result compares with negative cash flow from continuing operating activities of $12.4 billion on a net loss from continuing operations of $2.2 billion in 2006. Operating cash flow in the year ended 2007 included withdrawals of $2.7 billion from our VEBA assets for our OPEB plans for reimbursement of retiree healthcare and life insurance benefits provided to eligible plan participants. Operating cash flow was unfavorably affected by cash expenditures of $0.9 billion related to the GMNA restructuring initiative, $0.4 billion related to the GME restructuring initiative and $0.3 billion related to Delphi’s restructuring activities, for which the charges were recorded in 2003 through 2006. Operating cash flows were favorably affected by nonrecurring adjustments to mortgage loans at GMAC during 2006 in the amount of $21.6 billion. GMAC was fully consolidated subsidiary for the first 11 months of 2006.

Investing Activities

For the year ended 2008, we had negative cash flow from continuing investing activities of $1.8 billion compared to negative cash flow from continuing investing activities of $1.7 billion in 2007. Decreases in cash flow from continuing investing activities primarily relates to: (1) the absence of cash proceeds of $5.4 billion from the sale of Allison in 2007; and (2) a $2.9 billion decrease in the liquidation of marketable securities, which primarily consist of sales, and maturities of highly liquid corporate, U.S. government, U.S. government agency and mortgage backed debt securities used for cash management purposes. These decreases were offset by: (1) a $7.0 billion decrease in acquisitions of marketable securities; and (2) a $1.0 billion capital contribution to GMAC to restore GMAC’s adjusted tangible equity balance to the contractually required levels in 2007.

For the year ended 2007, we had negative cash flow from continuing investing activities of $1.7 billion compared to positive cash flow from continuing investing activities of $19.7 billion in 2006. The decrease in cash flow from continuing investing activities of $21.4 billion relates to: (1) $4.0 billion decrease in net proceeds on sales of our investments in our business units, primarily $7.4 billion related to our 51% interest in GMAC and other sales of $2.0 billion in 2006 offset by $5.4 billion related to Allison, our

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

discontinued operations in 2007; (2) $3.6 billion net decrease in cash flow from sale of marketable equity securities; and (3) $1.0 billion capital contribution to GMAC to restore GMAC’s adjusted tangible equity balance to the contractually required levels in 2007. Cash flows from investing activities in 2007 decreased by $14.0 billion (net) as a result of the deconsolidation of GMAC’s investing activities in November 2006.

Capital expenditures of $7.5 billion in each of the years ended 2008 and 2007, were a significant use of investing cash in the years ended 2008 and 2007. Capital expenditures were primarily made for global product programs, powertrain and tooling requirements. Capital expenditures in the year ended 2006 of $7.9 billion were primarily attributable to GMNA’s ongoing investment to support new product launches.

We anticipate that capital expenditures in 2009 will decrease by approximately $2.4 billion.

Financing Activities

For the year ended 2008, we had positive cash flow from continuing financing activities of $3.8 billion compared to negative cash flow from continuing financing activities of $5.6 billion in 2007. The increase in cash flow from continuing financing activities of $9.4 billion relates to: (1) a $8.8 billion net increase in debt borrowings primarily related to borrowings on available credit facilities of $4.5 billion and the UST Loan Facility of $4.0 billion; (2) a $0.3 billion decrease in cash dividends paid; (3) partially offset by a $0.3 billion increase in payments on long-term debt.

For the year ended 2007, we had negative cash flow from continuing financing activities of $5.6 billion compared to negative cash flow from continuing financing activities of $3.8 billion in 2006. The decrease in cash flow from continuing financing activities of $1.8 billion relates to a $1.3 billion net increase in payments on long-term debt primarily related to $1.1 billion of convertible debentures that were put to us and settled for cash in 2007 and a $1.0 billion net decrease in short-term debt borrowings. Cash flows from financing activities also increased by $0.4 billion (net) relating to the deconsolidation of GMAC’s financing activities as of November 30, 2006.

In September 2008, we entered into agreements with a qualified institutional holder of our 1.50% Series D debentures due in 2009. Pursuant to these agreements, we issued an aggregate of 44 million shares of our common stock in exchange for $0.5 billion principal amount of our Series D debentures. We entered into the agreements, in part, to reduce our debt and interest costs, increase our equity, and thereby, improve our liquidity. We did not receive any cash proceeds from the exchange of our common stock for the Series D debentures, which have been retired and cancelled. As a result of this exchange, we recorded a settlement gain of $43 million in the year ended 2008.

In 2007, we issued $1.5 billion principal amount of Series D debentures. The Series D debentures were issued at par with interest at a rate of 1.5%, and may be converted at the option of the holder into common stock up to and including the second business day prior to the maturity date based on an initial conversion rate of .6837 shares per $25.00 principal amount of debentures, which represents an initial conversion price of $36.57 per share. The Series D debentures provide that we will satisfy our conversion obligation by paying cash up to the aggregate principal amount in cash, and the remainder in cash or common stock or any combination of cash and common stock at our option. In connection with the issuance of the Series D debentures, we purchased a convertible note hedge of the convertible debentures in a private transaction. The convertible note hedge is expected to reduce the potential dilution with respect to our common stock upon conversion of the Series D debentures, and effectively increases the conversion price to $45.71 per share. The proceeds from these debentures provided additional available liquidity that we may use for general corporate purposes, including working capital needs.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Net Debt

The following table summarizes our net debt balances:

	December 31,
	2008	2007
	(Dollars in millions)
Cash and cash equivalents	$14,053	$24,817
Marketable securities	141	2,354
Readily-available VEBA assets	—	640
Short-term borrowings and current portion of long-term debt	(16,920)	(9,652)
Long-term debt	(29,018)	(33,926)

Net debt	$(31,744)	$(15,767)

Other Liquidity Issues

We believe that it is possible that issues may arise under various other financing arrangements from our 2006 restatement of prior consolidated financial statements. These financing arrangements consist principally of obligations in connection with sale/leaseback transactions, derivative contracts, and other lease obligations, including off-balance sheet arrangements, and do not include our public debt indentures. In the current period, we evaluated the effect under these agreements of our restatements and out of period adjustments identified in the current period, including our legal rights with respect to any claims that could be asserted, such as our ability to cure. Based on our review, we believe that, although no assurances can be given as to the likelihood, nature or amount of any claims that may be asserted, amounts at December 31, 2008 subject to possible claims of acceleration, termination or other remedies requiring payments by us are not likely to exceed $3.6 billion, consisting primarily of off-balance sheet arrangements and derivative contracts. Moreover, we believe there may be economic or other disincentives for third parties to raise such claims to the extent they have them. Based on this review, we reclassified obligations from long-term debt to short-term debt of $187 million, $212 million and $257 million at December 31, 2008, 2007 and 2006, respectively. To date, we have not received any such claims and we do not anticipate receiving any such claims.

Leased Vehicles Securitization

Prior to the consummation of the GMAC Transaction, GMAC paid a dividend to us of lease-related assets, having a net book value of $4.0 billion and related deferred tax liabilities of $1.8 billion. This dividend resulted in the transfer to us of two bankruptcy-remote subsidiaries that hold equity interests in ten trusts that own leased vehicles and issued asset-backed securities collateralized by the vehicles. GMAC originated these securitizations and remains as the servicer of the securitizations. In August 2007 we entered into a secured revolving credit arrangement that provides for borrowings of up to $1.0 billion at December 31, 2008, which is secured by the equity interest on these ten securitization trusts. In connection with this credit facility, we contributed these two bankruptcy-remote subsidiaries into a third bankruptcy-remote subsidiary. We consolidate the bankruptcy-remote subsidiaries and the ten trusts for financial reporting purposes.

The following table summarizes the key balance sheet components related to these bankruptcy-remote subsidiaries:

	December 31,
	2008	2007
	(Dollars in millions)
Vehicles subject to operating leases (a)	$2,269	$6,712
Other assets	$761	$1,400
Outstanding secured debt	$1,192	$4,812
Net equity	$1,824	$3,253

(a)	The value of vehicles subject to lease under these bankruptcy-remote subsidiaries at December 31, 2008 includes impairment charges of $0.2 billion recorded as a result of lower residual values of vehicles in the year ended 2008.

The decrease in operating leases, secured debt and equity from December 31, 2007 is the result of payments received from lessees, the termination of some leases in the year ended 2008 and the repayment of the related secured debt. The secured debt has recourse solely to the leased vehicles and related assets. We continue to be obligated to the bankruptcy-remote subsidiaries for residual support payments on the leased vehicles in an amount estimated to be $0.4 billion and $0.9 billion at December 31, 2008 and 2007,

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

respectively. However, neither the securitization investors nor the trusts have any rights to the residual support payments. We expect the operating leases to terminate and related securitization debt to gradually amortize over the next 24 months, resulting in the release to these two bankruptcy-remote subsidiaries of certain cash flows related to their ownership of the securitization trusts and related operating leases.

The cash flow that we expect to realize from the leased vehicle securitizations over the next 24 months will come from three principal sources: (1) cash released from the securitizations on a monthly basis as a result of available funds exceeding debt service and other required payments in that month; (2) cash received upon and following termination of a securitization to the extent of remaining over collateralization; and (3) return of the residual support payments owing from us each month. In the year ended 2008, the total cash flows released to these two bankruptcy-remote subsidiaries was $1.3 billion. In aggregate, since the consummation of the GMAC Transaction, $2.3 billion have been released from these subsidiaries.

Negative industry conditions in North America continue to increase the risks and costs associated with vehicle lease financing. The impairment charges and increases in residual support and risk sharing accruals related to lease assets in the year ended 2008 were the results of reduced expectations of the cash flows from these lease arrangements.

We have already taken steps to reduce the percentage of our business that is retail leasing, with emphasis on curtailing high risk areas by reducing contracts with 24 to 27 month lease terms. GMAC, our largest provider of lease financing for our vehicles, is implementing other initiatives to reduce the risk in its lease portfolio, such as exiting incentive based lease financing in Canada and reducing its lease volume in the United States. We plan to continue to offer leasing options, though likely more narrowly targeted to certain products and segments. We are developing incentive programs to encourage consumers to purchase versus lease vehicles. Lease financing was used for approximately 13% and 18% of retail sales in the United States in the years ended 2008 and 2007, respectively.

Non-Cash Charges (Gains)

The following table summarizes our more significant non-cash charges (gains):

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Impairment charges related to GMAC Common Membership Interests	$7,099	$—	$—
Impairment charges related to GMAC Preferred Membership Interests	1,001	—	—
Impairment charges related to Equipment on operating leases, net	759	134	31
Impairment charges related to NUMMI and CAMI	119	—	—
Impairment charges related to goodwill	610	—	828
Impairment charges related to long-lived assets	1,129	259	685
Net curtailment gain related to finalization of Settlement Agreement	(4,901)	—	—
Salaried post-65 healthcare settlement	1,704	—	—
CAW settlement	340	—	—
Change in amortization period for pension prior service costs	—	1,561	—
Valuation allowances related deferred tax assets	1,450	37,770	—
Net curtailment gain related to GMAC Transaction	—	—	(607)

Total	$9,310	$39,724	$937

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Status of Debt Ratings

Our fixed income securities are rated by four independent credit rating agencies: DBRS, Moody’s Investor Service, Fitch Ratings, and Standard & Poors. The ratings indicate the agencies’ assessment of a company’s ability to pay interest, distributions, dividends, and principal on these securities. Lower credit ratings generally represent higher borrowing costs and reduced access to capital markets for a company. Their ratings of us are based on information we provide as well as other sources. The agencies consider a number of factors when determining a rating including, but not limited to, cash flows, liquidity, profitability, business position and risk profile, ability to service debt, and the amount of debt as a component of total capitalization.

DBRS, Moody’s, Fitch, and S&P currently rate our credit at non-investment grade. The following table summarizes our credit ratings at February 27, 2009:

Rating Agency	Corporate	Secured	Senior Unsecured	Outlook
DBRS	CC	CCC (low)	CC	Negative
Fitch	C	CCC	C	Negative
Moody’s	Ca	B3	C	Negative
S&P	CC	CCC	C	Negative

Rating actions taken by each of the credit rating agencies from January 1, 2008 through February 27, 2009 are as follows:

DBRS:

•	June 20, 2008 — Affirmed our Corporate rating at B (high) and Senior Unsecured rating at B and placed the credit ratings Under Review with Negative Implications from Stable trend.

•	August 18, 2008 — Downgraded our Corporate rating to B (low) from B (high), initiated coverage on our Secured rating at RR2/B (high), and confirmed our Senior Unsecured rating at RR4/CCC (high).

•

November 7, 2008 — Downgraded our Corporate rating to CC from B (low), our Senior Unsecured rating to CC from CCC (high), and our Senior Secured rating to CCC (low) from B (high). The outlook is negative.

Fitch:

•	February 27, 2008 — Affirmed our issuer-default rating at B with Negative outlook.

•	June 25, 2008 — Downgraded our Corporate rating to B- from B, our Secured rating to BB- from BB, and our Senior Unsecured rating to CCC+ from B- with Negative outlook.

•	September 22, 2008 — Downgraded our Corporate rating to CCC from B-, our Senior Secured rating to B/RR1 from BB-/RR1, and our Senior Unsecured rating to CCC-/RR5 from CCC+/RR5.

•	November 7, 2008 — Placed our rating on Credit Watch with negative implications.

•	December 19, 2008 — Downgraded our Corporate rating to C from CCC, our Senior Secured rating to CCC/RR1 from B/RR1, and our Senior Unsecured rating to C/RR5 from CCC-/RR5. The outlook is negative.

Moody’s:

•	April 25, 2008 — Affirmed our Corporate debt rating at B3 and placed the credit rating on Negative outlook from Stable outlook.

•

July 15, 2008 — Affirmed our Corporate debt rating at B3 and placed the credit rating Under Review for Possible Downgrade from Negative outlook. Speculative Grade Liquidity rating was lowered to SGL-2 from SGL-1.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

•	August 13, 2008 — Downgraded our Corporate ratings to Caa1 from B3, our Senior Secured rating to B1 from Ba3, and our Senior Unsecured to Caa2 from Caa1.

•

October 27, 2008 — Downgraded our Corporate rating to Caa2 from Caa1, our Senior Unsecured rating to Caa3 from Caa2, and our Senior Secured rating remained at B1. Our Speculative Grade Liquidity rating was lowered to SGL-4 from SGL-2.

•

December 3, 2008 — Downgraded our Corporate rating to Ca from Caa2, our Senior Unsecured rating to C from Caa3, and our Senior Secured rating to B3 from B1. Our Speculative Grade Liquidity rating was reaffirmed at SGL-4. The outlook is negative.

S&P:

•	March 17, 2008 — Affirmed our Corporate debt rating at B and placed the credit rating on Credit Watch with Negative Implications from Stable outlook.

•

May 22, 2008 — Affirmed our Corporate rating at B, upgraded our Senior Unsecured rating to B from B- as a result of extending its recovery ratings to all speculative-grade unsecured debt issues, and placed the credit ratings of Negative outlook from Credit Watch with Negative Implications.

•	June 20, 2008 — Affirmed our B Corporate rating and BB- Secured rating and placed the credit ratings on Credit Watch with Negative Implications from Negative outlook.

•	July 31, 2008 — Downgraded our Corporate rating to B- from B, Senior Secured rating to B+ from BB-, Senior Unsecured rating to B- from B with Negative outlook.

•	October 9, 2008 — Placed our ratings under Credit Watch with negative implications.

•	November 7, 2008 — Downgraded our Corporate rating and Senior Unsecured rating to CCC+ from B- and our Senior Secured rating to B from B+ with Negative outlook.

•	December 4, 2008 — Downgraded our Corporate rating and Senior Unsecured rating to CC from CCC+ and our Senior Secured rating to CCC from B.

•

December 22, 2008 — Downgraded our Senior Unsecured rating to C from CC and our recovery rating to 6 from 4, and our Corporate rating and Senior Secured rating remained unchanged. The outlook is negative.

Pension and Other Postretirement Benefits

Plans covering represented employees generally provide benefits of negotiated, stated amounts for each year of service as well as significant supplemental benefits for employees who retire with 30 years of service before normal retirement age. Our policy with respect to our qualified pension plans is to contribute annually not less than the minimum required by applicable law and regulation, or to directly pay benefit payments where appropriate. At December 31, 2008, all legal funding requirements had been met. The following table summarizes contributions we made to our pension plans:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
U.S. hourly and salaried	$—	$—	$2
Other U.S.	90	89	78
Non-U.S.	977	848	889

Total contributions	$1,067	$937	$969

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

In 2009, we do not have any contributions due and we do not expect to make discretionary contributions to our U.S. hourly or salaried pension plans. In 2009, we expect to contribute or pay benefits of $112 million to our other U.S. pension plan and $962 million to our non-U.S. pension plans.

Our U.S. pension plans were underfunded by $13.6 billion at December 31, 2008 and overfunded by $18.8 billion at December 31, 2007. This change in funded status was primarily attributable to actual plan asset losses of $11.4 billion, actuarial losses of $5.7 billion, as well as the Delphi benefit obligation transfer and curtailments, settlements and other increases to the projected benefit obligation (PBO) of $8.8 billion. Our non-U.S. pension plans were underfunded by a net amount of $11.9 billion at December 31, 2008 and $10.4 billion at December 31, 2007. This change in funded status was primarily attributable to actual plan asset losses of $2.9 billion offset by net, beneficial exchange rate movements of $1.6 billion. The funded status of U.S. pension plans is as follows:

	December 31,
	2008	2007
	(Dollars in millions)
U.S. hourly and salaried	$(12,408)	$19,984
U.S. nonqualified	(1,182)	(1,191)

Total funded (underfunded)	$(13,590)	$18,793

We also maintain hourly and salaried OPEB plans that provide postretirement medical, dental, vision and life insurance to most U.S. retirees and eligible dependents. Certain of our non-U.S. subsidiaries have postretirement benefit plans, although most participants are covered by government sponsored or administered programs. Our U.S. OPEB plans were underfunded by $30.0 billion at December 31, 2008 and $43.4 billion at December 31, 2007. Our non-U.S. OPEB plans were underfunded by $2.9 billion at December 31, 2008 and $4.3 billion at December 31, 2007.

In 2008, we withdrew a total of $1.4 billion from plan assets of our VEBAs from our OPEB plans for reimbursement of retiree healthcare and life insurance benefits provided to eligible plan participants. As a result, we liquidated our VEBA for U.S. salaried retiree healthcare and life insurance benefits. In 2007, we withdrew a total of $2.7 billion from our VEBAs.

Pursuant to the 2005 UAW Health Care Settlement Agreement, we are required to make certain contributions to the Mitigation Plan VEBA to be used to mitigate the effect of reduced healthcare coverage for UAW retirees over a number of years. We have no control over the assets of the Mitigation Plan VEBA.

The following table summarizes benefit payments we expect to pay, which reflect estimated future employee services, as appropriate:

	Years Ended December 31,
	Pension Benefits(a)		Other Benefits(b)
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
	(Dollars in millions)
2009	$9,086	$1,225	$3,928	$156
2010	$8,909	$1,220	$849	$169
2011	$8,680	$1,292	$844	$184
2012	$8,316	$1,313	$833	$194
2013	$8,104	$1,336	$824	$202
2014 – 2018	$38,457	$6,867	$3,925	$1,135

(a)	Benefits for most U.S. pension plans and certain non-U.S. pension plans are paid out of plan assets rather than our assets.
(b)	Benefit payments presented in this table reflect our estimates of the changes which will result from the implementation of the Settlement Agreement.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Off-Balance Sheet Arrangements

We use off-balance sheet arrangements where the economics and sound business principles warrant their use. Our principal use of off-balance sheet arrangements occurs in connection with the securitization and sale of financial assets and leases.

We have participated in securitization programs including a trade receivables securitization program that expired in September 2008 and was not renewed. The financial assets that we sold in off-balance sheet arrangements primarily consisted of trade receivables related to this program. As part of this program, we sold receivables to a wholly-owned bankruptcy-remote special purpose entity. The special purpose entity was a separate legal entity that assumed the risks and rewards of ownership of those receivables. Receivables sold under the program were sold at fair market value and were excluded from our consolidated balance sheets. The gross amount of proceeds received from the sale of receivables under this program was $1.6 billion and $0.6 billion in the years ended 2008 and 2007, respectively. The loss on trade receivables sold was included in Cost of sales and was $3 million and $2 million in the years ended 2008 and 2007, respectively. The banks and the bank conduits had no beneficial interest in the eligible pool of receivables at December 31, 2007. We did not have a retained interest in the receivables sold, but performed collection and administrative functions.

In addition to this securitization program, we participate in other trade receivable securitization programs in Europe. Some of our direct or indirect subsidiaries have entered into factoring agreements to sell certain trade receivables to banks and to factoring companies. Limits are based on contractually agreed upon amounts and/or on the entities’ balance of participating trade receivables. In 2008 the average aggregate facility limits for the participating entities were $66 million. The banks and factoring companies had a beneficial interest of $16 million and $26 million in the participating pool of trade receivables at December 31, 2008 and 2007, respectively.

We lease real estate and equipment from various off-balance sheet entities that have been established to facilitate the financing of those assets for us by nationally prominent lessors that we believe are creditworthy. These assets consist principally of office buildings and machinery and equipment. The use of such entities allows the parties providing the financing to isolate particular assets in a single entity and thereby syndicate the financing to multiple third parties. This is a conventional financing technique used to lower the cost of borrowing and, thus, the lease cost to a lessee such as us. There is a well-established market in which institutions participate in the financing of such property through their purchase of ownership interests in these entities, and each is owned by institutions that are independent of, and not affiliated with, us. We believe that no officers, directors or employees of ours or our affiliates hold any direct or indirect equity interests in such entities.

The following table summarizes assets in off-balance sheet entities:

	December 31,
	2008	2007
	(Dollars in millions)
Assets leased under operating leases	$1,373	$2,164
Trade receivables sold	16	26

Total off-balance sheet assets	$1,389	$2,190

Guarantees Provided to Third Parties

We have provided guarantees related to the residual value of operating leases, certain suppliers’ commitments, and commercial loans made by GMAC and outstanding with certain third parties. The maximum potential obligation under these commitments is $680 million. This amount includes a guarantee provided to GMAC in Brazil in connection with dealer floor plan financing, which is secured by a $481 million certificate of deposit purchased from GMAC to which we have title.

In connection with certain divestitures of assets or operating businesses, we have provided guarantees with respect to benefits to be paid to former employees relating to pensions, postretirement health care and life insurance, the most significant of which we

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

provided to Delphi. Since 2005, we have recorded charges of $12.3 billion related to the guarantees provided to Delphi. Due to the uncertainties surrounding Delphi’s ability to emerge from bankruptcy it is reasonably possible that we could record additional charges in the future, but we currently are unable to estimate the amount of range of such losses, if any.

In November 2008, we and GMAC agreed to expand our repurchase obligations for GMAC financed inventory at certain of our dealers. Previously, we were obligated, pursuant to dealer agreements, to repurchase certain GMAC financed inventory, limited to current model year vehicles and prior year model vehicles less than 120 days in dealer inventory, in the event of a termination of the related dealer’s Dealer Sales and Service Agreement. Our current agreement with GMAC requires us to repurchase GMAC financed inventory invoiced to dealers after September 1, 2007, with limited exclusions, in the event of a qualifying voluntary or involuntary termination of the dealer’s Dealer Sales and Service Agreement. Our repurchase obligation excludes vehicles which are damaged, have excessive mileage or have been altered. Our repurchase obligation ends on August 31, 2009 for vehicles invoiced through August 31, 2008 and on August 31, 2010 for vehicles invoiced through August 31, 2009.

The maximum potential amount of future payments we could be required to make under this guarantee would be based on the repurchase value of total eligible vehicles financed by GMAC in dealer stock, estimated to be $19.8 billion at December 31, 2008. If we are required to repurchase vehicles under this arrangement, the total exposure would be reduced to the extent we are able to resell the vehicles to another dealer. The fair value of the guarantee of $8 million at December 31, 2008, which considers the likelihood of dealers terminating and estimated loss exposure for ultimate disposition of vehicles, was recorded as a reduction of Automotive sales.

Refer to Note 18 to the consolidated financial statements for additional information on guarantees we have provided.

Contractual Obligations and Other Long-Term Liabilities

We have the following minimum commitments under contractual obligations, including purchase obligations. A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Other long-term liabilities are defined as long-term liabilities that are recorded on our consolidated balance sheet. Based on this definition, the table below includes only those contracts which include fixed or minimum obligations. The majority of our purchases are not included in the table as they are made under purchase orders which are requirements based and accordingly do not specify minimum quantities.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

The following table summarizes aggregated information about our outstanding contractual obligations and other long-term liabilities at December 31, 2008.

	Payments Due by Period
	2009	2010-2011	2012-2013	2014 and after	Total
	(Dollars in millions)
Debt (a)	$16,772	$2,026	$2,595	$24,244	$45,637
Capital lease obligations	174	312	144	273	903
Interest payments (b)	2,927	5,258	4,156	33,103	45,444
Operating lease obligations	618	940	616	620	2,794
Contractual commitments for capital expenditures	977	109	—	—	1,086
Delphi Facilitation Support payments (c)	110	110	—	—	220
Other contractual commitments
Postretirement benefits (d)	3,645	1,204	—	—	4,849
Less: VEBA assets (e)	(10)	—	—	—	(10)

Net postretirement benefits	3,635	1,204	—	—	4,839
New VEBA Contributions, net (f)	—	9,662	5,918	11,384	26,964
Material	1,671	1,246	533	159	3,609
Information technology	814	9	—	—	823
Marketing	617	200	26	3	846
Facilities	386	196	116	108	806
Rental car repurchases	3,678	—	—	—	3,678
Policy, product warranty and recall campaigns liability	3,792	3,939	676	84	8,491
Other	88	—	—	—	88

Total contractual commitments	$36,259	$25,211	$14,779	$69,978	$146,228

Non-contractual postretirement benefits (g)	$439	$1,121	$2,366	$30,295	$34,222
Less: VEBA assets (e)	(5)	—	—	—	(5)

Net other long-term liabilities	$434	$1,121	$2,366	$30,295	$34,216

(a)	Debt obligations in 2009 include UST Loan Facility of $3.8 billion (net of discount of $0.9 billion), secured revolving credit facility of $4.5 billion, a U.S. term loan of $1.5 billion and an inventory financing facility of $125 million, which have been classified as short-term debt due to potential debt maturity acceleration. Refer to Note 15 to the consolidated financial statements for additional information. Interest payments related to these borrowings of $1.3 billion are shown in the table according to contractual maturity.
(b)	Amounts include interest payments based on contractual terms and current interest rates on our debt and capital lease obligations.
(c)	Amount does not include forecasted obligations related to the Delphi Benefit Guarantee Agreements of $390 million to $640 million in 2009 and 2010, reducing to a range of $100 million to $250 million per year thereafter through 2015.
(d)	Amounts include other postretirement benefit payments under the current North American contractual labor agreements. Post-2010, the UAW hourly medical plan cash payments are capped at the contribution to the New VEBA.
(e)	Total VEBA assets were allocated based on projected spending requirements.
(f)	Amounts represent contractual obligations to the New VEBA (net of plan assets of $10.0 billion), as required by the Settlement Agreement assuming the buyout options are not utilized and the Convertible Note is held to maturity.
(g)	Amount includes all expected future payments for both current and expected future service at December 31, 2008 for other postretirement benefit obligations for salaried employees and hourly postretirement benefit obligations extending beyond the current North American union contract agreements.

The table above does not reflect unrecognized tax benefits of $2.8 billion due to the high degree of uncertainty regarding the future cash outflows associated with these amounts. Refer to Note 19 to the consolidated financial statements for additional discussion of unrecognized tax benefits.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

The combined U.S. hourly and salaried pension plans were underfunded by $13.6 billion at December 31, 2008. Although there is no expected funding for our U.S. hourly and salaried pension plans during 2009 through 2012, we project contributions of $5.9 billion and $6.4 billion in 2013 and 2014, respectively, and additional contributions may be required thereafter.

We borrowed $5.4 billion and $4.0 billion under our UST Loan Facility on January 21, 2009 and February 17, 2009, respectively. In January 2009, we also borrowed $884 million from the UST and utilized those funds to purchase Class B Common Membership Interests of GMAC. These loans are not included in the table above and will result in additional debt obligations of $10.3 billion and interest payments of $1.5 billion between 2009 and 2013. Refer to Notes 9 and 15 to the consolidated financial statements for further information on the contractual terms of these loans.

Fair Value Measurements

On January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements,” which addresses aspects of fair value accounting. Refer to Note 20 to the consolidated financial statements for additional information regarding the adoption and effects of SFAS No. 157.

Starting in the second half of 2008, credit market volatility remained high, creating broad credit concerns. If this condition persists it will further affect our ability to manage risks related to market changes in foreign currency exchange rates, interest rates and commodity prices to which we are exposed in the ordinary course of business as most derivative counterparties have already been and may continue to be unwilling to enter into transactions with us due to our credit rating.

In addition, based on the provisions of SFAS No. 157, which require companies to consider nonperformance risk, as part of the measurement of fair value of derivative liabilities, we record changes in the fair value of our derivative liabilities based on our current credit standing. At December 31, 2008 our derivative liabilities were $3.5 billion.

Fair Value Measurements on a Recurring Basis

We used Level 3, or significant unobservable inputs to measure $70 million (or 1.2%) of the total assets that we measured at fair value, and $2.3 billion (or 65.8%) of the total liabilities that we measured at fair value. Level 3 inputs are estimates that require significant judgment and are therefore subject to change.

The more significant assets and liabilities, with the related Level 3 inputs, are as follows:

•

Mortgage-backed and other securities — Level 3 inputs utilized in the fair value measurement process include estimated prepayment and default rates on the underlying portfolio which are embedded in a proprietary discounted cash flow projection model.

•

Foreign currency derivatives — Nonperformance risk associated with derivative contracts to which certain of our foreign consolidated subsidiaries are party is estimated based on the credit rating of sovereign comparable companies with similar credit profiles and observable credit ratings together with internal bank credit ratings obtained from the subsidiary’s counterparty banks.

•

Warrant — The warrant derivative results from a warrant issued in connection with the UST Loan Agreement. The valuation of the warrant was determined by replication to similar instruments that have observable market based prices and an option pricing model which includes estimated volatility, discount rate, and dividend yield as inputs.

•

Commodity derivatives — Commodity derivatives include purchase contracts from various suppliers that are gross settled in the physical commodity. Level 3 inputs utilized in the fair value measurement process include estimated projected selling prices, quantities purchased and counterparty credit ratings, which are then discounted to the expected cash flow.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

In the three months ended December 31, 2008, we concluded, due to recent deterioration in the credit markets, our financial condition and adjustments to the fair value of our derivatives due to nonperformance risk, required significant judgment for derivative contracts to which certain of our foreign consolidated subsidiaries are party. Nonperformance risk associated with these subsidiaries was estimated based on the credit rating of sovereign comparable companies with similar credit profiles and observable credit ratings together with internal bank credit ratings obtained from the subsidiary’s counterparty banks. Derivatives valued using these measurements were transferred from Level 2 to Level 3 at December 31, 2008.

Warrant issued to U.S. Department of the Treasury

In determining the value of the warrant issued to the UST, we utilized the observable market value of tradable call options on our common stock. The difference in terms between the warrant and the observable call options on our common stock was determined to have an insignificant effect on the value of the warrant. Key inputs in the value of the call options are our stock price and our expected volatility on stock returns. To the extent that our common stock is trading above the exercise price of the warrants of $3.57, we will be required to record charges to adjust the fair value of the warrant to its then current fair value. Such charges could be significant and may vary materially from period to period to the extent of the volatility in our common stock price. An increase of 10% in our common stock price would increase the fair value of the warrant by approximately $28 million and a decrease of 10% in our common stock price would decrease the fair value of the warrant by approximately $26 million. An increase or decrease in volatility of 10% would cause an increase or decrease in fair value of the warrant of $16 million.

Fair Value Measurements on a Nonrecurring Basis

The following tables summarize the financial instruments measured at fair value on a nonrecurring basis in periods subsequent to initial recognition:

	December 31, 2008	Fair Value Measurements Using			Year Ended December 31, 2008 Total Losses
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in millions)
Assets
Investment in GMAC Common Membership Interests	$491	$—	$—	$612	$(7,099)
Investment in GMAC Preferred Membership Interests	43	—	—	299	(1,001)
Investment in NUMMI	—	—	—	—	(94)
Investment in CAMI	6	—	—	6	(25)

Total	$540	$—	$—	$917	$(8,219)

We review the carrying value of our equity method investments when events and circumstances warrant. This review requires the comparison of the fair value of our investments to their respective carrying values. The fair value of our investments is determined based on valuation techniques using the best information that is available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge would be recorded whenever a decline in fair value below the carrying value is determined to be other than temporary.

Investments in GMAC Common and Preferred Membership Interests

In 2008 the global economy steadily deteriorated. The United States entered a recessionary period beginning in December 2007 as a result of instability in the credit and mortgage markets, severe declines in residential and homebuilding markets and significant volatility in the prices of oil and other commodities. In 2008, these factors continued to deteriorate and spread beyond the United States initially to Western Europe and most recently to the emerging markets in South America and Asia. These economic factors

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

initially affected consumer demand for less fuel efficient vehicles, particularly fullsize pick-up trucks and sport utility vehicles, which had been our most profitable products. The continued instability of the credit markets has resulted in an extreme lack of liquidity resulting in prominent North American financial institutions declaring bankruptcy, being seized by the FDIC or being sold at distressed valuations, and culminated in the U.S. and foreign governments providing various forms of capital infusions to financial institutions. More recently consumer demand for all automobiles has contracted due to a decline in the availability of financing and a significant contraction in all consumer spending based on the continued recession in the United States, resulting in automobile sales at their lowest levels in 16 years.

These economic factors have negatively affected GMAC’s global automotive business as well as ResCap’s residential mortgage business, which resulted in significant losses in both businesses including impairments charges of $1.2 billion related to GMAC’s portfolio of Equipment on operating leases, net in 2008. An additional factor is GMAC’s need and future ability to continue to provide support to ResCap to allow it to continue to operate. Refer to “Key Factors Affecting Future and Current Results – GMAC – Conversion to Bank Holding Company and Related Transactions.”

As a result of these factors, we evaluated our investment in GMAC Common and Preferred Membership Interests for possible impairment at each quarterly reporting period in 2008, and as a result recorded impairment charges related to our GMAC Common Membership Interests in the three months ended March 31, June 30, and December 31, 2008 and related to our GMAC Preferred Membership Interests in the three months ended March 31, June 30, and September 30, 2008.

The following table summarizes the impairment charges we have recorded related to our investment in GMAC Common and Preferred Membership Interests in 2008 (dollars in millions):

GMAC Common Membership Interests	$7,099
GMAC Preferred Membership Interests	1,001

Total impairment charges	$8,100

Continued low or decreased demand for vehicles, continued or increased instability of the global credit and mortgage markets, the lack of available credit, or a lengthy recession in North America, Europe, South America or Asia could further negatively affect GMAC’s lines of business, and result in future impairments of our investment in GMAC Common and Preferred Membership Interests. Additionally, as GMAC provides financing to our dealers as well as retail purchasers of our vehicles, further deterioration in these economic factors could cause our vehicle sales to decline.

In order to determine the fair value of our investment in GMAC Common Membership Interests, we first determined a fair value of GMAC by applying various valuation techniques to its significant business units, and then applied our 49% equity interest to the resulting fair value. At March 31, June 30 and September 30, 2008, our determination of the fair value of GMAC encompassed applying valuation techniques, which included Level 3 inputs, to GMAC’s significant business units as follows:

•

Auto Finance — We obtained industry data, such as equity and earnings ratios for other industry participants, and developed average multiples for these companies based upon a comparison of their businesses to Auto Finance.

•	Insurance — We developed a peer group, based upon such factors as equity and earnings ratios and developed average multiples for these companies.

•

ResCap — We previously obtained industry data for an industry participant who we believe to be comparable, and also utilized the implied valuation based on an acquisition of an industry participant who we believe to be comparable. Due to prevailing market conditions at September 30, 2008 we did not believe that comparable industry participants existed; however, we believe that previous data used, in conjunction with certain publicly available information incorporated into our analysis, resulted in an appropriate valuation at September 30, 2008.

•

Commercial Finance Group — We obtained industry data, such as price and earnings ratios, for other industry participants, and developed average multiples for these companies based upon a comparison of their businesses to the Commercial Finance Group.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

At December 31, 2008, our determination of the fair value of GMAC Common Membership Interests utilized data from GMAC’s discussions with the Board of Governors of the Federal Reserve for approval to become a BHC under the Bank Holding Company Act of 1956, as amended, in addition to our and GMAC’s negotiations with the UST regarding potential borrowings or other capital infusions under the Automotive Industry Financing Program created under the Troubled Asset Relief Program established by the UST under the Emergency Economic Stabilization Act of 2008. As part of this process, we and Cerberus Fund agreed to convert our interests in the Participation Agreement to GMAC Common Membership Interests in December 2008, and to purchase, subsequent to December 2008, additional GMAC Common Membership Interests. The conversion of the Participation Agreement and the subsequent purchase of additional GMAC Common Membership Interest utilized a specified value per GMAC Common Membership Interest as determined and agreed to by the relevant parties to the various transactions, which we subsequently utilized in our determination of GMAC’s fair value, as we believe that per share value is representative of fair value.

In order to determine the fair value of our investment in GMAC Preferred Membership Interests, we determined a fair value by applying valuation techniques, which included Level 3 inputs, to various characteristics of the GMAC Preferred Membership Interests as follows:

•	Utilizing information as to the pricing on similar investments and changes in yields of other GMAC securities, we developed a discount rate for the valuation.

•

Utilizing assumptions as to the receipt of dividends on the GMAC Preferred Membership Interests, the expected call date and a discounted cash flow model, we developed a present value of the related cash flows.

At March 31, June 30, September 30, and December 31, 2008 we adjusted our assumptions as to the appropriate discount rate to utilize in the valuation due to the changes in the market conditions which occurred in these periods. Additionally, we adjusted our assumptions as to the likelihood of payments of dividends and call date of the Preferred Membership Interests.

Investments in NUMMI and CAMI

The decline in industry sales in North America has negatively affected NUMMI and CAMI’s net income and cash flows in 2008. In addition, the weakness in the economy will continue to result in challenging short-term market conditions. As a result of these events, we evaluated NUMMI and CAMI for impairment and, based on discounted projected cash flows, determined that the fair value of our investments were below the carrying values and that such impairments were other than temporary. We recognized impairment charges related to our investments in NUMMI and CAMI of $94 million and $25 million, respectively.

Dividends

Dividends may be paid on our common stock when, as, and if declared by our Board of Directors, subject to the consent of the UST and, if in excess of $100 million, the approval of the Presidential Designee, out of amounts available for dividends under applicable law. Under Delaware law, our Board may declare dividends only to the extent of our statutory surplus (i.e., total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the current and/or immediately preceding fiscal year.

Our policy is to distribute dividends on our common stock based on the outlook and indicated capital needs of our business. Cash dividends per share of common stock were $0.50, $1.00 and $1.00 in 2008, 2007 and 2006, respectively.

In July 2008, our Board of Directors voted to suspend dividends on our common stock indefinitely.

As noted above, under the terms of our UST Loans, we are prohibited from paying dividends without the consent of the UST and, if we declare a dividend in excess of $100 million, without the approval of the Presidential Designee. Refer to Note 15 to the consolidated financial statements.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Critical Accounting Estimates

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require the use of estimates, judgments, and assumptions that affect the reported amounts of asset and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates actual results could differ from the original estimates, requiring adjustments to these balances in future periods. We have discussed the development, selection and disclosures of our critical accounting estimates with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed the disclosures relating to these estimates.

The critical accounting estimates that affect our consolidated financial statements and that use judgments and assumptions are listed below. In addition, the likelihood that materially different amounts could be reported under varied conditions and assumptions is discussed.

Pensions

Our defined benefit pension plans are accounted for on an actuarial basis, which requires the selection of various assumptions, including an expected rate of return on plan assets and a discount rate. Due to the significant events discussed in Note 16 and Note 18 to the consolidated financial statements, we remeasured certain of our pension plans at various dates in 2008.

The expected return on U.S. plan assets that is included in pension expense is determined from periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks using standard deviations, and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return. Our strategic asset mix for U.S. defined benefit pension plans is intended to reduce exposure to equity market risks, to utilize asset classes which reduce surplus volatility and to utilize asset classes where active management has historically generated excess returns above market returns. Therefore, our expected long-term return assumption has been developed with the expectation that, through active management, we will achieve excess returns above market returns.

Our net pension expense is based on the expected return on plan assets and not the actual return on plan assets. Differences between the expected return on plan assets and the actual return on plan assets are recorded in Accumulated other comprehensive loss as an actuarial gain or loss, and subject to possible amortization into net pension expense over future periods. Under our historical accounting policy, we utilize a market-related value of plan assets in the determination of future pension expense. A market-related value averages gains and losses over a period of years. We define market-related value as an amount that recognizes 60% of the difference between the actual fair value of assets and the expected calculated value initially, and 10% of that difference over each of the next four years. The market-related value of assets used in the calculation of expected return on U.S. pension plan assets for 2009 is $5.8 billion higher than the actual fair value of plan assets. Therefore, despite the multiple remeasurements of our pension plans in 2008, the effect of the recent downturn in the financial markets has not yet fully affected our net pension expense. The weighted-average expected long-term rate of return on U.S. plan assets used to determine net pension expense for 2008 was 8.5% compared to 8.5% for 2007 and 9.0% for 2006.

Pension plan assets in Canada and the United Kingdom comprise over 85% of non-U.S. pension plan assets at December 31, 2008. The expected return on plan assets for these non-U.S. pension plans is determined similarly to the U.S. plans, except that a lesser return over market is assumed due to a lower level of active management of plan assets. For these plans, the weighted average expected long-term rate of return on plan assets used to determine net pension expense for 2008 was 8.0% compared to 7.9% for 2007 and 8.5% for 2006.

Another key assumption in determining our net pension expense is the assumed discount rate to be used to discount plan obligations. In estimating this rate, for our U.S. plans we use an iterative process based on a hypothetical investment in a portfolio of

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

high-quality bonds rated AA or higher by a recognized rating agency and a hypothetical reinvestment of the proceeds of such bonds upon maturity using forward rates derived from a yield curve until our U.S. pension obligation is defeased. We incorporate this reinvestment component into our methodology because it is not feasible, in light of the magnitude and time horizon over which our U.S. pension obligations extend, to accomplish full defeasance through direct cash flows from an actual set of bonds selected at any given measurement date. The weighted-average discount rate used to determine the U.S. net pension expense for 2008 was 6.6% compared to 6.0% for 2007 and 5.7% for 2006.

The benefit obligation for pension plans in Canada, the United Kingdom and Germany comprise 90% of the non-U.S. pension benefit obligation at December 31, 2008. In determining the discount rate for these plans, published indices are utilized and appropriate adjustments are made to reflect the underlying duration of expected benefit payments. For these plans, the weighted average discount rate used to determine net pension expense for 2008 was 5.7% compared to 4.9% for 2007 and 4.7% for 2006.

Significant differences in actual experience or significant changes in assumptions may materially affect our pension obligations. The effects of actual results differing from our assumptions and the effects of changing assumptions are included in unamortized net actuarial gains and losses that are subject to amortization to expense over future periods. The unamortized actuarial loss on our pension plans increased to $41.1 billion (before tax) at December 31, 2008, from $15.2 billion (before tax) at December 31, 2007, primarily due to lower than expected return on plan assets. In 2008, the U.S. actual return on pension plan assets was an $11.4 billion loss, which was less than the expected return of 8.5%, or $8.0 billion, and the actual return on non-U.S. pension plan assets was a $2.9 billion loss, which was less than the expected return of 7.8%, or $969 million.

The following table illustrates the sensitivity to a change in certain assumptions for our pension plans, holding all other assumptions constant:

	U.S. Pension Plans				Non-U.S. Pension Plans
	Effect on 2009 Pension Expense		December 31, 2008 Effect on PBO		Effect on 2009 Pension Expense		December 31, 2008 Effect on PBO
25 basis point decrease in discount rate	+$	70 million	+$	2.1 billion	+$	30 million	+$	0.5 billion
25 basis point increase in discount rate	–$	80 million	–$	2.1 billion	–$	26 million	–$	0.5 billion
25 basis point decrease in expected return on assets	+$	210 million		—	+$	21 million		—
25 basis point increase in expected return on assets	–$	220 million		—	–$	21 million		—

As discussed in Note 16 to the consolidated financial statements, our U.S. hourly pension plan PBO increased by $2.7 billion at September 1, 2008 pursuant to the Settlement Agreement and increased $2.8 billion at September 30, 2008 pursuant to the Delphi First Hourly Pension Transfer. Additionally, our U.S. salaried pension plan PBO increased by $3.6 billion at July 1, 2008 pursuant to our increase in pension benefits for salaried retirees over 65 that was provided to offset the elimination of postretirement medical benefits.

Our U.S. pension plans generally provide covered U.S. hourly employees with pension benefits of negotiated, flat dollar amounts for each year of credited service earned by an individual employee. Formulas providing for such stated amounts are contained in the applicable labor contract. The 2008 and 2007 pension expense and pension obligation at December 31, 2008 and 2007 do not comprehend any future benefit increases or decreases that may occur beyond our current labor contract. The usual cycle for negotiating new labor contracts is every four years. There is not a past practice of maintaining a consistent level of benefit increases or decreases from one contract to the next. However, the following data illustrates the sensitivity of changes in our pension expense and pension obligation as a result of changes in future benefit units. An annual one-percentage point increase in the benefit units for U.S. hourly employees, effective after the expiration of the current contract, would result in a $45 million increase in 2009 pension expense and a $255 million increase in the U.S. hourly plan pension benefit obligation at December 31, 2008. An annual one-percentage point decrease in the same benefit units would result in a $44 million decrease in 2009 pension expense and a $250 million decrease in the pension benefit obligation.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Other Postretirement Benefits

We account for our OPEB plans on an actuarial basis, which requires the selection of various assumptions, including a discount rate and healthcare cost trend rates. In estimating the discount rate for our U.S. plans, we use an iterative process based on a hypothetical investment in a portfolio of high-quality bonds rated AA or higher by a recognized rating agency and a hypothetical reinvestment of the proceeds of such bonds upon maturity using forward rates derived from a yield curve until our U.S. OPEB obligation is defeased. We incorporate this reinvestment component into our methodology because it is not feasible, in light of the magnitude and time horizon over which our U.S. OPEB obligations extend to accomplish full defeasance through direct cash flows from an actual set of bonds selected at any given measurement date. We develop our estimate of the healthcare cost trend rates used to value benefit obligations through review of historical retiree cost data and near-term healthcare outlook which includes appropriate cost control measures we have implemented. Changes in the assumed discount rate or healthcare cost trend rate can have significant effect on our actuarially determined obligation and related U.S. OPEB expense.

Beginning September 1, 2008, the discount rate used for the UAW retiree medical plan was based on a yield curve of representative high-quality AA rated bonds for the benefits to be paid during the period from the Final Effective Date to the Implementation Date. The Settlement Agreement’s discount rate for cash flows occurring on and after the Implementation Date is 9.0%. In estimating the discount rate for our other retiree medical plans, the discount rate used continued to be based on a yield curve of representative high-quality AA rated bonds developed through the methodology described above.

Our primary non-U.S. OPEB plans cover Canadian employees. In determining the discount rate for the Canadian plans, published indices are utilized and adjustments are made to reflect the underlying duration of expected benefit payments. For these plans, the weighted average discount rate used to determine net OPEB expense for 2008 was 5.90% compared to 5.0% for 2007 and 5.0% for 2006.

Due to the significant events discussed in Note 16 to the consolidated financial statements, we remeasured our U.S. OPEB obligation plans at various dates in 2008.

Significant differences in actual experience or significant changes in assumptions may materially affect our OPEB obligations. The effects of actual results differing from our assumptions and the effects of changing assumptions are included in net actuarial gains and losses in Accumulated other comprehensive loss that are subject to amortization over future periods. The unrecognized actuarial loss on our OPEB plans decreased to $2.2 billion (before tax) at December 31, 2008, due primarily to the actuarial gain associated with the Settlement Agreement as discussed in Note 16 to the consolidated financial statements.

The following are the significant assumptions used for our plans in the measurement of the APBO at December 31, the measurement date:

	December 31,
	U.S. Plans		Non U.S. Plans
Assumed Healthcare Trend Rates	2008	2007	2008	2007
Initial healthcare cost trend rate	8.0%	8.2%	5.5%	5.4%
Ultimate healthcare cost trend rate	5.0%	5.0%	3.3%	3.2%
Number of years to ultimate trend rate	6	6	8	8

Based on our assumptions at December 31, 2008, the measurement date, a change in these assumptions, holding all other assumptions constant, would have the following effect on our OPEB expense and obligations on an annual basis (the U.S. APBO was a significant portion of our worldwide APBO of $42.9 billion at December 31, 2008):

	U.S. Plans				Non-U.S. Plans
Change in Assumption	Effect on 2009 OPEB Expense		Effect on December 31, 2008 APBO		Effect on 2009 OPEB Expense		Effect on December 31, 2008 APBO
25 basis point decrease in discount rate	–$	3 million	+$	0.2 billion	+$	7 million	+$	0.1 billion
25 basis point increase in discount rate	+$	4 million	–$	0.2 billion	–$	7 million	–$	0.1 billion

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

A one-percentage point increase in the assumed U.S. healthcare trend rates would have increased the U.S. APBO by $0.4 billion, and the U.S. aggregate service and interest cost components of non-pension postretirement benefit expense on an annualized basis by $0.3 billion. A one-percentage point decrease would have decreased the U.S. APBO by $0.4 billion and the U.S. aggregate service and interest cost components of non-pension postretirement benefit expense on an annualized basis by $0.3 billion. The effect of the healthcare cost trend rate on the UAW retiree medical plan obligation was largely eliminated as a result of the accounting recognition of the Settlement Agreement as discussed in Note 16 to the consolidated financial statements.

A one-percentage point increase in the assumed non-U.S. healthcare trend rates would have increased the non-U.S. APBO by $0.3 billion, and the non-U.S. aggregate service and interest cost components of non-pension postretirement benefit expense on an annualized basis by $27 million. A one-percentage point decrease would have decreased the non-U.S. APBO by $0.2 billion and the non-U.S. aggregate service and interest cost components of non-pension postretirement benefit expense on an annualized basis by $22 million.

Deferred Taxes

We establish valuation allowances for our deferred tax assets based on a more likely than not threshold. Our ability to realize our deferred tax assets depends on our ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. We consider the following possible sources of taxable income when assessing the realization of our deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carryforwards;

•	Taxable income in prior carryback years; and

•	Tax-planning strategies.

Our assessment regarding whether a valuation allowance is required or should be adjusted also considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with tax attributes expiring unused and tax planning alternatives. In making such judgments, significant weight is given to evidence that can be objectively verified.

Concluding that a valuation allowance is not required is difficult when there is significant negative evidence that is objective and verifiable, such as cumulative losses in recent years. We utilize a rolling three years of actual and current year anticipated results as our primary measure of our cumulative losses in recent years. However, because a substantial portion of those cumulative losses relate to various non-recurring matters such as the implementation of our North American Turnaround Plan, we adjust those three-year cumulative results for the effect of these items. In addition we consider our near- and medium-term financial outlook when assessing the need for a valuation allowance.

If, in the future, we generate taxable income in jurisdictions where we have recorded full valuation allowances, on a sustained basis, our conclusion regarding the need for full valuation allowances in these tax jurisdictions could change, resulting in the reversal of some or all of the valuation allowances. If our operations generate taxable income prior to reaching profitability on a sustained basis, we would reverse a portion of the valuation allowance related to the corresponding realized tax benefit for that period, without changing our conclusions on the need for a full valuation allowance against the remaining net deferred tax assets.

The valuation of deferred tax assets requires judgment and our accounting for deferred tax consequences of events that have been recognized in our financial statements or in our tax returns and our future profitability represents our best estimate of those future events. Changes in our current estimates, due to unanticipated events or otherwise, could have a material effect on our financial condition and results of operations. In 2008, because we concluded there is substantial doubt related to our ability to continue as a going concern, we determined that it was more likely than not that we would not realize our net deferred tax assets in most jurisdictions even though these entities were not in three-year adjusted cumulative loss positions.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

See Note 19 to the consolidated financial statements for more information regarding the recording of valuation allowances.

Sales Incentives

We record the estimated effect of sales incentives to our dealers and customers as a reduction of revenue at the later of the time of sale or when an incentive program has been announced to our dealers. There may be numerous types of incentives available at any particular time, including a choice of incentives for a specific model. Incentive programs are generally brand specific, model specific or region specific, and are for specified time periods, which may be extended. Significant factors used in estimating the cost of incentives include the volume of vehicles that will be affected by the incentive programs offered by product, product mix and the rate of customer acceptance of any incentive program, and the likelihood that an incentive program will be extended, all of which are estimated based on historical experience and assumptions concerning customer behavior and future market conditions. Additionally, when an incentive program is announced, we determine the number of vehicles in dealer inventory that are eligible for the incentive program, and record a reduction of our revenue in the period in which the program is announced. If the actual number of affected vehicles differs from this estimate, or if a different mix of incentives is actually paid, the reduction in revenue for sales incentives could be affected. As discussed above, there are a multitude of inputs affecting the calculation of the estimate for sales incentives, and an increase or decrease of any of these variables could have a significant effect on the reduction of revenue for sales incentives.

Policy, Warranty and Recalls

Provisions for estimated expenses related to policy and product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of claims. We actively study trends of claims and take action to improve vehicle quality and minimize claims. Actual experience could differ from the amounts estimated requiring adjustments to these liabilities in future periods.

Impairment of Long-Lived Assets

We periodically evaluate the carrying value of our long-lived assets held and used in the business, other than goodwill and intangible assets with indefinite lives and assets held for sale, when events and circumstances warrant. If the carrying value of a long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value for assets to be held and used. For assets classified as held for sale, such assets are recorded at the lower of carrying value or fair value less cost to sell. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets could become impaired in the future or require additional charges as a result of actual and/or forecasts of declines in profitability due to changes in volume, pricing or costs. See Note 22 to the consolidated financial statements for more information on impairments of long-lived assets.

Derivatives

We use derivatives in the normal course of business to manage our exposure to fluctuations in commodity prices and interest and foreign currency exchange rates. We account for our derivatives in the consolidated balance sheet as assets or liabilities at fair value.

Accounting for derivatives is complex and significant judgment and estimates are involved in estimating the fair values of these instruments, particularly in the absence of quoted market prices. The majority of our derivatives are valued using internal models that use as their basis readily observable market inputs, such as time value, forward interest rates, volatility factors, and current and forward market prices for commodities and foreign currency exchange rates. We generally classify these instruments within Level 2 of the valuation hierarchy. Such derivatives include interest rate swaps, cross currency swaps, foreign currency derivatives and commodity derivatives. We classify derivative contracts that are valued based upon models with significant unobservable market inputs as Level 3 of the valuation hierarchy. Examples include certain long-dated commodity derivatives and interest rate swaps with notional amounts that fluctuate over time. Models for these fair value measurements include unobservable inputs based on estimated forward rates and prepayment speeds.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Our valuation of derivative liabilities takes into account our own nonperformance risk. Effective January 1, 2008, we updated our derivative liability valuation methodology to consider our own nonperformance risk as observed through the credit default swap market and bond market and based on prices for recent trades. Starting in the second half of 2008, credit market volatility increased significantly, creating broad credit market concerns. If this condition persists, it will further affect our ability to manage risks related to market changes in foreign currency exchange rates, interest rates and commodity prices to which we are exposed in the ordinary course of our business as most derivative counterparties have already been and may continue to be unwilling to enter into transactions with us due to our credit rating.

Valuation of Vehicle Operating Leases and Lease Residuals

In accounting for vehicle operating leases, we must make a determination at the beginning of the lease of the estimated realizable value (i.e., residual value) of the vehicle at the end of the lease. Residual value represents an estimate of the market value of the vehicle at the end of the lease term, which typically ranges from nine months to four years. The customer is obligated to make payments during the term of the lease to the contract residual. However, since the customer is not obligated to purchase the vehicle at the end of the contract, we are exposed to a risk of loss to the extent the value of the vehicle is below the residual value estimated at contract inception.

Residual values are initially determined by consulting independently published residual value guides. Realization of the residual values is dependent on our future ability to market the vehicles under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the extent the expected value of the vehicle at lease termination declines. The adjustment may be in the form of revisions to the depreciation rate or recognition of an impairment charge. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset. Additionally, for operating leases arising from vehicles sold to dealers, an adjustment may also be made to the estimate of marketing incentive accruals for residual support and risk sharing programs initially recognized when vehicles are sold to dealers.

With respect to residual values on our Automotive segment’s portfolio of equipment on operating leases, due to the short-term nature of the operating leases, we historically had forecasted auction proceeds at lease termination. In the three months ended December 31, 2008 forecasted auction proceeds in the United States differed significantly from actual auction proceeds due to highly volatile economic conditions, particularly the decline in consumer confidence and lack of available consumer credit, which affected the residual values of automobiles at auction significantly. Due to the significant uncertainties inherent in the current economy, we determined that we no longer had a reliable basis to forecast auction proceeds in the United States and utilized current auction proceeds to determine our estimated residual values in our impairment analysis for the Automotive segment, which is consistent with our impairment analysis for the Corporate and Other segment. As a result of this change in estimate, we recorded an incremental impairment charge of $144 million related to the equipment on operating leases which is included in Cost of sales.

In 2008 we increased our accrual for residual support and risk sharing by a net $1.8 billion and we recognized impairment charges of $0.2 billion in our Corporate and Other segment and $0.4 billion in our Automotive segment related to vehicles on operating leases.

Significant differences between our estimate of residual values and actual experience may materially affect the impairment charges we record, if any, and the rate at which vehicles in our Equipment on operating leases, net are depreciated and the residual support and risk sharing reserves we establish as a result of certain agreements with GMAC, whereby we reimburse them up to an agreed-upon percentage of certain residual value losses they experience on their operating lease portfolio.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

The following table illustrates the effect of changes in our estimate of vehicle sales proceeds at lease termination on the impairment of our Equipment on operating leases, net and our residual support and risk sharing reserves at December 31, 2008, holding all other assumptions constant:

	December 31, 2008 Effect on Residual Support and Risk Sharing Reserves(b)		Effect on Fourth Quarter 2008 Impairment Charge
10% increase in vehicle sales proceeds	–$	471 million	–$	231 million
10% decrease in vehicle sales proceeds	+$	228 million	+$	305 million

(a)	Includes amounts recorded as a result of intersegment residual support and risk sharing reserves.
(b)	Includes effect on residual support and risk sharing reserves related to GMAC’s Equipment on operating leases.

Due to the contractual terms of our residual support and risk sharing agreements with GMAC, which currently limit our maximum obligation to GMAC should vehicle residual values decrease, an increase in sales proceeds does not have an equivalent offsetting effect on our residual support and risk sharing reserves as a decrease in sales proceeds. At December 31, 2008 our maximum obligations to GMAC under our residual support and risk sharing agreements were $1.4 billion and $1.7 billion, respectively; and our recorded liabilities under our residual support and risk sharing agreements were $705 million and $1.2 billion, respectively.

Our methodology related to depreciation and impairments for Equipment on operating leases, net considers our expectation of the value of the vehicles upon lease termination, which is based on numerous assumptions and factors influencing used automotive vehicle values. The critical assumptions underlying the estimated carrying value of automotive lease assets include: (1) estimated market value information obtained and used in estimating residual values; (2) proper identification and estimation of business conditions; (3) our remarketing abilities; and (4) our vehicle and marketing programs. Changes in these assumptions could have a significant effect on the value of the lease residuals.

When a lease vehicle is returned to us, the asset is reclassified from Equipment on operating leases, net to Inventory at the lower of cost or estimated fair value, less costs to sell.

Valuation of Cost and Equity Method Investments

When events and circumstances warrant, we evaluate our equity investments accounted for under the cost or equity method of accounting for impairment. An impairment charge would be recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary we consider such factors as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the equity affiliate, the near-term and longer-term operating and financial prospects of the affiliate and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery.

When available, we use quoted market prices to determine fair value. If quoted market prices are not available, fair value is based upon valuation techniques that use, where possible, market-based inputs. Generally, fair value is estimated using a combination of the income approach and the market approach. Under the income approach, estimated future cash flows are discounted at a rate commensurate with the risk involved using marketplace assumptions. Under the market approach, valuations are based on actual comparable market transactions and market earnings and book value multiples for comparable entities. The assumptions used in the income and market approaches have a significant effect on the determination of fair value. Significant assumptions include estimated future cash flows, appropriate discount rates, and adjustments to market transactions and market multiples for differences between the market data and the equity affiliate being valued. Changes to these assumptions could have a significant effect on the valuation of our equity affiliates.

In 2008, we recorded impairment charges related to our Common Membership Interests in GMAC of $7.1 billion and to our Preferred Membership Interests in GMAC of $1.0 billion. In addition, we have continued to record our proportionate share of GMAC’s income. At December 31, 2008, the balance of our investment in Common Membership Interests in GMAC was $491 million and the balance of our Preferred Membership Interests in GMAC was $43 million.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Accounting Standards Not Yet Adopted

Accounting standards not yet adopted are discussed in Note 3 to the consolidated financial statements.

Forward-Looking Statements

In this report and in reports we subsequently file with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, we use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “believe,” “estimate,” “potential,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “expect,” “when,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” “effect” or the negative of any of those words or similar expressions to identify forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. . We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include among others the following:

•	The effect of receiving a “going concern” statement in our auditors’ report on our 2008 consolidated financial statements;

•

Our ability to remain in compliance with the UST Loan Agreement and to obtain certification that we have taken all steps necessary to achieve and sustain our goals in accordance with our Viability Plan, as required by the UST Loan Agreement;

•	Our ability to realize production efficiencies and to achieve reductions in costs as a result of the Restructuring Plan and the Labor Modifications;

•	Consumers’ confidence in our viability as a continuing entity and our ability to continue to attract customers, particularly for our new products including cars and crossover vehicles;

•	Availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	Financial viability and ability to borrow of our key suppliers, including Delphi’s ability to address its underfunded pension plans and to emerge from bankruptcy proceedings;

•	Our ability to sell, spin-off or phase out some of our brands as planned, to manage the distribution channels for our products and to complete other planned asset sales;

•	Our ability to qualify for federal funding of our advanced technology vehicle programs under Section 136 of EISA;

•	Ability of our foreign operations to restructure or to qualify for support from their host governments;

•	GMAC’s ability to obtain funding to provide both wholesale and retail financing in the United States and Canada to support our ability to sell vehicles in those markets;

•	Overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets;

•	Our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•

Continued economic and automotive industry instability or poor economic conditions in the U.S. and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate;

•	Shortages of and price increases or volatility of fuel;

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

•	Market acceptance of our new products including cars and crossover vehicles;

•

Significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

•

Changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	Costs and risks associated with litigation;

•

Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for the Delphi pension benefit guarantees, which could result in an effect on earnings;

•

Negotiations and bankruptcy court actions with respect to Delphi’s obligations to us and our obligations to Delphi, negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi; and

•	Financial difficulties or distress or bankruptcies of our key suppliers such as Delphi;

In addition, GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. The factors identified by GMAC include, among others, the following:

•

Rating agencies may downgrade their ratings for GMAC or ResCap in the future, which would adversely affect GMAC’s ability to raise capital in the debt markets at attractive rates and increase the interest that it pays on its outstanding publicly traded notes, which could have a material adverse effect on its results of operations and financial condition;

•

GMAC’s business requires substantial capital, and if it is unable to maintain adequate financing sources, its profitability and financial condition will suffer and jeopardize its ability to continue operations;

•	The profitability and financial condition of its operations are dependent upon our operations, and it has substantial credit exposure to us;

•	Recent developments in the residential mortgage market, especially in the nonprime sector, may adversely affect GMAC’s revenue, profitability and financial condition;

•

Changes in the competitive markets in which GMAC operates, including increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales, its margins could be materially adversely affected.

We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

* * * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Motors Corporation, its Directors, and Stockholders:

We have audited General Motors Corporation and subsidiaries’ (the Corporation) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting in Item 9A. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on that risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness related to ineffective controls over the period-end financial reporting process has been identified and included in management’s assessment. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements and the financial statement schedule at Item 15 as of and for the year ended December 31, 2008. This report does not affect our report on such financial statements and financial statement schedule.

In our opinion, because of the effect of the material weakness identified above on the achievement of the objectives of the control criteria, the Corporation has not maintained effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Consolidated Balance Sheets and the related Consolidated Statements of Operations, Cash Flows, and Equity (Deficit) of the Corporation as of and for the year ended December 31, 2008. Our audit also included the financial statement schedule at Item 15 as of and for the year ended December 31, 2008. Our report dated March 4, 2009 (May 12, 2009 as to the effect of (1) the January 1, 2009 adoption of new accounting standards requiring retrospective application described in Note 3 and (2) the retrospective adjustment of reportable segments described in Notes 3 and 29) expressed an unqualified opinion on those financial statements and financial statement schedule and included (a) an explanatory paragraph expressing substantial doubt about the Corporation’s ability to continue as a going concern; and (b) an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 4, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Motors Corporation, its Directors, and Stockholders:

We have audited the accompanying Consolidated Balance Sheets of General Motors Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007, and the related Consolidated Statements of Operations, Cash Flows and Equity (Deficit) for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule at Item 15. These financial statements and financial statement schedule are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Motors Corporation and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements for the year ended December 31, 2008, have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Corporation’s recurring losses from operations, accumulated deficit, and inability to generate sufficient cash flow to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Corporation: (1) effective January 1, 2008, adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (2) effective January 1, 2007, adopted the recognition and measurement provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (3) effective January 1, 2007, changed the measurement date for defined benefit plan assets and liabilities to coincide with its year end to conform to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS No. 158), and (4) effective December 31, 2006, began to recognize the funded status of its defined benefit plans in its consolidated balance sheets to conform to SFAS No. 158.

As discussed in Note 4 to the consolidated financial statements, on November 30, 2006, the Corporation sold a 51% controlling interest in GMAC LLC, its former wholly-owned finance subsidiary. The Corporation’s remaining interest in GMAC LLC is accounted for as an equity method investment.

As discussed in Note 3, the consolidated financial statements have been retrospectively adjusted for the January 1, 2009 adoption of (1) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, and (2) FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

As discussed in Notes 3 and 29, the consolidated financial statements have been retrospectively adjusted to reflect a change in presentation of the Corporation’s reportable segments pursuant to Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2009 expressed an adverse opinion on the Corporation’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 4, 2009 (May 12, 2009 as to the effect of (1) the January 1, 2009 adoption of new accounting standards requiring retrospective application described in Note 3 and (2) the retrospective adjustment of reportable segments described in Notes 3 and 29)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

Item 8.	Financial Statements and Supplementary Data

	Years Ended December 31,
	2008	2007	2006
Net sales and revenue
Automotive sales	$147,732	$177,594	$170,651
Other revenue	1,247	2,390	33,816

Total net sales and revenue	148,979	179,984	204,467

Costs and expenses
Cost of sales	149,311	165,573	163,214
Selling, general and administrative expense	14,253	14,412	13,650
Other expenses	6,699	4,308	33,426

Total costs and expenses	170,263	184,293	210,290

Operating loss	(21,284)	(4,309)	(5,823)
Equity in loss of GMAC LLC (Note 9)	(6,183)	(1,245)	(5)
Interest (expense), net	(2,428)	(3,076)	(2,727)
Interest income and other non-operating income, net	424	2,284	2,812

Loss from continuing operations before income taxes and equity income	(29,471)	(6,346)	(5,743)
Income tax expense (benefit)	1,766	36,863	(3,075)
Equity income, net of tax	186	524	513

Loss from continuing operations	(31,051)	(42,685)	(2,155)
Discontinued operations (Note 4)
Income from discontinued operations, net of tax	—	256	445
Gain on sale of discontinued operations, net of tax	—	4,293	—

Income from discontinued operations	—	4,549	445

Net loss	(31,051)	(38,136)	(1,710)
Less: Net (income) loss attributable to noncontrolling interests	108	(406)	(324)

Net loss attributable to GM Common Stockholders	$(30,943)	$(38,542)	$(2,034)

Loss per share, basic and diluted
Continuing operations attributable to GM Common Stockholders	$(53.47)	$(76.16)	$(4.39)
Discontinued operations attributable to GM Common Stockholders	—	8.04	0.79

Net loss per share, basic and diluted, attributable to GM Common Stockholders	$(53.47)	$(68.12)	$(3.60)

Weighted-average common shares outstanding, basic and diluted (millions)	579	566	566

Cash dividends per share	$0.50	$1.00	$1.00

Amounts attributable to GM Common Stockholders:
Loss from continuing operations, net of tax	$(30,943)	$(43,091)	$(2,479)
Discontinued operations, net of tax	—	4,549	445

Net loss	$(30,943)	$(38,542)	$(2,034)

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31,
	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$14,053	$24,817
Marketable securities	141	2,354

Total cash and marketable securities	14,194	27,171
Accounts and notes receivable, net	7,918	10,075
Inventories	13,195	15,193
Equipment on operating leases, net	5,142	8,610
Other current assets and deferred income taxes	3,146	3,602

Total current assets	43,595	64,651
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	2,146	8,998
Property, net	39,665	43,030
Goodwill and intangible assets, net	265	1,066
Deferred income taxes	98	1,340
Prepaid pension	109	20,175
Equipment on operating leases, net	442	3,385
Other assets	4,719	6,201

Total non-current assets	47,444	84,195

Total assets	$91,039	$148,846

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$22,259	$29,469
Short-term debt and current portion of long-term debt	16,920	9,652
Accrued expenses	36,429	34,724

Total current liabilities	75,608	73,845
Non-Current Liabilities
Long-term debt	29,018	33,926
Postretirement benefits other than pensions	28,919	47,375
Pensions	25,178	11,381
Other liabilities and deferred income taxes	17,392	17,471

Total non-current liabilities	100,507	110,153

Total liabilities	176,115	183,998
Commitments and contingencies (Note 18)
Equity (deficit)
General Motors Stockholders’ Deficit:
Preferred stock, no par value, authorized 6,000,000 shares, no shares issued and outstanding	—	—
Preference stock, $0.10 par value, authorized 100,000,000 shares, no shares issued and outstanding	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 800,937,541 and 610,483,231 shares issued and outstanding at December 31, 2008, respectively, and 756,637,541 and 566,059,249 shares issued and outstanding at December 31, 2007, respectively)	1,017	943
Capital surplus (principally additional paid-in capital)	16,489	16,100
Accumulated deficit	(70,727)	(39,426)
Accumulated other comprehensive loss	(32,339)	(13,987)

Total General Motors stockholders’ deficit	(85,560)	(36,370)
Noncontrolling interests	484	1,218

Total equity (deficit)	(85,076)	(35,152)

Total Liabilities and Equity (Deficit)	$91,039	$148,846

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net loss	$(31,051)	$(38,136)	$(1,710)
Less income from discontinued operations	—	4,549	445

Loss from continuing operations	(31,051)	(42,685)	(2,155)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) continuing operating activities
Depreciation, impairments and amortization expense	10,014	9,513	10,885
Mortgage servicing rights and premium amortization	—	—	1,021
Goodwill impairment	610	—	828
Delphi related charges	4,797	1,547	500
Foreign currency (gain)/loss	(1,705)	661	337
Loss on sale of 51% interest in GMAC	—	—	2,910
Impairment of investments in GMAC Common and Preferred Membership Interests	8,100	—	—
Undistributed earnings of nonconsolidated affiliates	(727)	293	(135)
Provision for credit financing losses	—	—	1,799
Net gains on sale of credit receivables	—	—	(1,256)
Net gains on sale of investment securities	—	—	(1,006)
OPEB expense	(2,115)	2,362	3,567
OPEB payments	(3,831)	(3,751)	(3,802)
VEBA/401(h) withdrawals	1,355	1,694	3,061
Pension expense	4,862	1,799	4,911
Pension contributions	(1,067)	(937)	(1,032)
Retiree lump sum and vehicle voucher expense, net of payments	—	—	(325)
Net change in mortgage loans	—	—	(21,578)
Net change in mortgage securities	—	—	427
Provisions for deferred taxes	1,163	36,717	(4,195)
Change in other investments and miscellaneous assets	(395)	651	(469)
Change in other operating assets and liabilities, net of acquisitions and disposals	94	(3,412)	(8,512)
Other	(2,169)	3,055	1,869

Net cash provided by (used in) continuing operating activities	(12,065)	7,507	(12,350)
Cash provided by discontinued operating activities	—	224	591

Net cash provided by (used in) operating activities	$(12,065)	$7,731	$(11,759)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(Dollars in millions)

	Years Ended December 31,
	2008	2007	2006
Cash flows from investing activities
Expenditures for property	$(7,530)	$(7,542)	$(7,902)
Investments in marketable securities, acquisitions	(3,771)	(10,155)	(28,062)
Investments in marketable securities, liquidations	5,866	8,119	31,081
Operating leases, acquisitions	—	—	(17,070)
Operating leases, liquidations	3,610	3,165	7,039
Net change in mortgage servicing rights	—	—	(61)
Increase in finance receivables	—	—	(1,160)
Proceeds from sale of finance receivables	—	—	18,374
Proceeds from sale of 51% interest in GMAC	—	—	7,353
Proceeds from sale of discontinued operations	—	5,354	—
Proceeds from sale of business units/equity investments	232	—	10,506
Proceeds from sale of real estate, plants, and equipment	347	332	546
Capital contribution to GMAC	—	(1,022)	—
Investments in companies, net of cash acquired	(1)	(46)	(357)
Change in notes receivable	(430)	34	(36)
Change in restricted cash	(87)	23	(530)
Other	—	—	5

Net cash provided by (used in) continuing investing activities	(1,764)	(1,738)	19,726
Cash used in discontinued investing activities	—	(22)	(31)

Net cash provided by (used in) investing activities	(1,764)	(1,760)	19,695
Cash flows from financing activities
Net increase (decrease) in short-term borrowings	(4,100)	(5,749)	7,030
Borrowings on the UST Loan Facility	4,000	—	—
Borrowings of long-term debt	5,928	2,131	79,566
Payments made on long-term debt	(1,702)	(1,403)	(92,290)
Cash dividends paid to stockholders	(283)	(567)	(563)
Other	—	—	2,487

Net cash provided by (used in) continuing financing activities	3,843	(5,588)	(3,770)
Cash provided by (used in) discontinued financing activities	—	(5)	3

Net cash provided by (used in) financing activities	3,843	(5,593)	(3,767)
Effect of exchange rate changes on cash and cash equivalents	(778)	316	365

Net increase (decrease) in cash and cash equivalents	(10,764)	694	4,534
Cash and cash equivalents retained by GMAC upon disposal	—	—	(11,137)
Cash and cash equivalents at beginning of the year	24,817	24,123	30,726

Cash and cash equivalents at end of the year	$14,053	$24,817	$24,123

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

For the Years Ended December 31, 2008, 2007 and 2006

(In millions)

	GM Common Stockholders					Noncontrolling Interests	Comprehensive Loss	Total Equity (Deficit)
	Shares of Common Stock	Capital Stock	Capital Surplus	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
Balance January 1, 2006, as originally reported	566	$943	$15,285	$2,749	$(4,535)	$—		$14,442
Effects of adoption of APB 14-1	—	—	610	(168)	—	—		442
Effects of adoption of SFAS No. 160	—	—	—	—	—	1,047		1,047

Balance at January 1, 2006, as adjusted	566	$943	$15,895	$2,581	$(4,535)	$1,047		$15,931
Net income (loss)	—	—	—	(2,034)	—	324	$(1,710)	(1,710)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	—	175	48	223	—
Unrealized loss on derivatives	—	—	—	—	(249)	(150)	(399)	—
Unrealized loss on securities	—	—	—	—	(504)	—	(504)	—
Defined benefit plans, net (Note 24)	—	—	—	—	(67)	—	(67)	—

Other comprehensive loss	—	—	—		—	—	(747)	(747)

Comprehensive loss							$(2,457)

Cumulative effect of a change in accounting principle — adoption of SFAS No. 158, net of tax	—	—	—	—	(16,946)	—		(16,946)
Cumulative effect of a change in accounting principle — adoption of SFAS No. 156, net of tax	—	—	—	(13)	—	—		(13)
Stock options	—	—	51	—	—	—		51
Cash dividends paid to GM Stockholders	—	—	—	(563)	—	—		(563)
Cash dividends paid to noncontrolling interests						(44)		(44)
Other						(35)		(35)

Balance at December 31, 2006	566	943	15,946	(29)	(22,126)	1,190		(4,076)
Net income (loss)	—	—	—	(38,542)	—	406	$(38,136)	(38,136)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	—	998	29	1,027	—
Unrealized loss on derivatives	—	—	—	—	(38)	(272)	(310)	—
Unrealized loss on securities	—	—	—	—	(17)	—	(17)	—
Defined benefit plans, net (Note 24)	—	—	—	—	6,043	—	6,043	—

Other comprehensive income	—	—	—	—		—	6,743	6,743

Comprehensive loss							$(31,393)

Effects of accounting change regarding pension plans and OPEB plans measurement dates pursuant to SFAS No. 158, net of tax	—	—	—	(425)	1,153	—		728
Cumulative effect of a change in accounting principle — adoption of FIN No. 48, net of tax	—	—	—	137	—	—		137
Stock options	—	—	55	—	—	—		55
Conversion of GMAC Preferred Membership Interests (Note 9)	—	—	27	—	—	—		27
Cash dividends paid to GM Stockholders	—	—	—	(567)	—	—		(567)
Cash dividends paid to noncontrolling interests	—	—	—	—	—	(88)		(88)
Dealership Investments	—	—	—	—	—	(51)		(51)
Other	—	—	—	—	—	4		4
Purchase of convertible note hedge (Note 15)	—	—	(99)	—	—	—		(99)
Issuance of Series D debentures			171					171

Balance at December 31, 2007	566	943	16,100	(39,426)	(13,987)	1,218		(35,152)
Net income (loss)	—	—	—	(30,943)	—	(108)	$(31,051)	(31,051)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	—	(1,155)	(161)	(1,316)	—
Unrealized loss on derivatives	—	—	—	—	(811)	(420)	(1,231)	—
Unrealized loss on securities	—	—	—	—	(298)	—	(298)	—
Defined benefit plans, net (Note 24)	—	—	—	—	(16,088)	—	(16,088)	—

Other comprehensive loss	—	—	—	—	—	—	(18,933)	(18,933)

Comprehensive loss							$(49,984)

Effects of GMAC LLC adoption of SFAS No. 157 and No. 159 (Note 9)	—	—	—	(76)	—	—		(76)
Stock options and other	—	—	32	1	—	—		33
Common stock issued for settlement of Series D debentures	44	74	357	—	—	—		431
Cash dividends paid to GM Stockholders	—	—	—	(283)	—	—		(283)
Cash dividends paid to noncontrolling interests						(46)		(46)
Other						1		1

Balance at December 31, 2008	610	$1,017	$16,489	$(70,727)	$(32,339)	$484		$(85,076)

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations

We are primarily engaged in the worldwide production and marketing of cars and trucks. Our automotive operations, which we also refer to as Automotive, GM Automotive or GMA, includes our four automotive segments consisting of GM North America (GMNA), GM Europe (GME), GM Latin America/Africa/Mid-East (GMLAAM), and GM Asia Pacific (GMAP). Corporate and Other includes our financing and insurance operations (FIO) primarily conducted through GMAC LLC (GMAC), a wholly-owned subsidiary through November 2006. On November 30, 2006, we sold a 51% controlling ownership interest in GMAC to a consortium of investors. After the sale, we have accounted for our remaining ownership interest in GMAC under the equity method. GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. Corporate and Other also includes the elimination of intersegment transactions between Corporate and Other and our Automotive segments, certain non-segment specific revenue and expenditures, including costs related to postretirement benefits for Delphi and Other retirees and certain corporate activities.

Note 2. Basis of Presentation

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have incurred significant losses from 2005 through 2008, attributable to operations and to restructurings and other charges such as support for Delphi and past, present and future cost cutting measures. We have managed our liquidity during this time through a series of cost reduction initiatives, capital markets transactions and sales of assets. However, the global credit market crisis has had a dramatic effect on our industry. In the second half of 2008, the increased turmoil in the mortgage and overall credit markets (particularly the lack of financing to buyers or lessees of vehicles), the continued reductions in U.S. housing values, the volatility in the price of oil, the recession in the United States and Western Europe and the slowdown of economic growth in the rest of the world created a substantially more difficult business environment. The ability to execute capital markets transactions or sales of assets was extremely limited, and vehicle sales in North America and Western Europe contracted severely and the pace of vehicle sales in the rest of the world slowed. Our liquidity position, as well as our operating performance, were negatively affected by these economic and industry conditions and by other financial and business factors, many of which are beyond our control. These conditions have not improved through January 2009, with sales of total vehicles for the U.S. industry falling to 657,000 vehicles, or a seasonally adjusted rate of 9.8 million vehicles, which was the lowest level for January since 1982. We do not believe it is likely that these adverse economic conditions, and their effect on the automotive industry, will improve significantly during 2009, notwithstanding the unprecedented intervention by governments in the United States and other countries in the global banking and financial systems.

Due to this sudden and rapid decline of our industry and sales, particularly in the three months ended December 31, 2008, we determined that, despite the far reaching actions to restructure our U.S. business, we would be unable to pay our obligations in the normal course of business in 2009 or service our debt in a timely fashion, which required the development of a new plan that depended on financial assistance from the U.S. Government. On December 31, 2008, we entered into a Loan and Security Agreement (UST Loan Agreement) with the United States Department of the Treasury (UST) pursuant to which the UST agreed to provide us with a $13.4 billion secured term loan facility (UST Loan Facility). We borrowed $4.0 billion under the UST Loan Facility on December 31, 2008, an additional $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. As a condition to obtaining the UST Loan Facility, we agreed to achieve certain restructuring targets within designated time frames as more fully described in Note 15.

Pursuant to the terms of the UST Loan Facility and as described more fully in Note 15, we submitted to the UST on February 17, 2009 our plan to return to profitability and to operate as a going concern (Viability Plan). In order to execute the Viability Plan, we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have requested additional U.S. Government funding of $22.5 billion to cover our baseline scenario liquidity requirements and $30.0 billion to cover our downside sensitivity liquidity requirements. We proposed that the funding could be met through a combination of a secured term loan of $6.0 billion and preferred equity of $16.5 billion under a Viability Plan baseline scenario, representing an increase of $4.5 billion over our December 2008 request, reflecting changes in various assumptions subsequent to the December 2, 2008 submission and $9.1 billion incremental to the $13.4 billion currently outstanding. We have suggested to the UST that the current amount outstanding as of February 28, 2009 of $13.4 billion under the UST Loan Facility plus an incremental $3.1 billion requested in 2009 could be provided in the form of preferred stock. We believe this structure would provide the necessary medium-term funding we need and provide a higher return to the UST, commensurate with the higher returns the UST receives on other preferred stock investments in financial institutions. Under a Viability Plan downside sensitivity scenario, an additional $7.5 billion of funding would be required above the amounts described above, which we have requested in the form of a secured revolving credit facility. The collateral used to support the current $13.4 billion UST Loan Facility would be used to support the proposed $7.5 billion secured revolving credit facility and the $6.0 billion term loan. Our Viability Plan also assumes $7.7 billion in loans under the provisions of the Energy Independence and Security Act of 2007 (Section 136 Loans) from the Department of Energy. Our 2009 baseline vehicle sales forecast is 10.5 million vehicles in the United States and 57.5 million vehicles globally. In 2009, our liquidity, under our Baseline plan, is dependent on obtaining $4.6 billion of funding from the UST in addition to the $13.4 billion received to date; a net $2.3 billion from other non-U.S. governmental entities; the receipt of $2.0 billion in Section 136 Loans; and the sale of certain assets for net proceeds of $1.5 billion. This funding and additional amounts described above are required to provide the necessary working capital to operate our business until the global economy recovers and consumers have available credit and begin purchasing automobiles at more historical volume levels. In addition, the Viability Plan is dependent on our ability to execute the bond exchange and voluntary employee beneficiary association (VEBA) modifications contemplated in our submissions to the UST and our ability to achieve the revenue targets and execute the cost reduction and other restructuring plans. We currently have approximately $1 billion of outstanding Series D convertible debentures that mature on June 1, 2009. Our funding plan described above does not include the payment at maturity of the principal amount of these debentures. If we are unable to restructure the Series D convertible debentures prior to June 1, 2009, or otherwise satisfactorily address the payment due on June 1, 2009, a default would arise with respect to payment of these obligations, which could also trigger cross defaults in other outstanding debt, thereby potentially requiring us to seek relief under the U.S. Bankruptcy Code.

The following is a summary of significant cost reduction and restructuring actions contemplated by the Viability Plan:

U.S. Brands and Nameplates – We will focus our resources in the U.S. primarily on our core brands: Chevrolet, Cadillac, Buick and GMC. Of the remaining brands, Pontiac — which is part of the Buick-Pontiac-GMC retail channel — will be a highly focused niche brand. HUMMER is subject to a strategic review including its potential sale. A HUMMER sale or phase out decision will be made in the three months ended March 31, 2009, with final resolution expected no later than 2010. Saturn will remain in operation through the end of the planned lifecycle for all Saturn products (2010-2011). In the interim, should Saturn retailers as a group or other investors present a plan that would allow a spin-off or sale of Saturn Distribution Corporation, an indirect wholly-owned subsidiary, we would be open to any such possibility. If a spin-off or sale does not occur, we intend to phase out the Saturn brand at the end of the current product lifecycle. On February 20, 2009, Saab Automobile AB (Saab) filed for protection under the reorganization laws in Sweden so that it could reorganize itself into a stand-alone entity independent from us.

Our product plan calls for a 25% reduction in the number of vehicle nameplates by 2012, from 48 in 2008 to 36 by 2012. We anticipate that this will lead to higher per vehicle profit as we will be able to provide additional marketing support and concentrate engineering and capital spending on higher volume vehicles.

Dealers – Due to our long operating history and legacy locations, many dealerships now operate from outdated facilities that are also no longer in the prime locations required to succeed. As a result, our broad dealer network in major markets has become a disadvantage for both the dealerships and us. We intend to reduce our dealers from 6,246 in 2008 to 4,700 in 2012, a 25% reduction and a further reduction to 4,100 by 2014. Most of this reduction will take place in metro and suburban markets where dealership overcapacity is most prevalent.

Manufacturing Operations – We will reduce the total number of powertrain, stamping and assembly plants in the U.S. from 47 in 2008 to 33 in 2012. In addition to these consolidations, we have been implementing an integrated global manufacturing strategy,

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based on common lean manufacturing principles and processes. Implementation of this strategy will provide for more flexible production in our assembly facilities where multiple body styles from different architectures can be built in a given plant. Flexible manufacturing enables us to respond to changing market conditions more quickly and will contribute to higher overall capacity utilization, resulting in lower fixed costs per vehicle sold and lower capital investment.

Labor Cost – We will reduce salaried employment levels by 10,000 employees during 2009; reduce U.S. salaries from 3% to 10% depending on management level of employee; and reduce salaried retiree benefits. In addition, we have negotiated the suspension of the JOBS Bank program with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW). Refer to Note 21.

In addition to these actions we have also begun negotiations with the unions that represent certain of our employees in the United States, Canada and Western Europe to further reduce our hourly labor costs. While these discussions are ongoing, we have reached a tentative agreement with the UAW, which is subject to ratification by its members, to obtain additional U.S. hourly labor cost reductions in the United States.

Asset Sales – We have been actively marketing certain assets for sale including our HUMMER brand, our AC Delco business and a transmission facility in Strasbourg, France. However, a continuation of the current global economic conditions and the lack of available credit will make it difficult to complete these transactions and it is possible that we will not receive the net proceeds as contemplated in the Viability Plan.

We are currently engaged in negotiations with the UAW and counsel for the class of GM retirees and their respective advisors to pursue modifications to the Settlement Agreement, under which responsibility for providing UAW retiree health care would permanently shift from us to a new retiree plan funded by the New VEBA, in accordance with the requirements of the UST Loan Agreement. Consistent with the terms of the UST Loan Agreement, we are seeking to convert at least half the stated value of our future payments to the New VEBA to our common stock rather than cash, with the total stated value of our VEBA payments not to exceed the amount provided under the Settlement Agreement. Extensive due diligence regarding our current situation and future prospects and plans is now underway by the UAW, class counsel and their advisors. These parties understand that the restructuring of our VEBA obligations is a necessary component of the Viability Plan and have agreed to work toward executing an agreement to modify the Settlement Agreement by March 31, 2009. We have not yet reached an agreement to restructure the VEBA payments.

We are also currently engaged in negotiations with advisors to the unofficial committee of the unsecured bondholders to reduce our public unsecured debt by not less than two-thirds through an exchange of the bonds to equity or other appropriate means in accordance with the requirements of the UST Loan Agreement. These negotiations are ongoing, and we are committed to commencing an exchange offer by March 31, 2009 as required by the UST Loan Agreement.

In addition to the request for additional funding from the UST included in our Viability Plan, the success of our Viability Plan is conditioned on financial support from non-U.S. governments to provide the necessary funding to operate our business during 2009. A summary of those items includes:

Australia – Continued local production has become more challenging due to changes in market preferences. Together with the Australian government, we have developed a plan to bring to market a new, more fuel efficient vehicle, with project funding provided by the Australian government in the form of grants of $118 million.

Canada – The Canadian market as well as our Canadian operations (GM Canada) are highly integrated into our overall North American strategy and operations. Approximately 90% of GM Canada’s production in 2008 was exported outside of Canada, primarily to the U.S. Approximately 88% of GM Canada’s domestic sales were imports from our U.S. operations. The recent unprecedented industry volume downturn in North America, coupled with a gap in cost competitiveness related to both active employees and retirees, have accelerated the need to restructure our Canadian operations in order to achieve long-term viability.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are in discussions with the Canadian Federal and Ontario Provincial governments to secure long-term financial assistance to execute the necessary restructuring actions for long-term viability. In addition, we are in discussion with the Canadian Auto Workers (CAW) union to reduce labor costs to competitive levels, and the CAW has committed to achieving an hourly cost structure that is consistent with what we ultimately negotiate with the UAW.

Our discussions with the Canadian Federal and Ontario Provincial Governments have been based on the principle of maintaining proportionate levels of manufacturing in Canada and GM Canada receiving long-term financial assistance proportional to the total support provided to us by the U.S. government.

Sweden – We have conducted a strategic review of our global Saab business and have offered it for sale. Given the urgency of stemming sizeable outflows associated with Saab operations, Saab Automobile AB filed for reorganization protection under the laws of Sweden on February 20, 2009. Because we anticipate losing our controlling interest in Saab, we anticipate that we will no longer consolidate Saab beginning in the three months ending March 31, 2009 and anticipate recording a significant loss, which may be in excess of $1.0 billion, on deconsolidation.

Europe – Europe is a highly competitive automotive market, currently unprofitable for many vehicle manufacturers, and has a costly restructuring environment. We have engaged our European labor unions to achieve $1.2 billion in cost reductions, which include several possible closures or spin-offs of manufacturing facilities in high cost locations. In addition, we are restructuring our sales organization to become more brand focused and better optimize our advertising expenses. We are also in discussions with the German Government for liquidity support to fund our operations and certain liabilities. A sustainable strategy for our European operations may include partnerships with the German Government and/or other European governments.

Asia-Pacific – Lower GDP and industry volume outlooks have prompted reconsideration of the pace of capacity expansion plans in India, which had been planned to be self-funded. In addition, two sizeable manufacturing expansion projects in Thailand — for tooling and assembly of a new midsized pickup model, and for a diesel engine facility — are no longer feasible without support from the Government of Thailand and local banks, or other partners, and are suspended indefinitely.

The success of our Viability Plan necessarily depends on global economic conditions and the level of automotive sales, particularly in the United States and Western Europe. Our plans also assume that we will not be required to provide additional financial support to Delphi or GMAC beyond the level contemplated in the Viability Plan and that our trade suppliers will continue to conduct business with us on terms consistent with historical practice. Our suppliers might respond to an apparent weakening of our liquidity position and to address their own liquidity needs by requesting faster payment of invoices or other assurances. If this were to happen, our need for cash would be intensified and we might be unable to make payments to our suppliers as they become due. We believe supplier liquidity issues could potentially arise as soon as March 2009, as suppliers restart operations after a period of limited or reduced production in January and February 2009.

Our ability to continue as a going concern is dependent on many events outside of our direct control, including, among other things, approval of the Viability Plan by the UST; obtaining additional financing from the UST, other governmental entities or other sources to continue operations; the successful execution of the restructuring actions discussed above; successful negotiation with the UAW to reduce our labor costs and funding obligations for retiree health care; our ability to successfully complete the debt exchange offer contemplated in our Viability Plan; our ability to continue to procure the necessary parts from Delphi; GMAC’s ability to continue to provide financing to our dealers and customers; and consumers’ purchasing our products in substantially higher volumes. Our significant recent operating losses and negative cash flows, negative working capital, stockholders’ deficit and the uncertainty of UST approval of the Viability Plan, the UST funding of the Viability Plan and successful execution of our Viability Plan, among other factors, raise substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

Our consolidated financial statements include our accounts and those of our subsidiaries that we control due to ownership of a majority voting interest. In addition, we consolidate variable interest entities (VIE) for which we are the primary beneficiary. Our

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share of earnings or losses of nonconsolidated affiliates are included in our consolidated operating results using the equity method of accounting when we are able to exercise significant influence over the operating and financial decisions of the affiliate. We use the cost method of accounting if we are not able to exercise significant influence over the operating and financial decisions of the affiliate. All intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2007 and 2006 financial information to conform to the current period presentation.

Use of Estimates in the Preparation of the Financial Statements

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Note 3. Significant Accounting Policies

Revenue Recognition

Automotive Sales

Automotive sales consist primarily of revenue generated from the sale of vehicles. Vehicle sales are recorded when title and risks and rewards of ownership have passed, which is generally when a vehicle is released to the carrier responsible for transporting it to a dealer and when collectability is reasonably assured. Provisions for recurring dealer and customer sales and leasing incentives, consisting of allowances and rebates, are recorded as reductions to Automotive sales at the time of vehicle sales. All other incentives, allowances, and rebates related to vehicles previously sold are recognized as reductions to Automotive sales when announced.

Vehicle sales to daily rental car companies with guaranteed repurchase obligations are accounted for as operating leases. Estimated lease revenue is recognized ratably over the term of the lease based on the difference between net sales proceeds and the guaranteed repurchase amount. The difference between the cost of the vehicle and estimated residual value is depreciated on a straight-line basis over the estimated term of the lease agreement.

Sales of parts and accessories to GM dealers are recognized when the goods arrive at the dealership, and when collectability is reasonably assured. Sales of aftermarket products and powertrain components are recognized when title and risks and rewards of ownership have passed, which is generally when the product is released to the carrier responsible for transporting them to the customer.

Revenue from OnStar, our customer subscriptions related to comprehensive in-vehicle security, communications, and diagnostic systems in our vehicles, is deferred and recognized on a straight-line basis over the subscription period. We offer a one-year OnStar subscription as part of the sale or lease of a new vehicle. The fair value of the subscription is recorded as deferred revenue when a vehicle is sold, and amortized over the one-year subscription period. Prepaid minutes for our Hands-Free Calling system are deferred and recognized on a straight-line basis over the life of the contract.

Payments received from banks for credit card programs in which we have a redemption liability are recognized on a straight-line basis over the estimated period of time the customer will accumulate and redeem their rebate points. Currently, this time period is

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated to be 60 months for the majority of our credit card programs. This redemption period is reviewed periodically to determine if it remains appropriate. We estimate and accrue the redemption liability anticipated to be paid to the dealer at the time specific vehicles are sold to the dealer. The redemption cost is classified as a reduction of Automotive sales.

Other Revenue

For the eleven months ended November 30, 2006, Other Revenue included the financing, insurance and mortgage service revenues of GMAC on a fully consolidated basis. Such revenue in 2006 consists of revenue generated through the purchase of retail installment loans, providing dealer floor plan financing and other lines of credit to dealers, fleet leasing, and factoring of receivables. Financing revenue is recorded using the interest method of accounting over the terms of the receivables. Income from operating lease assets is recognized on a straight-line basis over the term of the lease agreement.

Insurance revenue in 2006 consists of premiums earned over the terms of the policies. Commissions, premium taxes, and other costs incurred in acquiring new business are deferred and amortized on the same basis as premiums are earned over the terms of the related policies.

Mortgage service revenue in 2006 is generated through the origination, purchase, servicing, sale and securitization of consumer (i.e., residential) and commercial mortgage loans, and other mortgage related products. Typically, mortgage loans are originated and sold to investors in the secondary market, including securitization sales.

Advertising

Advertising costs of $5.3 billion, $5.5 billion and $5.4 billion in 2008, 2007 and 2006, respectively, were expensed as incurred.

Research and Development Expenditures

Research and development expenditures of $8.0 billion, $8.1 billion, and $6.6 billion in 2008, 2007 and 2006, respectively, were expensed as incurred.

Property, net

Property, plant and equipment, including internal use software, is recorded at cost. Major improvements that extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. At January 1, 2001, we adopted the straight-line method of depreciation for real estate, facilities and equipment placed in service after that date. Assets placed in service before January 1, 2001 continue to be depreciated using accelerated methods. The accelerated methods accumulate depreciation of approximately two-thirds of the depreciable cost in the first half of the estimated useful lives of property groups as compared to the straight-line method, which allocates depreciable costs equally over the estimated useful lives of property groups. Leasehold improvements are amortized over the period of lease or the life of the asset, whichever is shorter.

Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in earnings.

Special Tools

Special tools represent product-specific tools, dies, molds and other items used in the manufacturing process of vehicles. Expenditures for special tools are capitalized and amortized using the straight-line method over their estimated useful lives which range from one year to 10 years.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired. We test goodwill for impairment annually, utilizing a two-step process, at the same time every year, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The first step of the impairment test requires the identification of our reporting units, and comparison of the fair value of each of these reporting units to their respective carrying value. The fair values of the reporting units are determined based on valuation techniques using the best information that is available, such as discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by estimating the fair values of all recognized

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and unrecognized assets and liabilities of the reporting unit and comparing the implied fair value of reporting unit goodwill with the carrying amount of that unit’s goodwill. The annual impairment tests are performed in the fourth quarter of each year. Our reporting units are GMNA, GME, GMAP and GMLAAM, which correspond to our segments.

In the three months ended December 31, 2008, 2007, and 2006, we performed our annual goodwill impairment analysis of our reporting units. Based on our analysis, in the three months ended December 31, 2008, charges of $154 million and $456 million were recorded to impair the goodwill in our GMNA and GME reporting units, respectively. These charges were the result of a sharply reduced forecast of our automotive sales in these regions in the near- and medium-term, as more fully described in Note 2. We determined fair values by discounting the estimated future cash flows consistent with and derived from our Viability Plan for each reporting unit, using discount rates commensurate with the risk involved. After recording these impairment charges, we have no remaining goodwill on our balance sheet at December 31, 2008. Previously, as a result of deteriorating market conditions in the three months ended June 30, 2008 we performed a goodwill impairment analysis on our GMNA reporting unit, and concluded that no adjustment to the carrying value of goodwill was necessary. No goodwill impairment charges were recorded in 2007. Based on our analysis, in 2006 we recognized a goodwill impairment charge of $828 million related to our GMAC Commercial Finance reporting unit which is included in Corporate and Other.

Other intangible assets, which include customer lists, trademarks, intellectual property rights and other identifiable intangible assets, are amortized on a straight-line basis over their estimated useful lives, which are generally three to 15 years.

Valuation of Long-Lived Assets

When events and circumstances warrant, we evaluate the carrying value of long-lived assets to be held and used in the business, other than goodwill and other intangible assets with indefinite lives and assets held for sale. If the carrying value of a long-lived asset group is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value for assets to be held and used. Assets classified as held for sale are recorded at the lower of carrying value or fair value less cost to sell. Fair value is determined primarily using the anticipated cash flows consistent with and derived from our Viability Plan discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held for use until disposition.

As a result of triggering events, primarily decreased volumes and deteriorating economic conditions, we tested certain long-lived assets for impairment in 2008, 2007, and 2006. Based on our analysis, we recorded long-lived asset impairment charges of $1.0 billion, $259 million and $685 million in 2008, 2007 and 2006, respectively.

Valuation of Cost and Equity Method Investments

When events and circumstances warrant, equity investments accounted for under the cost or equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary we consider such factors as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the equity affiliate, the near-term and longer-term operating and financial prospects of the affiliate and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery.

Equipment on Operating Leases, net

Equipment on operating leases, net is reported at cost, less accumulated depreciation and net of origination fees or costs. Estimated income from operating lease assets, which includes lease origination fees, net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the term of the lease agreement. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over the term of the lease agreement.

We have significant investments in vehicles in our operating lease portfolios and are exposed to changes in the residual values of those assets. The residual values represent an estimate of the values of the assets at the end of the lease contracts and are determined

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by consulting an independently published residual value guide. Realization of the residual values is dependent on our future ability to market the vehicles under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the extent the expected value of the vehicle at lease termination changes. The adjustment may be in the form of revisions to the depreciation rate or recognition of an impairment charge. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset. When a lease vehicle is returned to us, the asset is reclassified from Equipment on operating leases, net to Inventory at the lower of cost or estimated fair value, less costs to sell.

For operating leases arising from vehicles sold to dealers, the adjustment is made to the estimate of marketing incentive accruals for residual support programs initially recognized when vehicles are sold to dealers. Refer to Note 22 and Note 27.

Foreign Currency Transactions and Translation

The assets and liabilities of our foreign subsidiaries, using the local currency as their functional currency, are translated to U.S. Dollars based on the current exchange rate prevailing at each balance sheet date and any resulting translation adjustments are included in Other comprehensive loss. The assets and liabilities of our foreign subsidiaries which do not use the local currency as their functional currency are remeasured from their local currency to their functional currency, and then translated to U.S. Dollars. Our revenue and expenses are translated into U.S. Dollars using the average exchange rates prevailing for each period presented.

Gains and losses arising from foreign currency transactions, which include the effects of remeasurement discussed above, are included in Cost of sales. The effects of foreign currency transactions were a gain of $1.7 billion, a loss of $661 million and a loss of $337 million in 2008, 2007 and 2006, respectively.

Policy and Warranty

Provisions for estimated expenses related to policy and product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated policy and product warranties is made when necessary, based on changes in these factors. We actively study trends of claims and take action to improve vehicle quality and minimize claims.

Recall Campaigns

Provisions for estimated expenses related to product recalls based on a formal campaign soliciting return of that product are made when they are deemed to be probable and can be reasonably estimated.

Environmental Costs

We record a liability for environmental remediation costs when a loss is probable and can be reasonably estimated. For environmental sites where there are potentially multiple responsible parties, we record a liability for the allocable share of the costs related to our involvement with the site, as well as an allocable share of costs related to insolvent parties or unidentified shares, neither of which are reduced for possible recoveries from insurance carriers. For environmental sites where we are the only potentially responsible party, we record a liability for the total estimated costs of remediation before consideration of recovery from insurers or other third parties. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites.

We have an established process to develop our environmental reserve that is used globally. This process consists of a number of phases that begins with visual site inspections and an examination of historical site records. Once a potential problem is identified, physical sampling of the site, which may include analysis of ground water and soil borings, is performed. The evidence obtained is then evaluated and based upon this evaluation a remediation strategy is developed and submitted to the appropriate regulatory body for approval. The final phase of this process involves the commencement of remediation activities according to the approved plan.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When applicable, we also include in our estimated environmental liabilities costs for ongoing operating, maintenance, and monitoring at environmental sites where remediation has been put in place. Liabilities that have fixed or reliably determinable cash flows are discounted using a risk-free rate of return over the periods in which the ongoing maintenance is expected to occur, generally five to 30 years. Subsequent adjustments to initial estimates are recorded as necessary based upon additional information developed in subsequent periods. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change our estimates.

Cash Equivalents

Cash equivalents are defined as short-term, highly-liquid investments with original maturities of 90 days or less.

Marketable Securities

Marketable securities are classified as available-for-sale, except for certain mortgage-related securities, which are classified as held-to-maturity. Available-for-sale securities are recorded at fair value with unrealized gains and losses reported, net of related income taxes, in Accumulated other comprehensive loss until realized. Held-to-maturity securities are recorded at amortized cost. We determine realized gains and losses using the specific identification method.

Derivative Instruments

We are party to a variety of foreign currency exchange rate, interest rate, and commodity derivative contracts entered into in connection with the management of our exposure to fluctuations in foreign currency exchange rates, interest rates, and certain commodity prices. These financial exposures are managed in accordance with corporate policies and procedures.

All derivatives are recorded at fair value in the consolidated balance sheets. Effective changes in fair value of derivatives designated as cash flow hedges are recorded in net unrealized gains (losses) on derivatives within a separate component of Other comprehensive income (loss). Amounts are reclassified from Accumulated other comprehensive income (loss) when the underlying hedged item affects earnings. All ineffective changes in fair value are recorded currently in earnings. Changes in fair value of derivatives designated as fair value hedges are recorded currently in earnings offset by changes in fair value of the hedged item to the extent the derivative was effective. Changes in fair value of derivatives not designated as hedging instruments are recorded currently in earnings. The earnings effect resulting from the change in fair value of our derivative instruments is recorded in the same line item in the consolidated statements of operations as the underlying exposure being hedged. We also classify the cash flows from derivative instruments in the same categories as the hedged items in the consolidated statement of cash flows.

As part of our quarterly tests for hedge effectiveness during the fourth quarter of 2008, we were unable to conclude that our cash flow and fair value hedging relationships continued to be highly effective. Therefore, we discontinued the application of hedge accounting for derivative instruments used in cash flow and fair value hedging relationships. Refer to Note 17 for additional information related to our derivative activities.

Accounting for Income Taxes

We use the liability method in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Early Retirement Programs

We offer an early retirement program to certain employees located in the GME region that allows these employees to transition from employment into retirement before their legal retirement age. Eligible employees who elect to participate in this pre-retirement leave program work full time in half of the pre-retirement period, the active period, and then do not work for the remaining half, the inactive period, and receive 50% of their salary in this pre-retirement period. These employees also receive a bonus equal to 35% of their annual net pay at the beginning of the pre-retirement period. Additionally, we are required to make contributions into the German government pension program for participants in the pre-retirement period, and are entitled to a government subsidy if certain conditions are met. To date we have not been entitled to any program subsidy.

On January 1, 2006, we adopted EITF No. 05-5, “Accounting for Early Retirement or Postemployment Programs with Specific Features,” and began recognizing the bonus and additional contributions into the German government pension plan (collectively, additional compensation) over the period from when the employee signed the program contract until the end of the employee’s active service period. Prior to 2006, we recognized the full additional compensation in the fiscal year prior to the employee entering the active service period. The change, reported as a change in accounting estimate effected by a change in accounting principle, resulted in additional compensation expense of $68 million in 2006.

Accounting for Extended Disability Benefits

We accrue for estimated extended disability benefits ratably over the employees’ active service period using the measurement provisions similar to those used to measure our other postretirement benefits (OPEB) obligations. The liability consists of the future obligations for income replacement, healthcare costs and life insurance premiums for employees currently disabled and those in the active workforce who may become disabled. We estimate future disabilities in the current workforce using actuarial methods based on historical experience.

Labor Force

On a worldwide basis, we have a concentration of our workforce working under the guidelines of unionized collective bargaining agreements. The current labor contract with the UAW is effective for a four-year term that began in October 2007 and expires in September 2011. The contract included a $3,000 lump sum payment in 2007 and performance bonuses of 3.0%, 4.0% and 3.0% of wages in 2008, 2009 and 2010, respectively, for each UAW employee. We amortize these payments over the 12-month period following the respective payment dates. Active UAW employees and current retirees and surviving spouses were also granted pension benefit increases. Refer to Note 16.

Our previous UAW labor contract was effective for a four-year term that began in October 2003 and expired in September 2007. This contract provided for a $3,000 lump sum payment for each UAW employee that was paid in October 2003 and a 3.0% performance bonus for each UAW employee, which was paid in October 2004. We amortized these payments over the 12-month period following the respective payment dates.

Change in Presentation of Consolidated Financial Statements

Due to the previously discussed restructuring efforts, the resulting focus on our core automotive business, and significant changes in our ownership interests in and ability to influence the operations of GMAC, our financial statements no longer present our FIO operations as a separate segment, which resulted in the following changes to the consolidated financial statements: (1) Financial services and insurance revenue were reclassified to Other Revenue; (2) Financial services and insurance expense was reclassified to Other expense; and (3) separate FIO balance sheet line items are no longer presented.

Changes in Accounting Principles

Accounting for Servicing of Financial Assets

On January 1, 2006 we adopted SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which: (1) provides revised guidance on when a servicing asset and servicing liability should be recognized; (2) requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable; (3) permits an entity to elect to measure servicing assets and liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; (4) provides upon initial adoption, a one-time reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting a company’s exposure to changes in the fair value of servicing assets

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or liabilities that a servicer elects to subsequently measure at fair value; and (5) requires separate presentation of servicing assets and liabilities subsequently measured at fair value in the balance sheet and additional disclosures. We recorded a reduction to Retained earnings at January 1, 2006 of $13 million as a cumulative effect of a change in accounting principle for the adoption of SFAS No. 156.

Fair Value Measurements

On January 1, 2008 we adopted SFAS No. 157, “Fair Value Measurements,” which provides a consistent definition of fair value that focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over company-specific inputs. SFAS No. 157 requires expanded disclosures about fair value measurements and establishes a three-level hierarchy for fair value measurements based on the observable inputs to the valuation of an asset or liability at the measurement date. The standard also requires that a company consider its own nonperformance risk when measuring liabilities carried at fair value, including derivatives. In February 2008 the FASB approved FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” that permits companies to partially defer the effective date of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. FSP No. FAS 157-2 does not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually. We have decided to defer adoption of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The effect of our adoption of SFAS No. 157 on January 1, 2008 was not material and no adjustment to Accumulated deficit was required. Refer to Note 9 for the effect the adoption of this standard by GMAC had on our financial condition. Refer to Note 20 for more information regarding the effect of our adoption of SFAS No. 157 with respect to financial assets and liabilities. We are currently unable to quantify the effect, if any, that the adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities will have on our financial condition and results of operations.

In October 2008 the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” which clarifies the application of SFAS No. 157 in determining the fair value of a financial asset in a market that is not active. The effect of applying the guidance in FSP No. 157-3 beginning September 30, 2008 was insignificant.

The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of SFAS No. 115

On January 1, 2008 we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” which permits a company to measure certain financial assets and financial liabilities at fair value that were not previously required to be measured at fair value. We have not elected to measure any financial assets and financial liabilities at fair value which were not previously required to be measured at fair value. Therefore, the adoption of this standard has had no effect on our results of operations. Refer to Note 9 for the effect the adoption of this standard by GMAC had on our financial condition.

Accounting for Uncertainty in Income Taxes

On January 1, 2007 we adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which supplements SFAS No. 109, “Accounting for Income Taxes,” by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN No. 48 requires that the tax effect(s) of a position be recognized only if it is more likely than not to be sustained based solely on its technical merits at the reporting date. The more likely than not threshold represents a positive assertion by management that a company is entitled to the economic benefit of a tax position. If a tax position is not considered more likely than not to be sustained based solely on its technical merits, no benefits of the tax position are recognized. The more likely than not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of FIN No. 48, companies were required to adjust their financial statements to reflect only those tax positions that are more likely than not to be sustained. We adopted FIN No. 48 at January 1, 2007, and recorded an increase to Retained earnings of $137 million as a cumulative effect of a change in accounting principle with a corresponding decrease to our liability for uncertain tax positions.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

We recognized the funded status of our benefit plans at December 31, 2006 in accordance with the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R).” Additionally, we elected to adopt early the measurement date provisions of SFAS No. 158 at January 1, 2007. Those provisions require the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. Refer to Note 16.

Noncontrolling Interests in Consolidated Financial Statements

On January 1, 2009 we adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” which amends ARB No. 51, “Consolidated Financial Statements,” to establish new standards that will govern the accounting for and reporting of noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. SFAS No. 160 also requires that: (1) noncontrolling interest, previously referred to as minority interest, be reported as part of equity in the consolidated financial statements; (2) losses be allocated to a noncontrolling interest even when such allocation might result in a deficit balance, reducing the losses attributed to the controlling interest; (3) changes in ownership interests be treated as equity transactions if control is maintained; (4) changes in ownership interests resulting in gain or loss recognized in earnings if control is gained or lost; and (5) in a business combination the noncontrolling interest’s share of net assets acquired be recorded at the fair value, plus its share of goodwill. The provisions of SFAS No. 160 are prospective upon adoption, except for the presentation and disclosure requirements. The presentation and disclosure requirements must be applied retrospectively for all periods presented. These changes do not affect the consolidated statements of cash flows for the year ended December 31, 2008, 2007, and 2006.

As reflected in our consolidated statement of Equity (deficit), adjustments to our Total deficit at December 31, 2008 and 2007 were made to reflect the adoption of SFAS No. 160.

Accounting for Convertible Debt Instruments

On January 1, 2009 we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement),” which requires issuers of convertible debt securities within its scope to separate these securities into a debt component and an equity component, resulting in the debt component being recorded at fair value without consideration given to the conversion feature. Issuance costs are also allocated between the debt and equity components. FSP No. APB 14-1 requires that convertible debt within its scope reflect a company’s nonconvertible debt borrowing rate when interest expense is recognized. The provisions of FSP No. APB 14-1 are retrospective upon adoption, and prior period amounts have been adjusted to apply the new method of accounting.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize the effects of adopting SFAS No. 160 and FSP No. APB 14-1 and the effect of changes in reportable segments (refer to Note 29):

	Consolidated Statement of Operations for the Year Ended December 31, 2008
	As Previously Reported(a)	FIO Segment Adjustments	Adoption of FSP APB No. 14-1	Adoption of SFAS No. 160	As Adjusted
	(Dollars in millions)
Financial services and insurance expense	$1,292	$(1,292)	$—	$—	$—
Other expense	$5,407	$1,292	$—	$—	$6,699
Interest (expense), net	$(2,345)	$—	$(83)	$—	$(2,428)
Loss from continuing operations before income taxes and equity income (and minority interests for As Previously Reported)	$(29,388)	$—	$(83)	$—	$(29,471)
Minority interests, net of tax	$108	$—	$—	$(108)	$—
Net loss	$(30,860)	$—	$(83)	$(108)	$(31,051)
Less: Net (income) loss attributable to noncontrolling interests	$—	$—	$—	$108	$108
Net loss attributable to GM Common Stockholders	$(30,860)	$—	$(83)	$—	$(30,943)

	Consolidated Balance Sheet as of December 31, 2008
	As Previously Reported(b)	FIO Segment Adjustments	Adoption of FSP APB No. 14-1	Adoption SFAS No. 160	As Adjusted
	(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$13,953	$100	$—	$—	$14,053
Marketable securities	13	128	—	—	141

Total cash and marketable securities	13,966	228	—	—	14,194
Accounts and notes receivable, net	7,711	207	—	—	7,918
Inventories	13,042	153	—	—	13,195
Equipment on operating leases, net	3,363	1,779	—	—	5,142
Other current assets and deferred income taxes	3,142	4	—	—	3,146

Total current assets	41,224	2,371	—	—	43,595

Financing and Insurance Operations Assets
Cash and cash equivalents	100	(100)	—	—	—
Investments in securities	128	(128)	—	—	—
Equipment on operating leases, net	2,221	(2,221)	—	—	—
Equity in net assets of GMAC LLC	491	(491)	—	—	—
Other assets	1,567	(1,567)	—	—	—

Total Financing and Insurance Operations Assets	4,507	(4,507)	—	—	—

Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,655	491	—	—	2,146
Property, net	39,656	9	—	—	39,665
Goodwill and intangible assets, net	265	—	—	—	265
Deferred income taxes	98	—	—	—	98
Prepaid pension	109	—	—	—	109
Equipment on operating leases, net	—	442	—	—	442
Other assets	3,533	1,194	(8)	—	4,719

Total non-current assets	45,316	2,136	(8)	—	47,444

Total assets	$91,047	$—	$(8)	$—	$91,039

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$22,236	$23	$—	$—	$22,259
Short-term debt and current portion of long-term debt	15,754	1,192	(26)	—	16,920
Accrued expenses	35,921	508	—	—	36,429

Total current liabilities	73,911	1,723	(26)	—	75,608

Financing and Insurance Operations Liabilities
Accounts Payable	23	(23)	—	—	—
Debt	1,192	(1,192)	—	—	—
Other liabilities and deferred income taxes	607	(607)	—	—	—

Total Financing and Insurance Operations Liabilities	1,822	(1,822)	—	—	—

Non-current Liabilities
Long-term debt	29,594	—	(576)	—	29,018
Postretirement benefits other than pensions	28,919	—	—	—	28,919
Pensions	25,178	—	—	—	25,178
Other liabilities and deferred income taxes	17,293	99	—	—	17,392

Total non-current liabilities	100,984	99	(576)	—	100,507

Total liabilities	176,717	—	(602)	—	176,115
Minority Interests	484	—	—	(484)	—

Equity (Deficit)
General Motors Stockholders’ Deficit:
Preferred stock, no par value, authorized 6,000,000 shares, no shares issued and outstanding	—	—	—	—	—
Preference stock, $0.10 par value, authorized 100,000,000 shares, no shares issued and outstanding	—	—	—	—	—
$1 2/3 par value common stock	1,017	—	—	—	1,017
Capital surplus (principally additional paid-in capital)	15,755	—	734	—	16,489
Accumulated deficit	(70,610)	—	(117)	—	(70,727)
Accumulated other comprehensive loss	(32,316)	—	(23)	—	(32,339)

Total General Motors Stockholders’ Deficit	(86,154)	—	594	—	(85,560)
Noncontrolling interests	—	—	—	484	484

Total equity (deficit)	(86,154)	—	594	484	(85,076)

Total Liabilities and Equity (Deficit) (and Minority interests for As Previously Reported)	$91,047	$—	$(8)	$—	$91,039

	Consolidated Statement of Operations for the Year Ended December 31, 2007
	As Previously Reported(a)	FIO Segment Adjustments	Adoption of FSP APB No. 14-1	Adoption of SFAS No. 160	As Adjusted
	(Dollars in millions)
Financial services and insurance expense	$2,209	$(2,209)	$—	$—	$—
Other expense	$2,099	$2,209	$—	$—	$4,308
Interest (expense), net	$(2,983)	$—	$(93)	$—	$(3,076)
Loss from continuing operations before income taxes and equity income (and minority interests for As Previously Reported)	$(6,253)	$—	$(93)	$—	$(6,346)
Income tax expense (benefit)	$37,162	$—	$(299)	$—	$36,863
Minority interests, net of tax	$(406)	$—	$—	$406	$—
Loss from continuing operations	$(43,297)	$—	$206	$406	$(42,685)
Gain on sale of discontinued operations, net of tax	$4,309	$—	$(16)	$—	$4,293
Income from discontinued operations	$4,565	$—	$(16)	$—	$4,549
Net loss	$(38,732)	$—	$190	$406	$(38,136)
Less: Net (income) loss attributable to noncontrolling interests	$—	$—	$—	$(406)	$(406)
Net loss attributable to GM Common Stockholders	$(38,732)	$—	$190	$—	$(38,542)

	Consolidated Balance Sheet as of December 31, 2007
	As Previously Reported(b)	FIO Segment Adjustments	Adoption of FSP APB No. 14-1	Adoption of SFAS No. 160	As Adjusted
	(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$24,549	$268	$—	$—	$24,817
Marketable securities	2,139	215	—	—	2,354

Total cash and marketable securities	26,688	483	—	—	27,171
Accounts and notes receivable, net	9,659	416	—	—	10,075
Inventories	14,939	254	—	—	15,193
Equipment on operating leases, net	5,283	3,327	—	—	8,610
Other current assets and deferred income taxes	3,566	36	—	—	3,602

Total current assets	60,135	4,516	—	—	64,651

Financing and Insurance Operations Assets
Cash and cash equivalents	268	(268)	—	—	—
Investments in securities	215	(215)	—	—	—
Equipment on operating leases, net	6,712	(6,712)	—	—	—
Equity in net assets of GMAC LLC	7,079	(7,079)	—	—	—
Other assets	2,715	(2,715)	—	—	—

Total Financing and Insurance Operations Assets	16,989	(16,989)	—	—	—

Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,919	7,079	—	—	8,998
Property, net	43,017	13	—	—	43,030
Goodwill and intangible assets, net	1,066	—	—	—	1,066
Deferred income taxes	2,116	(776)	—	—	1,340
Prepaid pension	20,175	—	—	—	20,175
Equipment on operating leases, net	—	3,385	—	—	3,385
Other assets	3,466	2,772	(37)	—	6,201

Total non-current assets	71,759	12,473	(37)	—	84,195

Total assets	$148,883	$—	$(37)	$—	$148,846

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$29,439	$30	$—	$—	$29,469
Short-term debt and current portion of long-term debt	6,047	3,605	—	—	9,652
Accrued expenses	34,024	700	—	—	34,724

Total current liabilities	69,510	4,335	—	—	73,845

Financing and Insurance Operations Liabilities
Accounts Payable	30	(30)	—	—	—
Debt	4,908	(4,908)	—	—	—
Other liabilities and deferred income taxes	875	(875)	—	—	—

Total Financing and Insurance Operations Liabilities	5,813	(5,813)	—	—	—

Non-current Liabilities
Long-term debt	33,384	1,303	(761)	—	33,926
Postretirement benefits other than pensions	47,375	—	—	—	47,375
Pensions	11,381	—	—	—	11,381
Other liabilities and deferred income taxes	17,296	175	—	—	17,471

Total non-current liabilities	109,436	1,478	(761)	—	110,153

Total liabilities	184,759	—	(761)	—	183,998
Minority Interests	1,218	—	—	(1,218)	—

Equity (Deficit)
General Motors Stockholders’ Deficit:
Preferred stock, no par value, authorized 6,000,000 shares, no shares issued and outstanding	—	—	—	—	—
Preference stock, $0.10 par value, authorized 100,000,000 shares, no shares issued and outstanding	—	—	—	—	—
$1 2/3 par value common stock	943	—	—	—	943
Capital surplus (principally additional paid-in capital)	15,319	—	781	—	16,100
Accumulated deficit	(39,392)	—	(34)	—	(39,426)
Accumulated other comprehensive loss	(13,964)	—	(23)	—	(13,987)

Total General Motors Stockholders’ Deficit	(37,094)	—	724	—	(36,370)
Noncontrolling interests	—	—	—	1,218	1,218

Total equity (deficit)	(37,094)	—	724	1,218	(35,152)

Total Liabilities and Equity (Deficit) (and Minority interests for As Previously Reported)	$148,883	$—	$(37)	$—	$148,846

	Consolidated Statement of Operations for the Year Ended December 31, 2006
	As Previously Reported(a)	FIO Segment Adjustments	Adoption of FSP APB No. 14-1	Adoption of SFAS No. 160	As Adjusted
	(Dollars in millions)
Financial services and insurance expense	$29,188	$(29,188)	$—	$—	$—
Other expense	$4,238	$29,188	$—	$—	$33,426
Interest (expense), net	$(2,642)	$—	$(85)	$—	$(2,727)
Loss from continuing operations before income taxes and equity income (and Minority interests for As Previously Reported)	$(5,658)	$—	$(85)	$—	$(5,743)
Income tax expense (benefit)	$(3,046)	$—	$(29)	$—	$(3,075)
Minority interests, net of tax	$(324)	$—	$—	$324	$—
Loss from continuing operations	$(2,423)	$—	$(56)	$324	$(2,155)
Net loss	$(1,978)	$—	$(56)	$324	$(1,710)
Less: Net (income) loss attributable to noncontrolling interests	$—	$—	$—	$(324)	$(324)
Net loss attributable to GM Common Stockholders	$(1,978)	$—	$(56)	$—	$(2,034)

(a)	The amounts previously disclosed as Financial services and insurance revenue have been renamed as Other revenue for the years ended December 31, 2008, 2007 and 2006.

(b)	In connection with the adoption of SFAS No. 160, we determined that certain immaterial amounts previously recognized in Minority interests should have been recognized as liabilities. Accordingly, we have reclassified $330 million and $396 million from Minority interests to Other liabilities and deferred income taxes, noncurrent at December 31, 2008 and 2007, respectively, which has been incorporated into the “As Previously Reported” column.

Accounting Standards Not Yet Adopted

Business Combinations

In December 2007 the FASB issued SFAS No. 141(R), “Business Combinations,” which retained the underlying concepts under existing standards that all business combinations be accounted for at fair value under the acquisition method of accounting. However, SFAS No. 141(R) changes the method of applying the acquisition method in a number of significant aspects. SFAS No. 141(R) will require that: (1) for all business combinations, the acquirer record all assets and liabilities of the acquired business, including goodwill,

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

generally at their fair values; (2) certain pre-acquisition contingent assets and liabilities acquired be recognized at their fair values on the acquisition date; (3) contingent consideration be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value be recognized in earnings until settled; (4) acquisition-related transaction and restructuring costs be expensed rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired; (5) in step acquisitions, previous equity interests in an acquiree held prior to obtaining control be re-measured to their acquisition-date fair values, with any gain or loss recognized in earnings; and (6) when making adjustments to finalize initial accounting, companies revise any previously issued post-acquisition financial information in future financial statements to reflect any adjustments as if they had been recorded on the acquisition date. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS No. 141(R) amends SFAS No. 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS No. 141(R) should also apply the provisions of this standard. Once effective, this standard will be applied to all future business combinations.

Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133

In March 2008 the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133,” which expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 161 requires additional disclosures regarding: (1) how and why a company uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (3) how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. In addition, SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of a company’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS No. 161 is effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008.

Participating Share-Based Payment Awards

In June 2008 the FASB ratified FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” which addresses whether instruments granted in share-based payment awards are participating securities prior to vesting and, therefore, must be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, “Earnings per Share.” FSP No. EITF 03-6-1 requires that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend-equivalents be treated as participating securities in calculating earnings per share. FSP No. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods. We do not anticipate that the adoption of FSP No. EITF 03-6-1 will have an effect on our previously reported losses per share from 2006 to 2008, nor on our anticipated 2009 loss per share as: (1) our participating securities do not participate in our losses; and (2) we have incurred losses since 2006.

Determination of Whether an Equity-Linked Financial Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock

In June 2008 the FASB ratified EITF No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” which requires that an instrument’s contingent exercise provisions be analyzed first. If this evaluation does not preclude consideration of an instrument as indexed to the company’s own stock, the instrument’s settlement provisions are then analyzed. EITF No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and requires reporting of a cumulative effect of a change in accounting principle to retained earnings for all instruments existing at the effective date to the balance of retained earnings. We currently do not anticipate adoption of EITF No. 07-5 will have a significant effect on our consolidated financial statements.

Accounting for Collaborative Arrangements

In December 2007 the FASB ratified EITF No. 07-1, “Accounting for Collaborative Arrangements,” which requires revenue generated and costs incurred by the parties in a collaborative arrangement be reported in the appropriate line in each company’s financial statements pursuant to the guidance in EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” and not account for such arrangements using the equity method of accounting. EITF No. 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, and the amount and income statement classification of collaboration transactions between the parties. EITF No. 07-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively (if practicable) to all prior periods presented for all collaborative arrangements existing at the effective date. We do not anticipate the adoption of EITF No. 07-1 will have a significant effect on our consolidated financial statements.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting by Lessees for Maintenance Deposits

In June 2008 the FASB ratified EITF No. 08-3, “Accounting by Lessees for Maintenance Deposits,” which specifies that maintenance deposits that are contractually and substantively related to maintenance of leased assets, and which are refundable only if the lessee performs specified maintenance activities, shall be accounted for as deposit assets. EITF No. 08-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, with recognition of a cumulative effect of a change in accounting principle to the opening balance of retained earnings for the first year presented.

Note 4. Disposal of Businesses

Sale of Allison Transmission Business

In August 2007, we completed the sale of the commercial and military operations of our Allison business, formerly a division of our Powertrain Operations. The negotiated purchase price of $5.6 billion in cash plus assumed liabilities was paid at closing. The purchase price was subject to adjustment based on the amount of Allison’s net working capital and debt on the closing date, which resulted in an adjusted purchase price of $5.4 billion. A gain on the sale of Allison in the amount of $5.3 billion, $4.3 billion after-tax, inclusive of the final purchase price adjustments, was recognized in 2007. Allison designs and manufactures commercial and military automatic transmissions and is a global provider of commercial vehicle automatic transmissions for on-highway vehicles, including trucks, specialty vehicles, buses and recreational vehicles, off-highway and military vehicles, as well as hybrid propulsion systems for transit buses. We retained the Powertrain Operations’ facility near Baltimore, Maryland which manufactures automatic transmissions primarily for our trucks and hybrid propulsion systems.

The results of operations and cash flows of Allison have been reported in the consolidated financial statements as Discontinued operations for 2007 and 2006. Historically, Allison was reported within GMNA in our automotive business.

The following table summarizes the results of discontinued operations, of which all amounts are attributable to the GM common stockholders:

	Years Ended December 31,
	2007	2006
	(Dollars in millions)
Net sales	$1,225	$2,142
Income from discontinued operations before income taxes	$404	$706
Income tax provision	$148	$261
Income from discontinued operations, net of tax	$256	$445
Gain on sale of discontinued operations, net of tax	$4,293	$—

As part of the transaction, we entered into an agreement with the buyers of Allison whereby we may provide the new parent company of Allison with contingent financing of up to $100 million. Such financing would be made available if, during a defined period of time, Allison was not in compliance with its financial maintenance covenant under a separate credit agreement. Our financing would be contingent on the stockholders of the new parent company of Allison committing to provide an equivalent amount of funding to Allison, either in the form of equity or a loan, and, if a loan, such loan would be granted on the same terms as our loan to the new parent company of Allison. At December 31, 2008 we have not provided financing pursuant to this agreement. This commitment expires on December 31, 2010. Additionally, both parties have entered into non-compete arrangements for a term of 10 years in the United States and for a term of five years in Europe.

Sale of 51% Controlling Interest in GMAC

In November 2006, we completed the GMAC Transaction for a purchase price of $7.4 billion from FIM Holdings. FIM Holdings is a consortium of investors including Cerberus FIM Investors LLC, Citigroup Inc., Aozora Bank Limited, and a subsidiary of The PNC Financial Services Group, Inc. We retained a 49% interest in GMAC’s Common Membership Interests. In addition, FIM Holdings purchased 555,000 of GMAC’s Preferred Membership Interests for a cash purchase price of $500 million, and we purchased 1,555,000 Preferred Membership Interests for a cash purchase price of $1.4 billion. The total value of the cash proceeds and distributions to us after repayment of certain intercompany obligations, and before we purchased the Preferred Membership Interests of GMAC was expected to be $14.0 billion over three years, comprised of the $7.4 billion purchase price and a $2.7 billion cash dividend at closing, and other transaction related cash flows including the monetization of certain retained assets. In January 2007, we made a capital contribution to GMAC of $1.0 billion to restore its adjusted tangible equity balance to the contractually required amount due to the decrease in the adjusted tangible equity balance of GMAC at November 30, 2006.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the eleven months ended November 30, 2006, GMAC’s earnings and cash flows are fully consolidated in our consolidated statements of operations and consolidated statements of cash flows. After November 30, 2006, our remaining 49% interest in GMAC’s Common Membership Interests is recorded as an equity method investment. Also, our interest in GMAC’s Preferred Membership Interests is recorded as a cost method investment in Other assets. Refer to Note 12.

As part of the agreement, we retained an option, for 10 years after the closing date, to repurchase from GMAC certain assets related to the automotive finance business of the North American Operations and International Operations of GMAC. No value was assigned to this option. As part of GMAC’s conversion to bank holding company (BHC) status, the call option was terminated. We also entered into a number of agreements with GMAC that were intended to continue the mutually-beneficial global relationship between us and GMAC. In December 2008 we signed a preliminary term sheet with GMAC in connection with GMAC’s application to become a BHC, which indicated our intention to amend the terms of the sale agreement, including terminating the call option, within 90 days of GMAC becoming a BHC. GMAC was approved to become a BHC under the Bank Holding Company Act of 1956, as amended, in December 2008. Refer to Note 27 for additional information concerning the amendments to these arrangements.

We recognized an impairment charge of $2.9 billion in Other expense in 2006. The charge is comprised of the write-down of the carrying value of GMAC assets that were sold on November 30, 2006, partially offset by the realization of 51% of the recognized net gains recorded in GMAC’s other comprehensive income.

Sale of GMAC Commercial Mortgage

In March 2006, through GMAC, we sold 79% of our equity in GMAC Commercial Mortgage for $1.5 billion in cash. Subsequent to the sale, the remaining interest in GMAC Commercial Mortgage is recorded using the equity method by GMAC.

Note 5. Marketable Securities

Marketable securities we hold are classified as available-for-sale, except for certain mortgage-related securities, which were classified as held-to-maturity. As part of the steps required to dissolve our National Motors Bank subsidiary, during 2008 we sold all of the mortgage-backed securities that were classified as held-to-maturity at December 31, 2007. Unrealized gains and losses, net of related income taxes, for available-for-sale securities are included as a separate component of Equity (deficit). We determine cost on the specific identification basis.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information regarding our investments in marketable securities:

	December 31, 2008				December 31, 2007
	Cost	Unrealized		Fair Value	Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
	(Dollars in millions)
Available-for-sale:

United States government and agencies	15	—	—	15	560	12	—	572
Foreign government securities	19	—	—	19	20	1	—	21
Mortgage and asset-backed securities	63	1	—	64	329	2	2	329
Corporate debt securities and other	19	—	—	19	1,352	5	10	1,347
Equity securities	24	—	—	24	—	—	—	—

Total available-for-sale	140	1	—	141	2,261	20	12	2,269
Mortgage-backed securities held-to-maturity	—	—	—	—	84	1	—	85

Total	$140	$1	$—	$141	$2,345	$21	$12	$2,354

We held $4.0 billion and $14.7 billion at December 31, 2008 and 2007, respectively, of securities that were classified as cash equivalents due to maturity dates within 90 days of acquisition.

The following table summarizes the results of marketable securities transactions:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Proceeds from sales	$4,001	$955	$7,900
Gross gains from sales	$44	$10	$1,101
Gross losses from sales	$88	$4	$105

The following table summarizes the fair value of investments classified as available-for-sale debt securities by contractual maturity at December 31, 2008:

Fair Value
Contractual Maturities of Debt Securities
Due in one year or less	$27
Due after one year through five years	21
Due after five years through ten years	28
Due after ten years	41

Total	$117

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On a monthly basis, we evaluate whether unrealized losses related to investments in debt and equity securities are temporary in nature. Factors considered in determining whether a loss is temporary include the length of time and extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. If losses are determined to be other than temporary, the investment carrying amount is considered impaired and adjusted to fair market value. We recorded other than temporary impairments of $62 million and $72 million on certain marketable securities in 2008 and 2007, respectively. No other than temporary impairments were recorded in 2006.

We held no investments at December 31, 2008 that were in an unrealized loss position that were not other than temporarily impaired. The following tables summarize the fair value and gross unrealized losses of investments in an unrealized loss position that were not other than temporarily impaired:

	December 31, 2007
	Less than 12 Months		12 Months or Longer
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Corporate debt securities and other	$484	$9	$34	$1
Mortgage-backed securities	88	2	—	—

Total	$572	$11	$34	$1

As discussed in Note 9, we hold an investment in GMAC Preferred Membership Interests that was recorded on a cost basis in Other Assets at $43 million and $1.0 billion at December 31, 2008 and 2007, respectively. The fair value of this investment was $299 million and $933 million at December 31, 2008 and 2007, respectively. In addition, as of December 31, 2007 we held Suzuki common stock with a cost basis of $236 million and fair value of $492 million which was accounted for as a noncurrent available-for-sale marketable security and classified in Other Assets. We sold this investment in November 2008 at a loss of $12 million, which was recorded in Other non-operating income (expense), net.

Note 6. Finance Receivables and Securitizations

We generate receivables from our sales of vehicles to our dealer network, as well as from service parts and powertrain sales. Certain of these receivables are sold to wholly-owned bankruptcy-remote special purpose entities (SPE). The SPEs are separate legal entities that assume the risks and rewards of ownership of the receivables.

In September 2008, we entered into a one year revolving securitization borrowing program that provides financing of up to $197 million. The trade receivables, which serve as security under this agreement, are isolated in wholly-owned bankruptcy-remote SPEs, which in turn pledge the receivables to lending institutions. The pledged receivables are reported in Accounts and notes receivable, net and borrowings are reported as Short-term borrowings. At December 31, 2008, receivables of $145 million were pledged and borrowings of $140 million were outstanding under this program.

In addition to this securitization program, we participate in other trade receivable securitization programs, primarily in Europe. Financing providers had a beneficial interest in our pool of eligible European receivables of $16 million and $26 million at December 31, 2008 and 2007, respectively, related to those securitization programs.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since April 2006, certain other trade accounts receivables related to vehicle sales to dealers primarily in the Mid-East are pledged as collateral under an on-balance sheet securitized borrowing program. The trade receivables, which serve as security under this agreement, are isolated in a wholly-owned bankruptcy-remote SPE, which in turn pledges the receivables to lending institutions. The receivables pledged are reported in Accounts and notes receivable, net. The amount of receivables pledged under this program was $504 million and $504 million at December 31, 2008 and 2007, respectively. The outstanding borrowings under this program were $395 million and $205 million at December 31, 2008 and 2007, respectively. Such amounts are also reported as Short-term borrowings.

Prior to September 2008, when our previous securitization program expired, an SPE participated in a trade accounts receivable securitization program whereby it entered into an agreement to sell undivided interests in an eligible pool of trade receivables limited to $600 million in 2008 and 2007, directly to banks and to a bank conduit, which funded its purchases through issuance of commercial paper. The receivables under the program were sold at fair value and removed from our consolidated balance sheet at the time of sale. The loss recorded on the trade receivables sold, included in Cost of sales, was $3 million, $2 million and $30 million in 2008, 2007 and 2006, respectively. The banks and the bank conduits had no beneficial interest in the eligible pool of receivables at December 31, 2007. We did not have a retained interest in the receivables sold or provide any guarantees or other credit enhancements, but performed collection and administrative functions. The gross amount of proceeds from collections reinvested in revolving securitizations was $1.6 billion, $600 million and $9.0 billion in 2008, 2007 and 2006, respectively. At December 31, 2008 no amounts remained outstanding under this program.

Securitizations of Finance Receivables and Mortgage Loans

Prior to the consummation of the GMAC Transaction, GMAC transferred to us two bankruptcy-remote subsidiaries, which functioned as SPEs that held the equity interests in 10 trusts that were parties to lease asset securitizations. The balance of lease securitization debt under these two SPEs was $1.2 billion and $4.8 billion at December 31, 2008 and 2007, respectively.

With the completion of the GMAC Transaction in 2006, GMAC’s finance receivables are no longer part of our consolidated balance sheet. Below is information on GMAC finance receivables for the eleven months ended November 30, 2006.

GMAC sold retail finance receivables, wholesale and dealer loans, and residential mortgage loans. The following discussion and related information is only applicable to the transfers of finance receivables and loans that qualified as off-balance sheet securitizations.

GMAC retained servicing responsibilities for and subordinated interests in all of its securitizations of retail finance receivables and wholesale loans. Servicing responsibilities were retained for the majority of its residential and commercial mortgage loan securitizations and GMAC retained subordinated interests in some of these securitizations. GMAC also held subordinated interests and acted as collateral manager in its collateralized debt obligation (CDO) securitization program.

As servicer, GMAC received a monthly fee stated as a percentage of the outstanding sold receivables. Typically, for retail automotive finance receivables where GMAC was paid a fee, it concluded that the fee represented adequate compensation as a servicer and, as such, no servicing asset or liability was recognized. Considering the short-term revolving nature of wholesale loans, no servicing asset or liability was recognized upon securitization of the loans. Additionally, GMAC retained the rights to cash flows remaining after the investors in most securitization trusts have received their contractual payments. In certain retail securitization transactions, retail receivables were sold on a servicing retained basis, but with no servicing compensation and, as such, a servicing liability was established and recorded in Other liabilities.

For mortgage servicing, GMAC capitalized the value expected to be realized from performing specified residential and commercial mortgage servicing activities as mortgage servicing rights.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes gains on securitizations and certain cash flows received from and paid to securitization trusts for transfers of finance receivables and loans:

	Eleven Months Ended November 30, 2006
	Retail Finance Receivables	Wholesale Loans	Mortgage Residential
	(Dollars in millions)
Pre-tax gains on securitizations	$—	$551	$731
Cash inflow information
Proceeds from new securitizations	$3,315	$—	$56,510
Servicing fees received	$—	$166	$435
Other cash flows received on retained interests	$308	$28	$534
Proceeds from collections reinvested in revolving securitizations	$—	$89,385	$—
Repayments of servicing advances	$3	$—	$1,065
Cash outflow information
Servicing advances	$(48)	$—	$(1,125)
Purchase obligations and options
Mortgage loans under conditional call option	$—	$—	$(20)
Representations and warranties obligations	$—	$—	$(37)
Administrator or servicer actions	$(5)	$—	$(56)
Asset performance conditional calls	$—	$—	$(47)
Clean-up calls	$(242)	$—	$(1,099)

The following table summarizes key economic assumptions used in measuring the estimated fair value of retained interests of sales completed at the dates of such sales:

Eleven Months Ended November 30, 2006
	Retail Finance Receivables(a)	Residential Mortgage Loans(b)
Key assumptions (c) (rates per annum)
Annual prepayment rate (d)	0.9-1.7%	0.0-90.0%
Weighted-average life (in years)	1.4-1.5	1.1-7.2
Expected credit losses	0.4-1.0	0.0-18.3
Discount rate	9.5-16.0%	7.0-25.0%

(a)	The fair value of retained interests in wholesale securitizations approximated cost because of the short-term and floating rate nature of wholesale loans.
(b)	Included within residential mortgage loans were home equity loans and lines, high loan-to-value loans, and residential first and second mortgage loans.
(c)	The assumptions used to measure the expected yield on variable rate retained interests were based on a benchmark interest rate yield curve plus a contractual spread, as appropriate. The actual yield curve utilized varies depending on the specific retained interests.
(d)	Based on the weighted-average maturity for finance receivables and constant prepayment rate for mortgage loans and commercial mortgage securities.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMAC hedged interest rate and prepayment risks associated with certain of the retained interests; the effects of such hedge strategies have not been considered herein. Expected static pool net credit losses include actual incurred losses plus projected net credit losses divided by the original balance of the outstandings comprising the securitization pool. The following table summarizes the expected static pool net credit losses based on its securitization transactions:

Eleven Months Ended November 31, 2006(a)
Retail automotive	0.7%
Residential mortgage	0.0-12.8%

(a)	Static pool losses not applicable to wholesale finance receivable securitizations because of their short-term nature.

Note 7. Inventories

The following table summarizes the components of inventory:

	December 31,
	2008	2007
	(Dollars in millions)
Productive material, work in process and supplies	$4,849	$6,267
Finished product, including service parts, etc.	9,579	10,349

Total inventories at FIFO	14,428	16,616
Less LIFO allowance	(1,233)	(1,423)

Total inventories, less allowances	$13,195	$15,193

Inventories are valued at the lower of cost or market, with cost being determined by the LIFO method for 21% of our inventories and by the FIFO or average cost methods for all other inventories.

In accordance with our lower of cost or market analysis, we analyze inventory and adjust the carrying amount downward if it is determined to be carried above market. Market values are determined based on the category of inventory analyzed. Finished vehicle inventory is analyzed on a product line basis. Estimated selling price is based on current selling prices and takes into account general market and economic conditions, periodic reviews of current profitability of vehicles, and the effect of current incentive offers at the balance sheet date. Off-lease and other vehicles we own are compared to current auction sales proceeds. Productive material, work in process, supplies and service parts are reviewed to determine if inventory quantities are in excess of forecasted usage, or if they have become obsolete. If such analysis determines that estimated market value is less than cost, as determined on a LIFO or FIFO basis depending on our inventory costing methodology for that category of inventory, we reduce the carrying value of the affected inventory to market value.

In 2008 and 2007, U.S. LIFO eligible inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2008 and 2007 purchases, the effect of which decreased Cost of sales by approximately $355 million and $100 million in 2008 and 2007, respectively.

In 2008, 2007 and 2006, we have recorded impairments of our finished goods inventories, including rental car returns and company vehicles, of $336 million, $249 million and $290 million, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8. Equipment on Operating Leases, net

Equipment on operating leases relate to vehicle sales to daily rental car companies with guaranteed repurchase obligations that are accounted for as operating leases and leases to retail customers retained by us in the GMAC transaction.

The following table summarizes information related to Equipment on operating leases, net and the related accumulated depreciation:

	December 31,
	2008	2007
	(Dollars in millions)
Equipment on operating leases	7,411	15,111
Less accumulated depreciation	(1,827)	(3,116)

Total net book value	$5,584	$11,995

Refer to Note 22 for additional information on impairments related to Equipment on operating leases, net.

Minimum rental payments to be received for Equipment on operating leases, net are $330 million for 2009 and $89 million for 2010.

Note 9. Investment in Nonconsolidated Affiliates

Our nonconsolidated affiliates are those entities in which we own an equity interest and for which we use the equity method of accounting, because we have the ability to exert significant influence over decisions relating to their operating and financial affairs.

The following table summarizes information regarding our share of net income (loss) of our nonconsolidated affiliates:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
GMAC	$916	$(1,245)	$(5)
GMAC Common Membership Interests impairments	(7,099)	—	—
Shanghai General Motors Co., Ltd and SAIC-GM-Wuling Automobile Co., Ltd	312	430	345
Others	(126)	94	168

Total equity in income (loss) of nonconsolidated affiliates	$(5,997)	$(721)	$508

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment in GMAC

The following tables summarize financial information of GMAC:

	Years Ended December 31,
	2008	2007
	(Dollars in millions)
Consolidated Statements of Operations
Total financing revenue	$18,395	$21,187
Interest expense	$11,870	$14,776
Depreciation expense on operating lease assets	$5,483	$4,915
Gain on extinguishment of debt	$12,628	$563
Total other revenue	$17,050	$10,303
Total non interest expense	$11,314	$10,645
Income (loss) before income tax expense	$1,861	$(1,942)
Income tax expense (benefit)	$(7)	$390
Net income (loss)	$1,868	$(2,332)
Net income (loss) available to members	$1,868	$(2,524)

	December 31,
	2008	2007
	(Dollars in millions)
Consolidated Balance Sheets
Loans held for sale	$7,919	$20,559
Finance receivables and loans, net	$96,640	$124,759
Investment in operating leases, net	$26,390	$32,348
Other assets	$27,433	$28,255
Total assets	$189,476	$248,939
Total debt	$126,321	$193,148
Accrued expenses, deposit and other liabilities	$32,533	$29,963
Total liabilities	$167,622	$233,374
Senior preferred interests	$5,000	$—
Preferred interests	$1,287	$1,052
Total equity	$21,854	$15,565

GMAC — Conversion to Bank Holding Company and Related Transactions

As previously disclosed, in November 2006 we sold a 51% controlling interest in GMAC and retained a 49% interest which we account for under the equity method.

The adverse domestic and international market conditions in 2008 resulted in significant losses at GMAC’s mortgage lending subsidiary, Residential Capital, LLC (ResCap), while GMAC’s automotive finance operation experienced pressure from lower used vehicle prices and weaker consumer and dealer credit performance. As a result of the market conditions, GMAC tightened their credit standards and exited several markets, and it was difficult for ResCap to maintain adequate capital and liquidity levels.

GMAC took several actions to address its liquidity issues, which included submitting an application to the Board of Governors of the Federal Reserve System for approval for their wholly-owned subsidiary, GMAC Financial Services, to become a BHC under the Bank Holding Company Act of 1956, as amended. As a BHC, GMAC would have expanded opportunities for funding and access to capital, which would provide increased flexibility and stability.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In order to obtain approval to convert to BHC status, the Board of Governors of the Federal Reserve System required that we and GMAC undertake certain actions or agree to certain conditions. Our actions are described in more detail below.

Conversion of our Participation Agreement to Common Membership Interests

In June 2008, we, along with Cerberus ResCap Financing LLC (Cerberus Fund) entered into a Participation Agreement with GMAC. The Participation Agreement provided that we would fund up to $368 million in loans made by GMAC to ResCap through a $3.5 billion secured loan facility GMAC provided to ResCap (ResCap Facility), and that the Cerberus Fund would fund up to $382 million. The ResCap Facility was to expire on May 1, 2010, and all funding pursuant to the Participation Agreement was to be done on a pro-rata basis between us and the Cerberus Fund. Through December 2008, we had funded our maximum obligation under the ResCap Facility of $368 million.

In December 2008, we and FIM Holdings, as assignee of Cerberus Fund, entered into an Exchange Agreement with GMAC. Pursuant to the Exchange Agreement, we and FIM Holdings exchanged our respective amounts funded under the Participation Agreement for 79,368 Class B Common Membership Interests and 82,608 Class A Common Membership Interests, respectively. No gain or loss was recognized on the conversion as the fair value of the GMAC Common Membership Interests we received was equal to the carrying value of the Participation Agreement Interest.

Purchase of Additional Common Membership Interests

In December 2008 we and FIM Holdings entered into a subscription agreement with GMAC under which we each agreed to purchase additional Common Membership Interests in GMAC, and the UST committed to provide us with additional funding in order to purchase the additional interests. In January 2009, we entered into a loan and security agreement with the UST (UST GMAC Loan) pursuant to which we borrowed $884 million and utilized those funds to purchase 190,921 Class B Common Membership Interests of GMAC. The UST GMAC Loan is scheduled to mature on January 16, 2012 and bears interest, payable quarterly, at the same rate of interest as the loans under the UST Loan Agreement (UST Loans). The UST GMAC Loan is secured by our Common and Preferred Membership Interests in GMAC. As part of this loan agreement, the UST has the option to convert outstanding amounts into a maximum of 190,921 shares of our Class B Common Membership Interests on a pro-rata basis. As a result of this purchase, our interest in GMAC’s Common Membership Interests increased from 49% to 60%. Refer to Note 15.

Additional Commitments to Further GMAC’s Conversion to BHC Status Including Future Divestitures

In furtherance of GMAC’s effort to become a BHC, we have committed to the following:

•

The 190,921 Class B Common Membership Interests purchased with proceeds from the UST GMAC loan will be placed into one or more trusts (Treasury Trust), no later than March 24, 2009, of which we will be the beneficiary. The UST will have the right to appoint the trustee of the Treasury Trust, who will be independent of us and who will have the authority to vote and dispose of the Class B Common Membership Interests in the Treasury Trust;

•

We will hold 9.9% of our remaining economic interests directly, which currently consist of our Common and Preferred Membership Interests, and any excess Common Membership Interests will be placed into a trust we establish (GM Trust) no later than March 24, 2009, of which we will be the beneficiary. We will appoint the trustee of the GM Trust, who will be independent of us and subject to the approval of the Federal Reserve System. The trustee of the GM Trust will have the sole authority to vote and dispose of the Common Membership Interests in the GM Trust;

•	We will reduce our ownership in GMAC, including those Common Membership Interests in the Treasury and GM Trusts, to less than 10% of the voting and total equity of GMAC by December 24, 2011; and

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•

We will not exercise a controlling influence on GMAC, including agreeing not to have or seek representation on GMAC’s Board of Managers, other than for one non-voting observer, and our blocking rights under the GMAC LLC agreement will be terminated. Additionally, we have agreed not to use our current 60% ownership of GMAC to exercise any controlling influence on GMAC, including its Board of Managers or its business activities.

Approval of Bank Holding Company Status

The application of GMAC Financial Services to become a BHC under the Bank Holding Company Act of 1956, as amended, was approved by the Board of Governors of the Federal Reserve System in December 2008.

GMAC — Sale of 51% Controlling Interest

In November 2006, we completed the GMAC Transaction, which was the sale of a 51% controlling interest in GMAC for a price of $7.4 billion to FIM Holdings. We have retained a 49% interest in GMAC’s Common Membership Interests. In addition, FIM Holdings purchased 555,000 of GMAC’s Preferred Membership Interests for a cash purchase price of $500 million and we purchased 1,555,000 Preferred Membership Interests for a cash purchase price of $1.4 billion. In November 2007, we converted 533,236 of our Preferred Membership Interests and FIM Holdings converted 555,000 of its Preferred Membership Interests into 3,912 and 4,072, respectively, of Common Membership Interests in order to strengthen GMAC’s capital position. Our percentage ownership of the Common Membership Interests in GMAC remained unchanged after the conversion. We accounted for the conversion at fair value and recorded a loss of $27 million in 2007. The loss on conversion represents the difference between the fair value and the carrying value of the Preferred Membership Interests converted. GMAC accounted for the conversion of the Preferred Membership Interests as a recapitalization recorded at book value. Our proportionate share of the increase in GMAC’s net equity attributable to Common Membership Interest holders as a result of the conversion exceeded the fair value of the Preferred Membership Interests we converted by $27 million. The difference was recorded as an increase to Additional paid-in capital in 2007. At December 31, 2008 and 2007, we hold all of the remaining 1,021,764 of Preferred Membership Interests and 49% or 132,280 and 52,912, respectively, of Common Membership Interests in GMAC.

GMAC may be required to make certain quarterly cash distributions to us based upon the Preferred Membership Interests we hold. These Preferred Membership Interests are issued in units of $1,000 and accrue a yield at a rate of 10% per annum and are non-cumulative. The GMAC Board of Managers may reduce any distribution to the extent required to avoid a reduction of the equity capital of GMAC below a minimum amount of equity capital equal to the net book value of GMAC at November 30, 2006, and may reduce or suspend any distribution under certain circumstances.

As part of the agreement, we retained an option, for ten years after the closing date, to repurchase from GMAC certain assets related to the automotive finance business of the North American Operations and International Operations of GMAC. As part of GMAC’s conversion to BHC status, the call option was terminated.

Change in Classification from Voting Interest Entity to Variable Interest Entity

In the three months ended December 31, 2008, GMAC engaged in or agreed to several transactions, including an exchange and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ outstanding notes for new notes and 9% Cumulative Perpetual Preferred Stock, the issuance of Series D-2 Fixed Rate Cumulative Perpetual Preferred Membership Interests to the UST, the conversion of the Participation Agreement to Common Membership Interests, and the issuance of additional Common Membership Interests to us. As a result of these changes to GMAC’s capital structure, we were required to reconsider our previous conclusion that GMAC is a voting interest entity and that we do not hold a controlling financial interest in GMAC. As part of our qualitative and quantitative analyses, we determined that GMAC is a VIE in accordance with FIN No. 46R, “Consolidation of Variable Interest Entities,” as it does not have sufficient equity at risk. We also determined that a related party group, as that term is defined in FIN No. 46R, exists between us and the UST under the de facto agency provisions of FIN No. 46R. However, we determined based on both qualitative and quantitative analysis that the related party group to which we belong does not absorb the majority of GMAC’s expected losses or residual returns and therefore no member of the related party group is the primary beneficiary

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of GMAC. Accordingly we do not consolidate GMAC. Our quantitative analysis was performed using a Black-Scholes model to compute the price of purchasing a hypothetical put on GMAC’s net assets exclusive of variable interests to estimate expected losses of the variable interests of GMAC. The same Black-Scholes model was used to estimate the expected losses allocated to each of the individual variable interests identified in GMAC’s capital structure. Significant estimates, assumptions, and judgments used in our analysis include that the outstanding unsecured debt of GMAC is a variable interest in GMAC because it is trading at an sufficient discount to face value to indicate that it is absorbing a significant portion of GMAC’s expected losses and receiving a portion of its expected returns; that the expected return on GMAC’s net assets exclusive of variable interests are normally distributed with a mean return equal to the risk-free rate of return and an expected volatility of approximately 22%; estimates of the fair value of each of GMAC’s variable interests and other components of its the capital structure; and estimates of the expected outstanding term of each of GMAC’s non-perpetual variable interests, which we estimate to have a weighted average term of approximately 5 years. Other qualitative considerations include the fact that we are required to reduce our common investment in GMAC to below 10% within three years, have no voting members on the GMAC Board of Managers, and under other contractual provisions, cannot attempt to influence the operations of GMAC or the manner in which our Common Membership Interests are voted. Refer to Note 1 for additional information regarding the nature of operations of GMAC and to Note 27 for a description of our significant agreements with GMAC and our maximum exposure under those agreements.

GMAC — Preferred and Common Membership Interests

The following table summarizes information related to our Preferred and Common Membership Interests in GMAC:

	December 31,
	2008	2007
	(Dollars in millions)
Preferred Membership Interests (shares)	1,021,764	1,021,764
Percentage ownership of Preferred Membership Interests issued and outstanding	100%	100%
Carrying value of Preferred Membership Interests	$43	$1,044
Carrying value of Common Membership Interests	$491	$7,079

We periodically evaluate the carrying value of our investments in GMAC, including our Preferred and Common Membership Interests, to assess whether our investments are impaired.

At various dates in 2008, we determined that our investments in GMAC Preferred and Common Membership Interests were impaired and that such impairments were other than temporary.

The following table summarizes the impairment charges we have recorded related to our investment in GMAC Common and Preferred Membership Interests in 2008 (dollars in millions):

GMAC Common Membership Interests	$7,099
GMAC Preferred Membership Interests	1,001

Total impairment charges	$8,100

Impairment charges are recorded in Equity in loss of GMAC LLC and Interest income and other non-operating income, net for our investment in GMAC Common and Preferred Membership Interests, respectively.

Our measurements of fair value were determined in accordance with SFAS No. 157 utilizing Level 3 inputs of the fair value hierarchy established in SFAS No. 157. Refer to Note 20 for further information on the specific valuation methodology.

GMAC — Other Transactions

On January 1, 2008 GMAC adopted SFAS No. 157 and No. 159. Upon adoption of SFAS No. 157, GMAC recorded an adjustment to retained earnings related to the recognition of day-one gains on purchased mortgage servicing rights and certain residential loan

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitments. Upon adoption of SFAS No. 159, GMAC elected to measure, at fair value, certain financial assets and liabilities including certain CDOs and certain mortgage loans held for investment in financing securitization structures. As a result, we reduced our Equity in net assets of nonconsolidated affiliates and increased our Accumulated deficit by $76 million in 2008 reflecting our proportionate share of the cumulative effect of GMAC’s adoption of SFAS No. 157 and No. 159.

In 2007, as a result of deteriorating conditions in the residential and home building markets, recent credit downgrades of its unsecured debt obligations and significant year-to-date losses of its residential mortgage business, GMAC conducted an interim goodwill impairment test on its ResCap business. GMAC concluded that the carrying amount of ResCap, including goodwill, exceeded its fair value and recorded an impairment charge of $455 million. Our share of the impairment charge decreased our investment in GMAC by $223 million at December 31, 2007 and is recorded in Equity in loss of GMAC LLC for 2007.

Refer to Note 27 for a description of the related party transactions with GMAC.

Investment in Other Nonconsolidated Affiliates

The following table summarizes information regarding our other significant nonconsolidated affiliates Shanghai General Motors Co., Ltd. and SAIC-GM-Wuling Automobile Co., Ltd.:

	December 31,
	2008	2007
	(Dollars in millions)
Book value of our investments in affiliates	$1,234	$1,044
Total assets of significant affiliates	$6,555	$6,401
Total liabilities of significant affiliates	$3,802	$4,077

Our share of our significant nonconsolidated affiliates’ net income was $312 million, $430 million and $345 million in December 31, 2008, 2007 and 2006, respectively.

Transactions with Nonconsolidated Affiliates

Our nonconsolidated affiliates are involved in various aspects of the development, production and marketing of cars, trucks and parts. The following tables summarize the effects of our transactions with nonconsolidated affiliates which are not eliminated in consolidation:

Results of Operations

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Automotive sales	$1,076	$793	$850
Cost of sales	$3,815	$3,850	$4,612
Selling, general and administrative expense	$62	$81	$67
Interest expense	$—	$1	$1
Interest income and other non-operating income, net	$231	$816	$489

Financial Position

	December 31,
	2008	2007
	(Dollars in millions)
Accounts and notes receivable, net	$394	$478
Accounts payable (principally trade)	$112	$126

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Flows

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Operating	$(1,014)	$(1,837)	$(2,269)
Investing	$370	$254	$30
Financing	$—	$1	$(1)

Investment in Electro-Motive Diesel, Inc.

In April 2008 we converted a note receivable, with a basis of $37 million, which resulted from the sale of our Electro-Motive Division in April 2005, into a 30% common equity interest in Electro-Motive Diesel, Inc., the successor company. We subsequently sold our common equity interest in Electro-Motive Diesel, Inc. for $80 million in cash and a note receivable of $7 million which we subsequently collected in December 2008. In 2008, we recognized a gain on the sale of our common equity interest of $50 million, which is recorded in Interest income and other non-operating income, net.

Note 10. Property, net

The following table summarizes the components of Property, net:

	Estimated Useful Lives (Years)	December 31,
		2008	2007
		(Dollars in millions)
Land	—	$1,162	$1,222
Buildings and land improvements	2-40	18,974	19,127
Machinery and equipment	3-30	49,529	51,701
Construction in progress	—	2,938	4,449

Real estate, plants, and equipment		72,603	76,499
Less accumulated depreciation		(43,712)	(44,485)

Real estate, plants, and equipment, net		28,891	32,014
Special tools, net	1-10	10,774	11,016

Total property, net		$39,665	$43,030

Property, net includes capitalized software of $537 million and $478 million (of which $175 million and $198 million is in the process of being developed) and capitalized interest of $576 million and $404 million at December 31, 2008 and 2007, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes depreciation, impairment and amortization, including asset impairment charges, included in Cost of sales, Selling, general and administrative expenses and Other expenses:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Depreciation and impairment (a)	$6,438	$6,196	$7,351
Amortization and impairment of special tools	3,493	3,243	3,450

Total depreciation, impairment and amortization	$9,931	$9,439	$10,801

(a)	Depreciation of property held by GMAC was ceased in April 2006 at the time the assets were classified as held for sale.

Total consolidated depreciation, impairment and amortization includes capitalized software amortization expense of $209 million, $192 million and $189 million in 2008, 2007 and 2006, respectively.

In December 2006, we sold our proving grounds facility in Mesa, Arizona for $283 million in cash and subsequently leased it back for a three-year period and recognized a gain of $270 million.

Note 11. Goodwill and Intangible Assets

The following table summarizes the components of goodwill and intangible assets:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Dollars in millions)
December 31, 2008
Amortizable intangible assets
Patents and intellectual property rights	$598	$333	$265

Indefinite-lived intangible assets
Goodwill			—

Total goodwill and intangible assets			$265

December 31, 2007
Amortizable intangible assets
Patents and intellectual property rights	$570	$240	$330

Indefinite-lived intangible assets
Goodwill			736

Total goodwill and intangible assets			$1,066

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate amortization expense on existing acquired intangible assets was $83 million, $74 million and $84 million in 2008, 2007 and 2006, respectively. The following table summarizes the estimated amortization expense in each of the next five years:

Estimated Amortization Expense
(Dollars in millions)
2009	$80
2010	$40
2011	$22
2012	$20
2013	$7

The following table summarizes the changes in the carrying amounts of goodwill:

	GMNA	GME	Total
	(Dollars in millions)
Balance at January 1, 2007	$299	$500	$799
Goodwill acquired in the period	—	28	28
Allison divestiture (a)	(66)	—	(66)
Effect of foreign currency translation and other	(60)	35	(25)

Balance at December 31, 2007	173	563	736
Goodwill acquired in the period	—	—	—
Goodwill impaired in the period	(154)	(456)	(610)
Effect of foreign currency translation and other	(19)	(107)	(126)

Balance at December 31, 2008	$—	$—	$—

(a)	In August 2007 we completed the sale of Allison which resulted in the disposition of goodwill based on the relative fair value of Allison to the GMNA reporting unit. Refer to Note 4.

Note 12. Other Assets

The following table summarizes the components of Other assets:

	December 31,
	2008	2007
	(Dollars in millions)
Derivative assets	$583	$597
Investment in GMAC Preferred Membership Interests	43	1,044
Restricted cash	2,589	2,557
Other	1,504	2,003

Total other assets	$4,719	$6,201

Restricted cash consists primarily of required prefunded amounts to various suppliers and certain governments and governmental agencies and cash held for securitization trusts and a certificate of deposit purchased from GMAC to which we have title.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13. Variable Interest Entities

As part of our normal business operations, we have transactions with VIEs, which are entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. We evaluate our involvement with VIEs to determine whether we have variable interests in these VIEs and whether we are the primary beneficiary of the VIE, in which case we are required to consolidate the VIE.

VIEs that we consolidate because we are the primary beneficiary include leasing SPEs which hold real estate assets and related liabilities for which we have provided residual guarantees, previously divested suppliers for which we made significant guarantees or provide financial support, and vehicles sales and marketing joint ventures which manufacture, market and sell vehicles in certain markets. The carrying amount of consolidated VIE assets and liabilities at December 31, 2008 was $109 million and $137 million, respectively, and $330 million and $364 million at December 31, 2007, respectively. The assets were primarily recorded in Property, net and the liabilities were primarily in current and long-term debt at each reporting date. Certain creditors and beneficial interest holders of these VIEs have limited, insignificant recourse to our general credit.

VIEs that we do not consolidate included troubled suppliers and leasing entities for which we made guarantees or provided financial support and vehicles sales and marketing joint ventures that manufacture, market and sell vehicles in certain markets.

As the result of capital and other transactions that occurred prior to December 31, 2008, we have determined that GMAC is now a VIE for which we are not the primary beneficiary. Refer to Note 9 for additional information concerning GMAC’s change in classification from a voting interest entity to a VIE.

The following table summarizes the amounts recorded in our consolidated financial statements related to our nonconsolidated VIEs, and the related maximum exposure to loss, excluding GMAC:

	December 31,
	2008	2007
	(Dollars in millions)
Assets (a)	$56	$—
Liabilities	$11	$—
Maximum exposure to loss (b)	$190	$705

(a)	The December 31, 2008 amount includes $40 million related to equity investments in nonconsolidated affiliates.
(b)	The December 31, 2008 amount includes $80 million related to residual value guarantees for certain operating leases, $70 million related to troubled suppliers, and $40 million related to our equity investment in a nonconsolidated affiliate. The December 31, 2007 amount reflects residual value guarantees for certain operating leases.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Accrued Expenses, Other Liabilities and Deferred Income Taxes

The following table summarizes the components of Accrued expenses, other liabilities and deferred income taxes:

	December 31,
	2008	2007
	(Dollars in millions)
Current
Dealer and customer allowances, claims and discounts	$8,939	$9,833
Deposits from rental car companies	6,142	7,758
Deferred revenue	1,493	1,242
Policy, product warranty and recall campaigns	3,792	4,655
Delphi contingent liability	150	924
Payrolls and employee benefits excluding postemployment benefits	1,591	1,680
Self-insurance reserves	388	351
Taxes (other than income taxes)	1,312	1,485
Derivative liability	2,726	593
Postemployment benefits including facility idling reserves	1,727	901
Interest	779	835
Pensions	430	446
Postretirement benefits	4,002	335
Deferred income taxes	87	116
Other	2,871	3,570

Total accrued expenses	$36,429	$34,724

Noncurrent
Dealer and customer allowances, claims and discounts	$1,578	$912
Deferred revenue	1,265	2,078
Policy, product warranty and recall campaigns	4,699	4,960
Delphi contingent liability	1,570	1,870
Payrolls and employee benefits excluding postemployment benefits	2,314	2,082
Self-insurance reserves	1,324	1,483
Derivative liability	817	264
Postemployment benefits including facility idling reserves	1,626	1,145
Deferred income taxes	563	1,034
Taxes	177	208
Interest	130	102
Other	1,329	1,333

Total other liabilities and deferred income taxes	$17,392	$17,471

The following table summarizes activity for policy, product warranty, recall campaigns and certified used vehicle warranty liabilities:

	2008	2007
	(Dollars in millions)
Balance at January 1	$9,615	$9,064
Warranties issued in period	4,277	5,135
Payments	(5,068)	(4,539)
Adjustments to pre-existing warranties	294	(165)
Effect of foreign currency translation	(627)	223
Liabilities transferred in the sale of Allison (Note 4)	—	(103)

Balance at December 31	$8,491	$9,615

We review and adjust these estimates on a periodic basis based on the differences between actual experience and historical estimates or other available information.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15. Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

The following table summarizes the components of short-term borrowings:

	December 31,
	2008	2007
	(Dollars in millions)
Other short-term borrowings	$2,567	$1,621
Related party debt included in short-term borrowings (a)	2,067	2,533
Bank loans and overdrafts	—	10
Secured debt	1,157	3,595
Current portion of long-term debt (b)	11,129	1,893

Total short-term borrowings	$16,920	$9,652

Interest rate range on short-term borrowings outstanding	1.5 – 28.0%	1.7 – 17.3%
Weighted-average interest rate on outstanding borrowings (c)	5.6%	6.2%

(a)	Primarily dealer financing from GMAC for dealerships owned by us.
(b)	Includes UST Loans of $3.8 billion (net of $913 million discount), secured revolving credit facility of $4.5 billion and a U.S. term loan of $1.5 billion.
(c)	Includes interest rates on debt denominated in various currencies.

We pay commitment fees on these credit facilities at rates negotiated in each agreement. Amounts paid and expensed for these commitment fees are insignificant. Amounts available under short-term line of credit agreements were $186 million and $1.8 billion at December 31, 2008 and 2007, respectively.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2008, we concluded that there was substantial doubt about our ability to continue as a going concern and our independent auditors included a statement in their audit report related to the existence of substantial doubt about our ability to continue as a going concern. Because our auditors have included such a statement in their audit report, we have secured amendments or waivers for our $4.5 billion secured revolving credit facility, a $1.5 billion U.S. term loan and a $125 million secured credit facility that such going concern statement shall not be applicable for reports provided for the year ended December 31, 2008. Consequently, we are not in default of our covenants. If we conclude that there is substantial doubt about our ability to continue as a going concern for the year ending December 31, 2009, we will have to seek similar amendments or waivers at that time. In order to secure the amendments or waivers, we agreed with the lenders to incorporate cross-default provisions to the UST Facility. Because the UST can terminate the UST Facility if it does not certify our Viability Plan, the UST Facility, revolving credit facility, U.S. term loan and secured credit facility are classified in short-term borrowings.

Prior to the consummation of the GMAC Transaction, GMAC transferred to us two bankruptcy-remote subsidiaries that hold a number of trusts that are parties to lease asset securitizations. The secured debt of $1.2 billion and $3.6 billion at December 31, 2008 and 2007, respectively, is primarily comprised of the asset-backed debt securities issued by these trusts as part of these lease securitizations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term debt

The following table summarizes the components of long-term debt:

	December 31,
	2008	2007
	(Dollars in millions)
U.S. dollar denominated bonds	$14,882	$16,127
United States Department of the Treasury Loan Facility (a)	3,836	—
Contingent convertible debt	7,339	7,678
Foreign currency denominated bonds	4,375	4,875
Secured debt	—	1,268
Related party—GMAC	—	35
Other long-term debt (b)	9,684	5,780

Total debt	40,116	35,763
Less current portion of long-term debt (a)	(11,129)	(1,893)
Fair value adjustment (c)	31	56

Total long-term debt	$29,018	$33,926

(a)	Included in current portion of long-term debt.
(b)	Includes secured revolving credit facility of $4.5 billion and a U.S. term loan of $1.5 billion, which are included in the current portion of long-term debt.
(c)	To adjust hedged fixed rate debt for fair value changes attributable to the hedged risk. Refer to Note 17.

United States Department of the Treasury Loan Facility

On December 31, 2008, we entered into the UST Loan Agreement pursuant to which the UST agreed to provide us with the UST Loan Facility. We borrowed $4.0 billion under the UST Loan Facility on December 31, 2008, an additional $5.4 billion on January 21, 2009 and an additional $4.0 billion on February 17, 2009.

The UST Loans are scheduled to mature on December 30, 2011, unless the maturity date is accelerated in the event the UST has not certified our restructuring plan by the deadline for such certification, all as described below. Amounts outstanding under the UST Loan Facility accrue interest at a rate per annum equal to the three-month LIBOR rate (which will be no less than 2.0%) plus 3.0%, and accrued interest is payable quarterly, beginning March 31, 2009.

We are required to repay the UST Loans from the net cash proceeds received from certain dispositions of collateral securing the UST Loans, the incurrence of certain debt and certain dispositions of unencumbered assets. We may also voluntarily repay the UST Loans in whole or in part at any time. Once repaid, amounts borrowed under the UST Loan Facility may not be reborrowed.

Each of our domestic subsidiaries that executed the UST Loan Agreement (Guarantors) guaranteed our obligations under the UST Loan Facility and the other guarantors’ obligations under the other loan documents pursuant to a guaranty and security agreement, made by the Guarantors in favor of the UST. The UST Loan Facility is secured by substantially all of our and the Guarantors’ U.S. assets that were not previously encumbered, including equity interests in most of our and the Guarantors’ domestic subsidiaries, intellectual property, real estate (other than manufacturing plants or facilities), inventory that was not pledged to other lenders and cash and cash equivalents in the U.S., subject to certain exclusions. The UST Loan Facility is also secured by our and the Guarantors’ equity interests in certain foreign subsidiaries (limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries due to tax considerations), subject to certain exclusions.

The assets excluded from the UST’s security interest include, among other things, assets to the extent the grant of a security interest in such asset: (1) is prohibited by law or requires a consent under law that has not been obtained; (2) is contractually prohibited or

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

would result in a breach or termination of a contract or would require a third party consent that has not been obtained; or (3) would result in a lien, or an obligation to grant a lien in such asset to secure any other obligations. We have agreed with the UST to take, or use best efforts to take, certain actions with respect to the UST’s security interests in the UST Loan Facility collateral and other property (including using our best efforts to obtain the consent of certain lenders with existing liens on assets) to enable us to grant junior liens on those assets in favor of the UST to secure the UST Loan Facility. Subsequent to December 31, 2008, we have negotiated amendments as part of securing waivers for the revolving credit facility and the inventory financing facility which granted junior liens on the assets in those facilities.

The UST Loan Agreement contains various representations and warranties that were made by us and the Guarantors on the initial funding date and will be required to be made on each subsequent funding date (and certain other dates). The UST Loan Agreement also contains various affirmative covenants requiring us and the Guarantors to take certain actions and negative covenants restricting our and the Guarantors’ ability to take certain actions. The affirmative covenants are generally applicable to us and the Guarantors and impose obligations on both of us with respect to, among other things, financial and other reporting to the UST (including periodic confirmation of compliance with certain expense policies and executive privilege and compensation requirements), financial covenants (as may be required by the UST, beginning after March 31, 2009), corporate existence, use of proceeds, maintenance of UST Loan Facility collateral and other property, payment of obligations, compliance with certain laws, compliance with various restrictions on executive privileges and compensation, divestment of corporate aircraft, a corporate expense policy, progressing on a restructuring plan (as discussed below), and a cash management plan.

We and the Guarantors are also required to provide the Presidential Designee with advance notice of proposed transactions outside the ordinary course of business that are valued at more than $100 million and the UST may prohibit any such transaction if he determines it would be inconsistent with, or detrimental to, our or the Guarantors’ long-term viability. The Presidential Designee is defined as one or more officers from the Executive Branch appointed by the President of the U.S. to monitor and oversee the restructuring of the U.S. domestic automobile industry, and if no officer has been appointed, the Secretary of the Treasury.

The negative covenants in the UST Loan Agreement generally apply to us and the Guarantors and restrict both parties with respect to, among other things, fundamental changes, lines of business, transactions with affiliates, liens, distributions, amendments or waivers of certain documents, prepayments of senior loans, negative pledge clauses, indebtedness, investments, Employee Retirement Income Security Act of 1974 and other pension fund matters, UST Loan Facility collateral, sales of assets and joint venture agreements.

Pursuant to the UST Loan Agreement, on February 17, 2009, we submitted to the UST a Viability Plan to achieve and sustain our long-term viability, international competitiveness and energy efficiency. The Viability Plan included a description of specific actions intended to result in the following:

•	Repayment of all UST Loans, over a period extending beyond the current maturity date of December 30, 2011;

•	Our ability to comply with federal fuel efficiency and emissions requirements and commence domestic manufacturing of advanced technology vehicles;

•	Our achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	Rationalization of costs, capitalization and capacity with respect to our and our manufacturing workforce, suppliers and dealerships; and

•	A product mix and cost structure that is competitive in the U.S. marketplace.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In developing and implementing the Viability Plan, we agreed to use our best efforts to achieve the following restructuring targets:

•

Reduction of outstanding unsecured public debt (other than with respect to pension and other employee benefit obligations) by not less than two-thirds through conversion of existing public debt into equity, debt and/or cash or by other appropriate means (Bond Exchange);

•

Reduction of the total amount of compensation, including wages and benefits, paid to our U.S. employees so that, by no later than December 31, 2009, the average of such total amount, per hour and per person, is an amount that is competitive with the average total amount of such compensation, as certified by the Secretary of the United States Department of Labor, paid per hour and per person to employees of Nissan, Toyota or Honda whose site of employment is in the U.S;

•	Elimination of the payment of any compensation or benefits to our U.S. employees who have been fired, laid-off, furloughed or idled, other than customary severance pay;

•

Application, by December 31, 2009, of work rules for our U.S. employees, in a manner that is competitive with the work rules for employees of Nissan, Toyota or Honda whose site of employment is in the U.S.; and

•

Not less than one-half of the value of each future payment or contribution made by us to a VEBA account (or similar account) shall be made in the form of our stock, and the value of any such payment or contribution shall not exceed the amount that was required for such period under the settlement agreement, dated February 21, 2008, among us, certain unions and class representatives, as in place as of December 31, 2008.

As required by the UST Loan Agreement, on February 17, 2009, we were required to submit to the UST: (1) a term sheet signed by us and the leadership of each major union that represents our and our subsidiaries’ employees as described above; (2) a term sheet signed by us and representatives of the VEBA as described above; and (3) a term sheet signed by us and representatives of holders of our and our consolidated subsidiaries’ public debt as described above.

On February 17, 2009, the UST Loan Agreement was amended to waive the requirement that we provide term sheets relative to the conversion of at least two thirds of our public unsecured debt and of at least one-half the value of our outstanding VEBA obligation to equity.

If the Bond Exchange and the VEBA Modifications are executed as we have planned, we expect to issue significant amounts of new common stock. As a result, upon consummation of the Bond Exchange and the VEBA Modifications and without regard to any additional dilution related to the warrants issued pursuant to the UST Loan Agreement, our current stockholders’ interest would be almost entirely diluted, so that their effect on voting and their share of any future dividends on the common stock would be virtually eliminated.

On or before March 31, 2009, we are required pursuant to the UST Loan Agreement to submit to the UST a written certification and report detailing the progress we made on implementing the Viability Plan. The report must identify and explain any deviations from the restructuring targets described in the Viability Plan and explain why such deviations do not jeopardize our long-term viability. The report must also include evidence satisfactory to the UST that: (1) the labor modifications described above have been approved by the unions; (2) all necessary approvals for the VEBA modifications described above (other than regulatory and judicial approvals which we are diligently pursuing) have been received; and (3) an exchange offer implementing the public debt conversion described above has been commenced.

The UST will review the Viability Plan report and other materials submitted by us to determine whether we have taken all necessary steps to achieve and sustain long-term viability, international competitiveness and energy efficiency. If the UST determines that these standards have been met, the UST will issue a plan completion certificate.

If the UST has not issued the plan completion certificate by March 31, 2009 (or such later date, not to exceed 30 days after March 31, 2009 as determined by the UST), the maturity of any outstanding UST Loans will accelerate and the UST Loans will become due and payable on the thirtieth day after the certification deadline. As a result of the uncertainty surrounding this provision, the loan is classified as a current portion of long-term debt at December 31, 2008.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The UST Loan Agreement also contains various events of default and entitles the UST to accelerate the repayment of the UST Loans upon the occurrence and during the continuation of an event of default. In addition, upon the occurrence and continuation of any default or event of default, at the UST’s option, the interest rate applicable to the UST Loans can be increased to a rate per annum equal to 5.0% per annum plus the interest rate otherwise applicable to the UST Loans (or if no interest rate is otherwise applicable, the three-month LIBOR rate plus 3.0%). The events of default relate to, among other things, our failure to pay principal or interest on the UST Loans; the Guarantors’ failure to pay on their guarantees; the failure to pay other amounts due under the loan documents; the failure to perform the covenants in the loan documents; the representations and warranties in the UST Loan Agreement being false or misleading in any material respect; undischarged judgments in excess of $500 million; certain bankruptcy events; the termination of any loan documents, the invalidity of security interests in the collateral or the unenforceability of our and the Guarantors’ obligations; certain prohibited transactions under Employee Retirement Income Security Act of 1974; a change of control; a default under indebtedness if the default permits or causes the holder to accelerate the maturity of indebtedness in excess of $100 million; the failure to comply with any law that results in a material adverse effect; the entry into a transaction prohibited by the UST; or the failure to comply with the warrant agreement between us and the UST, entered into on December 31, 2008 (Warrant Agreement) in connection with the UST Loan Agreement. Refer to Note 24 for the terms of the warrant issued to the UST pursuant to the Warrant Agreement.

On December 31, 2008, pursuant to the Warrant Agreement, we also issued to the UST a promissory note in the amount of $749 million (UST Additional Note) for no additional consideration. The amounts outstanding under the UST Additional Note are due on December 30, 2011. The UST Additional Note bears interest, payable quarterly, at the same rate of interest as the UST Loans under the UST Loan Agreement. If any payment on the UST Additional Note is not paid when due, or if we or our subsidiaries default under, fail to perform as required under, or otherwise materially breach the terms of any instrument or contract for indebtedness between us and the UST, all accrued interest, principal and other amounts owing under the UST Additional Note would become immediately due and payable. The amounts owing at the time of the occurrence and continuation of any default or events of default bear interest at the same post default interest rate as the UST Loans under the UST Loan Agreement.

At December 31, 2008 advances under the UST Loan Facility and the UST Additional Note are carried at $3.8 billion in the current portion of long-term debt, net of issuance discount of $913 million which is comprised of $749 million for the UST Additional Note and $164 million for the fair value of the warrant issued in connection with the UST Loan. The carrying value of the debt will be accreted to the full face value of the UST Loan Facility and the UST Additional Note with the discount charged to interest expense.

U.S. Dollar Denominated Bonds

U.S. dollar denominated bonds represent obligations having various annual coupons ranging from 6.75% to 9.45% and maturities ranging from 2011 to 2052. These bonds are unsecured.

Contingent Convertible Debt

The following table summarizes our unsecured contingent convertible debt:

	Due	Conversion Price	Outstanding Amount December 31,
			2008	2007
	(Dollars in millions, except conversion price)
4.50% Series A debentures	2032	$70.20	$39	$39
5.25% Series B debentures	2032	$64.90	2,384	2,351
6.25% Series C debentures	2033	$47.62	3,940	3,914
1.50% Series D debentures	2009	$36.57	976	1,374

			$7,339	$7,678

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have unilaterally and irrevocably waived and relinquished our right to use our common stock, and have committed to use cash to settle the principal amount of the debentures if: (1) holders choose to convert the debentures; or (2) we are required by holders to repurchase the debentures. We retain the right to use either cash or our common stock to settle any amount that may become due to debt holders in excess of the principal amount. A majority of the Series A debentures were put to us and settled in cash in March 2007 for $1.1 billion.

The Series A, B, C and D debentures are convertible by the holders as outlined below:

•

If the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

•

If during the five business day period after any nine consecutive trading day period in which the trading price of the debentures for each day of such period was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares issuable upon conversion of $25.00 principal amount of the debentures; or

•	If the debentures have been called for redemption (Series A on or after March 6, 2007, Series B on or after March 6, 2009, Series C on or after July 20, 2010); or

•	For Series D, anytime from March 1, 2009 to the second business day immediately preceding the maturity date. The Series D mature June 1, 2009; or

•	Upon the occurrence of specified corporate events.

Our requirement to repurchase all or a portion of the notes is described below:

•

If the investor exercises their right to require us to repurchase all or a portion of the debentures on the specified repurchase dates for each security (Series A: March 6, 2007, 2012, 2017, 2022, or 2027; Series B: March 6, 2014, 2019, 2024, or 2029; Series C: July 15, 2018, 2023 or 2028); or, if any of those days is not a business day, the next succeeding business day.

At December 31, 2008 the number of shares on which the aggregate consideration to be delivered upon conversion would be determined for the Series A, Series B, Series C and Series D debentures is 0.6 million, 40.1 million, 90.3 million and 25.0 million, respectively.

In connection with the issuance of the Series D debentures, we purchased a convertible note hedge for the Series D debentures in a private transaction, pursuant to which we have the right to purchase 4.9 million of our shares from a third party. The convertible note hedge is expected to reduce the potential dilution with respect to our common stock upon conversion of the Series D debentures to the extent that the market value per share of our common stock does not exceed a specified cap, resulting in an effective conversion price of $45.71 per share. This transaction will terminate at the earlier of the maturity date of the Series D debentures or when the Series D debentures are no longer outstanding due to conversion or otherwise.

In May 2007 we received net proceeds from the issuance of the Series D debentures, net of issue costs and the purchase of the convertible note hedge, of $1.4 billion. Debt issue costs of $32 million were incurred and are being amortized using the effective interest method over the term of the Series D debentures. We recorded the cost of the convertible note hedge of $99 million as a reduction of Additional paid-in capital. Any subsequent changes in fair value of the convertible note hedge are not recognized.

In September 2008, we entered into agreements with a qualified institutional holder of our Series D debentures. Pursuant to these agreements, we issued an aggregate of 44 million shares of our common stock in exchange for $498 million principal amount of our Series D debentures. In accordance with the agreements, the amount of common stock exchanged for the Series D debentures was based on the daily volume weighted-average price of our common stock on the New York Stock Exchange in the contractual three and four day pricing periods. We entered into the agreements, in part, to reduce our debt and interest costs, increase our equity, and thereby, improve our liquidity. We did not receive any cash proceeds from the exchange of our common stock for the Series D debentures, which have been retired and cancelled. As a result of this exchange, we recorded a settlement gain of $43 million.

        We adopted the provisions of FSP APB No. 14-1 on January 1, 2009, with retrospective application to prior periods. Refer to Note 3. At December 31, 2008, our contingent convertible debt outstanding amounted to $7.3 billion, consisting of principal of $7.9 billion and unamortized discounts of $602 million. The discounts of $602 million at December 31, 2008 will be amortized through the maturity dates or the initial put dates of the related debt, ranging from 2009 to 2018. At December 31, 2007, our contingent convertible debt outstanding amounted to $7.7 billion, consisting of principal of $8.4 billion and unamortized discounts of $761 million. Upon adoption of FSP APB No. 14-1, the effective interest rate on our outstanding contingent convertible debt ranges from 7.0% to 7.9%. We recorded interest expense of $563 million in the year ended December 31, 2008, consisting of $427 million of cash interest and $136 million resulting from amortization of discounts. We recorded interest expense of $536 million in the year ended December 31, 2007, consisting of $429 million of cash interest and $107 million resulting from amortization of discounts. We recorded interest expense of $535 million in the year ended December 31, 2006, consisting of $457 million of cash interest and $78 million resulting from amortization of discounts. At December 31, 2008 and 2007, the net carrying value of the conversion feature for all contingent convertible debt outstanding recorded in Capital Surplus was $734 million and $781 million, respectively. At December 31, 2008, the principal amount of each note exceeded the if-converted value.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Denominated Bonds

Foreign currency denominated bonds are unsecured and include bonds denominated in Euros with annual coupons ranging from 7.25% to 8.375% and maturity dates ranging from 2013 to 2033. Also included within foreign currency denominated bonds are bonds denominated in British Pounds with annual coupons ranging from 8.375% to 8.875% and maturity dates ranging from 2015 to 2023. To mitigate the foreign currency exchange exposure created by these bonds, we enter into cross currency swaps. The notional value of these swaps was $2.3 billion and $2.7 billion at December 31, 2008 and 2007, respectively.

Secured Debt

The secured debt of $1.3 billion at December 31, 2007 is primarily comprised of asset-backed debt securities issued by a number of trusts that are parties to lease asset securitizations. These trusts are held by two bankruptcy-remote subsidiaries which were transferred to us by GMAC.

Other Long-Term Debt

Other long-term debt of $9.7 billion and $5.8 billion at December 31, 2008 and 2007, respectively, consisted of revolving credit agreements (described below), a U.S. term loan, capital leases, municipal bonds, and other long-term obligations.

Revolving Credit Agreements

In August 2007, we entered into a revolving credit agreement that provides for borrowings of up to $1.0 billion. The facility expires in August 2009. Borrowings under this facility bear interest based on either the commercial paper rate or LIBOR. The borrowings are to be used for general corporate purposes, including working capital needs. Under the facility, borrowings are limited to an amount based on the value of underlying collateral, which consists of residual interests in trusts that own leased vehicles and issue asset-backed securities collateralized by the vehicles and the associated leases. The underlying collateral is held by bankruptcy-remote subsidiaries and pledged to a trustee for the benefit of the lender. The underlying collateral supported a borrowing base of $323 million and $1.3 billion at December 31, 2008 and 2007, respectively. We consolidate the bankruptcy-remote subsidiaries and trusts for financial reporting purposes. At December 31, 2008, $310 million was outstanding under this agreement, leaving $13 million available.

We have a $4.5 billion standby revolving credit facility with a syndicate of banks, which terminates in July 2011. At December 31, 2008, $4.5 billion was outstanding under this credit facility, with availability of $5 million. In addition to the outstanding amount at December 31, 2008, there were $10 million of letters of credit issued under the credit facility. Borrowings are limited to an amount based on the value of the underlying collateral, which consists of certain North American accounts receivable; certain inventory of GM, Saturn Corporation, and GM Canada; certain facilities; property and equipment of GM Canada; and a pledge of 65% of the stock of the holding company for our indirect subsidiary GM de Mexico. The carrying value of these assets was $5.6 billion and $6.2 billion at December 31, 2008 and 2007, respectively. The collateral also secures $155 million of certain lines of credit, automatic clearinghouse and overdraft arrangements, and letters of credit provided by the same secured lenders. At December 31, 2008, in addition to the $10 million letters of credit issued under the revolving credit facility, $81 million was utilized to secure other facilities. At December 31, 2007, in addition to the $91 million letters of credit issued under the revolving credit facility, $1.6 billion was utilized to secure other facilities. In the event of certain work stoppages, the secured revolving credit facility would be temporarily reduced to $3.5 billion.

Our available long-term borrowings under line of credit arrangements with various banks was $5 million and $5.8 billion at December 31, 2008 and 2007, respectively. In addition, our consolidated affiliates with non-GM minority shareholders, primarily GM Daewoo, have lines of credit with various banks of $1.3 billion and $2.1 billion at December 31, 2008 and 2007, respectively, all of which represented long-term facilities. The unused portion of these credit lines was $452 million and $1.6 billion at December 31, 2008 and 2007, respectively.

Interest Rate Risk Management

To achieve our desired balance between fixed and variable rate debt, we have entered into interest rate swaps. The notional amount of pay variable swap agreements at December 31, 2008 and 2007 for Automotive was $4.5 billion and $8.4 billion, respectively.

Additionally, we have entered into interest rate swaps and cap agreements in the bankruptcy-remote subsidiaries. The notional amount of such agreements at December 31, 2008 was $469 million pay floating, and the fixed interest rates ranged from 4.5% to 5.7%. The notional amount of such agreements at December 31, 2007 was $3.0 billion pay floating, and the fixed interest rates ranged from 3.9% to 5.7%.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008 and 2007, long-term debt included $24.7 billion and $26.2 billion, respectively, of obligations with fixed interest rates and $4.9 billion and $7.2 billion, respectively, of obligations with variable interest rates (predominantly LIBOR), after interest rate swap agreements.

Other

We have other financing arrangements consisting principally of obligations in connection with sale/leaseback transactions, derivative contracts and other lease obligations (including off-balance sheet arrangements). In view of the 2006 restatement of our prior financial statements, we have evaluated the effect of the restatement under these agreements, including our legal rights (such as our ability to cure) with respect to any claims that could be asserted. Based on our review, we believe that amounts subject to possible claims of acceleration, termination or other remedies are not likely to exceed $3.6 billion (consisting primarily of off-balance sheet arrangements and derivative contracts) although no assurances can be given as to the likelihood, nature or amount of any claims that may be asserted. Based on this review, we reclassified $187 million and $212 million of these obligations from long-term debt to short-term debt at December 31, 2008 and 2007, respectively.

Long-Term Debt Maturities

The following table summarizes long-term debt maturities including capital leases at December 31, 2008 (dollars in millions):

Debt Maturities
2009	$11,129
2010	$378
2011	$1,960
2012	$168
2013	$2,571
Thereafter	$23,941

At December 31, 2008, future interest payments on capital lease obligations was $704 million.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16. Pensions and Other Postretirement Benefits

Employee Pension and Other Postretirement Benefit Plans

Defined Benefit Pension Plans

We sponsor a number of qualified defined benefit pension plans covering eligible hourly and salaried U.S. employees and certain non-U.S. employees. Defined benefit pension plans covering eligible U.S. and Canadian hourly employees generally provide benefits of negotiated, stated amounts for each year of service and supplemental benefits for employees who retire with 30 years of service before normal retirement age. The benefits provided by the defined benefit pension plans covering eligible U.S. and Canadian salaried employees and salaried employees in certain other non-U.S. locations are generally based on years of service and compensation history. The cost of such benefits is recognized in the period employees provide service to us. The cost of plan amendments which provide for benefits already earned by plan participants is amortized over the expected period of benefit which may be (1) the duration of the applicable collective bargaining agreement specific to the plan; (2) expected future working lifetime; or (3) the life expectancy of the plan participants. We also have unfunded nonqualified pension plans covering certain executives that are based on targeted wage replacement percentages. Refer to “Significant Plan Amendments, Benefit Modifications and Related Events” below concerning changes to our defined benefit pension plans for certain U.S. and Canadian hourly and salaried employees. The 2008 net effect of the actual losses on plan assets, curtailments, settlements and plan amendments resulted in a reduction in the funded status of our global pension plans of $33.8 billion in 2008.

Defined Contribution Plans

We also sponsor the Savings Stock Purchase Plan (S-SPP), a defined contribution retirement savings plan for eligible U.S. salaried employees. The S-SPP provides discretionary matching contributions up to certain predefined limits based upon eligible base salary (Matching Contribution). We suspended our Matching Contribution effective January 1, 2006, and reinstated the Matching Contribution effective January 1, 2007. In October 2008, we again announced the suspension of the Matching Contribution for the S-SPP effective November 1, 2008. In addition to the Matching Contribution, we also contribute a Benefit Contribution, which is equal to 1% of eligible base salary for U.S. salaried employees with a service commencement date on or after January 1, 1993 to cover certain benefits in retirement that are different from U.S. salaried employees with a service commencement date prior to January 1, 1993. Effective January 1, 2007, we established a new retirement contribution to the S-SPP for eligible U.S. salaried employees with a service commencement date on or after January 1, 2001, and we began automatically contributing an amount equal to 4% of eligible base salary, under this program. The contributions to the S-SPP were $128 million, $82 million and $12 million in 2008, 2007 and 2006, respectively. Effective October 1, 2007, for certain eligible U.S. hourly participants, we began contributing $1 per hour into the Personal Savings Plan, in lieu of providing retiree healthcare. The contributions to the Personal Savings Plan were insignificant for 2008 and 2007. We also contribute to certain non-U.S. defined contribution plans. Contributions to the non-U.S. defined contribution plans were approximately $169 million, $153 million and $137 million in 2008, 2007 and 2006, respectively.

Other Postretirement Benefit Plans

Additionally, we sponsor hourly and salaried benefit plans that provide postretirement medical, dental, legal service and life insurance to eligible U.S. and Canadian retirees and their eligible dependents. The cost of such benefits is generally recognized in the period employees provide service to us. The cost of plan amendments which provide for benefits already earned by plan participants is amortized over the expected period of benefit which may be the average expected future working lifetime to full eligibility or the average life expectancy of the plan participants. Refer to the section “Significant Plan Amendments, Benefit Modifications and Related Events” below concerning changes to our postretirement healthcare plans for certain U.S. and Canadian hourly and salaried employees during 2008. Certain other non-U.S. subsidiaries have postretirement benefit plans, although most non-U.S. employees are covered by government sponsored or administered programs. The cost of such other non-U.S. postretirement plans is insignificant for all periods presented.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2005 we entered into the 2005 UAW Health Care Settlement Agreement which reduced healthcare coverage to individual UAW retirees. To partially mitigate the effects of the reduced coverage, the 2005 UAW Health Care Settlement Agreement also provided that we make contributions to a new independent VEBA. These contributions constitute the Mitigation Plan, which was a capped defined benefit plan and was expected to be available to pay benefits for a number of years depending on the level of mitigation. Our obligation to make contributions to the Mitigation Plan was determined by a formula, consisting of fixed and variable components, as defined in the 2005 UAW Health Care Settlement Agreement. Our obligations were limited to these contributions. The 2005 UAW Health Care Settlement Agreement further provided that we did not guarantee the ability of the assets in the Mitigation Plan to mitigate retiree healthcare costs. Furthermore, the Mitigation Plan was completely independent of us and was administered by an independent trust committee which did not include any of our representatives. The assets of the Mitigation Plan VEBA for our UAW retirees are the responsibility of the independent trust committee, which has full fiduciary responsibility for the investment strategy, safeguarding of assets and execution of the benefit plan as designed.

The Mitigation Plan is partially funded by our contributions of $1.0 billion in each of 2007 and 2006 and a third contribution of $1.0 billion originally scheduled to be made in 2011. Refer to “Significant Plan Amendments, Benefit Modifications and Related Events” below concerning the 2008 GM-UAW Settlement Agreement and its effect on the Mitigation Plan.

Adoption of SFAS No. 158

We recognize the funded status of our defined benefit plans in accordance with the provisions of SFAS No. 158 and elected to early adopt its measurement date provisions at January 1, 2007. Those provisions require the measurement date for plan assets and obligations to coincide with the sponsor’s year end. Using the two-measurement approach for those defined benefit plans where the measurement date was not historically consistent with our year end, we recorded an increase to Accumulated deficit of $728 million, $425 million after-tax, representing the net periodic benefit expense for the period between the measurement date utilized in 2006 and the beginning of 2007, which previously would have been recorded in the three months ended March 31, 2007 on a delayed basis. We also performed a measurement at January 1, 2007 for those benefit plans whose previous measurement dates were not historically consistent with our year end. As a result of the January 1, 2007 measurement, we recorded a decrease to Accumulated other comprehensive loss of $2.3 billion, $1.5 billion after-tax, representing other changes in the fair value of the plan assets and the benefit obligations for the period between the measurement date utilized in 2006 and January 1, 2007. These amounts were offset partially by an immaterial adjustment of $390 million, $250 million after-tax, to correct certain demographic information used in determining the amount of the cumulative effect of a change in accounting principle reported at December 31, 2006 to adopt the recognition provisions of SFAS No. 158.

	Prior to Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
	(Dollars in millions)
Other current assets and deferred income taxes	$2,147	$10,835	$12,982
Goodwill and intangible assets, net	$1,578	$(460)	$1,118
Prepaid pension	$33,949	$(16,583)	$17,366
Total assets	$192,512	$(6,208)	$186,304
Accrued expenses	$37,737	$(3,617)	$34,120
Postretirement benefits other than pensions	$36,373	$14,036	$50,409
Pensions	$11,541	$393	$11,934
Other liabilities and deferred income taxes	$17,136	$(74)	$17,062
Total liabilities	$180,028	$10,738	$190,766
Accumulated other comprehensive loss	$(5,180)	$(16,946)	$(22,126)
Total equity (deficit)	$11,294	$(16,946)	$(5,652)
Total liabilities, noncontrolling interests and equity (deficit)	$192,512	$(6,208)	$186,304

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant Plan Amendments, Benefit Modifications and Related Events

2008

Below is a table summarizing our significant 2008 defined benefit plan interim remeasurements, the related changes in obligations and the associated curtailments, settlements and termination benefits, as applicable, recognized in the statement of operations in 2008.

Event	Remeasurement Date	Affected Plans	Increase or Decrease in APBO / PBO since the Most Recent Remeasurement Date	Curtailments, Settlements and Termination Benefits
2008 Special Attrition Programs	May 31	U.S. hourly pension plan	PBO increase of $0.8 billion	Curtailment loss of $2.4 billion and special termination benefits expense of $0.8 billion

		Various U.S. hourly retiree medical plans	Insignificant change	Curtailment gain of $0.1 billion and special termination benefits expense of $0.1 billion

2008 CAW Agreement and Facility Idlings	May 31	Canadian hourly and salaried pension plans	PBO increase of $0.3 billion	Curtailment loss and contractual termination benefits expense of $0.2 billion

Salaried Retiree Benefit Plan Changes	July 1	U.S. salaried retiree medical plan	APBO decrease of $4.0 billion	Settlement loss of $1.7 billion

		U.S. salaried pension plan	PBO increase of $3.2 billion	Not applicable

Settlement Agreement with the UAW	September 1	UAW hourly retiree medical plan	APBO decrease of $13.1 billion	Curtailment gain of $6.3 billion

		Mitigation Plan	APBO decrease of $0.1 billion	Curtailment loss of $1.4 billion

		U.S. hourly pension plan	PBO increase of $0.6 billion	Not applicable

Delphi-GM Settlement Agreement	September 30	Various U.S. hourly retiree medical plans	APBO increase of $1.2 billion	Not applicable

		U.S. hourly pension plan	PBO increase of $1.1 billion	Not applicable

In addition to the events listed above, a number of events related to our benefit plans occurred that did not result in an interim remeasurement listed below:

•

In October 2008, members of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers of America – Communication Workers of America (IUE-CWA) ratified the closure agreement for our Moraine, Ohio facility, which is contingent, among other factors, upon the establishment of a new IUE-CWA independent trust for our IUE-CWA retirees funded entirely by the IUE-CWA VEBA that would assume responsibility for providing retiree healthcare benefits to

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IUE-CWA retirees. In light of the contingencies associated with this agreement, including the fact that we have not executed a memorandum of understanding concerning the IUE-CWA VEBA, no recognition to the effect of the IUE-CWA VEBA agreement has been made in our consolidated financial statements. Additionally, we recognized the effects of a pension benefit enhancement during the three months ended December 31, 2008, the cost of which was $255 million. Also, as a result of the closure of the Moraine facility, we recognized a $257 million curtailment gain during the three months ended December 31, 2008.

•

In November 2008 we notified nine unions, other than the UAW and IUE-CWA, that effective January 1, 2009, 5,000 retirees will be subject to revised healthcare benefits requiring retirees to make monthly healthcare contributions as well as co-payments and deductibles.

Settlement Agreement

In October 2007, we signed a memorandum of understanding with the UAW, which was superseded by the Settlement Agreement entered into in February 2008. The Settlement Agreement provides that responsibility for providing retiree healthcare will permanently shift from us to the New Plan funded by the New VEBA as of the Implementation Date. The U.S. District Court for the Eastern District of Michigan certified the class and granted preliminary approval of the Settlement Agreement, and we mailed notices to the class in March 2008. The fairness hearing was held in June 2008, and in July 2008 the U.S. District Court for the Eastern District of Michigan approved the Settlement Agreement. Before it could become effective, the Settlement Agreement was subject to the exhaustion of any appeals of the July 2008 approval and the completion of discussions between us and the staff of the Securities and Exchange Commission (SEC) regarding the accounting treatment for the transactions contemplated by the Settlement Agreement on a basis we believe to be reasonably satisfactory.

On September 2, 2008, which became the Final Effective Date, the judgment became final as the period to file appeals related to the U.S. District Court for the Eastern District of Michigan’s order expired. In September 2008, we determined that discussions between us and the staff of the SEC regarding the accounting treatment for the transaction contemplated by the Settlement Agreement were completed on a basis we believe to be reasonably satisfactory. Therefore, the Settlement Agreement became effective in September 2008 with an Implementation Date of January 1, 2010. As a result of the Settlement Agreement, our obligation to provide retiree healthcare coverage for UAW retirees and beneficiaries will terminate as of the Implementation Date. The obligation for retiree medical claims incurred on or after the Implementation Date will be the responsibility of the New Plan and New VEBA.

As a result of the Settlement Agreement becoming effective, we remeasured the obligations and plan assets of our UAW hourly medical plan and Mitigation Plan using updated assumptions at September 1, 2008. The remeasured accumulated postretirement benefit obligations (APBO) included: (1) the expected benefit payments from the Final Effective Date to the Implementation Date, discounted at a rate of 5.1%; (2) the expected payments to the New VEBA, on or after the Implementation Date, discounted at the contractual discount rate of 9.0%; and (3) a $450 million payment to the New VEBA which is contingent upon substantial consummation of Delphi’s plan of reorganization (POR). The discount rate of 5.1% was determined based on the yield of an optimized hypothetical portfolio of high-quality bonds rated AA or higher by a recognized rating agency with maturities through December 31, 2009 sufficient to fully defease the obligation for expected benefit payments before the Implementation Date. The expected payments to the New VEBA after the Implementation Date assume that we will: (1) be required to make all twenty annual Shortfall Payments of $165 million to the New VEBA (discussed below); (2) not elect to prepay any contributions to the New VEBA; (3) contribute the $450 million payment to the New VEBA which is contingent upon Delphi’s POR; and (4) amend the U.S. hourly pension plan to add a flat monthly special lifetime benefit of $66.70 payable to plan participants commencing January 1, 2010.

The September 1, 2008 remeasurement of the UAW hourly medical plan resulted in a reduction of our APBO of $13.1 billion from the previous plan remeasurement as discussed in “2008 Special Attrition Programs” concerning the May 31, 2008 remeasurement of the UAW hourly healthcare plan. Substantially all of the $13.1 billion reduction in APBO was recorded as an actuarial gain through Accumulated other comprehensive loss that will be subject to amortization with other net actuarial gains and losses over the remaining life expectancy of plan participants. The decrease in APBO includes reduced retiree healthcare benefits of $1.7 billion that were offset by a flat monthly special lifetime benefit of $66.70 commencing January 1, 2010 to be paid to plan participants out of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. hourly pension plan. This $1.7 billion decrease in APBO has been recorded as an actuarial gain in Other comprehensive loss and will be recognized as a component of the settlement gain or loss for the UAW hourly medical plan recorded at the Implementation Date. Additionally, we recorded a benefit of $622 million in 2008 pursuant to the Settlement Agreement for the reduction of our post-Implementation Date liability related to our assumption of the Delphi healthcare obligation for certain active and retired Delphi-UAW employees. The remeasurement of the Mitigation Plan resulted in a $137 million reduction of that plan’s APBO, which we recorded as an actuarial gain in Other comprehensive loss that will be subject to amortization with other net actuarial gains and losses over the expected period of economic benefit for that plan. Refer to Note 18 for additional information regarding Delphi.

As part of the September 1, 2008 plan remeasurements, we recorded a net curtailment gain of $4.9 billion in 2008, recorded in Cost of sales, representing the accelerated recognition of the portion of net prior service credits which had previously been scheduled for amortization after the Implementation Date. The net curtailment gain was comprised of a curtailment gain of $6.3 billion related to the UAW hourly medical plan partially offset by a $1.4 billion curtailment loss related to the Mitigation Plan.

From the Final Effective Date to the Implementation Date we will record net periodic postretirement healthcare cost, including service cost for UAW hourly medical plan participants working toward eligibility and the amortization of remaining net prior service credits. After the Implementation Date, no service cost will be recorded for active UAW participants who continue to work toward eligibility in the New Plan.

At the Implementation Date, we will account for the establishment and funding of the New VEBA as a termination of our UAW hourly medical plan and Mitigation Plan. The settlement gain or loss to be recognized on the Implementation Date will include the net effect of the following: (1) the difference between fair value of the consideration to be provided to the New VEBA and the carrying value of the UAW hourly medical plan and Mitigation Plan obligations; (2) the unamortized actuarial gains or losses remaining in Accumulated other comprehensive loss at that date; less (3) the cost of the increased pension benefit described below.

The U.S. hourly pension plan was amended as part of the Settlement Agreement to reflect a flat monthly special lifetime benefit of $66.70 commencing January 1, 2010 to be paid to plan participants to help offset the retiree’s increased costs of monthly contributions required under the terms of the New VEBA. As a result, we remeasured our U.S. hourly pension plan at September 1, 2008 to reflect this change in benefits using a discount rate of 6.70%, which reflects a 25 basis point increase from the May 31, 2008 plan remeasurement. The September 1, 2008 remeasurement resulted in an increase to the projected benefit obligation (PBO) of $563 million. The cost of the flat monthly benefit, which was $2.7 billion at September 1, 2008, has been recorded as a component of net actuarial loss and will be recognized as a component of the settlement gain or loss for the UAW hourly healthcare plan to be recorded at the Implementation Date. We also experienced actual plan asset losses of $2.1 billion at the September 1, 2008 remeasurement date since the previous measurement date of May 31, 2008.

In exchange for the transfer of our UAW hourly medical plan and Mitigation Plan obligations to the New Plan, the terms of the Settlement Agreement, as amended and agreed to by Class Counsel representing the class of UAW retirees regarding postretirement healthcare coverage, require us to make contributions to the New VEBA as described below:

•

We are obligated to contribute $5.6 billion on the Implementation Date or make annual payments in varying amounts between $436 million and $3.3 billion through 2020 at our election. At any time after the Implementation Date we will have the option to prepay all remaining payments at a discount rate of 9.0%.

•

In February 2008, we issued a $4.0 billion Short-Term Note to LBK, LLC (LBK), a Delaware limited liability company of which we are the sole member. The Short-Term Note pays interest at a rate of 9.0% and matures on or before the 20th business day after the Implementation Date. LBK will hold the Short-Term Note until maturity at which point the proceeds will be transferred to the New VEBA.

•

In February 2008, we issued $4.4 billion of our 6.75% Series U Convertible Senior Debentures due December 31, 2012 (Convertible Note) to LBK. LBK will hold the Convertible Note until it is transferred to the New VEBA. The Convertible Note is convertible into 109 million shares of our common stock. Interest on the Convertible Note is payable semiannually.

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We have deferred the payment of interest for 2008 and 2009 into 2010. Interest payments of $295 million due in 2010, 2011 and 2012 in addition to the deferred interest payments, after the Convertible Note is contributed to the New VEBA, will be made directly to the New VEBA or any other holder of the Convertible Note.

•

In conjunction with the issuance of the Convertible Note, we entered into certain cash-settled derivative instruments maturing on June 30, 2011 to LBK that will have the economic effect of reducing the conversion price of the Convertible Note from $40 to $36 per share. These derivative instruments will also entitle us to partially recover the additional economic value provided if our common stock price appreciates to between $63.48 and $70.53 per share by June 30, 2011 and to fully recover the additional economic value provided if our common stock price reaches $70.53 per share or above by June 30, 2011. LBK will transfer its interests in the derivatives to the New VEBA when the Convertible Note is transferred from LBK to the New VEBA following the Implementation Date.

•

Because LBK is a wholly-owned consolidated subsidiary, the Short-Term Note, Convertible Note, derivatives and related interest income and expense have been and will continue to be eliminated in our consolidated financial statements until the Implementation Date.

•	We must make a remaining contribution, originally payable to the Mitigation Plan VEBA, of $1.0 billion due in 2011.

•	Other payments of $285 million are to be made on the Implementation Date.

•

We may be required to contribute Shortfall Payments of $165 million per year, limited to a maximum of 20 payments, to the New VEBA if annual cash flow projections show that the New VEBA will become insolvent on a rolling 25-year basis. When measuring our obligation at September 1, 2008, September 30, 2008 and December 31, 2008 we assumed we will be required to make all 20 payments. At any time after the Implementation Date we will have the option to prepay all remaining payments at a discount rate of 9.0%.

•

Effective January 1, 2008, we divided the amount in the existing internal VEBA into separate bookkeeping accounts related to UAW represented employees and retirees, their eligible spouses, surviving spouses and dependents (UAW Related Account) and non-UAW represented employees and retirees, their eligible spouses, surviving spouses and dependents (Non-UAW Related Account). No amounts will be withdrawn from the UAW Related Account, including its investment returns, until the transfer of assets to the New VEBA on the Implementation Date. The UAW Related Account had a balance of $10.0 billion and the Mitigation Plan VEBA had a balance of $1.2 billion at December 31, 2008.

The foregoing description of the required timing of contributions to the New VEBA reflects the deferral of payments of $1.9 billion which were originally required to be contributed in 2008 and 2009, as allowed by the Settlement Agreement and consented to by the Class Counsel. This deferral amount includes interest on the Convertible Note through January 1, 2010 the Shortfall Payment of $165 million due in 2008 and other required annual payments. These payments are deferred until the Implementation Date and will be increased by an annual interest rate factor of 9.0%.

2008 Special Attrition Programs

In February 2008, we entered into agreements with the UAW and the IUE-CWA regarding special attrition programs which were intended to further reduce the number of our hourly employees. The 2008 UAW Special Attrition Program offered to our 74,000 UAW-represented employees consists of wage and benefit packages for normal and voluntary retirements, buyouts or pre-retirement leaves for employees with 26 to 29 years of service. In addition to their vested pension benefits, those employees that were retirement eligible received a lump sum payment, the amount of which depended upon their job classification, that was funded from our U.S. hourly pension plan. For those employees not retirement eligible, other buyout options were offered. The terms of the 2008 IUE-CWA Special Attrition Program were similar to those offered under the 2008 UAW Special Attrition Program. As a result of the 2008 Special Attrition Programs, in 2008 we recognized a curtailment loss on the U.S. hourly pension plan of $2.4 billion (measured at May 31, 2008) due to the significant reduction in the expected aggregate years of future service as a result of the employees accepting

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the voluntary program. In addition, we recorded a charge for special termination benefits of $800 million for irrevocable employee acceptances in 2008. The combined curtailment loss and other special termination benefit charges of $3.2 billion were recorded in Cost of sales.

The U.S. hourly pension plan remeasurement at May 31, 2008 resulted in an increase to the PBO of $842 million which had an insignificant effect on net periodic pension expense in 2008. This remeasurement included the effect of other previously announced facility idlings in the U.S. as well as changes in certain actuarial assumptions. The discount rate used to determine the PBO at May 31, 2008 was 6.45%. This represents a 15 basis point increase from the 6.30% used at December 31, 2007.

In anticipation of the possibility of a curtailment as a result of the 2008 UAW Special Attrition Program, we also remeasured the UAW hourly medical plan at May 31, 2008. Subsequent to the remeasurement we determined that a curtailment did not occur; however, we have recorded the effects of the May 31, 2008 remeasurement of the UAW hourly medical plan. This remeasurement resulted in an insignificant adjustment to the APBO and net periodic pension and OPEB (income) expense. As a result of the 2008 Special Attrition Programs a number of smaller OPEB plans were curtailed. The remeasurements of these plans in 2008 resulted in a $104 million curtailment gain. In addition, we recorded a charge for special termination benefits and other costs of $68 million in 2008 related to OPEB plans.

Canada Facility Idlings and Canadian Auto Workers Union Negotiations

In May 2008, we entered into an agreement with the CAW which resulted in increased pension benefits (2008 CAW Agreement). Subsequent to reaching an agreement with the CAW, we announced our plan to cease production at our Oshawa, Ontario truck facility due to a decrease in consumer demand for fullsize trucks which triggered a curtailment of our Canadian hourly and salaried pension plans (Canadian Pension Plans). Accordingly, we remeasured the Canadian Pension Plans at May 31, 2008. The remeasurement was performed using a discount rate of 6.0%, which reflects a 25 basis point increase from December 31, 2007. Also included in the remeasurement were the effects of other previously announced facility idlings as well as changes in certain other actuarial assumptions. In 2008, the remeasurements resulted in a curtailment loss of $177 million related to the Canadian Pension Plans and an increase to the PBO of $262 million, excluding the effects of foreign currency exchange rates. In addition, we recorded a charge for contractual termination benefits of $37 million in Cost of sales in 2008.

Prior to the 2008 CAW Agreement, we amortized prior service cost related to our Canadian hourly defined benefit pension plan over the remaining service period for active employees at the time of the amendment, previously estimated to be 10 years. In conjunction with entering into the 2008 CAW Agreement, we evaluated the 2008 CAW Agreement and the relationship with the CAW and determined that the contractual life of the labor agreements is a more appropriate reflection of the period of future economic benefit received from pension plan amendments negotiated as part of our collectively bargained agreement. This change accelerated the recognition of prior service cost to three years, resulting in additional net periodic pension expense of $334 million in 2008 related to pension increases in Canada from prior collectively bargained agreements. The combined pension related charges of $548 million were recorded in Cost of sales in 2008.

Additionally, we remeasured the Canadian hourly retiree medical plan at May 31, 2008. The remeasurement reflected the plan amendment in the 2008 CAW Agreement as well as the announced capacity reductions and utilized updated actuarial assumptions, including the discount rate. The discount rate used to determine the APBO at May 31, 2008 was 6.0%. This reflects a 25 basis point increase from the discount rate used at December 31, 2007. The remeasurement resulted in insignificant adjustments to the APBO and to net periodic pension and OPEB (income) expense from continuing operations in 2008.

IUE-CWA Agreements

In October 2008, members of the IUE-CWA ratified the closure agreement for our Moraine, Ohio facility, which is our only IUE-CWA represented facility. The agreement is contingent upon the establishment of a new healthcare plan for IUE-CWA retirees funded entirely by the IUE-CWA VEBA that would assume responsibility for providing retiree medical benefits to IUE-CWA retirees. In this regard, in October 2008, we and the IUE-CWA agreed in principle, subject to the conditions described below, to a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

framework for establishing such a VEBA, which included incremental cash payments from us as well as a non-escalating increase in pension benefits to IUE-CWA retirees to partially offset increased costs for the receipt of healthcare benefits in retirement. The proposed framework included, among other things, requirements that the IUE-CWA and we reach a settlement agreement with a class of IUE-CWA retirees and that any such settlement agreement receive court approval. Due to unprecedented declining economic circumstances leading to our obtaining the UST Loan Facility, however, we were unable to formally consummate an agreement with the IUE-CWA that would have permitted the parties to proceed with class-wide settlement negotiations. Included among the terms of the UST Loan Agreement is a prohibition against increasing any pension benefits that were not in effect under the terms of a pension plan on December 31, 2008, which appears to restrain the parties from including pension increases as part of their negotiations. Other terms of the UST Loan Agreement call into question the composition of the incremental payments we would make. We are continuing to work with the IUE-CWA toward reaching an agreement within the parameters established by the UST.

In light of these contingencies, no recognition to the effect of the IUE-CWA VEBA agreement has been made in our consolidated financial statements.

Under the terms of the agreement our obligation to provide retiree healthcare coverage for IUE-CWA retirees and beneficiaries will terminate on January 1, 2012. The obligation for retiree medical claims incurred thereafter will be the responsibility of the IUE-CWA VEBA. Funding for the IUE-CWA VEBA will begin after the final effective date of January 1, 2012.

As part of the closure agreement that we reached with the IUE-CWA on October 22, 2008, we agreed to certain pension benefit enhancements, patterned from the 2008 UAW Settlement Agreement, for both current and future IUE-CWA retirees. The cost associated with the pension benefit enhancement is $255 million. This amount was recorded as expense in the three months ending December 31, 2008 which is consistent with the period of future economic benefit due to the closure of the Moraine, Ohio facility during the three months ending December 31, 2008.

As a result of the closure of the Moraine facility, we accelerated substantially all of the IUE-CWA retiree healthcare plan’s negative prior service cost resulting in a $257 million curtailment gain during the three months ended December 31, 2008.

Salaried Retiree Benefit Plan Changes

In July 2008, we amended our U.S. salaried retiree medical and pension plans to eliminate healthcare coverage for U.S. salaried retirees over age 65. Upon reaching age 65 effective January 1, 2009, affected retirees and surviving spouses will receive a pension increase of $300 per month to partially offset the retiree’s increased cost of Medicare and supplemental healthcare coverage. As a result of these plan changes, we remeasured our U.S. salaried retiree medical and U.S. salaried pension plans at July 1, 2008. For participants who are age 65 or over on January 1, 2009, the elimination of medical benefits, after considering the cost of the increased pension benefits provided, resulted in a settlement loss of $1.7 billion. The $1.7 billion settlement loss was primarily the result of previously unamortized actuarial losses, and was recorded in Cost of sales in 2008. For participants who are under the age of 65, the future elimination of healthcare benefits upon their turning age 65, and the increased pension benefits provided, resulted in a negative plan amendment to the U.S. salaried retiree medical plan and a positive plan amendment to the U.S. salaried pension plan. The U.S. salaried retiree medical plan APBO was reduced by a net $4.0 billion at the July 1, 2008 remeasurement date from December 31, 2007, which included a $2.8 billion reduction attributable to the settlement and a $900 million reduction due to the negative plan amendment. The negative plan amendment for the U.S. salaried retiree medical plan and the positive plan amendment for the U.S. salaried pension plan will be amortized over seven years, which represents the average remaining years to full eligibility for U.S. salaried retiree medical plan participants. The U.S. salaried retiree medical plan was remeasured using a discount rate of 6.75%, which represents a 35 basis point increase from December 31, 2007. The U.S. salaried pension plan PBO increased by a net $3.2 billion at the July 1, 2008 remeasurement date from December 31, 2007, which included a $2.6 billion increase attributable to the settlement and a $956 million increase due to the positive plan amendment. We also experienced actual plan asset losses of $700 million at the July 1, 2008 remeasurement date since the previous measurement. The pension plan was remeasured using a discount rate of 6.60% which represents a 15 basis point increase from December 31, 2007. As a result of the elimination of healthcare benefits for participants age 65 and over in the U.S. salaried retiree medical plan, all or almost all of the participants in the plan are no longer

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inactive. Accordingly, we have changed the U.S. salaried retiree medical plan’s amortization period for plan amendments and actuarial gains and losses effective with the July 1, 2008 remeasurement. Plan amendments on or after July 1, 2008 will now be amortized over the period to full eligibility and actuarial gains and losses amortized over the average years of future service.

Salaried Workforce Reductions and Other Salaried Benefit Program Modifications

In September 2008, we extended voluntary early retirement offers under our Salaried Window Program to certain of our U.S. salaried employees as part of our July 15, 2008 plan to reduce salary related costs. At December 31, 2008, 3,700 employees had irrevocably accepted the Salaried Window Program, and as such, we recorded special termination benefit charges of $259 million in Selling, general and administrative expense and $52 million in Cost of sales in 2008.

In October 2008, we announced that we would initiate involuntary separations in some areas of the business to achieve the targeted personnel reduction levels. We are still in the process of assessing the size and effect of these reductions, and at December 31, 2008 involuntary terminations had not been initiated, and no amount has been accrued for these terminations.

Delphi-GM Settlement Agreements

As discussed in Note 18, we and Delphi reached agreements in the three months ended September 30, 2008 with each of Delphi’s unions regarding the plan to freeze the benefits related to Delphi’s hourly rate employee pension plan (Delphi HRP); the cessation by Delphi of OPEB for Delphi hourly union-represented employees and retirees; and transfers pursuant to Internal Revenue Service (IRS) Code Section 414(l) of certain assets and obligations from the Delphi HRP to our U.S. hourly pension plan. As a result of assuming Delphi OPEB obligations, we transferred liabilities of $2.8 billion from our Delphi related accrual into our U.S. OPEB obligation. We remeasured certain of our OPEB plans at September 30, 2008 to include Delphi hourly employees, the effects of other announced facility idlings in the U.S., as well as changes in certain actuarial assumptions. These remeasurements increased our APBO by $1.2 billion at September 30, 2008 and used a weighted-average discount rate of 6.85%, which reflects a 45 basis point increase from December 31, 2007.

The transfer of certain assets and obligations from the Delphi HRP to our U.S. hourly pension plan pursuant to IRS Code Section 414(l) resulted in a decrease in our Delphi related accrual and an offsetting increase in the PBO of $2.8 billion. Accordingly, we remeasured our U.S. hourly pension plan at September 30, 2008 to include: (1) assets and liabilities of certain employees transferred in accordance with the Delphi Settlement Agreement; (2) our obligation under the Benefit Guarantee Agreement to provide up to seven years of credited service to covered employees; (3) the effects of other announced facility idlings in the U.S.; and (4) changes in certain actuarial assumptions including a discount rate of 7.10% which reflects a 40 basis point increase from September 1, 2008. The remeasurement at September 30, 2008 including the above transfer of certain obligations resulted in a net increase in the PBO of $1.1 billion from September 1, 2008. We also experienced actual plan asset losses of $3.9 billion at the September 30, 2008 remeasurement date since the previous measurement date of September 1, 2008.

Other Hourly Retiree Benefit Changes

In November 2008 we notified nine unions, other than the UAW and IUE-CWA, that effective January 1, 2009, 5,000 retirees will be subject to revised healthcare benefits requiring retirees to make monthly healthcare contributions as well as co-payments and deductibles. The change reduced the APBO of this plan by $141 million and will be amortized over the life expectancy of the plan’s participants.

2007

As a result of the increased pension benefits granted as part of the 2007 National Agreement, a collective bargaining agreement with the UAW which included among other terms a two-tiered wage structure with lower wages and benefits for employees hired into certain non-core jobs, we remeasured the U.S. hourly defined benefit pension plan at October 1, 2007 generating a $41 million increase in pension expense in 2007. The remeasurement increased our U.S. hourly PBO by $4.2 billion. The terms of the 2007 National Agreement also provided for pension benefits to certain future and current retirees for Delphi that were transferred at the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

time of the spin-off. Future Delphi retirees received the same incremental pension increase consistent with our employees while the current Delphi retirees will receive four lump-sum payments with the same terms of those received by our retirees. These pension benefits granted to future and current retirees of Delphi will be funded by our hourly pension plan and were included in our October 1, 2007 remeasurement of our hourly pension plan. The value of the increased pension benefits of $552 million to future and current Delphi retirees was recorded in Other expenses in 2007.

As a result of the 2007 National Agreement, we recognized a net negative prior service cost for the following changes to the UAW hourly medical plan: (1) changes to the prescription drug benefits; (2) elimination of the preferred provider organization option and a reduction to the number of health maintenance organization options available to UAW retirees; offset by (3) credited service fill-in for periods of leave/layoff prior to December 31, 1995. The net effect of these changes was a reduction to APBO of $847 million at December 31, 2007.

Prior to the 2007 National Agreement, we amortized prior service cost related to our hourly defined benefit pension plans in the U.S. over the average remaining service period for active employees at the time of the amendment, previously estimated to be 10.1 years. We also expensed any lump sum payments granted to retirees in the quarter the associated contract was approved. In conjunction with entering into the 2007 National Agreement, we determined that the contractual life of the labor agreements better reflected the period of future economic benefit received from pension plan amendments for our collectively bargained hourly pension plans. Therefore, we are amortizing these amounts over a four year period. Also, we recorded additional pension expense of $1.6 billion in the three months ended September 30, 2007 related to the accelerated recognition of previously unamortized prior service cost related to pension increases in the U.S. from prior collectively bargained agreements due to our determination that there is no period of future economic benefit remaining. Such charge is recorded as a component of Cost of sales of $1.5 billion and a component of Selling, general and administrative expense of $77 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	U.S. Plans Pension Benefits		Non-U.S. Plans Pension Benefits(a)		U.S. Other Benefits(b)		Non-U.S. Other Benefits(b)
	2008	2007	2008	2007	2008	2007	2008	2007
	(Dollars in millions)
Change in benefit obligations
Benefit obligation at January 1	$85,277	$85,422	$23,753	$22,538	$59,703	$64,584	$4,310	$3,744
SFAS No. 158 measurement date adjustment	—	—	—	(539)	—	238	—	—
Service cost	527	627	410	486	241	370	32	45
Interest cost	5,493	4,931	1,269	1,143	3,519	3,609	225	199
Plan participants’ contributions	—	—	29	29	401	354	—	—
Amendments	1,218	3,635	218	75	(1,108)	(1,338)	(185)	(66)
Actuarial (gains) losses	5,684	(2,452)	(965)	(1,486)	(18,918)	(3,225)	(443)	(133)
Benefits paid	(8,862)	(7,574)	(1,390)	(1,287)	(4,759)	(4,753)	(175)	(147)
Medicare Part D receipts	—	—	—	—	240	215	—	—
Exchange rate movements	—	—	(3,981)	2,736	—	—	(833)	666
Delphi obligation transfer	2,753	—	—	—	2,654	—	—	—
Curtailments, settlements, and other	6,045	688	652	58	(2,013)	(351)	(1)	2

Benefit obligation at December 31	$98,135	$85,277	$19,995	$23,753	$39,960	$59,703	$2,930	$4,310

Change in plan assets
Fair value of plan assets at January 1	$104,070	$101,392	$13,308	$11,506	$16,303	$16,939	$—	$—
SFAS No. 158 measurement date adjustment	—	—	—	277	—	110	—	—
Actual return on plan assets	(11,350)	10,073	(2,863)	492	(4,978)	1,183	—	—
Employer contributions	90	89	977	848	3,002	2,470	175	147
Plan participants’ contributions	—	—	29	29	401	354	—	—
Benefits paid	(8,862)	(7,574)	(1,390)	(1,287)	(4,759)	(4,753)	(175)	(147)
Exchange rate movements	—	—	(2,342)	1,507	—	—	—	—
Delphi plan asset transfer	572	—	—	—	—	—	—	—
Other	25	90	367	(64)	—	—	—	—

Fair value of plan assets at December 31	$84,545	$104,070	$8,086	$13,308	$9,969	$16,303	$—	$—

Funded status at December 31	$(13,590)	$18,793	$(11,909)	$(10,445)	$(29,991)	$(43,400)	$(2,930)	$(4,310)

Amounts recognized in the consolidated balance sheet consist of:
Noncurrent asset	$—	$19,984	$109	$191	$—	$—	$—	$—
Current liability	(108)	(85)	(322)	(361)	(3,848)	(168)	(154)	(167)
Noncurrent liability	(13,482)	(1,106)	(11,696)	(10,275)	(26,143)	(43,232)	(2,776)	(4,143)

Net amount recognized	$(13,590)	$18,793	$(11,909)	$(10,445)	$(29,991)	$(43,400)	$(2,930)	$(4,310)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$34,940	$10,180	$6,188	$4,981	$1,651	$16,425	$569	$1,418
Net prior service cost (credit)	2,277	2,617	(170)	81	(5,305)	(11,277)	(519)	(563)
Transition obligation	—	—	7	17	—	—	—	—

Total recognized in accumulated other comprehensive income	$37,217	$12,797	$6,025	$5,079	$(3,654)	$5,148	$50	$855

(a)	Table does not include other non-U.S. employee benefit arrangements with a total PBO of $95 million and $116 million at December 31, 2008 and December 31, 2007, respectively.
(b)	Table does not include extended disability plans with a total APBO of $535 million and $701 million at December 31, 2008 and December 31, 2007, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2008 we experienced actual losses on our U.S. pension plan assets of $11.4 billion compared to expected returns of 8.5%, or $8.0 billion, that were recognized in our 2008 pension expense. As a result of the U.S. pension plans interim remeasurements that occurred prior to the December 31, 2008 remeasurement, a portion of the effect of the actual plan asset losses was amortized into earnings for the remainder of the year subsequent to the interim remeasurements. Under our historical accounting policy, we utilize a market-related value of plan assets in the determination of future pension expense. A market-related value averages gains and losses over a period of years. We define market-related value as an amount that recognizes 60% of the difference between the actual fair value of assets and the expected calculated value initially, and 10% of that difference over each of the next four years. The market-related value of assets used in the calculation of expected return on U.S. pension plan assets for fiscal 2009 is $5.8 billion higher than the actual fair value of plan assets. Therefore, despite the multiple remeasurements of our pension plans in 2008, the effect of the recent downturn in the financial markets has not yet fully affected our net pension expense. The weighted-average expected long-term rate of return on U.S. plan assets used to determine net pension expense for 2008 was 8.5% compared to 8.5% for 2007 and 9.0% for 2006. The return on our non-U.S. pension plan assets was an actual loss $2.9 billion which was less than the expected return of 7.8%, or $969 million.

The following table summarizes the total accumulated benefit obligations (ABO), the ABO and fair value of plan assets for our defined benefit pension plans with ABO in excess of plan assets, and the PBO and fair value of plan assets for defined benefit pension plans with PBO in excess of plan assets:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
	(Dollars in millions)
ABO	$98,003	$85,226	$19,547	$23,179
Plans with ABO in excess of plan assets
ABO	$98,003	$1,189	$19,229	$22,390
Fair value of plan assets	$84,545	$—	$7,648	$12,351
Plans with PBO in excess of plan assets
PBO	$98,135	$1,191	$19,664	$23,380
Fair value of plan assets	$84,545	$—	$7,649	$12,941

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components of net periodic pension and OPEB (income) expense from continuing operations along with the assumptions used to determine benefit obligations:

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Other Benefits(a)			Non-U.S. Other Benefits(a)
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(Dollars in millions)
Components of expense
Service cost	$527	$627	$727	$410	$486	$484	$241	$370	$551	$32	$45	$53
Interest cost	5,493	4,931	4,965	1,269	1,143	967	3,519	3,609	3,929	225	199	190
Expected return on plan assets	(8,043)	(7,983)	(8,167)	(969)	(984)	(842)	(1,281)	(1,400)	(1,593)	—	—	—
Amortization of prior service cost (credit)	1,077	2,167	785	407	32	78	(1,918)	(1,830)	(1,071)	(86)	(86)	(82)
Amortization of transition obligation	—	—	—	6	8	7	—	—	—	—	—	—
Amortization of net actuarial loss	317	764	1,126	275	407	399	508	1,352	1,986	110	122	133
Curtailments, settlements, and other losses (gains)	3,823	75	4,260	270	156	139	(3,476)	(213)	(505)	11	(17)	(9)
Divestiture of Allison (b)	—	(30)	(17)	—	—	—	—	211	(15)	—	—	—

Net periodic pension and OPEB (income) expense from continuing operations	$3,194	$551	$3,679	$1,668	$1,248	$1,232	$(2,407)	$2,099	$3,282	$292	$263	$285

Weighted-average assumptions used to determine benefit obligations at December 31 (c)
Discount rate	6.27%	6.35%	5.90%	6.22%	5.72%	4.76%	8.25%	6.35%	5.90%	7.00%	5.75%	5.00%
Rate of compensation increase	5.00%	5.25%	5.00%	3.59%	3.60%	3.00%	2.10%	3.30%	4.60%	4.45%	4.00%	4.00%
Weighted-average assumptions used to determine net expense for years ended December 31 (d)
Discount rate	6.56%	5.97%	5.70%	5.77%	4.97%	4.72%	7.02%	5.90%	5.45%	5.90%	5.00%	5.00%
Expected return on plan assets	8.50%	8.50%	9.00%	7.78%	7.85%	8.40%	8.40%	8.40%	8.80%	—	—	—
Rate of compensation increase	5.00%	5.00%	4.90%	3.59%	3.46%	3.10%	3.30%	4.60%	4.20%	4.00%	4.00%	4.00%

(a)	Table does not include extended disability plans with a total net expense of $21 million, $63 million and $105 million in 2008, 2007 and 2006, respectively (excluding curtailments), as the amounts are insignificant.
(b)	As a result of the Allison divestiture, we recorded an adjustment to the unamortized prior service cost of our U.S. hourly and salaried defined benefit pension plans of $18 million and our U.S. hourly and salaried OPEB plans of $223 million in 2007.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Those adjustments were included in the determination of the gain recognized on the sale of Allison. The net periodic pension and OPEB benefit expenses related to Allison were reported as a component of discontinued operations. All such amounts related to Allison are reflected in the table above, and the effects of those amounts are shown as an adjustment to arrive at net periodic pension and OPEB (income) expense from continuing operations.

(c)	Determined at the end of year.
(d)	Determined at the beginning of year and updated for remeasurements. Appropriate discount rates were used in 2008 and 2007 to measure the effects of curtailments and plan amendments on various plans.

The following table summarizes estimated amounts to be amortized from Accumulated other comprehensive income into net periodic benefit cost in 2009 based on December 31, 2008 plan measurements:

	U.S. Pension Plans	Non-U.S. Pension Plans	U.S. Other Benefit Plans	Non-U.S. Other Benefit Plans
	(Dollars in millions)
Amortization of prior service cost (credit)	$825	$26	$(1,948)	$(108)
Amortization of transition obligation	—	2	—	—
Amortization of net actuarial loss	1,350	338	60	36

	$2,175	$366	$(1,888)	$(72)

We have changed the U.S. salaried retiree medical plan’s amortization period for plan amendments and actuarial (gains) losses effective with the July 1, 2008 remeasurement. Plan amendments on or after July 1, 2008 will now be amortized over the period to full eligibility and actuarial gains and losses amortized over the average years of future service.

Effective with the December 31, 2007 remeasurement, we began amortizing actuarial (gains) losses and new prior service costs (credits) for the U.S. hourly healthcare plans over a time period corresponding with the average life expectancy of the plan participants.

Assumptions

Discount Rate

We establish the discount rate assumption for each of our retirement-related U.S. benefit plans at their respective measurement dates to reflect the yield of a hypothetical portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to satisfy projected future benefits. The weighted-average discount rate for our U.S. defined benefit pension plans was 6.3%, and the weighted-average discount rate for our U.S. OPEB plans was 8.3% at December 31, 2008.

We establish the discount rate assumption for each of our retirement-related non-U.S. benefit plans at their respective measurement dates utilizing published indices with adjustments made to reflect the underlying duration of expected benefit payments. The weighted-average discount rate for our non-U.S. defined benefit pension plans was 6.2%, and the weighted-average discount rate for our non-U.S. OPEB plans was 7.0% at December 31, 2008.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Healthcare Trend Rate

	December 31,
	U.S. Plans		Non U.S. Plans
Assumed Healthcare Trend Rates	2008	2007	2008	2007
Initial healthcare cost trend rate	8.0%	8.2%	5.5%	5.4%
Ultimate healthcare cost trend rate	5.0%	5.0%	3.3%	3.2%
Number of years to ultimate trend rate	6	6	8	8

We determine the healthcare trend rate assumptions for inclusion in the U.S. healthcare OPEB valuation at each remeasurement. The healthcare trend rates are developed using historical and estimated retiree cash expenditures for health care. This information is supplemented with information gathered from actuarial based models, information obtained from our healthcare providers and known significant events.

The effect of aggregate healthcare trend rates developed for 2008 differ from that of the effect of the trend rates developed for 2007 because the 2008 rates do not include healthcare trend data, post January 1, 2010, associated with the UAW hourly healthcare plan due to the Implementation Date of the New VEBA. Our UAW hourly retiree medical plan obligations subsequent to the Implementation Date are contractually fixed as a result of the Settlement Agreement.

A one percentage point increase in the assumed healthcare trend rates for all future periods would have increased the U.S. APBO by $0.4 billion at December 31, 2008 and the aggregate U.S. service and interest cost components of non-pension postretirement benefit expense for 2008 by $0.3 billion. A one percentage point decrease would have decreased the U.S. APBO by $0.4 billion and the aggregate U.S. service and interest cost components of non-pension postretirement benefit expense for 2008 by $0.3 billion.

A one-percentage point increase in the assumed non-U.S. healthcare trend rates would have increased the non-U.S. APBO by $0.3 billion, and the non-U.S. aggregate service and interest cost components of non-pension postretirement benefit expense on an annualized basis by $27 million. A one-percentage point decrease would have decreased the non-U.S. APBO by $0.2 billion and the non-U.S. aggregate service and interest cost components of non-pension postretirement benefit expense on an annualized basis by $22 million.

Long-term Rate of Return on Plan Assets

We use detailed periodic studies conducted by our outside actuaries and our asset management group to determine our long-term strategic mix among asset classes and the expected return on asset assumptions for our U.S. pension plans. The U.S. study includes a review of alternative asset allocation strategies, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations among the asset classes that comprise the plans’ asset mix. The primary non-U.S. pension plans conduct similar studies in conjunction with outside actuaries and asset managers. While the studies give appropriate consideration to recent fund performance and historical returns, the assumptions are primarily long-term, prospective rates of return.

Based on a study performed in 2008, our asset management group implemented some relatively minor adjustments in the long-run strategic asset allocations of the U.S. defined benefit pension plans. More significantly, the essential elements of the major changes that were implemented in 2006 and 2003 were reaffirmed. In 2006, we modified the target allocations to increase the fixed income exposure by 20.0% of total plan assets and to reduce the equity exposure by a corresponding amount, and in 2003 a liability hedging program was initiated. These changes in strategic asset allocation were intended to significantly lower the expected volatility of asset returns and plan funded status, as well as the probability of future contribution requirements. In setting a new strategic asset mix, we consider the likelihood that the selected mix will effectively fund the projected pension plan liabilities while aligning with the risk tolerance of the plans’ fiduciaries. Our strategic asset mix for U.S. defined benefit pension plans is intended to reduce exposure to equity market risks, to utilize asset classes which reduce surplus volatility and to utilize asset classes where active management has historically generated excess returns above market returns. Therefore, our expected long-term return assumption has been developed with the expectation that, through active management, we will achieve excess returns above market returns.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This asset mix is intended to place greater emphasis on investment manager skills than on general market returns to produce expected long-term returns, while employing various risk mitigation strategies to reduce surplus volatility. The refinements in the asset mix implemented in 2008 and the re-examination of expected asset return assumptions did not necessitate a change in our expected long-term annual return rate assumption for our U.S. defined benefit plans, which remains at 8.5%. At December 31, 2008, after taking into account the refinements from the most recent study, our U.S. pension assets have the following target allocation relative to total assets: publicly traded equity securities, 28.0%; debt securities, 57.0%; real estate, 9.0%; and other alternative investments, 6.0%. In 2007, our target allocations for such assets were: publicly traded equity securities, 29.0%; debt securities, 52.0%; real estate, 8.0%; and other alternative investments, 11.0%.

The expected return on plan assets included in pension expense for non-U.S. pension plans is determined in a similar manner to the U.S. plans except that different assumptions are utilized for determining excess returns over market returns due to a lower level of active management of these plan assets as compared to the U.S. plan assets. In 2008, our non-U.S. pension assets have the following target allocation relative to total assets: equity securities, 60.0%; debt securities, 24.0%; real estate; 12.0%; and other alternative investments, 4.0%. In 2007, our non-U.S. pension plan assets target allocations were: equity securities, 64.0%; debt securities, 26.0%; real estate; 9.0%; and other alternative investments, 1.0%.

Plan Assets

Our pension plan assets are invested in trusts that permit commingling of the assets of more than one employee benefit plan for investment and administrative purposes. Each of the plans participating in the trust has interests in the net assets of the underlying investment pools of the Trusts. The plans’ investments in the trusts are recorded at estimated fair value, in compliance with the fair value measurement requirements of SFAS No. 157, as determined by the plan’s ownership interest in the underlying investment pools of each trust and their underlying assets.

The underlying investment pools have investments grouped primarily by publicly traded equities, high quality and high yield bonds, real estate and private markets. These asset groups are made up of individual investments in cash and cash equivalents, equity securities, debt securities, asset-backed securities, structured debt, derivative instruments, hedge funds, direct investments in real estate and private equity, and commingled investment funds. Commingled investment funds may hold investments in any or all of these types of assets and are included in the table below based on the nature of their underlying holdings.

The following table summarizes the actual percentage of plan assets by asset category for our defined benefit pension plans and U.S. OPEB plans:

	U.S. Pension Plan Assets		Non-U.S. Pension Plan Assets		U.S. OPEB Plan Assets
Asset Category	2008	2007	2008	2007	2008	2007
Equity securities	24%	26%	58%	62%	49%	53%
Debt securities	61%	52%	24%	25%	23%	25%
Real estate	9%	9%	13%	10%	5%	4%
Other (including private equity and hedge funds)	6%	13%	5%	3%	23%	18%

Total asset allocation	100%	100%	100%	100%	100%	100%

Where market quotations are readily available, equity and debt securities, including asset-backed securities, held by the investment pools are valued based upon the last traded or current bid price. Securities which are not traded on an exchange, such as structured debt, are valued primarily using independent pricing vendors, using dealer or counterparty supplied valuations, or at their fair value as determined by an internal valuation committee.

Equity securities include our common stock in the amounts of less than $1 million (0% of total pension plan assets) and $17 million (less than 1% of total pension plan assets) at December 31, 2008 and 2007, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real estate investments are valued using information such as independent real estate appraisals, internal appraisals prepared by investment managers and other market-based information about the individual property. The independent real estate appraisals are prepared at least once every three years and include detailed market studies and multiple valuation methodologies typical in the real estate industry such as sales comparison approach, replacement cost approach, and income capitalization approach. For periods in which independent appraisals are not prepared, models using one or more of these approaches are developed for each property by asset managers as a means of determining changes in fair value. We review the values for each investment quarterly and, if warranted by market or property level changes or other factors, values are appropriately adjusted based on management’s best estimate of changes in fair value.

Private equity investment valuations, which are provided by the general partners in these investments, are performed using income and market-based approaches. Internal investment managers perform due diligence at the inception of investments and formally update their understanding of various investment matters, including valuation policies, once or twice a year. Informal discussions occur as circumstances warrant. Our investment managers review the asset valuation for each investment quarterly and, if warranted by market or other factors, valuations are appropriately adjusted based on management’s best estimate of changes in fair value.

Derivative instruments are recorded at fair value based on last traded or current bid price where market quotations are readily available or based on industry standard derivative valuation models. The fair value of derivative liabilities incorporates nonperformance risk. Derivative instruments primarily include financial futures contracts, options including foreign currency options, swaps including swaptions, interest rate swaps and credit default swaps, and forward foreign currency contracts.

Investments in commingled funds are recorded at fair value based on the net asset value (NAV) of the fund as provided by the fund manager or general partner. Depending on the nature of the underlying assets, the fair value may be derived by the methods described above for the various assets categories. The NAV is reviewed for reasonableness by GM investment managers and, in certain circumstances, is adjusted to a fair value determined by an internal investment committee. Annually, GM obtains audited financial statements for these funds and compares the NAV provided by the fund manager to the underlying NAV of the audited fund financial statements. Investments in these funds are specific to asset allocation strategies and include global fixed income, real estate, private equity, index, hedge and other funds.

Due to the lack of timely available market information for certain investments and the inherent uncertainty of valuation, estimated fair values may differ from fair values that would have been used had readily available market information been available.

Plan Funding Policy and Contributions

Our funding policy with respect to our qualified defined benefit pension plans is to contribute annually not less than the minimum required by applicable law and regulations, or to directly pay benefit payments where appropriate. The following table summarizes our pension contributions to the U.S. hourly and salaried, other U.S., and non-U.S. defined benefit pension plans, or direct payments:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
U.S. hourly and salaried	$—	$—	$2
Other U.S.	$90	$89	$78
Non-U.S.	$977	$848	$889

Total contributions	$1,067	$937	$969

In 2009, we do not have any contributions due, and we do not expect to make any discretionary contributions into the U.S. hourly and salaried defined benefit pension plans. We expect to contribute or pay benefits of $112 million to our other U.S. defined benefit pension plans and $962 million to our non-U.S. pension plans.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We did not make any contributions to our U.S. hourly and salaried VEBAs for OPEB plans in 2008 or 2007. We withdrew a total of $1.4 billion and $2.7 billion from plan assets of our non-UAW VEBAs for OPEB plans in 2008 and 2007, respectively, and both the U.S. non-UAW hourly and salaried VEBAs were effectively liquidated by December 31, 2008. Contributions by participants to the U.S. OPEB plans were $401 million and $354 million in 2008 and 2007, respectively.

Benefit Payments

The following table summarizes the benefit payments, which include assumptions related to estimated future employee service, as appropriate, which are expected to be paid in the future:

	Pension Benefits(a)		U.S. Other Benefits(b)		Non-U.S. Other Benefits
	U.S. Plans	Non- U.S. Plans	Gross Benefit Payments	Gross Medicare Part D Receipts	Gross Benefit Payments
	(Dollars in millions)
2009	$9,086	$1,225	$4,183	$255	$156
2010	$8,909	$1,220	$868	$20	$169
2011	$8,680	$1,292	$865	$21	$184
2012	$8,316	$1,313	$856	$24	$194
2013	$8,104	$1,336	$849	$25	$202
2014-2018	$38,457	$6,867	$4,074	$149	$1,135

(a)	Benefits for most U.S. pension plans and certain non-U.S. pension plans are paid out of plan assets rather than our cash.
(b)	Benefit payments presented in this table reflect our estimates of the changes which will result from the implementation of the Settlement Agreement.

Note 17. Derivative Financial Instruments and Risk Management

Derivatives and Hedge Accounting

We are exposed to market risk from changes in foreign currency exchange rates, interest rates, and certain commodity prices. In the normal course of business, we enter into a variety of foreign currency exchange, interest rate, and commodity forward contracts, swaps and options, with the objective of managing our financial and operational exposure arising from these risks by offsetting gains and losses on the underlying exposures with gains and losses on the derivatives used to economically hedge them. As the global demand for automobiles declined in the last half of 2008, our forecasted financial and operational exposures also declined. Consequently, we have instances for which the notionals of derivative contracts economically hedging a forecasted exposure exceed the underlying exposure. As this occurs, we enter into offsetting derivative contracts as appropriate as long as it is economically feasible.

Our risk management control system is used to assist in monitoring the hedging program, derivative positions and hedging strategies. Our hedging documentation includes hedging objectives, practices and procedures, and the related accounting treatment. Hedges that receive designated hedge accounting treatment are evaluated for effectiveness at the time they are designated as well as throughout the hedging period.

Cash Flow Hedges

We use derivative financial instruments to manage foreign currency risk that arises from buying and selling inventory in currencies other than the local currencies in which we operate. Historically, these derivatives were designated as hedging instruments in cash flow hedges of forecasted foreign currency denominated purchases or sales for forecasted exposures up to three years in the future. In addition, we also designated derivative financial instruments in hedging relationships to manage risk from variability in cash flows related to interest and principal payments on foreign currency denominated bonds which we typically hedged until maturity of the bond with the longest maturity date extending to July 2033.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For derivatives designated in cash flow hedging relationships, we recorded changes in fair value in Accumulated other comprehensive loss. We reclassified amounts from Accumulated other comprehensive loss to earnings in the same period when the hedged forecasted transactions affected earnings. If the hedging relationship was terminated and the forecasted transaction was probable of not occurring, then the cumulative change in fair value of the derivative recorded in Accumulated other comprehensive loss was reclassified to earnings.

As part of our quarterly tests for hedge effectiveness during the fourth quarter of 2008 we were unable to conclude that our cash flow hedging relationships continued to be highly effective in achieving offsetting cash flows with the underlying forecasted transactions, a requirement for the application of hedge accounting treatment. As a result, we ceased hedge accounting treatment effective October 1, 2008 for our previously designated cash flow hedging instruments. Subsequent to this date, we recorded gains and losses arising from changes in the fair value of the derivative instruments in earnings, resulting in a net gain of $157 million recorded in the line item in which the underlying hedged items are recorded in the Statement of Operations for the three months ended December 31, 2008. As we have not concluded that the forecasted transactions related to the previously designated hedging derivatives were probable of not occurring, amounts recorded in Accumulated other comprehensive loss at September 30, 2008 will continue to be reclassified to earnings in the same period that the originally hedged transactions affect earnings.

The following table summarizes amounts reclassified from Accumulated other comprehensive loss to earnings for the effective portion of a hedging relationship:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
From Accumulated other comprehensive loss to Automotive revenue	$198	$225	$693
From Accumulated other comprehensive loss to Cost of sales	$205	$51	$484

To the extent that prior hedging relationships were not effective, the ineffective portion of the change in fair value of the derivative instrument was recorded in earnings. Hedge ineffectiveness related to instruments designated as cash flow hedges was insignificant in 2008 and 2007 and increased Cost of sales by $17 million in 2006.

Fair Value Hedges

We use derivative financial instruments such as interest rate swaps to manage our exposure to interest rate risk related to our fixed rate debt and, prior to 2007, mortgage servicing rights. Historically, these financial instruments were designated as hedging instruments in fair value hedging relationships and received hedge accounting treatment. We hedged our exposures to the maturity date of the underlying interest rate exposure, and the longest such interest exposure hedged at December 31, 2008 extended to April 2016.

For derivatives designated in fair value hedges, changes in the fair value of the derivatives were recorded in earnings, offset by recording corresponding changes in the fair value of the hedged item to the extent the hedge was effective. We recorded no hedging ineffectiveness in 2008 and 2007, and hedge ineffectiveness in 2006 was insignificant.

As part of our quarterly tests for hedge effectiveness during the fourth quarter of 2008 we were unable to conclude that our fair value hedging relationships continued to be highly effective in achieving offsetting changes in fair value with the underlying hedged item, a requirement for the application of hedge accounting treatment. As a result, we ceased hedge accounting treatment effective October 1, 2008 for our previously designated fair value hedging instruments. Subsequent to this date, we continued to record gains and losses arising from changes in the fair value of the derivative instruments in earnings and no longer recorded the change in fair value of the hedged debt in earnings. This resulted in the recording of a net gain of $279 million in Interest expense, net in the Statement of Operations for the three months ended December 31, 2008. Previously recorded adjustments to the carrying value of the debt will be amortized to Interest expense, net over the remaining debt term.

The amount expected to be amortized to earnings in 2009 is a gain of $8 million.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Investment Hedges

We have designated certain foreign currency denominated bonds to hedge foreign currency exposure related to our net investment in certain foreign subsidiaries. Foreign currency transaction gains and losses related to these debt instruments are recorded in Foreign currency translation adjustments. Unrealized gains (losses) of $106 million, $(224) million, and $(139) million were recorded in Foreign currency translation adjustments in 2008, 2007 and 2006, respectively.

Derivatives Not Designated in Hedging Relationships

We use derivative instruments such as forward contracts and options, including caps, floors and collars to economically hedge a variety of exposures. Unrealized and realized gains and losses related to derivatives instruments that are not designated as accounting hedges are recorded in the Statement of Operations in the line item in which the underlying economically hedged items are recorded.

We purchase commodities and parts with commodity content for use in production of vehicles which have purchase prices that vary based on commodity price indices. We hedge this commodity price risk economically by entering into derivative contracts. Unrealized and realized gains and losses related to these derivatives that are not designated as accounting hedges are recorded in Cost of sales.

We are exposed to foreign currency exchange risk related to forecasted foreign currency denominated purchases of machinery and equipment, forecasted foreign currency denominated inventory purchases and sales, and forecasted foreign currency denominated interest and principal debt payments. We hedge this foreign currency exchange risk economically by entering into derivative contracts. Unrealized and realized gains and losses related to these derivatives that are not designated as accounting hedges are recorded in the Statement of Operations in the line item in which the underlying economically hedged items are recorded.

We are exposed to market risk related to changes in the fair value of our fixed rate debt. We hedge this risk economically by entering into interest rate swaps to effectively convert our fixed interest payments to variable interest payments. Unrealized and realized gains and losses related to these interest rate swaps that are not designated as accounting hedges are recorded in Interest expense, net.

On December 31, 2008 we issued a warrant to the UST which met the definition of a derivative. Prospective changes in fair value will be recorded in earnings. Refer to Note 24 for the terms of the warrant.

Derivatives Not Meeting a Scope Exception from Fair Value Accounting

We enter into purchase contracts to hedge our physical exposure to the availability of certain commodities used in the production of vehicles. Some of these purchase contracts have been accounted for as derivatives with changes in fair value recorded currently in Cost of sales, as these contracts do not qualify for the normal purchases and normal sales scope exception in SFAS No. 133.

Net Change in Accumulated Other Comprehensive Loss

The following table summarizes the net change in Accumulated other comprehensive loss related to cash flow hedging activities:

	Years Ended December 31,
	2008	2007
	(Dollars in millions)
Net unrealized gain on derivatives at January 1	$321	$359
Change in fair value	(1,054)	140
Reclassification to earnings	243	(178)

Net unrealized gain (loss) on derivatives at December 31	$(490)	$321

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net derivative losses of $552 million included in Accumulated other comprehensive loss at December 31, 2008 are expected to be reclassified into earnings within 12 months from that date.

Note 18. Commitments and Contingencies

Commitments

Noncancelable Operating Leases

The following table summarizes our minimum commitments under noncancelable operating leases having remaining terms in excess of one year, primarily for property:

	2009	2010	2011	2012	2013	2014 and after
	(Dollars in millions)
Minimum commitments	$834	$776	$574	$491	$518	$2,530
Sublease income	(216)	(206)	(204)	(200)	(193)	(1,910)

Net minimum commitments	$618	$570	$370	$291	$325	$620

Certain of these minimum commitments fund the obligations of nonconsolidated VIEs. Certain of the leases contain escalation clauses and renewal or purchase options. Rental expense under operating leases was $934 million, $812 million and $1.2 billion in 2008, 2007 and 2006, respectively.

Credit Card Programs

We sponsor credit card programs, which offer rebates that can be applied primarily against the purchase or lease of our vehicles. The amount of rebates available to qualified cardholders, net of deferred program income, was $3.4 billion and $3.9 billion at December 31, 2008 and 2007 respectively. Refer to Note 3 for additional information regarding our accounting policy for credit card programs we sponsor.

The following table summarizes information regarding our credit card program deferred revenue and redemption liability for estimated rebates applicable to sold vehicles:

	December 31,
	2008	2007
	(Dollars in millions)
Current liabilities:
Other accrued liabilities	$145	$214
Other liabilities and credits:
Deferred revenue	$500	$532

Guarantees

We have provided guarantees related to the residual value of certain operating leases. At December 31, 2008, the maximum potential amount of future undiscounted payments that we could be required to pay under these guarantees was $118 million. These guarantees terminate in years ranging from 2011 to 2035. Certain leases contain renewal options. In May 2008, we purchased our headquarters’ building in Detroit. Prior to the purchase, we leased the building under an operating lease and had guaranteed $626 million related to its residual value. We performed on the guarantee in conjunction with the acquisition.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have agreements with third parties that guarantee the fulfillment of certain suppliers’ commitments and related obligations. At December 31, 2008, the maximum potential future undiscounted payments that we could be required to pay under these guarantees was $520 million. Included in this amount is $481 million which relates to a guarantee provided to GMAC in Brazil in connection with dealer floor plan financing. This guarantee is secured by a $481 million certificate of deposit purchased from GMAC to which we have title. These guarantees expire in years ranging from 2009 to 2017, or upon the occurrence of specific events, such as a company’s cessation of business. At December 31, 2008 we have recorded liabilities of $24 million related to these guarantees.

In some instances, certain assets of the party whose debt or performance we have guaranteed may offset, to some degree, the cost of the guarantee. The offset of certain of our payables to guaranteed parties may also offset certain guarantees, if triggered.

We also provide payment guarantees on commercial loans made by GMAC and outstanding with certain third parties, such as dealers or rental car companies. At December 31, 2008, the maximum commercial obligations we guaranteed related to these loans was $42 million, and the guarantees either expire in years ranging from 2009 to 2012 or are ongoing. We determined the value ascribed to the guarantees to be insignificant based on the credit worthiness of the third parties.

In connection with certain divestitures of assets or operating businesses, we have entered into agreements indemnifying certain buyers and other parties with respect to environmental conditions pertaining to real property we owned. Also, in connection with such divestitures, we have provided guarantees with respect to benefits to be paid to former employees relating to pensions, postretirement health care and life insurance. Aside from indemnifications and guarantees related to Delphi or a specific divested unit, both of which are discussed below, it is not possible to estimate our maximum exposure under these indemnifications or guarantees due to the conditional nature of these obligations. No amounts have been recorded for such obligations as they are not probable and estimable at this time.

In addition to the guarantees and indemnifying agreements mentioned above, we periodically enter into agreements that incorporate indemnification provisions in the normal course of business. Due to the nature of these agreements, the maximum potential amount of future undiscounted payments to which we may be exposed cannot be estimated. No amounts have been recorded for such indemnities as our obligations under them are not probable and estimable at this time.

Refer to Note 27 for additional information on guarantees that we provide to GMAC.

Asset Retirement Obligations

Conditional asset retirement obligations relate to legal obligations associated with retirement of tangible long-lived assets that result from acquisition, construction, development, or normal operation of a long-lived asset. We performed an analysis of such obligations associated with all real property owned or leased, including facilities, warehouses, and offices. Our estimates of conditional asset retirement obligations relate, in the case of owned properties, to costs estimated to be necessary for the legally required removal or remediation of various regulated materials, primarily asbestos. Asbestos abatement was estimated using site-specific surveys where available and a per square foot estimate where surveys were unavailable. For leased properties, such obligations relate to the estimated cost of contractually required property restoration.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recording conditional asset retirement obligations results in increased fixed asset balances with a corresponding increase to liabilities. Asset balances of $132 million and $89 million at December 31, 2008 and 2007, respectively, are recorded in Building and land improvement, while the related liabilities are included in Other Liabilities. The following table summarizes the activity of our asset retirement obligations:

	2008	2007
	(Dollars in millions)
Balance at January 1	$222	$193
Accretion expense	19	22
Liabilities incurred	2	43
Liabilities settled or disposed	(24)	(40)
Effect of foreign currency	(17)	4
Revisions to estimates	35	—

Balance at December 31	$237	$222

Environmental

Our operations, like operations of other companies engaged in similar businesses, are subject to a wide range of environmental protection laws, including laws regulating air emissions, water discharges, waste management and environmental remediation. We are in various stages of investigation or remediation for sites where contamination has been alleged. We are involved in a number of actions to remediate hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site.

The future effect of environmental matters, including potential liabilities, is often difficult to estimate. We record an environmental reserve when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. This practice is followed whether the claims are asserted or unasserted. We expect that the amounts reserved, $297 million and $314 million at December 31, 2008 and 2007, respectively, will be paid over the periods of remediation for the applicable sites, which typically range from five to 30 years. Of the amounts recorded, $97 million and $103 million are recorded within Accrued Expenses at December 31, 2008 and 2007, respectively, and the remainder are recorded within Other Liabilities.

For many sites, the remediation costs and other damages for which we ultimately may be responsible may vary because of uncertainties with respect to factors such as our connection to the site or to materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies and remediation to be undertaken (including the technologies to be required and the extent, duration and success of remediation).

The final outcome of environmental matters cannot be predicted with certainty at this time. Accordingly, it is possible that the resolution of one or more environmental matters could exceed the amounts accrued in an amount that could be material to our financial condition and results of operations.

Product Liability

With respect to product liability claims involving our products, we believe that any judgment against us for actual damages will be adequately covered by our recorded accruals and, where applicable, excess insurance coverage. Although punitive damages are claimed in some of these lawsuits, and such claims are inherently unpredictable, our accruals incorporate our historic experience with these types of claims. We have recorded liabilities of $921 million and $1.1 billion at December 31, 2008 and 2007, respectively, for the expected cost of all known products liability claims plus an estimate of the expected cost for all product liability claims that have already been incurred and are expected to be filed in the future for which we are self-insured, including related legal fees expected to be incurred. These amounts are recorded within Accrued expenses at December 31, 2008 and 2007, respectively, and exclude asbestos claims, which are discussed separately.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asbestos Claims

Like most automobile manufacturers, we have been subject to asbestos-related claims in recent years. We have seen these claims primarily arise from three circumstances:

•	A majority of these claims seek damages for illnesses alleged to have resulted from asbestos used in brake components;

•	Limited numbers of claims have arisen from asbestos contained in the insulation and brakes used in the manufacturing of locomotives; and

•	Claims brought by contractors who allege exposure to asbestos-containing products while working on premises we owned.

While we have resolved many of the asbestos-related cases over the years and continue to do so for strategic litigation reasons such as avoiding defense costs and possible exposure to excessive verdicts, we believe that only a small proportion of the claimants has or will develop any asbestos-related physical impairment. Only a small percentage of the claims pending against us allege causation of a disease associated with asbestos exposure. The amount expended on asbestos-related matters in any year depends on the number of claims filed, the amount of pretrial proceedings and the number of trials and settlements during the period.

We record the estimated liability associated with asbestos personal injury claims where the expected loss is both probable and can reasonably be estimated. In the three months ended December 31, 2007, we retained, and have since continued to retain, Hamilton Rabinovitz & Associates, Inc., a firm specializing in estimating asbestos claims, to assist us in determining our potential liability for pending and unasserted future asbestos personal injury claims. The analyses rely on and include the following information and factors:

•	A third party forecast of the projected incidence of malignant asbestos-related disease likely to occur in the general population of individuals occupationally exposed to asbestos;

•

Our Asbestos Claims Experience, based on data concerning claims filed against us and resolved, amounts paid, and the nature of the asbestos-related disease or condition asserted during approximately the last four years;

•

The estimated rate of asbestos-related claims likely to be asserted against us in the future based on our Asbestos Claims Experience and the projected incidence of asbestos-related disease in the general population of individuals occupationally exposed to asbestos;

•	The estimated rate of dismissal of claims by disease type based on our Asbestos Claims Experience; and

•	The estimated indemnity value of the projected claims based on our Asbestos Claims Experience, adjusted for inflation.

We review a number of factors, including the analyses provided by Hamilton, Rabinovitz & Associates, Inc., in order to determine a reasonable estimate of our probable liability for pending and future asbestos-related claims projected to be asserted over the next ten years, including legal defense costs. We monitor our actual claims experience for consistency with this estimate and make periodic adjustments as appropriate.

We believe that our analyses were based on the most relevant information available combined with reasonable assumptions, and that we may prudently rely on their conclusions to determine the estimated liability for asbestos-related claims. We note, however,

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that the analyses are inherently subject to significant uncertainties. The data sources and assumptions used in connection with the analyses may not prove to be reliable predictors with respect to claims asserted against us. Our experience in the recent past includes substantial variation in relevant factors, and a change in any of these assumptions — which include the source of the claiming population, the filing rate and the value of claims — could significantly increase or decrease the estimate. In addition, other external factors such as legislation affecting the format or timing of litigation, the actions of other entities sued in asbestos personal injury actions, the distribution of assets from various trusts established to pay asbestos claims and the outcome of cases litigated to a final verdict could affect the estimate.

Our liability recorded for asbestos-related matters was $648 million and $637 million at December 31, 2008 and 2007, respectively. The reserve balance between September 30, 2007 and December 31, 2007 increased primarily as a result of a $349 million increase in the reserve for probable pending and future asbestos claims, which was partially offset by a reduction in the reserve for existing claims of $251 million resulting from fewer claims and lower expenses than previously estimated.

Contingent Matters-Litigation

Various legal actions, governmental investigations, claims and proceedings are pending against us, including a number of shareholder class actions, bondholder class actions and class actions under the Employee Retirement Income Security Act of 1974, as amended, and other matters arising out of alleged product defects, including asbestos-related claims; employment-related matters; governmental regulations relating to safety, emissions, and fuel economy; product warranties; financial services; dealer, supplier and other contractual relationships and environmental matters.

With regard to the litigation matters discussed in the previous paragraph, we have established reserves for matters in which we believe that losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or other treble damage claims, or demands for recall campaigns, incurred but not reported asbestos-related claims, environmental remediation programs, or sanctions, that if granted, could require us to pay damages or make other expenditures in amounts that could not be reasonably estimated at December 31, 2008. We believe that we have appropriately accrued for such matters under SFAS No. 5, “Accounting for Contingencies,” based on information currently available to us. At December 31, 2008, we had accrued reserves for litigation losses of $277 million. At December 31, 2007, we had accrued reserves for litigation losses of $139 million, all of which was recorded in Accrued expenses. These accrued reserves (which do not include reserves for asbestos-related or product liability claims, which are disclosed previously in “Asbestos Claims” and “Product Liability” respectively) represent our best estimate of amounts we believe we are liable for within the range of expected losses. Litigation is inherently unpredictable, however, and unfavorable resolutions could occur. Accordingly, it is possible that an adverse outcome from such proceedings could exceed the amounts accrued in an amount that could be material to our financial condition and results of operations in any particular reporting period.

In July 2008 we reached a tentative settlement of the General Motors Securities Litigation suit and recorded an additional charge of $277 million, of which $139 million was paid in 2008. Also in 2008, we recorded $215 million as a reduction to Selling, general and administrative expense associated with insurance-related indemnification proceeds for previously recorded litigation related costs, including the cost incurred to settle the General Motors Securities Litigation suit.

Delphi Corporation

Benefit Guarantee

In 1999, we spun-off Delphi Automotive Systems Corporation, which became Delphi. Delphi is our largest supplier of automotive systems, components and parts, and we are Delphi’s largest customer. From 2005 to 2008, our annual purchases from Delphi have ranged from approximately $6.5 billion to approximately $10.2 billion. At the time of the spin-off, employees of Delphi Automotive Systems Corporation became employees of Delphi. As part of the separation agreements, Delphi assumed the pension and other postretirement benefit obligations for these transferred U.S. hourly employees who retired after October 1, 2000 and we retained pension and other postretirement obligations for U.S. hourly employees who retired on or before October 1, 2000. Additionally at the time of the spin-off, we entered into separate agreements with the UAW, the IUE-CWA and the United Steel, Paper and Forestry,

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rubber, Manufacturing, Energy, Allied Industrial and Service Workers Union (USW) providing contingent benefit guarantees whereby we would make payments for certain pension benefits and OPEB to certain former U.S. hourly employees that became employees of Delphi (individually and collectively, the Benefit Guarantee Agreements). Each Benefit Guarantee Agreement contains separate benefit guarantees relating to pension and OPEB obligations, with different triggering events. The UAW, IUE-CWA and USW required through the Benefit Guarantee Agreements that in the event that Delphi or its successor companies ceases doing business or becomes subject to financial distress we could be liable if Delphi fails to provide the corresponding benefits at the required level. The Benefit Guarantee Agreements do not obligate us to guarantee any benefits for Delphi retirees in excess of the corresponding benefits we provide at the time to our own hourly retirees. Accordingly, any reduction in the benefits we provide our hourly retirees reduces our obligation under the corresponding benefit guarantee. In turn, Delphi entered into the Indemnification Agreement with us that required Delphi to indemnify us if we are required to perform under the UAW Benefit Guarantee Agreement. In addition, with respect to pension benefits, our guarantee arises only to the extent that the pension benefits provided by Delphi and the Pension Benefit Guaranty Corporation fall short of the guaranteed amount.

We received notice from Delphi, dated October 8, 2005, that it was more likely than not that we would become obligated to provide benefits pursuant to the Benefit Guarantee Agreements, in connection with its commencement on that date of Chapter 11 proceedings under the U.S. Bankruptcy Code. The notice stated that Delphi was unable to estimate the timing and scope of any benefits we might be required to provide under the Benefit Guarantee Agreements but did not trigger the Benefit Guarantee Agreements; however, in 2005, we believed it was probable that we had incurred a liability under the Benefit Guarantee Agreements.

In June 2007 we entered into a memorandum of understanding with Delphi and the UAW (Delphi UAW MOU) that included terms relating to the consensual triggering of the UAW Benefit Guarantee Agreement as well as additional terms relating to Delphi’s restructuring. Under the Delphi UAW MOU we also agreed to pay for certain healthcare costs of Delphi retirees and their beneficiaries in order to provide a level of benefits consistent with those provided to our retirees and their beneficiaries from the Mitigation Plan VEBA, which was formed pursuant to the Delphi UAW MOU. We also committed to pay $450 million to settle a UAW claim asserted against Delphi, which the UAW has directed us to pay directly to either the Mitigation Plan or New VEBA, depending upon the timing of the payment. This amount is to be paid upon substantial consummation of a Delphi POR consistent with the Delphi UAW MOU and which incorporates, approves, and is consistent with the comprehensive settlement agreement between Delphi and us.

In August 2007, we also entered into memorandums of understanding with Delphi and the IUE-CWA (Delphi IUE-CWA MOU), and with Delphi and the USW (USW MOU). The terms of the Delphi IUE-CWA MOU and the USW MOUs are similar to the Delphi UAW MOU with regard to the consensual triggering of the Benefit Guarantee Agreements.

Delphi-GM Settlement Agreements

In September 2007, as amended in October and December 2007, we entered into the Delphi-GM Settlement Agreements consisting of the Global Settlement Agreement, as amended (GSA) and the Master Restructuring Agreement, as amended (MRA). The GSA was intended to resolve outstanding issues between Delphi and us that have arisen or may arise before Delphi’s emergence from Chapter 11. The MRA was intended to govern certain aspects of our ongoing commercial relationship with Delphi. The memoranda of understanding discussed in the preceding paragraphs were incorporated into these agreements.

In September 2008 we entered into the Amended Delphi-GM Settlement Agreements, consisting of the Amended GSA and Amended MRA. As a part of the negotiations with Delphi regarding the Amended Delphi-GM Settlement Agreements, we also entered into Implementation Agreements with the UAW, IUE-CWA and the USW. These Implementation Agreements addressed the transfer of pension assets and liabilities under 414(1) of the IRS Code, and the triggering on the basis set forth in the Implementation Agreements of the “Term Sheet — Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee” negotiated with the respective unions in 2007, and the release by the unions, their members and their retirees of Delphi and us from claims related to such matters. In September 2008, the Bankruptcy Court entered an order approving the Amended Delphi-GM Settlement Agreements and the Implementation Agreements, which then became effective on September 29, 2008.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, the more significant items contained in the Amended Delphi-GM Settlement Agreements included our commitment to:

•

Reimburse Delphi for its costs to provide OPEB to certain of Delphi’s hourly retirees from December 31, 2006 through the date that Delphi ceases to provide such benefits and will assume responsibility for OPEB going forward;

•	Reimburse Delphi for the normal cost of credited service in Delphi’s pension plan between January 1, 2007 and the date its pension plans are frozen;

•	First Hourly Pension Transfer – Transfer, under IRS Code Section 414(l), net liabilities of $2.1 billion from the Delphi HRP to our U.S. hourly pension plan on September 29, 2008;

•

Second Hourly Pension Transfer – Transfer the remaining Delphi HRP net liabilities, which are estimated to be $3.2 billion at December 31, 2008, upon Delphi’s substantial consummation of its POR that provides for the consideration to be received by us (as described below) and is consistent with other terms of the Amended Delphi-GM Settlement Agreements. Actual amounts of the Second Hourly Pension Transfer will depend on, among other factors, the valuation of the pension liability at the transfer date, the proportion of the obligation assumed by the PBGC and performance of pension plan assets;

•

Reimburse Delphi for all retirement incentives and half of the buyout payments made pursuant to the various attrition program provisions and to reimburse certain U.S. hourly buydown payments made to certain hourly employees of Delphi;

•

Award certain future product programs to Delphi, provide Delphi with ongoing preferential sourcing for other product programs, eliminate certain previously agreed upon price reductions, and restrict our ability to re-source certain production to alternative suppliers;

•

Labor Cost Subsidy – Reimburse certain U.S. hourly labor costs incurred to produce systems, components and parts for us from October 1, 2006 through September 14, 2015 at certain U.S. facilities owned or to be divested by Delphi;

•

Production Cash Burn Support – Reimburse Delphi’s cash flow deficiency attributable to production at certain U.S. facilities that continue to produce systems, components and parts for us until the facilities are either closed or sold by Delphi;

•	Facilitation Support – Pay Delphi $110 million in both 2009 and 2010 in quarterly installments in connection with certain U.S. facilities owned by Delphi;

•	Temporarily accelerate payment terms for Delphi’s North American sales to us upon substantial consummation of its POR, until 2012;

•

Reimburse Delphi, beginning January 1, 2009, for actual cash payments related to workers compensation, disability, supplemental employment benefits and severance obligations for all current and former UAW-represented hourly active and inactive employees; and

•	Guarantee a minimum recovery of the net working capital that Delphi has invested in certain businesses held for sale.

Delphi agreed to provide us or our designee with an option to purchase all or any of certain Delphi businesses for one dollar if such businesses have not been sold by certain specified deadlines. If such a business is not sold either to a third party or to us or any affiliate pursuant to the option by the applicable deadline, we (or at our option, an affiliate) will be deemed to have exercised the purchase option, and the unsold business, including materially all of its assets and liabilities, will automatically transfer to the GM buyer. Similarly, under the Delphi UAW MOU if such a transfer has not occurred by the applicable deadline, responsibility for the affected UAW hourly employees of such an unsold business would automatically transfer to us or our designated affiliate.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Amended GSA also resolves all claims in existence as of the effective date of the Amended Delphi-GM Settlement Agreements (with certain limited exceptions) that either Delphi or we have or may have against the other, including Delphi’s motion in March 2006 under the U.S. Bankruptcy Code to reject certain supply contracts with us. The Amended GSA and related agreements with Delphi’s unions release us and our related parties, as defined, from any claims of Delphi and its related parties, as defined, as well as any employee benefit related claims of Delphi’s unions and hourly employees. Also pursuant to the Amended GSA, we have released Delphi and its related parties, as defined, from claims by us or our related parties, as defined.

Additionally, the Amended GSA provides that we will receive:

•

An administrative claim regarding the First Hourly Pension Transfer of $1.6 billion, of which we will share equally with the general unsecured creditors up to only the first $600 million in recoveries in the event Delphi does not emerge from bankruptcy;

•

An administrative claim for $2.1 billion for the total Delphi HRP transfer (inclusive of the administrative claim for the First Hourly Pension Transfer) to be paid in preferred stock upon substantial consummation of Delphi’s POR in which Delphi emerges with: (1) its principal core businesses; (2) exit financing that does not exceed $3.0 billion (plus a revolving credit facility); and (3) equity securities that are not senior to or pari passu with the preferred stock issued to us; and

•

A general unsecured claim in the amount of $2.5 billion that is subordinated until general unsecured creditors receive recoveries equal to 20% of their general unsecured claims after which we will receive 20% of our general unsecured claim in preferred stock, with any further recovery shared ratably between us and general unsecured creditors.

The ultimate value of any consideration that we may receive is contingent on the fair value of Delphi’s assets in the event Delphi fails to emerge from bankruptcy or upon the fair market value of Delphi’s securities if Delphi emerges from bankruptcy.

As a result of the implementation of the Amended Delphi-GM Settlement Agreements, we paid $1.4 billion to Delphi in 2008 in settlement of the net amounts accrued to date against our commitments.

Delphi POR

The Bankruptcy Court entered an order in January 2008 confirming Delphi’s POR. In April 2008, Delphi announced that although it had met the conditions required to substantially consummate its POR, including obtaining $6.1 billion in exit financing, Delphi’s plan investors refused to participate in the closing of the transaction contemplated by the POR, which was commenced but not completed because of the plan investors’ position. We continued to work with Delphi and its stakeholders on Delphi’s efforts to emerge from bankruptcy, including the implementation of the Amended Delphi-GM Settlement Agreements. In October 2008 Delphi filed a modified POR, which contemplated Delphi obtaining $3.8 billion in exit financing to consummate its modified POR.

Delphi Advance Agreement

In May 2008, we agreed to advance up to $650 million to Delphi in 2008, which was within the amounts we would have owed under the Delphi-GM Settlement Agreements had Delphi emerged from bankruptcy in April 2008. In August 2008 we entered into a new agreement to advance up to an additional $300 million. This increased the amount we agreed to advance to $950 million in 2008, which was within the amounts we would owe under the Delphi-GM Settlement Agreements if Delphi was to emerge from bankruptcy in December 2008. Upon the effectiveness of the Amended Delphi-GM Settlement Agreements, the original $650 million advance agreement matured, leaving a $300 million advance agreement. Further, in October 2008, subject to Delphi obtaining an extension or other accommodation of its debtor in possession financing through June 30, 2009, we agreed to extend the $300 million advance agreement through June 30, 2009 and to temporarily accelerate our North American payables to Delphi in the three months ended June 30, 2009, which was expected to result in additional liquidity to Delphi of $100 million in each of April, May and June of 2009. In December 2008, Delphi reached an accommodation with its lender through June 30, 2009 and we agreed to change the

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commencement date of the temporary acceleration of our North American payables to Delphi from April 2009 to March 2009. The temporary acceleration of payment terms, which was to occur upon substantial consummation of Delphi’s POR under the Amended Delphi-GM Settlement Agreements, was also subject to Delphi’s actual liquidity requirements. In January 2009, we agreed to immediately accelerate $50 million in advances towards the temporary acceleration of our North American payables. In February 2009, we agreed to the increase in the advance agreement commitment from $300 million to $350 million, to become effective on March 24, 2009, subject to approval by the UST under the terms of our UST Loan Agreement. In March 2009, we agreed to increase the advance agreement commitment from $350 million to $450 million, to become effective on March 24, 2009, subject to; (1) our Board approval; (2) UST approval under the terms of the UST Loan Agreement; (3) Bankruptcy Court approval of increase in advance agreement; and (4) the achievement of certain milestones in the Steering Option Exercise Agreement (described below), including, but not limited to, Bankruptcy Court approval of the Steering Option Exercise Agreement and execution of definitive agreements for the sale of the Global Steering business to us. Through March 4, 2009, we have advanced $245 million under this agreement. There are no assurances that Delphi will be able to repay the amounts advanced.

Steering Option Exercise Agreement

In March 2009, we reached preliminary agreement with Delphi on terms for us to acquire Delphi’s Global Steering Business as provided for in the Amended Delphi-GM Settlement Agreements. The Option Exercise Agreement is subject to our Board approval, UST approval and Bankruptcy Court approval.

The following table summarizes charges we have recorded with respect to our agreements with Delphi:

	Years Ended December 31,			Aggregate
	2008	2007	2006
	(Dollars in millions)
Other expenses	$4,797	1,547	$500	$12,344
Cost of sales	555	53	—	608

Total Delphi charges	$5,352	$1,600	$500	$12,952

These charges reflect our best estimate of our obligations associated with the Implementation Agreements and the Amended Delphi-GM Settlement Agreements, updated in 2008 to reflect current conditions related to the credit markets and challenges in the auto industry. Further, these charges assume that our obligation with respect to pension benefits arises only to the extent that the pension benefits provided by Delphi and the Pension Benefit Guaranty Corporation fall short of the guaranteed amount. As such, our estimated obligation could increase by up to $2.0 billion at December 31, 2008 if we become obligated to assume Delphi pension related obligations beyond those currently required by the terms of the Implementation Agreements and the Amended Delphi-GM Settlement Agreements, such as assuming amounts that would otherwise be covered by the Pension Benefit Guaranty Corporation. In addition, the 2008 charge in Other expenses reflected a benefit of $622 million due to a reduction in our estimated liability associated with Delphi OPEB related costs for Delphi active employees and retirees based on the terms of the New VEBA who are not currently participants in our plans. The terms of the New VEBA also reduced our $3.6 billion OPEB obligation for Delphi employees who returned to us primarily in 2006 and became participants in the UAW hourly medical plan. That benefit is included in the actuarial gain recorded as a component of Other comprehensive loss in 2008 associated with our UAW hourly medical plan. Refer to Note 16.

Since 2005, we have recorded total charges of $12.3 billion in Other expenses in connection with the Benefit Guarantee Agreements and Amended Delphi-GM Settlement Agreements which, at December 31, 2008, reflect an estimate of no recovery for our unsecured bankruptcy claims. Our commitments under the Amended Delphi-GM Settlement Agreements for workers compensation, disability, and supplemental employment benefits are included in the amounts recorded in Other expenses. In addition, our ongoing commitments under the Amended Delphi-GM Settlement Agreements for the Labor Cost Subsidy and Production Cash Burn Support in 2008 are included in the amounts recorded in Cost of sales and, including Facilitation Support, are expected to result in additional expense in the range of $500 million to $750 million in 2009 and 2010, reducing to a range of $100 million to $250 million per year thereafter through 2015. These expenses will be treated as a period cost and expensed as incurred.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to the uncertainties surrounding Delphi’s ability to emerge from bankruptcy it is reasonably possible that additional losses, which may be substantial, could arise in the future, but we currently are unable to estimate the amount or range of such losses, if any.

Benefit Guarantees Related to Divested Facilities

We have entered into various guarantees regarding benefits for our former employees at two previously divested facilities that manufacture component parts whose results continue to be included in our consolidated financial statements. For these divested facilities, we entered into agreements with both of the purchasers to indemnify, defend and hold each purchaser harmless for any liabilities arising out of the divested facilities and with the UAW guaranteeing certain postretirement healthcare benefits and payment of postemployment benefits.

In 2006, we recorded a charge of $206 million related to the closure of two facilities and the permanent idling of 2,000 employees, primarily consisting of a $214 million charge to recognize wage and benefit costs associated with employees accepting retirement packages, buyouts or supplemental unemployment, which was reduced by a curtailment gain of $11 million with respect to other postretirement benefits. In 2007, we recognized favorable adjustments of $44 million related to these facility closures, in addition to a $38 million curtailment gain with respect to OPEB. In 2008, we recognized favorable adjustments of $27 million with respect to other postemployment benefits. The adjustments were mainly associated with the return of 100 employees to us from the divested units.

Note 19. Income Taxes

The following table summarizes Loss from continuing operations before income taxes and equity income:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
U.S. loss	$(26,742)	$(9,448)	$(6,002)
Non-U.S. income (loss)	(2,729)	3,102	259

Loss from continuing operations before income taxes and equity income	$(29,471)	$(6,346)	$(5,743)

The following table summarizes our provision for income taxes:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Current income tax expense (benefit)
U.S. federal	$(31)	$(131)	$—
Non-U.S.	668	295	1,099
U.S. state and local	(34)	21	21

Total current	603	185	1,120

Deferred income tax expense (benefit)
U.S. federal	(163)	32,058	(2,748)
Non-U.S.	1,175	5,064	(1,201)
U.S. state and local	151	(444)	(246)

Total deferred	1,163	36,678	(4,195)

Total income tax expense (benefit)	$1,766	$36,863	$(3,075)

Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns. Cash paid for income taxes was $718 million, $404 million and $259 million in 2008, 2007 and 2006, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provisions are made for estimated U.S. and non-U.S. income taxes, less available tax credits and deductions, which may be incurred on the remittance of our share of subsidiaries’ undistributed earnings not deemed to be permanently reinvested. Taxes have not been provided on non-U.S. subsidiaries’ earnings, which are deemed permanently reinvested, of $6.3 billion and $6.1 billion at December 31, 2008 and 2007, respectively. Quantification of the deferred tax liability, if any, associated with permanently reinvested earnings is not practicable.

The following table summarizes a reconciliation of the provision (benefit) for income taxes compared with the amounts at the U.S. federal statutory rate:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Tax at U.S. federal statutory income tax rate	$(10,315)	$(2,222)	$(2,008)
State and local tax expense	(1,151)	(275)	(147)
Foreign income taxed at rates other than 35%	314	418	(403)
Taxes on unremitted earnings of subsidiaries	(235)	(135)	(124)
Other tax credits	(60)	(86)	(115)
Settlement of prior year tax matters	1	—	(160)
Change in valuation allowance (a)	13,064	38,625	239
Change in statutory tax rates (b)	151	885	(27)
Medicare prescription drug benefit	(104)	(199)	(348)
Other adjustments	101	(148)	18

Total income tax expense (benefit)	$1,766	$36,863	$(3,075)

(a)	See discussion related to valuation allowances on certain deferred tax assets below.
(b)	Changes in the tax laws of two jurisdictions in 2007 had a significant effect on our consolidated financial statements as follows:

•

In December 2007, the Canadian government enacted legislation to reduce its combined statutory corporate tax rates by 3.5% in addition to a 0.5% rate reduction enacted in June 2007. The combined 4.0% reduction will be phased in gradually over a period of five years which began in 2008. The effect of this change was a reduction in the carrying amount of our Canadian deferred tax assets of $376 million at December 31, 2007. The valuation allowance discussed below has been adjusted to reflect this change in statutory rates.

•

In July 2007, the German Parliament passed legislation to lower its statutory corporate tax rate. The President signed the legislation into law in August 2007. This new law reduces by 9.0%, effective at January 1, 2008, the combined German business tax rate, which consists of the corporate tax rate, the local trade tax rate, and the solidarity levy tax rate. The effect of this change was a reduction in the carrying amount of our German deferred tax assets of $475 million, which is included in the charge related to the valuation allowance discussed below.

Deferred income tax assets and liabilities at December 31, 2008 and 2007 reflect the effect of temporary differences between amounts of assets, liabilities and equity for financial reporting purposes and the bases of such assets, liabilities and equity as measured by tax laws, as well as tax loss and tax credit carryforwards.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components of temporary differences and carryforwards that give rise to deferred tax assets and liabilities:

	December 31,
	2008 Deferred Tax		2007 Deferred Tax
	Assets	Liabilities	Assets	Liabilities
	(Dollars in millions)
Postretirement benefits other than pensions	$11,610	$—	$17,726	$—
Pension and other employee benefit plans	16,171	8,648	2,582	6,618
Warranties, dealer and customer allowances, claims and discounts	6,682	90	4,148	54
Depreciation and amortization	7,432	3,089	7,108	4,536
Tax carryforwards	18,080	—	14,148	—
Lease transactions	9	144	—	136
Miscellaneous U.S.	8,890	288	7,518	1,556
Miscellaneous non-U.S.	3,485	737	2,598	37

Subtotal	72,359	12,996	55,828	12,937
Valuation allowances	(59,777)	—	(42,208)	—

Total deferred taxes	12,582	$12,996	13,620	$12,937

Net deferred tax assets (liabilities)	$(414)		$683

The following table summarizes our deferred tax assets and liabilities:

	December 31,
	2008	2007
	(Dollars in millions)
Current deferred tax assets	$138	$493
Current deferred tax liabilities	(87)	(116)
Non-current deferred tax assets	98	1,340
Non-current deferred tax liabilities	(563)	(1,034)

Net deferred tax assets (liabilities)	$(414)	$683

The following table summarizes the amount and expiration dates of our operating loss and tax credit carryforwards at December 31, 2008:

	Expiration Dates	Amounts
		(Dollars in millions)
U.S. federal and state net operating loss carryforwards	2024-2028	$7,271
Non-U.S. net operating loss carryforwards	Indefinite	3,786
Non-U.S. net operating loss carryforwards	2009-2028	2,007
U.S. alternative minimum tax credit	Indefinite	853
U.S. general business credits (a)	2009-2028	1,933
U.S. foreign tax credits	2011-2018	2,230

Total		$18,080

(a)	The general business credits principally consist of research and experimentation credits.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We evaluate our deferred income taxes quarterly to determine if valuation allowances are required or should be adjusted. We assess whether valuation allowances should be established against our deferred tax assets based on consideration of all available evidence, both positive and negative, using a more likely than not standard. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with tax attributes expiring unused and tax planning alternatives. In making such judgments, significant weight is given to evidence that can be objectively verified.

Valuation allowances have been established for deferred tax assets based on a more likely than not threshold. Our ability to realize our deferred tax assets depends on our ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. We have considered the following possible sources of taxable income when assessing the realization of our deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carryforwards;

•	Taxable income in prior carryback years; and

•	Tax-planning strategies.

The valuation allowances that we recognized relate to certain net deferred tax assets in U.S. and non-U.S. jurisdictions. The following table summarizes the change in the valuation allowance and related considerations:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Balance at January 1	$42,208	$6,523	$6,284
Additions (Reversals)
U.S.	14,146	31,072	250
Canada	759	2,435	—
Germany	140	1,927	—
Spain	1,109	31	—
Brazil	(135)	16	(48)
South Korea	724	—	(211)
Australia	340	—	—
U.K.	330	—	—
Other	156	204	248

Balance at December 31	$59,777	$42,208	$6,523

South Korea – While a full valuation allowance had historically been recorded for GM Daewoo, several positive events occurred in 2006 that lead us to conclude that a valuation allowance was no longer necessary. Accordingly, we reversed our full valuation allowance against the net deferred tax assets in 2006. However, in the three months ended December 31, 2008, we determined that it was more likely than not that we would not realize our net deferred tax assets, in whole or in part, at GM Daewoo and recorded full valuation allowances of $725 million against our net deferred tax assets at GM Daewoo. We were in a three-year adjusted cumulative loss position and our near-term and mid-term financial outlook for automotive market conditions was more challenging than we believed in the three months ended September 30, 2008.

Australia – In the three months ended December 31, 2008, we determined that it was more likely than not that we would not realize our net deferred tax assets, in whole or in part, in Australia and recorded a full valuation allowance of $284 million against our net deferred tax assets in these tax jurisdictions.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In Australia, we were in a three-year adjusted cumulative loss position in 2008 and anticipated being in such a position throughout the mid-term forecast period. The current economic downturn has affected Australian forecasted production volumes and caused significant actual and forecast pre-tax profit deterioration in the three months ended December 31, 2008.

Other jurisdictions – In the three months ended December 31, 2008, significant additional negative evidence arose in the form of a corporate going concern environment and a significant decline in worldwide revenues and profits in this period and in the mid-term forecast period. As a result, we determined that it was more likely than not that we would not realize our net deferred tax assets in most jurisdictions with net deferred tax assets, even though these entities were not in three-year adjusted cumulative loss positions. We established additional valuation allowances of $481 million against net deferred tax assets of entities in Argentina, Austria, Belgium, Brazil (separate legal entity from that described above), Chile, Colombia, Ecuador, Finland, Germany (separate legal entities from that described above), Hungary, Indonesia, Ireland, Italy, Kenya, Korea (separate legal entity from that described above), Netherlands, New Zealand, Norway, Peru, Philippines, Poland, Portugal, Russia, South Africa, Switzerland, Taiwan, Turkey, Uruguay, U.S. state jurisdiction (Texas), and Venezuela.

United Kingdom and Spain – In the three months ended March 31, 2008, we determined that it was more likely than not that we would not realize our net deferred tax assets, in whole or in part, in Spain and the United Kingdom and recorded full valuation allowances of $379 million against our net deferred tax assets in these tax jurisdictions.

In the United Kingdom, we were in a three-year adjusted cumulative loss position and our near-term and mid-term financial outlook for automotive market conditions was more challenging than we believed in the three months ended December 31, 2007. Our outlook deteriorated based on our projections of the combined effects of the challenging foreign currency exchange environment and unfavorable commodity prices. Additionally, we increased our estimate of the potential costs that may arise from the regulatory and tax environment relating to CO2 emissions in the European Union, including legislation enacted or announced in 2008.

In Spain, although we were not in a three-year adjusted cumulative loss position our near-term and mid-term financial outlook deteriorated significantly in the three months ended March 31, 2008 such that we anticipated being in a three-year adjusted cumulative loss position in the near- and mid-term. In Spain, as in the United Kingdom, our outlook deteriorated based on our projections of the combined effects of the foreign currency exchange environment and commodity prices, including our estimate of the potential costs that may arise from the regulatory and tax environment relating to CO2 emissions.

We established a valuation allowance in 2007 against our Spanish deferred tax assets related to investment tax credits, which we do not expect will be realizable under a more likely than not threshold.

United States, Canada and Germany – In the three months ended September 30, 2007, we recorded a charge of $39.0 billion related to establishing full valuation allowances against our net deferred tax assets in the U.S., Canada and Germany. Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. We utilize a rolling twelve quarters of results as a measure of our cumulative losses in recent years. We then adjust those historical results to remove certain unusual items and charges. In the U.S., Canada and Germany our analysis performed in the three months ended September 30, 2007 indicated that we had cumulative three year historical losses on an adjusted basis. This is considered significant negative evidence which is objective and verifiable and therefore, difficult to overcome. In addition, our near-term financial outlook in the U.S., Canada and Germany deteriorated in the three months ended December 31, 2007. While our long-term financial outlook in the U.S., Canada and Germany remains positive, we concluded that our ability to rely on our long-term outlook as to future taxable income was limited due to uncertainty created by the weight of the negative evidence, particularly:

•

The possibility for continued or increasing price competition in the highly competitive U.S. market. This was seen in the three months ended September 30, 2007 when a competitor introduced its new fullsize trucks and offered customer incentives to gain market share. Accordingly, we increased customer incentives on our recently launched fullsize trucks, which were not previously anticipated;

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Continued volatile oil prices and the possible effect that may have on consumer preferences related to our most profitable products, fullsize trucks and sport utility vehicles;

•

Uncertainty over the effect on our cost structure from more stringent U.S. fuel economy and global emissions standards which may require us to sell a significant volume of alternative fuel vehicles across our portfolio;

•	Uncertainty as to the future operating results of GMAC’s wholly-owned subsidiary ResCap’s mortgage business, and

•	Acceleration of tax deductions for OPEB liabilities as compared to prior expectations due to changes associated with the Settlement Agreement.

Accordingly, based on these circumstances and uncertainty regarding our future taxable income, we recorded full valuation allowances against these net deferred tax assets in the three months ended September 30, 2007.

In the U.S., a valuation allowance was recorded in 2006 related to the 2006 losses allocable to certain U.S. state jurisdictions where it was previously determined that tax attributes related to those jurisdictions were not realizable.

Brazil – We currently have recorded full valuation allowances against our net deferred tax assets in Brazil. Such valuation allowances were initially recorded in 2005. In 2008, 2007 and 2006, we generated taxable income in Brazil and accordingly have reversed a portion of these valuation allowances to offset a portion of the tax provision for income earned in those periods. At December 31, 2008 Brazil is no longer in a three-year adjusted cumulative loss position. However, even though our Brazilian operation is forecasting future taxable income at this time, global economic conditions have become increasingly unstable and it is not possible to objectively verify this information at December 31, 2008. Accordingly, we have continued to conclude that it is more likely than not that we will not realize our deferred tax assets in Brazil.

If, in the future, we generate three-year adjusted cumulative profits in tax jurisdictions where we have recorded full valuation allowances, our conclusion regarding the need for valuation allowances in these tax jurisdictions could change, resulting in the reversal of some or all of such valuation allowances. If we generate taxable income in tax jurisdictions prior to overcoming negative evidence such as a corporate going concern environment and/or a three-year adjusted cumulative loss, we would reverse a portion of the valuation allowance related to the corresponding realized tax benefit for that period, without changing our conclusions on the need for a full valuation allowance against the remaining net deferred tax assets.

We allocate our income tax expense (benefit) between continuing operations, discontinued operations and Other comprehensive income (loss). Such allocation is applied by tax jurisdiction, and in periods in which there is a pre-tax loss from continuing operations and pre-tax income in another category, such as discontinued operations or Other comprehensive income, income tax expense is first allocated to the other sources of income, with a related benefit recorded in continuing operations.

Upon adoption of FIN No. 48 at January 1, 2007, we recorded an increase to Retained earnings of $137 million as a cumulative effect of a change in accounting principle with a corresponding decrease to the liability for uncertain tax positions. At January 1, 2007, we had total gross unrecognized tax benefits of $2.7 billion, of which $2.1 billion represented the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2008, the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances was $2.8 billion and $(26.0) million, respectively. At December 31, 2007, the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances was $2.8 billion and $68 million, respectively. These amounts consider the guidance in FSP FIN No. 48-1, “Definition of Settlement in FASB Interpretation No. 48.” At December 31, 2008 and 2007, $1.2 billion and $2.2 billion of the liability for uncertain tax positions reduced deferred tax assets relating to the same tax jurisdictions, respectively. The remaining uncertain tax positions are classified as a non-current asset or liability.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes a reconciliation of the total amounts of unrecognized tax benefits:

	2008	2007
	(Dollars in millions)
Balance at January 1	$2,754	$2,717
Additions to tax positions recorded in the current year	208	274
Additions to tax positions recorded in prior years	751	454
Reductions to tax positions recorded in the current year	(47)	—
Reductions to tax positions recorded in prior years	(725)	(602)
Reductions in tax positions due to lapse of statutory limitations	—	(75)
Settlements	(275)	(6)
Other	137	(8)

Balance at December 31	$2,803	$2,754

Our practice is to classify interest income on uncertain tax positions in Interest income and other non-operating income, net, interest expense in Interest expense, net and penalties in Selling, general and administrative expense.

The following tables summarize information regarding interest and penalties:

	Years Ended December 31,
	2008	2007
	(Dollars in millions)
Interest income	$26	$133
Interest expense (benefit)	$13	$(32)
Penalties	$4	$23

	December 31,
	2008	2007
	(Dollars in millions)
Accrued interest receivable	$129	$132
Accrued interest payable	$198	$192
Accrued penalties	$90	$104

We file income tax returns in multiple jurisdictions and are subject to examination by taxing authorities throughout the world. In the U.S., our federal income tax returns for 2001 through 2003 have been reviewed by the IRS. These examinations concluded in 2008. We have submitted requests for Competent Authority assistance on one transfer pricing matter related to these years. Competent authorities interpret the implementation of treaties to achieve the effect of eliminating double taxation. The IRS is currently reviewing our 2004 through 2006 federal income tax returns. In addition, our previously filed tax returns are currently under review in Argentina, Australia, Austria, Belgium, Canada, Ecuador, France, Germany, Hungary, India, Indonesia, Italy, Mexico, New Zealand, Russia, Spain, Thailand, Turkey, the United Kingdom and Venezuela. Reviews of our previously filed tax returns in Korea concluded in the three months ended December 31, 2008. The conclusion of these reviews resulted in the release of amounts accrued for interest and penalties of $4 million and $4 million, respectively, and a payment to the Korean taxing authorities of $23 million. Tax audits in Greece, Mexico, the United Kingdom and certain U.S. states concluded in 2008. The conclusion of these audits resulted in the release of amounts accrued for interest and penalties of $62 million and $23 million, respectively. At December 31, 2008, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits over the next 12 months.

We have open tax years from 1999 to 2007 with various significant taxing jurisdictions including Australia, Brazil, Canada, Germany, Korea, Mexico, Spain, the United Kingdom and the U.S.. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, timing or inclusion of revenue and expenses or the sustainability of income tax credits for a given audit cycle. We have recorded a tax benefit only for those positions that meet the more likely than not standard.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20. Fair Value of Financial Instruments

Effective January 1, 2008, we adopted SFAS No. 157. In accordance with the provisions of FSP No. FAS 157-2, we have decided to defer adoption of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. There was no adjustment to Accumulated deficit as a result of our adoption of SFAS No. 157.

SFAS No. 157 provides for the following:

•

Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

•	Establishes a three-level hierarchy for fair value measurements based upon the observable inputs to the valuation of an asset or liability at the measurement date;

•	Requires consideration of our nonperformance risk when valuing liabilities; and

•	Expands disclosures about instruments measured at fair value.

The three-level valuation hierarchy for fair value measurements is based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets;

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable: and

•	Level 3 — Instruments whose significant inputs are unobservable.

Following is a description of the valuation methodologies we used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities

We classify our securities within Level 1 of the valuation hierarchy where quoted prices are available in an active market. Level 1 securities include exchange-traded equities. We generally classify our securities within Level 2 of the valuation hierarchy where quoted market prices are not available. If quoted market prices are not available, we determine the fair values of our securities using pricing models, quoted prices of securities with similar characteristics or discounted cash flow models. These models are primarily industry-standard models that consider various assumptions, including time value and yield curve as well as other relevant economic measures. Examples of such securities include U. S. government and agency securities, certificates of deposit, commercial paper, and corporate debt securities. We classify our securities within Level 3 of the valuation hierarchy in certain cases where there is limited activity or less observable inputs to the valuation. Inputs to the Level 3 security fair value measurements consider various assumptions, including time value, yield curve, prepayment speeds, default rates, loss severity, current market and contractual prices for underlying financial instruments as well as other relevant economic measures. Securities classified within Level 3 include certain mortgage-backed securities and other securities.

Derivatives

The majority of our derivatives are valued using internal models that use as their basis readily observable market inputs, such as time value, forward interest rates, volatility factors, and current and forward market prices for commodities and foreign currency

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exchange rates. We generally classify these instruments within Level 2 of the valuation hierarchy. Such derivatives include interest rate swaps, cross currency swaps, foreign currency derivatives and commodity derivatives. We classify derivative contracts that are valued based upon models with significant unobservable market inputs as Level 3 of the valuation hierarchy. Examples include foreign currency derivatives, our warrant with the UST, certain long-dated commodity derivatives and interest rate swaps with notional amounts that fluctuate over time. Models for these fair value measurements include unobservable inputs based on estimated forward rates and prepayment speeds.

SFAS No. 157 requires that the valuation of derivative liabilities must take into account the company’s own nonperformance risk. Effective January 1, 2008, we updated our derivative liability valuation methodology to consider our own nonperformance risk as observed through the credit default swap market and bond market and based on prices for recent trades. In the three months ended December 31, 2008, we concluded, due to recent deterioration in the credit markets and our financial condition that adjustments to the fair value of our derivatives due to nonperformance risk required significant judgment for derivative contracts to which certain of our foreign consolidated subsidiaries are party. Nonperformance risk associated with these subsidiaries was estimated based on the credit rating of sovereign comparable companies with similar credit profiles and observable credit ratings together with internal bank credit ratings obtained from the subsidiary’s counterparty banks. Derivatives valued using these measurements were transferred from Level 2 to Level 3 at December 31, 2008.

The following table summarizes the financial instruments measured at fair value on a recurring basis:

	Fair Value Measurements on a Recurring Basis at December 31, 2008
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Assets
Securities
Equity	$14	$15	$—	$29
United States government and agency	—	603	—	603
Mortgage-backed	—	—	49	49
Certificates of deposit	—	1,813	—	1,813
Commercial paper	—	1,704	—	1,704
Corporate debt	—	36	—	36
Other	—	—	17	17
Derivatives
Interest rate swaps	—	368	3	371
Foreign currency derivatives	—	1,228	—	1,228
Commodity derivatives	—	35	1	36

Total Assets	$14	$5,802	$70	$5,886

Liabilities
Derivatives
Cross currency swaps	$—	$377	$—	$377
Interest rate swaps	—	3	3	6
Foreign currency derivatives	—	258	2,144	2,402
Commodity derivatives	—	571	18	589
Warrant	—	—	164	164

Total Liabilities	$—	$1,209	$2,329	$3,538

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below summarize the activity in our balance sheet accounts for financial instruments classified within Level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components which are validated to external sources.

	Mortgage- backed Securities(a)	Level 3 Financial Assets and Liabilities December 31, 2008						Total Net Liabilities
		Interest Rate Swaps, Net(b)	Commodity Derivatives, Net(c)	Corporate Debt Securities(a)	Foreign Currency Derivatives(d)	UST Warrant(a)	Other Securities(a)
	(Dollars in millions)
Balance at January 1	$283	$2	$257	$28	$—	$—	$258	$828
Total realized/unrealized gains (losses)
Included in earnings	$(39)	$—	$28	$23	$—	$—	$(65)	$(53)
Included in other Comprehensive income	$1	$—	$—	$—	$—	$—	$7	$8
Purchases, issuances, and Settlements	$(196)	$(2)	$(302)	$(51)	$—	$(164)	$(183)	$(898)
Transfer in and/or out of Level 3	$—	$—	$—	$—	$(2,144)	$—	$—	$(2,144)

Balance at December 31	$49	$—	$(17)	$—	$(2,144)	$(164)	$17	$(2,259)

Amount of total gains and (losses) for the period Included in earnings Attributable to the change in Unrealized gains or (losses) relating to assets still held at the reporting date	$(6)	$—	$28	$—	$—	$—	$(1)	$21

(a)	Any realized gains (losses) and other than temporary impairments on marketable securities or the UST warrant are recorded in Interest income and other non-operating income (expense), net.
(b)	Reflects fair value of interest rate swap assets, net of liabilities.
(c)	Realized and unrealized gains (losses) on commodity derivatives are recorded in Cost of sales. Changes in fair value are attributable to changes in base metal and precious metal prices.
(d)	Realized and unrealized gains (losses) on foreign currency derivatives are recorded in the line item associated with the economically hedged item.

Unrealized securities holding gains and losses are excluded from earnings and reported in Other comprehensive loss until realized. Gains and losses are not realized until an instrument is settled or sold. On a monthly basis, we evaluate whether unrealized losses related to investments in debt and equity securities are other than temporary. Factors considered in determining whether a loss is other than temporary include the length of time and extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. If losses are determined to be other than temporary, the loss is recognized and the investment carrying amount is adjusted to a revised fair value. Other than temporary impairment losses of $62 million were recorded in 2008.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the financial instruments measured at fair value on a nonrecurring basis in periods subsequent to initial recognition:

		Fair Value Measurements Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Year Ended December 31, 2008 Total Losses
	(Dollars in millions)
Assets
Investment in GMAC Common Membership Interests	$491	$—	$—	$612	$(7,099)
Investment in GMAC Preferred Membership Interests	43	—	—	299	(1,001)
Investment in NUMMI	—	—	—	—	(94)
Investment in CAMI	6	—	—	6	(25)

Total	$540	$—	$—	$917	$(8,219)

We review the carrying value of our equity method investments when events and circumstances warrant. This review requires the comparison of the fair value of our investments to their respective carrying values. The fair value of our investments is determined based on valuation techniques using the best information that is available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded whenever a decline in fair value below the carrying value is determined to be other than temporary.

Investments in GMAC Common and Preferred Membership Interests

In 2008 the global economy steadily deteriorated. The United States entered a recessionary period beginning in December 2007 as a result of instability in the credit and mortgage markets, severe declines in residential and homebuilding markets and significant volatility in the prices of oil and other commodities. In 2008, these factors continued to deteriorate and spread beyond the United States initially to Western Europe and most recently to the emerging markets in South America and Asia. These economic factors initially affected consumer demand for less fuel efficient vehicles, particularly fullsize pick-up trucks and sport utility vehicles, which had been our most profitable products. The continued instability of the credit markets has resulted in an extreme lack of liquidity resulting in prominent North American financial institutions declaring bankruptcy, being seized by the Federal Deposit Insurance Corporation or being sold at distressed valuations, and culminated in the U.S. and foreign governments providing various forms of capital infusions to financial institutions. More recently consumer demand for automobiles has contracted due to a decline in the availability of financing and a significant contraction in consumer spending based on the continued recession in the United States, resulting in automobile sales at their lowest levels in 16 years.

These economic factors have negatively affected GMAC’s global automotive business as well as ResCap’s residential mortgage business, which resulted in significant losses in both businesses including impairments of $1.2 billion on GMAC’s portfolio of Equipment on operating leases, net in 2008. An additional factor is GMAC’s need and future ability to continue to provide support to ResCap to allow it to continue to operate. Refer to Note 9 for information concerning GMAC’s conversion to BHC status.

As a result of these events, we evaluated our investments in GMAC Common and Preferred Membership Interests and determined that they were impaired and that such impairments were other than temporary.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the activity with respect to our investment in GMAC Common and Preferred Membership Interests:

	GMAC Common Membership Interests	GMAC Preferred Membership Interests
	(Dollars in millions)
Balance at January 1, 2007	$7,523	$1,601
Our proportionate share of GMAC’s losses	(1,245)	—
Conversion of Preferred Membership Interests into Common Membership Interests	546	(546)
Other, primarily Accumulated other comprehensive income (loss)	255	(11)

Balance at December 31, 2007	7,079	1,044
Our proportionate share of GMAC’s income	916	—
Conversion of Participation Agreement into Common Membership Interests	362	—
Impairment charges	(7,099)	(1,001)
Other, primarily Accumulated other comprehensive loss	(767)	—

Balance at December 31, 2008	$491	$43

Impairment charges are recorded in Equity in loss of GMAC LLC and Interest income and other non-operating income, net for our investment in GMAC Common and Preferred Membership Interests, respectively.

Continued low or decreased demand for vehicles, continued or increased instability in the global credit and mortgage markets, the lack of available credit, or a lengthy recession in North America, Europe, South America or Asia could further negatively affect GMAC’s lines of business, and result in future impairments of our investment in GMAC Common and Preferred Membership Interests. Additionally, as GMAC provides financing to our dealers as well as retail purchasers of our vehicles, further deterioration in these economic factors could cause our vehicle sales to decline.

In order to determine the fair value of our investment in GMAC Common Membership Interests, we first determined a fair value of GMAC by applying various valuation techniques to its significant business units, and then applied our 49% equity interest to the resulting fair value. At March 31, June 30 and September 30, 2008, our determination of the fair value of GMAC encompassed applying valuation techniques, which included Level 3 inputs, to GMAC’s significant business units as follows:

•

Auto Finance – We obtained industry data, such as equity and earnings ratios for other industry participants, and developed average multiples for these companies based upon a comparison of their businesses to Auto Finance.

•	Insurance – We developed a peer group, based upon such factors as equity and earnings ratios and developed average multiples for these companies.

•

ResCap – We previously obtained industry data for an industry participant who we believe to be comparable, and also utilized the implied valuation based on an acquisition of an industry participant who we believe to be comparable. Due to prevailing market conditions at September 30, 2008 we did not believe that comparable industry participants existed; however, we believe that previous data used, in conjunction with certain publicly available information incorporated into our analysis, results in an appropriate valuation at September 30, 2008.

•

Commercial Finance Group – We obtained industry data, such as price and earnings ratios, for other industry participants, and developed average multiples for these companies based upon a comparison of their businesses to the Commercial Finance Group.

At December 31, 2008, our determination of the fair value of GMAC Common Membership Interests utilized data from GMAC’s discussions with the Board of Governors of the Federal Reserve System for approval to become a BHC under the Bank Holding

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company Act of 1956, as amended, in addition to our and GMAC’s negotiations with the UST regarding potential borrowings or other capital infusions under the Automotive Industry Financing Program created under the Troubled Asset Relief Program established by the UST under the Emergency Economic Stabilization Act of 2008. As part of this process, we and Cerberus Fund agreed to convert our interests in the Participation Agreement to GMAC Common Membership Interests in December 2008, and to purchase, subsequent to December 2008, additional GMAC Common Membership Interests. The conversion of the Participation Agreement and the subsequent purchase of additional GMAC Common Membership Interests utilized a specified value per GMAC Common Membership Interest as determined and agreed to by the relevant parties to the various transactions, which we subsequently utilized in our determination of GMAC’s fair value, as we believe the per share value is representative of fair value.

In order to determine the fair value of our investment in GMAC Preferred Membership Interests, we applied valuation techniques, which included Level 3 inputs, to various characteristics of the GMAC Preferred Membership Interests as follows:

•	Utilizing information as to the pricing on similar investments and changes in yields of other GMAC securities, we developed a discount rate for the valuation.

•

Utilizing assumptions as to the receipt of dividends on the GMAC Preferred Membership Interests, the expected call date and a discounted cash flow model, we developed a present value of the related cash flows.

At March 31, June 30, September 30 and December 31, 2008 we adjusted our assumptions as to the appropriate discount rate to utilize in the valuation due to the changes in the market conditions which occurred in these periods. Additionally, we adjusted our assumptions as to the likelihood of payments of dividends and expected call date of the Preferred Membership Interests.

Investment in NUMMI and CAMI

NUMMI and CAMI are equity method investees involved in various aspects of the development and production of vehicles. The decline in industry sales in North America has negatively affected NUMMI’s and CAMI’s net income and cash flows in 2008. In addition, the weakness in the economy will continue to result in challenging short-term market conditions. As a result of these events, we evaluated NUMMI and CAMI for impairment and based on discounted projected cash flows determined that the fair values of our investments were below the carrying values and that such impairments were other than temporary. We recognized impairment charges of $94 million and $25 million for NUMMI and CAMI, respectively.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Short-Term and Long-Term Debt

Debt has an estimated fair value based on quoted market prices for the same or similar issues or based on the current rates offered to us for debt of similar remaining maturities. Capital lease obligations of $0.9 billion and $1.3 billion at December 31, 2008 and 2007, respectively, have been excluded as fair value disclosure of these obligations is not required.

At December 31, 2008, the book and estimated fair values of financial instruments for which it is practical to estimate fair value was $45.0 billion and $16.1 billion, respectively. At December 31, 2007, the book and estimated fair values were $42.3 billion and $35.6 billion, respectively.

Due to their short-term nature, the book value approximates fair value for Accounts and notes receivable, net and Accounts payable (principally trade).

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21. Restructuring and Other Initiatives

We have executed various restructuring and other initiatives and may execute additional initiatives in the future in response to deterioration in the global economy so we can preserve adequate liquidity, to align manufacturing capacity and other structural costs with prevailing global automotive production, and to improve the utilization of remaining facilities. Costs to idle, consolidate or close facilities and provide postemployment benefits to employees idled on an other than temporary basis are accrued based on our best estimate of the wage and benefit costs to be incurred. Costs related to the idling of employees that are expected to be temporary are expensed as incurred. Estimates of restructuring and other initiative charges are based on information available at the time such charges are recorded. Due to the inherent uncertainty involved, actual amounts paid for such activities may differ from amounts initially recorded. Accordingly, we may record revisions to previous estimates by adjusting previously established reserves.

Our collective bargaining agreement with the UAW includes a job security provision, commonly referred to as the Job Opportunity Bank (JOBS Bank) provision. As stated in this provision, we are required to continue paying idled employees certain wages and benefits. The costs to idle, consolidate or close facilities and provide postemployment benefits are recorded as described above under the current JOBS Bank provisions of the existing labor agreement. Costs related to the idling of employees that are expected to be temporary are expensed as incurred. We review the adequacy and continuing need for these liabilities on a quarterly basis in conjunction with our quarterly production and labor forecasts. Estimates of restructuring and other initiative charges are based on information available at the time such charges are recorded. Due to the inherent uncertainty involved, actual amounts paid for such activities may differ from amounts initially recorded. Accordingly, we may record revisions to previous estimates by adjusting previously established reserves.

Refer to Note 22 for asset impairment charges related to our restructuring initiatives and Note 16 for pension curtailments and other postretirement benefit charges related to our hourly and salary employee separation initiatives.

The following table summarizes our restructuring reserves and charges by region, including postemployment benefit reserves and charges:

	GMNA	GME	GMLAAM	GMAP	Total
	(Dollars in millions)
Balance at December 31, 2005	$2,047	$434	$—	$16	$2,497
Additions	2,376	273	47	16	2,712
Interest accretion and other	31	19	—	—	50
Payments	(1,933)	(365)	(47)	(27)	(2,372)
Revisions to estimates	(1,182)	17	—	—	(1,165)
Effect of foreign currency	—	29	—	—	29

Balance at December 31, 2006	1,339	407	—	5	1,751
Additions	382	537	22	41	982
Interest accretion and other	21	30	—	—	51
Payments	(872)	(439)	(18)	(47)	(1,376)
Revisions to estimates	(67)	(15)	—	—	(82)
Effect of foreign currency	65	60	—	1	126

Balance at December 31, 2007	868	580	4	—	1,452
Additions	2,165	242	54	76	2,537
Interest accretion and other	41	62	—	—	103
Payments	(745)	(368)	(35)	(18)	(1,166)
Revisions to estimates	320	(18)	(3)	—	299
Effect of foreign currency	(193)	(30)	(3)	(17)	(243)

Balance at December 31, 2008	$2,456	$468	$17	$41	$2,982

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2008 Activities

GMNA recorded charges, interest accretion and other and revisions to estimates of $2.5 billion for separation programs related to the following initiatives:

•

Postemployment benefit costs in the United States and Canada of $2.1 billion consisting of $1.7 billion related to previously announced capacity actions and $407 million for special attrition programs. The majority of our hourly employees working within the U.S. and Canada are represented by the UAW and CAW, respectively. We have specific labor contracts with each union, some of which require us to pay idled employees certain wage and benefit costs. The postemployment benefit costs reflect estimated future wages and benefits for 19,000 employees at idled or to be idled facilities, and 3,000 employees subject to special attrition programs.

•	Separation charges of $33 million for a U.S. salaried severance program, which allows voluntarily terminated employees to receive ongoing wages and benefits for no longer than 12 months.

•	Separation charges of $7 million for a U.S. salaried severance program, which allows involuntarily terminated employees to receive ongoing wages and benefits for no longer than 12 months.

•	Interest accretion of $41 million and revisions to estimates to increase the reserve of $320 million.

GME recorded charges, interest accretion and other and revisions to estimates of $286 million for separation programs related to the following initiatives:

•

Separation charges in Germany of $107 million related to early retirement programs, along with additional minor separations under other current programs. Approximately 4,600 employees will leave under early retirement programs in Germany through 2013.

•

Additional liability adjustments in Germany of $24 million related to postemployment programs in which employees provide service and receive partial salary during the active phase of employment and continue to receive specified payments during the passive, or idle, period of the separation program. The total remaining cost for the early retirements will be recognized over the remaining required service period of the employees.

•

Separation programs affecting 1,900 employees at the Antwerp, Belgium facility that were announced in the three months ended June 30, 2007 and recorded $92 million in separation charges related to current and previously announced programs, having previously recorded $341 million in 2007.

•	Separation charges of $16 million related to separation programs at the Strasbourg, France facility, which we announced in the three months ended June 30, 2008.

•	Separation charges of $27 million related to the cost of previously announced initiatives. These include voluntary separations in Sweden, the United Kingdom and Spain.

•

Interest accretion of $38 million primarily related to previously announced programs in Belgium and revisions to estimates to decrease the reserve of $18 million primarily related to a favorable resolution of claims by the government of Portugal filed in conjunction with a facility closure in Azambuja in 2006.

GMLAAM recorded charges and revisions to estimates of $51 million related to the following initiatives:

•	Separation charges at GM do Brasil of $28 million related to a severance program at the Sao Caetano and Sao Jose dos Campos plants affecting 400 employees.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Separation charges of $16 million related to South African severance programs affecting 400 salaried and hourly employees.

•	Separation charges in Argentina of $6 million related to an involuntary salaried and hourly severance program affecting 400 employees.

•	Separation charges in Chile of $4 million related to the closing of the Arica facility affecting 400 employees.

•	Revisions to estimates to decrease the reserve of $3 million.

GMAP recorded charges of $76 million related to the following initiatives:

•

Separation charges in Australia of $64 million related to a facility idling at GM Holden, which manufactures FAM II 4 cylinder engines. The program will affect 600 employees, who will leave through December 2009, and has a total estimated cost of $67 million. The remaining cost of this program will be recognized over the remaining required service period of the employees.

•

Separation charges in Australia of $12 million, which were related to GM Holden implementing an early separation program offered to salaried employees. The program was announced in September 2008 and completed in December 2008.

2007 Activities

GMNA recorded charges, interest accretion and other and revisions to estimates of $336 million for separation programs related to the following initiatives:

•

Postemployment benefit costs of $364 million, consisting of $333 million for previously announced capacity actions in the United States and Canada and $31 million for special attrition programs. The postemployment benefit costs reflect estimated future wages and benefits for 8,900 employees at idled or to be idled facilities and 3,800 employees subject to special attrition programs.

•	Separation charges of $9 million for a U.S. salaried severance program, which allows voluntarily terminated employees to receive ongoing wages and benefits for no longer than 12 months.

•	Separation charges of $9 million for a U.S. salaried severance program, which allows involuntarily terminated employees to receive ongoing wages and benefits for no longer than 12 months.

•	Interest accretion of $21 million and revisions to estimates to decrease the reserve of $67 million.

GME recorded charges, interest accretion and other and revisions to estimates of $552 million for separation programs related to the following initiatives:

•

Separation charges in Germany of $151 million and postemployment liability adjustments of $21 million. These charges and adjustments are primarily related to early retirement programs, along with additional minor separations.

•	Separation charges in Belgium of $341 million related to current and previously announced programs.

•	Separation charges of $45 million related to initiatives announced in 2006. These include separations in Sweden and the United Kingdom and the closure of the Portugal assembly facility.

•	Interest accretion of $9 million and revisions to estimates to decrease the reserve of $15 million primarily related to programs in Germany and Belgium.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMLAAM recorded charges of $22 million primarily for employee separations at GM do Brasil. These initiatives were announced and completed in the three months ended June 30, 2007 and resulted in the separation of 600 employees.

GMAP recorded charges of $41 million for a voluntary employee separation program at GM Holden’s vehicle operations facility. The charges were related to a voluntary employee separation program at GM Holden, which was announced in the three months ended March 31, 2007. This initiative reduced the facility’s workforce by 650 employees.

2006 Activities

GMNA recorded charges, interest accretion and other and revisions to estimates of $1.2 billion for separation programs related to the following initiatives:

•

Accelerated attrition program agreed to with Delphi and the UAW in the three months ended March 31, 2006 intended to reduce the number of U.S. hourly employees. 34,400 of our hourly employees agreed to the terms of the attrition program as a result of which we recorded charges of $2.1 billion to recognize the wage and benefit cost of those accepting normal and voluntary retirements, buyouts or pre-retirement leaves. As a result of the attrition program, the JOBS Bank was substantially reduced as employees from the JOBS Bank retired, accepted a buyout or filled openings created by the attrition program.

•	Postemployment benefit costs of $94 million related to special attrition actions and estimated future wages and benefits for employees at idled or to be idled facilities.

•	Separation charges of $18 million for a U.S. salaried severance program, which allows voluntarily terminated employees to receive ongoing wages and benefits for no longer than 12 months.

•	U.S. salaried severance program charges of $146 million which allows involuntarily terminated employees to receive ongoing wages and benefits for no longer than 12 months.

•

Interest accretion of $31 million and revisions to estimates to decrease the reserve of $1.2 billion. The revisions to the estimate were a result of: (1) the transfer of employees from idled plants to other plant sites to replace those positions previously held by employees who accepted retirements, buyouts, or pre-retirement leaves; (2) a higher than anticipated level of participation in the special attrition program by employees at idled facilities and facilities to be idled that were previously accrued for under the JOBS Bank provisions; and (3) higher than anticipated headcount reductions associated with the GMNA plant idling activities announced in 2005.

GME recorded charges, interest accretion and other and revisions to estimates of $309 million for separation programs related to the following initiatives:

•

Restructuring initiatives in Germany announced in the three months ended December 31, 2004, targeting a total reduction of 12,000 employees from 2005 to 2007 through separation programs, early retirements, and selected outsourcing initiatives. Separation charges of $98 million and postemployment liability adjustments of $8 million related to initiatives announced in 2004.

•

Closure of our Azambuja, Portugal assembly facility and the transfer of its production to a lower cost facility in Zaragoza, Spain announced in the three months ended September 30, 2006. The Portugal facility ceased production in December 2006, resulting in a total separation of 1,100 employees. Separation charges of $53 million and contract cancellation charges of $25 million were recorded for the closure.

•

Reduction of one shift at the Ellesmere Port facility in the United Kingdom to reduce costs and improve competitiveness announced in the three months ended June 30, 2006. This shift reduction was achieved primarily through the offering of a voluntary separation package that reduced the work force in the United Kingdom by 1,200 employees by the end of 2006. Separation charges of $66 million and contract cancellation charges of $3 million were recorded for the shift reduction.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	New separation programs for Belgium and Sweden were announced in the three months ended December 31, 2006. Separation charges of $28 million were recorded for the separation of 300 employees.

•

Interest accretion of $11 million primarily related to current and previously announced programs in Belgium and Sweden and revisions to estimates to increase the reserve of $17 million primarily related to initiatives in Germany.

GMLAAM recorded charges of $47 million related to the costs of voluntary employee separations at GM do Brasil. This initiative resulted in separations of 1,500 hourly and administrative employees at our Sao Jose dos Campos and Sao Caetano do Sul facilities in 2006.

GMAP recorded charges of $16 million related to a voluntary separation program at GM Holden, which GMAP announced in the three months ended December 31, 2006. This program provided for the voluntary separation of 200 employees at the GM Holden engine facility.

Note 22. Impairments

We periodically review the carrying value of our long-lived assets to be held and used when events and circumstances warrant and in conjunction with the annual business planning cycle. If the carrying value of a long-lived asset or asset group is considered impaired, an impairment charge is recorded for the amount by which the carrying amount exceeds fair value. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Product-specific assets may become impaired as a result of declines in profitability due to changes in volume, pricing or costs. Refer to Note 21 for additional detail on restructuring and other initiatives.

Due to the current unstable global economy and credit markets, it is reasonably possible that these conditions could deteriorate further and negatively affect our anticipated cash flows to such an extent that we could be required to record impairment charges against our long-lived assets.

Our portfolios of equipment on operating leases is comprised of vehicle leases to retail customers with lease terms of up to 48 months and vehicles leased to rental car companies, with lease terms which average 11 months or less.

We periodically review the carrying value of our portfolios of equipment on operating leases for impairment when events and circumstances warrant and in conjunction with our quarterly review of residual values and associated depreciation rates. As part of our quarterly review, residual values for our equipment on operating leases with retail customers are determined based on current auction proceeds. With respect to residual values on our equipment on operating leases with rental car companies, due to the short-term nature of the operating leases, we historically had forecast auction proceeds at lease termination. Previously, under this method, actual auction results were not materially different from those estimated. In the three months ended December 31, 2008 forecasted auction proceeds in the United States differed significantly from actual auction proceeds due to highly volatile economic conditions, particularly the decline in consumer confidence and lack of available consumer credit, which affected the residual values of automobiles at auction significantly. Due to the significant uncertainties inherent in the current economy, we determined that we no longer had a reliable basis to forecast auction proceeds in the United States and accordingly utilized current auction proceeds to determine our estimated residual values in our impairment analysis. As a result of this change in estimate, we recorded an incremental impairment of $144 million related to the equipment on operating leases with rental car companies which is included in Cost of sales.

If the carrying value is considered impaired, an impairment charge is recorded for the amount by which the carrying value exceeds the fair value. Fair value is determined primarily using the anticipated cash flows, including estimated residual values, discounted at a rate commensurate with the risk involved.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment charges on Property, net and Equipment on operating leases, net are recorded in Cost of sales except for impairments relating to leases to retail customers retained by us in the GMAC transaction and impairments relating to Goodwill which are recorded in Other expenses. Impairment charges on our equity method investments are recorded in Equity income, net of tax.

In addition, we test our goodwill for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. The annual impairment test requires the identification of our reporting units and a comparison of the fair value of each of our reporting units to the respective carrying value. The fair value of our reporting units is determined based on valuation techniques using the best information that is available, primarily discounted cash flow projections. If the carrying value of a reporting unit is greater than the fair value of the reporting unit then impairment may exist.

When events and circumstances warrant, equity investments accounted for under the cost or equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary we consider such factors as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the equity affiliate, the near-term and longer-term operating and financial prospects of the affiliate and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The following table summarizes our impairment charges:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Goodwill impairment	$610	$—	$828
Asset impairments related to restructuring initiatives	30	—	89
Other asset impairments	1,099	259	596
Impairments related to Equipment on operating leases, net (a)	759	134	31

Total impairment charges	$2,498	$393	$1,544

(a)	Includes the related increase of $220 million in intersegment residual support and risk sharing reserves recorded as a reduction of revenue at GMNA.

2008 Impairments

We recorded goodwill impairment charges of $456 million at GME and $154 million at GMNA in 2008 due to sharply reduced forecasts of our automotive sales in these regions in the near- and medium-term, as more fully described in Note 2. After recording these impairment charges, we have no remaining goodwill on our balance sheet at December 31, 2008.

We periodically review vehicle platform profitability analyses for each vehicle platform as a means of identifying potential vehicle platform specific tooling that may not be recoverable. When a vehicle platform is identified for possible impairment, the undiscounted cash flows expected to be generated by the specific vehicle platform are compared to the carrying value of the related tooling. So long as the undiscounted cash flows exceed the carrying value of the tooling no impairment exists. If there is a cash flow deficiency, we discount the estimated future cash flows to determine the fair value of the tooling, and an impairment charge is recognized for the excess of carrying value over fair value.

In the fourth quarter of 2008, we recorded asset impairment charges of $1.1 billion related to product-specific tooling and $30 million related to restructuring initiatives in 2008 for the following segments: (1) GMNA recorded long-lived asset impairment charges of $291 million relating to product-specific tooling assets, primarily related to HUMMER, $120 million related to cancelled powertrain programs and $119 million related to impairments in our investments in NUMMI and CAMI; (2) GME recorded long-lived asset impairment charges of $497 million relating to product-specific tooling assets of Saab; (3) GMAP recorded long-lived

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

asset impairment charges of $39 million related to product-specific tooling assets and $28 million related to restructuring initiatives at GM Holden; and (4) GMLAAM recorded long-lived asset impairment charges of $33 million related to product-specific assets and $2 million related to restructuring initiatives at our Arica City facility in Chile.

In the second quarter of 2008, residual values of sport utility and fullsize pick-up trucks experienced a sudden and significant decline as a result of a shift in customer preference to passenger cars and crossover vehicles and away from fullsize pick-up trucks and sport utility vehicles, primarily due to volatile oil prices. Residual values remained flat to slightly higher in the third quarter of 2008, but, due to continued instability in the credit markets, the resulting reduction in the availability of financing, and the significant contraction in consumer spending and continued declines in vehicle sales as a result of the recession in the United States, residual values, including those of passenger cars and crossover vehicles, declined further in the fourth quarter of 2008. Primarily as a result of these declines in residual values, we recorded impairment charges in the second quarter of 2008 of $271 million (which includes an increase of $166 million in intersegment residual support and risk sharing reserves) and in the fourth quarter of 2008 of $106 million (which includes an increase of $55 million in intersegment residual support and risk sharing reserves) related to our portfolio of Equipment on operating leases, net with retail customers.

We recorded impairment charges of $160 million at GMNA and $222 million at GME related to our portfolio of Equipment on operating leases, net with rental car companies as a result of a decline in residual values due to the factors noted above.

2007 Impairments

We recorded long-lived asset impairment charges of $259 million in 2007 for the following segments: (1) GMNA recorded impairment charges of $240 million for product-specific tooling assets; (2) GMAP recorded impairment charges of $14 million related to the cessation of production of the VZ Commodore passenger car derivatives at GM Holden; and (3) GMLAAM recorded impairment charges of $5 million related to our South Africa and Chile facilities.

We recorded impairment charges of $44 million at GMNA and $90 million at GME related to our portfolio of Equipment on operating leases with rental car companies.

2006 Impairments

We recorded long-lived asset impairment charges of $685 million in 2006. Of this amount, $424 million related to product-specific assets, including: (1) $303 million at GMNA; (2) $60 million at GME; and (3) $61 million at GMAP. In addition, GMNA recorded impairment charges of $172 million, which included $102 million related to product-specific assets and $70 million related to the write-down of various plant assets due to decreased profitability and production associated with the planned cessation of production at the Doraville, Georgia assembly facility in 2008. Additionally, GME recorded an impairment charge of $89 million in connection with the December 2006 closure of our Portugal assembly facility.

In the three months ended September 30, 2006, GMAC recognized a goodwill impairment charge of $828 million related to its Commercial Finance business. The fair value of the Commercial Finance business was determined using an internally developed discounted cash flow analysis based on five year projected net income and a market driven terminal value multiple. As GMAC was a wholly-owned subsidiary in the three months ended September 30, 2006, the entire amount of this impairment charge is included in Other expenses.

We recorded impairment charges of $31 million at GME related to our portfolio of Equipment on operating leases, net with rental car companies.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23. Other Expense

The following table summarizes the components of Other expense:

	Years Ended December 31,
	2008	2007	2006
	(Dollars in millions)
Loss on sale of 51% interest in GMAC (Note 4)	$—	$—	$2,910
Delphi related charges (Note 18)	4,797	1,547	500
Pension benefits for certain current and future retirees of Delphi (Note 16)	—	552	—
Goodwill impairment (Note 22)	610	—	828
Interest expense	134	405	14,301
Depreciation and amortization expense	749	1,259	2,791
Operating and other expenses	409	545	8,025
Provision for financing and insurance losses	—	—	4,071

Total Other expense	$6,699	$4,308	$33,426

Interest expense and Depreciation and amortization expense recorded in Other expense relates to certain bankruptcy remote subsidiaries which hold automotive leases we retained after the GMAC transaction. The 2006 amounts include expenses recorded by GMAC for the eleven months ended November 30, 2006.

Note 24. Equity

Preferred Stock

We have 6 million shares of preferred stock authorized, without par value. The preferred stock ranks senior to our common stock and any other class of stock we have issued. Holders of preferred stock shall be entitled to receive cumulative dividends, when and as declared by the Board of Directors on a quarterly basis. We had no shares of preferred stock issued and outstanding at December 31, 2008 and 2007.

Preference Stock

We have 100 million shares of preference stock authorized, with a par value of $0.10. The preference stock is issuable in series with such voting powers, designations, powers, privileges, and rights and such qualifications, limits, or restrictions as may be determined by our Board of Directors, without stockholder approval. The preference stock ranks junior to our preferred stock and senior to our common stock. Holders of preference stock shall be entitled to receive dividends, which may or may not be cumulative when and as declared by the Board of Directors. We had no shares of preference stock issued and outstanding at December 31, 2008 and 2007.

Common Stock

We have 2 billion shares of common stock authorized, with a par value of $1  2/3. The liquidation rights of our common stock are subject to certain adjustments if outstanding common stock is subdivided, by stock split or otherwise. We had 800,937,541 and 610,483,231 shares issued and outstanding, respectively, at December 31, 2008 and 756,637,541 and 566,059,249 shares issued and outstanding, respectively, at December 31, 2007.

As additional consideration for entering into the UST Loan, we issued a warrant to the UST for 122,035,597 shares of common stock exercisable at $3.57 per share, which is 19.99% of the number of shares of common stock outstanding at December 31, 2008. The warrant is perpetual and was assigned a fair value of $164 million. At December 31, 2008, we have determined that the fair value of the warrant issued to the UST is $164 million. In determining this value, we utilized the observable market value of tradable call options on our common stock. The difference in terms between the warrant and the observable call options on our common stock was determined to have an insignificant effect on the value of the warrant. Key inputs in the value of the call options are our common stock price and our expected volatility on common stock returns. An increase of 10% in our common stock price would increase the fair value of the warrant by $28 million and a decrease of 10% in our common stock price would decrease the fair value of the warrant by $26 million. An increase or decrease in volatility of 10% would cause an increase or decrease in fair value of the warrant of $16 million. As the warrant did not meet the accounting requirements to be classified as an equity instrument, it is recorded in Other liabilities and as it meets the definition of a derivative, will be recorded at fair value prospectively, with changes in fair value recognized in earnings. We are entitled to repurchase the warrant or shares issued through the exercise of the warrant at fair value once we have repaid amounts outstanding under the UST Loan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Treasury Stock

We held 190,454,310 and 190,578,292 shares of treasury stock, net of reissuances, at December 31, 2008 and 2007, respectively. We account for treasury stock at cost, with the amount in excess of par value charged to Capital surplus (principally additional paid-in capital).

Accumulated Other Comprehensive Loss Attributable to GM Common Stockholders

The following table summarizes the components of Accumulated other comprehensive loss, net of taxes:

	December 31,
	2008	2007	2006
	(Dollars in millions)
Foreign currency translation adjustments	$(2,122)	$(967)	$(1,965)
Net unrealized gain (loss) on derivatives	(490)	321	359
Net unrealized gain (loss) on securities	(33)	265	282
Defined benefit plans	(29,694)	(13,606)	(20,802)

Accumulated other comprehensive loss attributable to GM Common Stockholders	$(32,339)	$(13,987)	$(22,126)

Other Comprehensive Income (Loss)

The following table summarizes the components of Other comprehensive income (loss):

	Years Ended December 31,
	2008			2007			2006
	Pre-tax Amount	Tax Expense (Credit)	Net Amount	Pre-tax Amount	Tax Expense (Credit)	Net Amount	Pre-tax Amount	Tax Expense (Credit)	Net Amount
	(Dollars in millions)
Foreign currency translation adjustments	$(1,289)	$27	$(1,316)	$807	$(220)	$1,027	$434	$211	$223
Unrealized gain on securities
Unrealized holding gains (losses)	(298)	—	(298)	(23)	(6)	(17)	196	69	127
Reclassification adjustment	—	—	—	—	—	—	(971)	(340)	(631)

Net unrealized gain (loss)	(298)	—	(298)	(23)	(6)	(17)	(775)	(271)	(504)
Defined benefit plans
Prior service cost from plan amendments	449	(1)	450	(2,813)	(700)	(2,113)	—	—	—
Less: amortization of prior service cost included in net periodic benefit cost	(5,063)	284	(5,347)	(5)	73	(78)	—	—	—

Net prior service cost	(4,614)	283	(4,897)	(2,818)	(627)	(2,191)	—	—	—
Actuarial gains (losses) from plan measurements	(14,684)	(120)	(14,564)	8,910	2,066	6,844	—	—	—
Less: amortization of actuarial loss included in net periodic benefit cost	3,524	159	3,365	1,723	331	1,392	—	—	—

Net actuarial amounts	(11,160)	39	(11,199)	10,633	2,397	8,236	—	—	—
Net transition asset (obligation) from plan initiations	—	—	—	—	—	—	—	—	—
Less: amortization of transition asset / obligation included in net periodic benefit cost	11	3	8	2	4	(2)	—	—	—

Net transition amounts	11	3	8	2	4	(2)	—	—	—
Defined benefit plans, net	(15,763)	325	(16,088)	7,817	1,774	6,043	(103)	(36)	(67)
Net unrealized gain (loss) on derivatives	(1,284)	(53)	(1,231)	(452)	(142)	(310)	(591)	(192)	(399)

Other comprehensive income (loss)	(18,634)	299	(18,933)	8,149	1,406	6,743	(1,035)	(288)	(747)
Other comprehensive income (loss) attributable to noncontrolling interests	(581)	—	(581)	(340)	(97)	(243)	(144)	(42)	(102)
Other comprehensive income (loss) attributable to GM Common Stockholders	$(18,053)	$299	$(18,352)	$8,489	$1,503	$6,986	$(891)	$(246)	$(645)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 25. Loss Per Share

Basic and diluted loss per share have been computed by dividing Net loss from continuing operations attributable to GM Common Stockholders by the weighted-average number of shares outstanding in the period.

The following table summarizes the amounts used in the basic and diluted loss per share computations:

	Years Ended December 31,
	2008	2007	2006
	(In millions, except per share amounts)
Net loss from continuing operations attributable to GM Common Stockholders	$(30,943)	$(43,091)	$(2,479)
Weighted-average number of shares outstanding	579	566	566
Basic and diluted Net loss per share from continuing operations attributable to GM Common Stockholders	$(53.47)	$(76.16)	$(4.39)

Due to net losses from continuing operations for all periods presented, the assumed exercise of stock options and warrants had an antidilutive effect and therefore was excluded from the computation of diluted loss per share. The number of such options and warrants not included in the computation of diluted loss per share was 101 million, 104 million and 106 million for 2008, 2007 and 2006, respectively.

No shares potentially issuable to satisfy the in-the-money amount of our convertible debentures have been included in the computation of diluted loss per share for 2008, 2007 and 2006 as the conversion options in our various series of convertible debentures were not in-the-money.

Note 26. Stock Incentive Plans

Our stock incentive plans consist of the 2007 GM Long-Term Incentive Plan (GMLTIP), the 2002 GM Stock Incentive Plan (GMSIP), the 2002 GMLTIP, the 1998 GM Salaried Stock Option Plan (GMSSOP), the 2007 GM Cash-Based Restricted Stock Unit Plan (GMCRSU) and the 2006 GMCRSU, or collectively the Stock Incentive Plans. The GMLTIP, GMSIP and the GMCRSU plans are administered by the Executive Compensation Committee of our Board of Directors. The GMSSOP is administered by the Vice President of Global Human Resources. In January 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” and accordingly all of our awards for 2008, 2007 and 2006 were accounted for at fair value.

The compensation expense (benefit) for the above plans was $(65) million, $136 million and $170 million in 2008, 2007 and 2006, respectively. The total Income tax expense (benefit) recognized for share-based compensation arrangements was $18 million, $(43) million and $(53) million in 2008, 2007 and 2006, respectively.

In November 2006, we sold a 51% controlling interest in GMAC. GMAC employees who participated in our stock incentive plans changed status from employee to non-employee. Based on this change in status, certain outstanding share-based payment awards were forfeited under the original terms but were modified to allow continued vesting. This resulted in the cancellation of the original awards and the issuance of new awards to non-employees. The remainder of the awards were not forfeited under the original terms, and thus there was no modification to the outstanding awards. GM awards that require future service with GMAC are accounted for as awards to non-employees over the remaining service period. The effect on compensation cost was insignificant.

In August 2007, we completed the sale of the commercial and military operations of our Allison business. Allison employees who participated in our stock incentive plans were considered terminated employees on the date of sale. Based on this change in employment status, certain outstanding nonvested share-based payment awards were forfeited. The remaining outstanding share-based payment awards were prorated for previous employment services as provided for under the original terms of the award and will remain exercisable for the earlier of three years from the date of termination, or the expiration of the option.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2008, we extended voluntary early retirement offers under our Salaried Window Program to certain of our U.S. salaried employees, including certain U.S. executives, as part of our plan to reduce salary related expenses. Under the terms of the Salaried Window Program, option awards granted to executives were modified to vest immediately and remain exercisable until the expiration date of the grant. Approximately 200 U.S. executives accepted the Salaried Window Program. The modifications of the stock option awards were accounted for as a cancellation of the original award and the issuance of a new award. The effect of this award modification on compensation expense was insignificant.

Stock Options

Under the GMSIP, 27.4 million shares of our common stock were eligible for grants from June 2002 through May 2007. Stock option grants awarded since 1997 were generally exercisable one-third after one year, another one-third after two years and fully exercisable three years from the date of grant. Option prices were 100% of fair market value on the date of grant, and the options generally expire 10 years from the date of grant, subject to earlier termination under certain conditions. Our policy is to issue treasury shares upon exercise of employee stock options.

In 2007, the GMSIP was replaced with the 2007 GMLTIP. Under the 2007 GMLTIP, 16.0 million shares of our common stock may be granted from June 2007 through May 2012. At December 31, 2008, 12.5 million shares were available for grant. Stock options granted under this plan are generally exercisable one-third after one year, another one-third after two years and fully exercisable three years from the date of grant. Option prices were 100% of fair market value on the date of grant, and the options generally expire 10 years from the date of grant, subject to earlier termination under certain conditions. Our policy is to issue treasury shares upon exercise of employee stock options.

The GMSSOP commenced in January 1998 and no shares were available for grants after December 2006. The number of shares that could be awarded each year was determined by management and stock options awarded under this plan were exercisable two years from the date of grant. There have been no option grants made under the plan since 2004. Option prices were 100% of fair market value on the date of grant, and the options generally expire ten years and two days from the date of grant subject to earlier termination under certain conditions.

The fair value of each option grant except for the performance-contingent option awards described below, was estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions noted in the following table. Expected volatility was based on both the implied and historical volatilities of our common stock. The expected term of options represents the period of time that the options are expected to be outstanding. We used historical data to estimate option exercise and employee termination within the valuation model. For option grants made prior to 2008, we used the modified prospective application method. The dividend yield was based on our stock price at the date of grant. The interest rate during the expected term of the option was based on the U.S. Treasury yield curve in effect at the time of the grant.

The following table summarizes the assumptions used to estimate the date of grant fair value of these awards:

	Years Ended December 31,
	2008	2007	2006
	2007 GMLTIP	GMSIP	GMSIP
Interest rate	3.0%	5.0%	4.7%
Expected term (years)	7.3	6.0	6.0
Expected volatility	44.6%	35.8%	47.9%
Dividend yield	4.3%	3.4%	4.7%

The primary grants to executives in March 2008 under the GMLTIP, and in March 2007 and February 2006 made under the GMSIP were 3.3 million, 2.8 million and 2.7 million shares, respectively, at a date of grant fair value of $7.29, $8.75 and $7.06, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes assumptions used to estimate the date of grant fair value of the awards to executives:

	Years Ended December 31,
	2008	2007	2006
Interest rate	3.0%	5.0%	4.6%
Expected term (years)	7.3	6.0	6.0
Expected volatility	44.6%	35.8%	48.4%
Dividend yield	4.3%	3.4%	4.8%

The following table summarizes changes in the status of our outstanding options, including performance-contingent stock options which are described below:

	2007 GMLTIP
	Shares Under Option	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2008	78,465,995	$52.09
Granted	3,996,585	$23.11
Exercised	(566)	$20.90
Forfeited or expired	(6,473,985)	$48.21

Options outstanding at December 31, 2008	75,988,029	$50.90	3.5	$—

Options expected to vest at December 31, 2008	6,033,959	$24.50	8.7	$—

Options vested and exercisable at December 31, 2008	69,331,849	$53.43	3.0	$—

	GMSSOP
	Shares Under Option	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2008	24,789,948	$54.87
Granted	—	—
Exercised	—	$—
Forfeited or expired	(2,334,077)	$49.34

Options outstanding at December 31, 2008	22,455,871	$55.44	2.7	$—

Options vested and exercisable at December 31, 2008	22,455,871	$55.44	2.7	$—

The weighted-average grant date fair value was $7.29, $8.76, and $7.19 for the 2007 GMLTIP options granted in 2008 and the GMSIP options granted in 2007 and 2006, respectively. There were no GMSSOP options granted or exercised in 2008, 2007 or 2006. The total intrinsic value of options exercised under the GMLTIP was $0 in 2008 and 2006 and $3 million in 2007. There were no tax benefits realized from the exercise of share-based payment arrangements in 2008, 2007 and 2006.

Performance-Contingent Stock Options

In March 2008, we granted performance-contingent option awards under the 2007 GMLTIP. These awards have a minimum one year service vesting period followed by a four year performance period in which all options will vest once our common stock trades at

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or above $40 for any 10 days within a 30 day trading period. If both vesting conditions are met, the option expires seven years from the date of grant. If, however, the performance condition is not met, the option will expire five years from the date of grant. Option prices were 100% of the fair market value on the date of grant.

We recognize the fair value of these options over the weighted-average derived service period of 1.8 years. The interest rates used to determine the grant date fair value of these options was based on the term structure of the U.S. Treasury yield curve on the grant date. The volatility used was a blend of implied and historical volatilities of our common stock. The expected term was derived using the Monte-Carlo simulation model used to determine fair value. The dividend yield was based upon historical dividend yields.

The following assumptions were used to estimate the grant date fair value of these awards:

Year Ended December 31, 2008
Interest rate	1.7% - 3.1%
Expected term (years)	1.8
Expected volatility	44.0%
Dividend yield	3.2%

We granted 700,000 performance-contingent option awards in March 2008 with a weighted-average exercise price of $23.13. There were no awards exercised, forfeited or expired in 2008. At December 31, 2008, 700,000 options were outstanding with no intrinsic value. The weighted-average grant date fair value was $7.00 for the options granted in 2008 with a remaining weighted-average contractual term at December 31, 2008 of 6.2 years.

Summary of Nonvested Awards

The following table summarizes the status of our nonvested options:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2008	6,952,081	$7.82
Granted	3,996,585	$7.29
Vested	(4,209,110)	$7.55
Forfeited	(83,376)	$7.67

Nonvested at December 31, 2008	6,656,180	$7.67

At December 31, 2008, the total unrecognized compensation expense related to nonvested option awards granted under the Stock Incentive Plans was $5 million. This expense is expected to be recognized over a weighted-average period of 0.8 years.

Cash received from option exercises was insignificant in 2008, 2007 and 2006.

Stock Performance Plans

The 2007 GMLTIP, formerly the 2002 GMLTIP, consists of awards granted to participants based on a minimum percentile ranking of our total stockholder return compared to all other companies in the S&P 500 for the same performance period. The target number of shares of our common stock that may be granted each year is determined by management. The 2008 and 2007 grants each have four separate performance periods consisting of three one-year performance periods and one three-year performance period. The final award payouts may vary based on our total shareholder return, as described previously. The 2006 grant made under the 2002 GMLTIP had a single three-year performance measurement period and no final award as the total stockholder return for that period of time did not meet the minimum percentile ranking to achieve a payout.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes outstanding stock performance plan shares at December 31, 2008:

	Shares(a)	Weighted-Average Grant Date Fair Value
	(In millions)
2006	0.0	$24.81
2007	1.1	$33.70
2008	0.9	$18.43

Total outstanding	2.0

(a)	*Excludes shares that have not met performance condition.

We are required to settle these awards in cash. As a result, these cash-settled awards are recorded as a liability until the date of final award payout. The fair value of each cash-settled award is remeasured at the end of each reporting period and the liability and expense adjusted based on the change in fair value. The shares indicated in the preceding table are the targeted number of shares that would be used in the final award calculation should the targeted performance condition be achieved. Final payout is subject to approval by the Executive Compensation Committee of the Board of Directors. The fair value of performance plan shares at December 31, 2008 was $2.67, $1.33 and $0 for the awards granted in 2008, 2007 and 2006, respectively.

The fair value of each cash-settled award under the GMLTIP plans was estimated on the date of grant, and for each subsequent reporting period, remeasured using a Monte-Carlo simulation model that uses the multiple input variables noted in the following table. Expected volatility is based upon a combination of the implied volatility from our tradable options and historical volatility, including the historical volatilities of other stocks in the S&P 500. The expected term of these target awards represents the remaining time in the performance period. The risk-free rate for periods during the contractual life of the performance shares is based on the U.S. Treasury yield curve in effect at the time of valuation. Since the payout depends on our total stockholder return performance ranked with the total stockholder return performance of all other S&P 500 companies, the valuation also depends on the performance of all stocks in the S&P 500 from the date of grant to the exercise date as well as estimates of the correlations among their future performance.

The following table summarizes the assumptions used at December 31, 2008 to value open award years:

	Award Year
	2008	2007	2006
Interest rate	0.4%	0.3%	0.0%
Expected term (years)	2.0	1.0	0.0
Expected volatility	123.1%	97.3%	90.3%
Dividend yield	0.0	0.0	0.0

The primary grants to executives in March 2008, March 2007 and February 2006 made under the GMLTIP plans were 1.3 million, 1.7 million and 2.4 million shares, respectively, at a grant date fair value of $18.43, $33.70 and $24.81, respectively. The assumptions used to estimate fair value at December 31, 2008, 2007 and 2006 are noted in the table above.

The weighted-average remaining contractual term was 1.3 years for target awards outstanding at December 31, 2008. As the threshold performance required for a payment under the 2006-2008 award was not achieved, there were no cash payments made for this award in 2008. The 2007-2009 and 2008-2010 performance periods remain open at December 31, 2008.

Cash-Based Restricted Stock Units

The 2007 and 2006 GMCRSU plans provide cash equal to the value of underlying restricted share units to certain global executives at predetermined vesting dates. Awards under the plan vest and are paid in one-third increments on each anniversary date of the

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

award. Compensation expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. Since the awards are settled in cash, these cash-settled awards are recorded as a liability until the date of payment. The fair value of each cash-settled award is remeasured at the end of each reporting period and the liability and related expense adjusted based on the new fair value.

The fair value of each GMCRSU was based on our common stock price on the date of grant and each subsequent reporting period until the date of settlement. There were 6.3 million, 5.2 million and 4.3 million GMCRSUs granted with a weighted-average date of grant fair value of $23.01, $29.39 and $21.04 per share in 2008, 2007 and 2006, respectively. The fair value at December 31, 2008 was $3.20 per share, and there were 9.9 million GMCRSUs outstanding.

The weighted-average remaining contractual term was 1.7 years for the GMCRSUs outstanding at December 31, 2008. The total payments made for GMCRSUs vested in 2008 was $60 million.

Note 27. Transactions with GMAC

We have entered into various operating and financing arrangements with GMAC (GMAC Services Agreements). The following describes our significant global transactions with GMAC and the related financial statement effects, which are included in our consolidated financial statements.

Marketing Incentives and Operating Lease Residuals

As a marketing incentive, we may sponsor interest rate support, residual support, risk sharing and capitalized cost reduction programs as a way to lower customers’ monthly lease and retail contractual payments. In addition we may sponsor lease pull-ahead programs to encourage customers to terminate their leases early in conjunction with the acquisition of a new GM vehicle.

Under an interest rate support program, we paid an amount to GMAC at the time of lease or retail contract origination to adjust the interest rate in the retail contract or implicit in the lease below GMAC’s standard interest rate. Such marketing incentives are referred to as rate support or subvention and the amount paid at contract origination represents the present value of the difference between the customer’s contractual rate and GMAC’s standard rate for a given program.

Under a residual support program, a customer’s contract residual value was adjusted above GMAC’s standard residual value. For lease contracts originated through 2008, we will reimburse GMAC to the extent that sales proceeds are less than the customer’s contract residual value, limited to GMAC’s standard residual value. As it relates to U.S. lease originations and U.S. balloon retail contract originations occurring after April 30, 2006 that GMAC retained after the GMAC Transaction, we agreed to begin payment of the present value of the expected residual support owed to GMAC at the time of contract origination as opposed to after contract termination when the related used vehicle is sold. The actual residual support amount owed to GMAC is calculated as the contracts terminate and, in cases where the actual amount differs from the expected amount paid at contract origination, we may owe GMAC or GMAC may owe us the difference, depending if sales proceeds are lower or higher, respectively, than estimated at contract origination.

We participated in a risk-sharing arrangement with GMAC, as amended on November 30, 2006, whereby we share equally in residual losses to the extent that remarketing proceeds are below GMAC’s standard residual value (limited to a floor).

Beginning in the first quarter of 2009 and ending in the fourth quarter of 2014, we will also pay GMAC a quarterly fee. We accrued $108 million in the fourth quarter of 2008 related to this arrangement, as a result of revisions to the arrangements with GMAC.

In the event we publicly announce we will discontinue, phase-out, sell or are considering strategic options related to a GM vehicle brand, the residual value of the related vehicles may change. If such an announcement in the U.S. or Canada results in an estimated decrease in the residual value of the related vehicles, we will reimburse GMAC for the estimated decrease for certain vehicles for a certain period of time. If such an announcement results in an increase in the residual value of the related vehicles, GMAC will pay us the increase in the sale proceeds received at auction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under a capitalized cost reduction program, we pay an amount to GMAC at the time of lease or retail contract origination to reduce the principal amount implicit in the lease or retail contract below our standard manufacturers suggested retail price value.

Under a lease pull-ahead program, a customer is encouraged to terminate their lease early and buy or lease a new GM vehicle. As part of such a program, GMAC waives the customer’s remaining payment obligation under their current lease, and we compensate GMAC for any foregone revenue from the waived payments. Since these programs generally accelerate the resale of the vehicle, the proceeds are typically higher than if the vehicle had been sold at contract maturity. The reimbursement to GMAC for the foregone payments is reduced by the amount of this benefit. We make anticipated payments to GMAC each month based on the estimated number of customers expected to participate in the lease-pull ahead program. These estimates are adjusted to actual once all vehicles that could have been pulled-ahead have terminated and the vehicles have been resold. We settle any difference between the original estimates and the actual amounts owed to GMAC.

In accordance with our revenue recognition accounting policy, the marketing incentives, lease pull-ahead programs and the risk sharing arrangement are recorded as reductions to Automotive sales at the time the vehicle is sold to the dealer based on estimated GMAC lease and retail contract penetration.

The terms and conditions of interest rate support, residual support, risk sharing, capitalized cost reduction, and lease pull-ahead programs are included in the GMAC Services Agreements. In December 2008, we and GMAC agreed, among other things, to modify certain terms and conditions of the GMAC Services Agreements pursuant to a preliminary term sheet (GMAC Term Sheet). A primary objective of the GMAC Services Agreements continues to be supporting the distribution and marketing of our products. We and GMAC have agreed to work in good faith to execute definitive documentation with respect to an amendment of the GMAC Services Agreements on or before March 29, 2009. See the Exclusivity Arrangement section below for further discussion.

The following table summarizes our recorded liabilities and maximum exposures related to residual support and risk sharing programs:

Marketing Incentives and Operating Lease Residuals

	December 31,
	2008	2007
	(Dollars in millions)
Residual Support Program:
Liabilities recorded	$705	$595
Maximum obligations	$1,432	$1,085

Risk Sharing:
Liabilities recorded	$1,233	$185
Maximum amount guaranteed	$1,724	$1,437

Exclusivity Arrangement

As part of the GMAC Transaction on November 30, 2006, we granted GMAC exclusivity for U.S., Canadian and international GM-sponsored consumer and wholesale marketing incentives for our products in specified markets around the world, with the exception of Saturn branded products. In return for exclusivity, GMAC was to pay us an annual exclusivity fee of $105 million ($75 million for the U.S. retail business, $15 million for the Canadian retail business, $10 million for the retail business in international operations, and $5 million for the dealer business).

As a result of the GMAC Term Sheet, we and GMAC agreed to modify certain terms related to the exclusivity arrangements: (1) for a two-year period, we can offer retail financing incentive programs through a third party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by such third party meets certain restrictions,

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and after such two-year period we can offer any such incentive programs on a graduated basis through third parties on a non-exclusive, side-by-side basis with GMAC provided that pricing with such third parties meets certain requirements; (2) GMAC will have no obligation to provide operating lease financing products; and (3) GMAC will have no targets against which it could be assessed penalties. After December 24, 2013, we will have the right to offer retail financing incentive programs through any third party financing source, including GMAC, without any restrictions or limitations.

We recognized exclusivity fee revenue of $105 million, $105 million and $9 million in 2008, 2007 and 2006, respectively.

Beginning in 2009, under the GMAC Term Sheet we agreed to pro-rate the exclusivity fee in the U.S. and Canada under certain circumstances if we offer incentives through a third party financing source. The international exclusivity fee arrangement remains unchanged and the dealer exclusivity fee will be terminated.

Participation Agreement

In June 2008, we, along with Cerberus Fund entered into the Participation Agreement with GMAC. The Participation Agreement provided that we would fund up to $368 million in loans made by GMAC to ResCap through a $3.5 billion ResCap Facility, and that the Cerberus Fund would fund up to $382 million. The ResCap Facility was to expire on May 1, 2010, and all funding pursuant to the Participation Agreement was to be done on a pro-rata basis between us and the Cerberus Fund.

Through December 2008, we had funded our maximum obligation of $368 million. We recorded interest income of $21 million in 2008 related to the Participation Agreement.

In December 2008, we and FIM Holdings, as assignee of Cerberus Fund, entered into an Exchange Agreement with GMAC. Pursuant to the Exchange Agreement, we and FIM Holdings exchanged our respective amounts funded under the Participation Agreement for 79,368 Class B Common Membership Interests and 82,608 Class A Common Membership Interest, respectively. As the carrying value of our amount funded under the Participation Agreement approximated fair value, we did not recognize a gain or loss on the exchange.

Unsecured Exposure Contractual Limit

An agreement between GMAC and us limited certain of our unsecured obligations in the U.S. to GMAC arising from the GMAC Services Agreements to $1.5 billion. In accordance with the GMAC Term Sheet, we and GMAC agreed to increase the unsecured obligation limit from $1.5 billion in the United States to $2.1 billion globally. In addition, GMAC’s maximum potential unsecured exposure to us cannot exceed $4.1 billion globally. We and GMAC also agreed to reduce the global unsecured obligation limit from $2.1 billion to $1.5 billion over the next 24 months.

Vehicle Repurchase Obligations

In November 2008, we and GMAC agreed to expand our repurchase obligations for GMAC financed inventory at certain of our dealers. Previously, we were obligated, pursuant to dealer agreements, to repurchase certain GMAC financed inventory, limited to current model year vehicles and prior model year vehicles less than 120 days in dealer inventory, in the event of a termination of the related dealer’s Dealer Sales and Service Agreement with us. Our current agreement with GMAC requires us to repurchase GMAC financed inventory invoiced to dealers after September 1, 2007, with limited exclusions, in the event of a qualifying voluntary or involuntary termination of the dealer’s Dealer Sales and Service Agreement with us. Our repurchase obligation excludes vehicles which are damaged, have excessive mileage or have been altered. Our repurchase obligation ends on August 31, 2009 for vehicles invoiced through August 31, 2008 and on August 31, 2010 for vehicles invoiced through August 31, 2009.

The maximum potential amount of future payments we could be required to make under this guarantee would be based on the repurchase value of total eligible vehicles financed by GMAC in dealer stock, estimated to be $19.8 billion at December 31, 2008. If

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GM is required to repurchase vehicles under this arrangement, the total exposure would be reduced to the extent GM is able to resell the vehicle to another dealer. The fair value of the guarantee, which considers the likelihood of dealers terminating and estimated loss exposure for ultimate disposition of vehicles, was recorded as a reduction of revenue of $8 million at December 31, 2008.

Equipment on Operating Leases Transferred to Us by GMAC

In November 2006, GMAC transferred certain U.S. lease assets to us, along with related debt and other assets. GMAC retained an investment in a note, which had a balance of $35 million at December 31, 2008 and 2007, respectively, and is secured by the lease assets transferred to us. GMAC continues to service the portfolio of leased assets and related debt on our behalf and receives a servicing fee. GMAC is obligated, as servicer, to repurchase any lease asset that is in breach of any of the covenants in the securitization agreements. In addition, in a number of the transactions securitizing the lease assets, the trusts issued one or more series of floating rate debt obligations and entered into derivative transactions to eliminate the market risk associated with funding the fixed payment lease assets with floating interest rate debt. To facilitate these securitization transactions, GMAC entered into secondary derivative transactions with the primary derivative counterparties, essentially offsetting the primary derivatives. As part of the transfer, we assumed the rights and obligations of the primary derivative while GMAC retained the secondary, leaving both companies exposed to market value movements of their respective derivatives. We subsequently entered into derivative transactions with GMAC that are intended to offset the exposure each party has to its component of the primary and secondary derivatives.

Lease Impairment Charges

In the second quarter of 2008, residual values of sport utility and fullsize pick-up trucks experienced a sudden and significant decline as a result of a shift in customer preference to passenger cars and crossover vehicles and away from fullsize pick-up trucks and sport utility vehicles, primarily due to volatile oil prices. Residual values remained flat to slightly higher in the third quarter of 2008, but, due to continued instability in the credit markets, the resulting reduction in the availability of financing, and the significant contraction in consumer spending and continued declines in vehicle sales as a result of the recession in the United States, residual values, including those of passenger cars and crossover vehicles, declined further in the fourth quarter of 2008. Primarily as a result of these declines in residual values, we recorded impairment charges of $377 million (including an increase in intersegment residual support and risk sharing reserves) in 2008 on our Corporate and Other Equipment on operating leases, net. Similarly, GMAC recorded impairment charges of $1.2 billion on its operating lease assets in 2008.

The determination of vehicle residual values is a significant assumption in these impairment analyses and in the determination of amounts to accrue under the residual support and risk sharing agreements discussed above. It is reasonably possible that vehicle residual values could decline in the future and that we or GMAC may be required to record further impairment charges, which may be significant. In addition, it is reasonably possible that such declines in residual values may result in increases in required payments under the residual support and risk sharing agreements discussed above.

Royalty Arrangement

For certain insurance products, we have entered into 10-year intellectual property license agreements with GMAC giving GMAC the right to use the GM name on certain insurance products. In exchange, GMAC will pay a royalty fee of 3.25% of revenue, net of cancellations, related to these products with a minimum annual guarantee of $15 million in the U.S. We recognized royalty income of $16 million, $18 million, and $1 million in 2008, 2007 and 2006, respectively.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet

The following table summarizes the consolidated balance sheet effects of transactions with GMAC:

	December 31,
	2008	2007
	(Dollars in millions)
Assets:
Accounts and notes receivable (a)	$1,146	$1,285
Other assets (b)	$—	$30

Liabilities:
Accounts payable (c)	$294	$548
Short-term borrowings and current portion of long-term debt (d)	$2,295	$2,802
Accrued expenses (e)	$1,958	$2,073
Long-term debt (f)	$101	$119

(a)	Represents wholesale settlements due from GMAC, the certificate of deposit purchased from GMAC to which we have title as discussed in Note 18, amounts owed by GMAC with respect to the Equipment on operating leases, net transferred to us, and the receivables for exclusivity fees and royalties.
(b)	Primarily represents distributions due from GMAC on our Preferred Membership Interests.
(c)	Primarily represents amounts billed to us and payable at December 31 related to our incentive programs.
(d)	Represents wholesale financing, sales of receivable transactions and the short-term portion of term loans provided to certain dealerships which we own or in which we have an equity interest. In addition, it includes borrowing arrangements with GME locations and arrangements related to GMAC’s funding of our company-owned vehicles, rental car vehicles awaiting sale at auction and funding of the sale of our vehicles in which we retain title while the vehicles are consigned to GMAC or dealers, primarily in the United Kingdom. Our financing remains outstanding until the title is transferred to the dealers. This amount also includes the short-term portion of a note related to the Equipment on operating leases, net.
(e)	Primarily represents accruals for marketing incentives on vehicles which are sold, or anticipated to be sold, to customers or dealers and financed by GMAC in the U.S. This includes the estimated amount of residual support accrued under the residual support and risk sharing programs, rate support under the interest rate support programs, operating lease and finance receivable capitalized cost reduction incentives paid to GMAC to reduce the capitalized cost in automotive lease contracts and retail automotive contracts, and amounts owed under lease pull-ahead programs. In addition it includes interest accrued on the transactions in (d) above.
(f)	Primarily represents the long-term portion of term loans from GMAC to certain dealerships consolidated by us and a note payable with respect to the Equipment on operating leases, net transferred to us mentioned in (d) above.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations

The following table summarizes the consolidated income statement effects of transactions with GMAC in the years ended December 31, 2008 and 2007 and in the month of December 2006:

	December 31,
	2008	2007	2006
	(Dollars in millions)
Net sales revenue (reduction) (a)	$(2,350)	$(4,041)	$(63)
Cost of sales and other expenses (b)	$688	$590	$55
Interest income and other non-operating income, net (c)	$192	$433	$20
Interest expense (d)	$221	$229	$22
Servicing expense (e)	$144	$167	$18
Derivatives gain (loss) (f)	$(4)	$19	$6

(a)	Primarily represents the reduction in net sales and revenue for marketing incentives on vehicles which are sold, or anticipated to be sold, to customers or dealers and financed by GMAC. This includes the estimated amount of residual support accrued under the residual support and risk sharing programs, rate support under the interest rate support programs, operating lease and finance receivable capitalized cost reduction incentives paid to GMAC to reduce the capitalized cost in automotive lease contracts and retail automotive contracts, and costs under lease pull-ahead programs. This amount is offset by net sales for vehicles sold to GMAC for employee and governmental lease programs and third party resale purposes.
(b)	Primarily represents cost of sales on the sale of vehicles to GMAC for employee and governmental lease programs and third party resale purposes. Also includes miscellaneous expenses for services performed for us by GMAC.
(c)	Represents income on our Preferred Membership Interests in GMAC, interest earned on amounts outstanding under the Participation Agreement, exclusivity and royalty fee income and reimbursements by GMAC for certain services we provided. Included in this amount is rental income related to GMAC’s primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan. The lease agreement expires on November 30, 2016.
(d)	Represents interest incurred on term loans, notes payable and wholesale settlements.
(e)	Represents servicing fees paid to GMAC on the automotive leases we retained.
(f)	Represents gains and losses recognized in connection with a derivative transaction entered into with GMAC as the counterparty.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 28. Supplementary Quarterly Financial Information (Unaudited)

	Quarters
	1st	2nd	3rd	4th
	(Dollars in millions, except per share amounts)
2008
Net sales and revenue (a)	$42,383	$38,010	$37,808	$30,778
Gross margin (loss)	$3,841	$(5,969)	$3,020	$(2,516)
Loss from continuing operations	$(3,209)	$(15,580)	$(2,610)	$(9,652)
Net loss attributable to GM Common Stockholders	$(3,282)	$(15,513)	$(2,552)	$(9,596)

Loss per share, basic and diluted attributable to GM Common Stockholders	$(5.80)	$(27.40)	$(4.47)	$(15.71)

	Quarters
	1st	2nd	3rd	4th
	(Dollars in millions, except per share amounts)
2007
Net sales and revenue (a)	$43,094	$46,519	$43,567	$46,804
Gross margin	$3,615	$4,200	$1,689	$2,698
Income (loss) from continuing operations	$65	$927	$(42,175)	$(1,502)
Income from discontinued operations	$104	$107	$3,534	$804

Net income (loss) attributable to GM Common Stockholders:
Loss from continued operations, net of tax	$(37)	$770	$(42,277)	$(1,547)
Discontinued operations, net of tax	104	107	3,534	804
Net income (loss)	$67	$877	$(38,743)	$(743)

Basic earnings (loss) per share
Income (loss) from continuing operations attributable to GM Common Stockholders	$(0.07)	$1.36	$(74.71)	$(2.73)
Discontinued operations attributable to GM Common Stockholders	0.18	0.19	6.24	1.42

Basic net earnings (loss) per share attributable to GM Common Stockholders	$0.11	$1.55	$(68.47)	$(1.31)

Diluted earnings (loss) per share
Income (loss) from continuing operations attributable to GM Common Stockholders	$(0.07)	$1.35	$(74.71)	$(2.73)
Discontinued operations attributable to GM Common Stockholders	0.18	0.19	6.24	1.42

Diluted net earnings (loss) per share attributable to GM Common Stockholders	$0.11	$1.54	$(68.47)	$(1.31)

(a)	Net sales and revenue for the three months ended March 31, 2008 and each three month period in 2007 have been reclassified to conform to the current period presentation.

Results for the three months ended December 31, 2008 included:

•

Impairment charges of $5.1 billion related to our investment in GMAC Common Membership Interests and our proportionate share of GMAC’s net income of $3.7 billion which included a $5.6 billion gain related to the GMAC bond exchange.

•	Charges of $1.1 billion related to establishing valuation allowances against our net deferred tax assets in various tax jurisdictions.

•	Impairment charges of $2.5 billion related to long-lived assets, Automotive Equipment on operating leases, net, Corporate and Other Equipment on operating leases, net and goodwill. Refer to Note 22.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Expenses of $662 million related to our estimated obligations under the Amended Delphi-GM Settlement Agreements and Benefit Guarantee Agreements.

•	Charges of $604 million related to capacity actions in the U.S. and Canada.

Results for the three months ended September 30, 2008 included:

•	Impairment charges of $251 million related to our investment in GMAC Preferred Membership Interests.

•	Expenses of $652 million related to our estimated obligations under the Amended Delphi-GM Settlement Agreements.

•	A net curtailment gain of $4.9 billion related to the accelerated recognition of unamortized net prior service credit due to the Settlement Agreement becoming effective.

•	Charges of $1.7 billion related to the settlement loss associated with the elimination of healthcare coverage for U.S. salaried retirees over age 65.

•	Charges of $591 million related to capacity actions in the U.S. and Canada.

Results for the three months ended June 30, 2008 included:

•	Impairment charges of $1.3 billion related to our investment in GMAC Common and Preferred Membership Interests.

•	Expenses of $2.8 billion related to our estimated obligations under the Delphi-GM Settlement Agreements.

•	Curtailment and other charges of $3.3 billion related to the 2008 Special Attrition Programs.

•	Charges of $1.1 billion related to capacity actions in the U.S. and Canada.

•

An immaterial correction of our previous accounting for derivatives at GM Daewoo by recognizing in Automotive sales losses of $407 million which had been inappropriately deferred in Accumulated other comprehensive loss. Of this amount, $250 million should have been recognized in earnings in the three months ended March 31, 2008, and the remainder should have been recognized in prior periods, predominantly in 2007.

Results for the three months ended March 31, 2008 included:

•	Impairment charges of $1.5 billion related to our investment in GMAC Common and Preferred Membership Interests.

•	Charges of $394 million related to deferred tax asset valuation allowances in Spain and the United Kingdom.

Results for the three months ended December 31, 2007 included:

•	Expenses of $622 million related to amendment of the Delphi-GM Settlement Agreements, support of Delphi’s disposition of businesses and retiree healthcare and other expenses.

•	Expenses of $552 million related to pension benefit increases pursuant to the 2007 National Agreement.

•

Income tax expense on the sale of Allison, net of purchase price and other adjustments, in the amount of $805 million was reallocated between discontinued operations, continuing operations and Other comprehensive income.

Results for the three months ended September 30, 2007 included:

•	Charges of $39.0 billion related to establishing valuation allowances against our net deferred tax assets in the U.S., Canada and Germany.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As discussed more fully in Note 3 we have adjusted our financial statements to conform with the retrospective adoption requirements of SFAS No. 160 and FSP APB No. 14-1. The effect of these adjustments on our quarterly results is presented below:

	Quarters
	1st	2nd	3rd	4th
	Dollars in millions
2008
Loss from continuing operations
As originally reported	$(3,251)	$(15,471)	$(2,542)	$(9,596)
Adjustments for
Interest expense on Convertible Debt	(31)	(42)	(10)	—
Reclassification of Minority Interests	73	(67)	(58)	(56)

As adjusted	$(3,209)	$(15,580)	$(2,610)	$(9,652)

	Quarters
	1st	2nd	3rd	4th
	Dollars in millions
2007
Income (loss) from continuing operations
As originally reported	$(42)	$784	$(42,512)	$(1,527)
Adjustments for
Interest expense on Convertible Debt	(2)	(21)	(35)	(35)
Related tax effect	7	7	270	15
Reclassification of Minority Interests	102	157	102	45

As adjusted	$65	$927	$(42,175)	$(1,502)

Income from discontinued operations
As originally reported	$104	$107	$3,549	$805
Intraperiod tax allocation	—	—	(15)	(1)

As adjusted	$104	$107	$3,534	$804

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 29. Segment Reporting

Our four segments consist of GMNA, GME, GMLAAM and GMAP. We manufacture our cars and trucks in 35 countries under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling.

Due to the restructuring efforts associated with our Viability Plan, the resulting focus on our core automotive business, and significant changes in our ownership interests in and ability to influence the operations of GMAC in the three months ended March 31, 2009, our consolidated financial statements no longer present our FIO operations as a separate segment, which resulted in the following retrospective adjustments to the consolidated financial statements for all periods presented: (1) Financial services and insurance revenue was reclassified to Other Revenue; (2) Financial services and insurance expense was reclassified to Other expense; and (3) separate FIO balance sheet line items are no longer presented.

Reflecting the elimination of our FIO segment, Corporate and Other includes our 60% share of GMAC’s operating results, which we account for under the equity method, two special purpose entities holding automotive leases previously owned by GMAC and its affiliates that we retained, the elimination of intersegment transactions between our automotive segments and Corporate and Other, certain nonsegment specific revenues and expenses, including costs related to postretirement benefits for Delphi and other retirees, and certain corporate activities.

All intersegment balances and transactions have been eliminated in consolidation.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	GMNA	GME	GM LAAM	GMAP	GMA Eliminations	Total GMA	Corporate & Other	Total
	(Dollars in millions)
At and for the year ended December 31, 2008
Automotive sales
External customers	$82,938	$32,440	$19,877	$12,477	$—	$147,732	$—	$147,732
Intersegment	3,249	1,948	383	5,351	(10,931)	—	—	—

Total automotive sales	86,187	34,388	20,260	17,828	(10,931)	147,732	—	$147,732
Other revenue	—	—	—	—	—	—	1,247	1,247

Total net sales and revenue	$86,187	$34,388	$20,260	$17,828	$(10,931)	$147,732	$1,247	$148,979

Depreciation, amortization and impairment	$5,844	$2,358	$298	$640	$66	$9,206	$808	$10,014
Equity in loss of GMAC	$—	$—	$—	$—	$—	$—	$(6,183)	$(6,183)
Equity income (loss), net of tax	$(201)	$56	$21	$308	$—	$184	$2	$186
Net income (loss) attributable to GM Common Stockholders before interest and income taxes	$(12,739)	$(2,637)	$1,121	$(707)	$85	$(14,877)	$(12,527)	$(27,404)
Interest income	—	—	—	—	—	—	655	655
Interest expense	—	—	—	—	—	—	2,428	2,428

Net income (loss) attributable to GM Common Stockholders before income taxes	$(12,739)	$(2,637)	$1,121	$(707)	$85	$(14,877)	$(14,300)	$(29,177)

Investments in nonconsolidated affiliates	$32	$279	$46	$1,275	$—	$1,632	$514	$2,146
Total assets	$68,037	$19,265	$7,039	$10,940	$(12,117)	$93,164	$(2,125)	$91,039
Goodwill	$—	$—	$—	$—	$—	$—	$—	$—
Expenditures for property	$4,064	$1,563	$370	$818	$178	$6,993	$537	$7,530
Significant non-cash charges (gains)
Impairment of GMAC Common Membership Interests	$—	$—	$—	$—	$—	$—	$7,099	$7,099
Impairment of GMAC Preferred Membership Interests	—	—	—	—	—	—	1,001	1,001
Impairment of Equipment on operating leases, net	380	222	—	—	—	602	157	759
Impairment of NUMMI and CAMI	119	—	—	—	—	119	—	119
Impairment of goodwill	154	456	—	—	—	610	—	610
Impairment of long-lived assets	530	497	35	67	—	1,129	—	1,129
Net curtailment gain related to finalization of Settlement Agreement	(3,684)	—	—	—	—	(3,684)	(1,217)	(4,901)
Salaried post-65 healthcare settlement	1,172	—	—	—	—	1,172	532	1,704
CAW settlement	340	—	—	—	—	340	—	340
Valuation allowances against deferred tax assets	—	—	—	—	—	—	1,450	1,450

Total non-cash charges	$(989)	$1,175	$35	$67	$—	$288	$9,022	$9,310

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	GMNA	GME	GM LAAM	GMAP	GMA Eliminations	Total GMA	Corporate & Other	Total
	(Dollars in millions)
At and for the year ended December 31, 2007
Automotive sales
External customers	$109,024	$35,562	$18,326	$14,682	$—	$177,594	$—	$177,594
Intersegment	3,424	1,916	568	5,635	(11,543)	—	—	—

Total automotive sales	112,448	37,478	18,894	20,317	(11,543)	177,594	—	$177,594
Other revenue	—	—	—	—	—	—	2,390	2,390

Total net sales and revenue	$112,448	$37,478	$18,894	$20,317	$(11,543)	$177,594	$2,390	$179,984

Depreciation, amortization and impairment	$5,612	$1,679	$302	$576	$48	$8,217	$1,296	$9,513
Equity in loss of GMAC	$—	$—	$—	$—	$—	$—	$(1,245)	$(1,245)
Equity income, net of tax	$22	$44	$31	$425	$—	$522	$2	$524
Net income (loss) from continuing operations attributable to GM Common Stockholders before interest and income taxes	$(1,552)	$(410)	$1,180	$754	$(51)	$(79)	$(4,301)	$(4,380)
Interest income	—	—	—	—	—	—	1,228	1,228
Interest expense	—	—	—	—	—	—	3,076	3,076

Net income (loss) from continuing operations attributable to GM Common Stockholders before income taxes	$(1,552)	$(410)	$1,180	$754	$(51)	$(79)	$(6,149)	$(6,228)

Income from discontinued operations attributable to GM Common Stockholders, net of tax	$256	$—	$—	$—	$—	$256	$—	$256
Gain on sale of discontinued operations attributable to GM Common Stockholders, net of tax	$4,293	$—	$—	$—	$—	$4,293	$—	$4,293

Investments in nonconsolidated affiliates	$269	$476	$57	$1,081	$—	$1,883	$7,115	$8,998
Total assets	$95,433	$25,201	$7,733	$15,567	$(11,313)	$132,621	$16,225	$148,846
Goodwill	$173	$563	$—	$—	$—	$736	$—	$736
Expenditures for property	$4,988	$1,311	$220	$899	$41	$7,459	$83	$7,542
Significant non-cash charges
Impairment of long-lived assets	$240	$—	$5	$14	$—	$259	$—	$259
Impairment of Equipment on operating leases, net	44	90	—	—	—	134	—	134
Change in amortization period for pension prior service cost	1,310	—	—	—	—	1,310	251	1,561
Valuation allowances against deferred tax assets	—	—	—	—	—	—	37,770	37,770

Total non-cash charges	$1,594	$90	$5	$14	$—	$1,703	$38,021	$39,724

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	GMNA	GME	GM LAAM	GMAP	GMA Eliminations	Total GMA	Corporate & Other	Total
	(Dollars in millions)
At and for the year ended December 31, 2006
Automotive sales
External customers	$113,976	$31,490	$14,024	$11,417	$—	$170,907	$(256)	$170,651
Intersegment	2,677	1,788	603	3,587	(8,655)	—	—	—

Total automotive sales	116,653	33,278	14,627	15,004	(8,655)	170,907	(256)	$170,651
Other revenue	—	—	—	—	—	—	33,816	33,816

Total net sales and revenue	$116,653	$33,278	$14,627	$15,004	$(8,655)	$170,907	$33,560	$204,467

Depreciation, amortization and impairment	$5,691	$1,634	$227	$483	$37	$8,072	$2,813	$10,885
Equity income (loss), net of tax	$104	$36	$16	$365	$—	$521	$(8)	$513
Net income (loss) from continuing operations attributable to GM Common Stockholders before interest and income taxes	$(5,601)	$(166)	$589	$1,299	$(35)	$(3,914)	$369	$(3,545)
Interest income	—	—	—	—	—	—	718	718
Interest expense	—	—	—	—	—	—	2,727	2,727

Income (loss) from continuing operations attributable to GM Common Stockholders before income taxes	$(5,601)	$(166)	$589	$1,299	$(35)	$(3,914)	$(1,640)	$(5,554)

Income from discontinued operations attributable to GM Common Stockholders, net of tax	$445	$—	$—	$—	$—	$445	$—	$445

Investments in nonconsolidated affiliates	$295	$408	$132	$1,100	$—	$1,935	$7,557	$9,492
Total assets	$126,478	$26,610	$4,202	$13,273	$(7,819)	$162,744	$23,251	$185,995
Goodwill	$299	$500	$—	$—	$—	$799	$—	$799
Expenditures for property	$5,017	$1,103	$279	$1,030	$—	$7,429	$473	$7,902
Significant non-cash charges (gains)
Impairment of goodwill	$—	$—	$—	$—	$—	$—	$828	$828
Impairment of long-lived assets	475	149	—	61	—	685	—	685
Impairment of Equipment on operating leases, net	—	31	—	—	—	31	—	31
Net curtailment gain related to GMAC Transaction	—	—	—	—	—	—	(607)	(607)

Total non-cash charges	$475	$180	$—	$61	$—	$716	$221	$937

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We attribute our revenue to geographic areas based on the country in which the product is sold, except for our revenue from certain joint ventures. In such case, these revenue are attributed based on the geographic location of the joint venture. The following table summarizes information concerning principal geographic areas:

	2008		2007		2006
	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets
	(Dollars in millions)
North America
U.S.	$75,382	$25,105	$100,144	$32,293	$126,738	$39,434
Canada and Mexico	12,983	5,898	14,758	5,772	19,979	4,906

Total North America	88,365	31,003	114,902	38,065	146,717	44,340
Europe
France	2,629	264	2,699	309	2,411	284
Germany	6,663	4,013	6,147	4,172	7,687	3,651
Italy	3,169	183	3,671	256	2,883	78
Russia	2,061	237	1,516	81	545	2
Spain	1,711	1,230	2,911	1,359	2,866	1,364
Sweden	1,195	833	2,330	1,207	2,229	1,255
United Kingdom	7,142	1,066	7,950	1,214	7,975	1,143
Other	7,939	1,332	8,273	2,266	7,835	2,248

Total Europe	32,509	9,158	35,497	10,864	34,431	10,025
Latin America
Brazil	8,329	890	6,477	1,026	4,961	882
Other Latin America	5,907	235	6,743	193	4,693	159

Total Latin America	14,236	1,125	13,220	1,219	9,654	1,041
Asia Pacific
Australia	3,355	1,014	3,744	1,452	2,447	1,534
Korea	7,131	2,115	9,219	2,443	7,585	2,154
Thailand	560	395	457	433	470	439
Other Asia Pacific	1,401	309	1,498	362	750	171

Total Asia Pacific	12,447	3,833	14,918	4,690	11,252	4,298
All Other	1,422	130	1,447	187	2,413	158

Total consolidated	$148,979	$45,249	$179,984	$55,025	$204,467	$59,862

The following table summarizes the aggregation of principal geographic information by U.S. and non-U.S.:

	2008		2007		2006
	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets
	(Dollars in millions)
U.S	$75,382	$25,105	$100,144	$32,293	$126,738	$39,434
Non-U.S.	73,597	20,144	79,840	22,732	77,729	20,428

Total U.S. and non-U.S.	$148,979	$45,249	$179,984	$55,025	$204,467	$59,862

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 30. Supplemental Information for Consolidated Statements of Cash Flows

The following table summarizes the sources (uses) of cash provided by changes in other operating assets and liabilities:

	December 31,
	2008	2007	2006
	(Dollars in millions)
Accounts receivable	$1,107	$(1,035)	$(231)
Other receivables	208	214	(2,982)
Prepaid expenses and other deferred charges	(302)	(649)	294
Inventories	(24)	(699)	384
Other assets	116	(80)	(173)
Accounts payable	(4,556)	1,119	367
Deferred taxes and income taxes payable	1,044	(1,311)	(75)
Accrued expenses and other liabilities	1,607	(851)	(5,921)
Fleet rental — acquisitions	(4,157)	(6,443)	(8,701)
Fleet rental — liquidations	5,051	6,323	8,526

Total	$94	$(3,412)	$(8,512)

Cash paid for interest	$2,484	$3,346	$17,415

Item 15

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Balance at End of Year
	(Dollars in millions)
For the Year Ended December 31, 2008
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$338	157	—	73	$422
Inventories (including rental car returns and company vehicles)	$549	577	1	442	$685
Other investments and miscellaneous assets (receivables and other)	$14	—	29	—	$43

For the Year Ended December 31, 2007
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$397	—	11	70	$338
Inventories (including rental car returns and company vehicles)	$687	353	—	491	$549
Other investments and miscellaneous assets (receivables and other)	$17	—	—	3	$14

For the Year Ended December 31, 2006
Allowances Deducted from Assets
Allowance for credit losses (a)	$3,085	1,799	—	4,884	$—
Accounts and notes receivable (for doubtful receivables)	$353	56	—	12	$397
Inventories (including rental car returns and company vehicles)	$783	459	—	555	$687
Other investments and miscellaneous assets (receivables and other)	$17	—	—	—	$17
Miscellaneous allowances (mortgage and other) (a)	$84	62	—	146	$—

(a)	Reflects allowances removed as a result of sale of 51% controlling interest in GMAC. At the time of the sale GMAC had an allowance for credit loss balance and miscellaneous allowance balance of $3.5 billion and $123 million, respectively.